As filed with the Securities and Exchange Commission on August 27, 2015

Registration No. 333-196282

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

REVEN HOUSING REIT, INC.

(Exact name of registrant as specified in its governing instruments)

7911 Herschel Avenue, Suite 201
La Jolla, California 92037
(858) 459-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chad M. Carpenter
Chief Executive Officer
7911 Herschel Avenue, Suite 201
La Jolla, California 92037
(858) 459-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel K. Donahue, Esq. Greenberg Traurig, LLP 3161 Michelson Drive, Suite 1000 Irvine, California 92612 Telephone: (949) 732-6500 Facsimile: (949) 732-6501	Joseph A. Herz, Esq. Greenberg Traurig, LLP 200 Park Avenue, 15th Floor New York, New York 10166 Telephone: (212) 801-9200 Facsimile: (212) 801-6400	Barry I. Grossman, Esq.
Lawrence A. Rosenbloom, Esq.
Joshua Englard, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Telephone: (212) 370-1300
Facsimile: (646) 895-7204

Approximate date of commencement of proposed sale to public: As soon as practicable after the registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale thereof is not permitted.

Preliminary Prospectus	Subject to Completion, dated August 27, 2015

     Shares
Common Stock

This is a public offering of Reven Housing REIT, Inc., an internally managed real estate company that acquires, owns and operates single-family homes as rental properties. We are offering      shares of our common stock, $0.001 par value per share, at $      per share.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending December 31, 2015. To assist us in complying with certain federal income tax requirements applicable to REITs, among other purposes, our charter generally limits beneficial and constructive ownership by any person to no more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock and no more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of all classes and series of our capital stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer” for a description of the ownership and transfer restrictions applicable to our common stock.

We have applied to list our common stock on the NASDAQ Capital Market under the symbol “RVEN.” Our common stock is currently quoted for trading on the OTCQB Marketplace, operated by the OTC Markets Group. The closing sales price as of August 25, 2015 was $7.00.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 20 of this prospectus for certain risk factors that you should consider before investing in our common stock.

	Price to Public	Underwriting Discounts and Commissions	Proceeds, before Expenses, to Us(1)
Per Share	$	$	$
Total	$	$	$

(1)	We will also reimburse the representative of the underwriters for its expenses of the offering, including the fees and expenses related to obtaining the required approval of certain terms of this offering from the Financial Industry Regulatory Authority, Inc., or FINRA. See “Underwriting.”

We have granted the underwriters an option to purchase up to      additional shares of our common stock from us, at the public offering price, less underwriting discounts and commissions, within 45 days after the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock on            , 2015.

Maxim Group LLC

The date of this prospectus is            , 2015

You should rely only on the information contained in this prospectus prepared by us. We and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of the respective dates of such documents or as of the date or dates which are specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

i

Certain Terms Used in This Prospectus

Except where the context suggests otherwise, we define certain terms in this prospectus as follows:

“We,” “our,” “us” and “our company” refer to Reven Housing REIT, Inc., a Maryland corporation, together with its consolidated subsidiaries, including: (1) Reven Housing REIT OP, L.P., a Delaware limited partnership, or our operating partnership; (2) Reven Housing GP, LLC, a Delaware limited liability company that is our wholly owned subsidiary and the sole general partner of our operating partnership; (3) Reven Housing Georgia, LLC, a Delaware limited liability company that is a wholly owned subsidiary of our operating partnership; (4) Reven Housing Texas, LLC, a Delaware limited liability company that is a wholly owned subsidiary of our operating partnership; (5) Reven Housing Florida, LLC, a Delaware limited liability company that is a wholly owned subsidiary of our operating partnership; (6) Reven Housing Tennessee, LLC, a Delaware limited liability company that is a wholly owned subsidiary of our operating partnership; (7) Reven Housing Florida 2, LLC, a Delaware limited liability company that is a wholly-owned subsidiary of our operating partnership; and (8) Reven Housing REIT TRS, LLC, a Delaware limited liability company, or our TRS, that is a wholly owned subsidiary of our operating partnership and will elect to be treated as a taxable REIT subsidiary.

Market, Industry and Other Data

We disclose estimates, forecasts and projections throughout this prospectus, in particular in the sections entitled “Prospectus Summary,” “Industry Overview and Market Opportunity” and “Our Business and Investments.” We have obtained substantially all of this information from a market study prepared for us in connection with this offering by The London Group Realty Advisors, or The London Group, a real estate analysis and strategic consulting firm. We have agreed to pay The London Group a total fee of $47,225 for that market study, all of which has been paid. Such information is included in this prospectus in reliance on The London Group’s authority as an expert on such matters. The estimates, forecasts and projections prepared by The London Group are based on data (including third-party data), significant assumptions, proprietary methodologies, and the experience and judgment of The London Group. No assurance can be given regarding the accuracy or appropriateness of the assumptions and judgments made, or the methodologies used, by The London Group. There is no assurance that any of the forecasted or projected outcomes will be achieved, and investors should not place undue reliance on them. Except as required by law, we are not obligated to, and do not intend to, update the statements in this prospectus to conform to actual outcomes or changes in our or The London Group’s expectations. See “Experts.”

In addition, we have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been derived from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. We believe that these data are generally reliable, but we have not independently verified this information.

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PROSPECTUS SUMMARY

This prospectus summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information set forth under the caption “Risk Factors,” as well as the financial statements and related notes included elsewhere in this prospectus. Unless indicated otherwise, the information in this prospectus assumes (1) that the shares of our common stock to be sold in this offering will be sold at an initial price to the public of $      per share, and (2) no exercise of the over-allotment option described on the front cover page of this prospectus.

On November 5, 2014, we effected a 1-for-20 reverse split of our outstanding common stock. All share and share price information set forth in this prospectus have been adjusted to give effect to the reverse split.

Our Company

Reven Housing REIT, Inc. is an internally managed Maryland corporation that engages in the acquisition, ownership and operation of portfolios of leased single-family homes in the United States. We operate our portfolio properties as single-family rentals, or SFRs, and we generate most of our revenue from rental income from the existing tenants of the SFRs we have acquired. We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending December 31, 2015.

As of the date of this prospectus, we have invested an aggregate of approximately $34.6 million and own a total of 473 homes, of which 201 homes are in the Jacksonville, Florida metropolitan area, 168 homes are in the Houston, Texas metropolitan area, 95 homes are in the Memphis, Tennessee metropolitan area (with two of the Memphis homes located just across the border in Mississippi) and nine homes are in the Atlanta, Georgia metropolitan area. As of the date of this prospectus, we have entered into purchase agreements for the acquisition of up to 140 additional homes in the Jacksonville, Florida metropolitan area for the aggregate purchase price of up to approximately $9,418,000 and up to 100 additional homes in the Houston, Texas metropolitan area for the aggregate purchase price of up to approximately $8,700,000. We intend to apply a significant majority of the net proceeds of this offering towards the purchase of these 240 homes. Our acquisition of the 240 homes is subject to our ongoing due diligence inspection of the properties and the completion of this offering of our common shares.

We intend to expand our acquisitions to other select markets in the United States that fit our investment criteria as we continue to evaluate new investment opportunities in different markets. As of June 30, 2015, our portfolio properties are currently 92% occupied. All of our portfolio properties to date have been acquired from available cash and with the proceeds from two secured loan transactions with Silvergate Bank during the year ended December 31, 2014, pursuant to which we borrowed a total of $11,522,140, and one secured loan transaction with Silvergate Bank during the quarter ended March 31, 2015, pursuant to which we borrowed an additional $3,526,985. Our loan transactions with Silvergate Bank are secured by first priority liens and related rents on 168 homes in the Houston, Texas metropolitan area, 125 homes in the Jacksonville, Florida metropolitan area and 93 homes in the Memphis, Tennessee metropolitan area.

Our principal objective is to generate cash flow and distribute resulting profits to our stockholders in the form of distributions, while gaining home price appreciation, or HPA, at the same time through the ownership of our portfolio properties. With this objective in mind, we have developed our primary business strategy of acquiring portfolios of stabilized or leased SFRs. We believe the execution of this strategy will allow us to generate immediate and steady cash flow from the rental income from the SFRs that we acquire while potentially gaining significant HPA over time. HPA is a metric most of our competitors use to project total returns. We believe cash flow is a better metric to project returns because cash flow is realized currently while HPA is unrealized and deferred until the assets are sold. While our goal is to grow our company and generate available cash flow from the rental income of our SFRs that will allow us to pay all of our operating costs for the operation of our portfolio properties and distribute profits to our stockholders in the form of quarterly dividends, there can be no assurance we will be able to do so.

Our History

In 2012, Chad M. Carpenter, our Chairman of the Board, President and Chief Executive Officer, recognized an opportunity to acquire portfolios of leased homes with positive cash flow and then distribute resulting profits to shareholders. To capitalize on this opportunity, Mr. Carpenter acquired a majority of the issued and outstanding shares of our common stock in July 2012 and founded Reven Housing REIT. Since then, we have been engaged in our current business of acquiring, owning and operating portfolios of leased single-family homes as rental properties. See “Our Business and Investments — Our History and Structure” for a more detailed description of the history and background of our company.

On April 1, 2014, we converted from a Colorado corporation to a Maryland corporation pursuant to applicable state conversion statutes to better position our company to qualify and operate as a REIT. In connection with our conversion to a Maryland corporation, we adopted our current charter and bylaws in accordance with the laws of the State of Maryland.

Industry Overview and Market Opportunity

Residential housing is the largest real estate asset class in the United States with approximately $20 trillion in assets, according to the December 2014 Federal Reserve Flow of Funds release. According to the U.S. Census Bureau, approximately one-third of this asset class has historically been rented and single-family homes currently comprise roughly one-third of all residential rental housing.

According to The London Group, the single-family rental market consisted of approximately 12 million homes in 2008 and has since increased in 2014 to approximately 14.9 million homes as more people are renting homes. Since 2005, the SFR market has consistently been approximately 10.9% of the total housing market. Out of the 14.9 million SFRs, an estimated 98.6% of these homes are currently owned by smaller investors and only 1.4% are owned by institutional investors. We believe the opportunity exists for us to aggregate part of the 98.6% from the smaller private investors, which represents more than a $2 trillion market.

SFR properties have historically been acquired by entrepreneurial investors who operate on a relatively small scale, with a focus in their local markets. More recently, a new business model has emerged where the focus for companies such as ours is to operate in select markets, funded with institutional and/or public capital to create and expand portfolios of SFRs. We believe this business model (particularly when operated as a public vehicle) allows us to operate more efficiently and acquire more homes than with traditional funding sources, which required much higher rates of return on capital. We believe this approach enables owners and operators of SFRs to stabilize cash flow for investors while participating in the upside appreciation of homes as residential market conditions improve.

Our Competitive Advantages

We believe that our competitive advantages include the following:

•	Our Business Strategy. Our business strategy of acquiring stabilized or leased portfolios of single-family homes and operating them as rental properties allows us to focus on generating positive cash flow and distributing the resulting profits to our stockholders. Our business strategy differentiates us from most of our competitors because they are buying empty homes individually as opposed to purchasing rented homes in bulk or are focused on generating home price appreciation. In the institutional investment sector, our strategy is generally known as a core strategy, while most of our competitors are executing opportunistic strategies. We believe that core strategies generally involve less risk than opportunistic strategies due to the stabilized and cash flow nature of the SFRs acquired and are more in line with the strategies of public REITs in other asset classes. We believe our business strategy is efficient and cost effective because we do not need a large staff or to incur significant overhead costs in order to grow and execute our business plan.
•	Internal Management. As an internally-managed REIT, our executives are dedicated to our business allowing us to maintain greater control over the management and operation of our business than externally-managed REITs. Our management’s interests are aligned with those of our stockholders and we are exposed to fewer conflicts of interest than those typically faced by externally-managed REITs. Additionally, as our portfolio grows, we believe that we will achieve greater operational efficiencies and realize superior economies of scale as compared to externally-managed companies.
•	Experienced Management Team. We believe the real estate and institutional investment experience of our management team will lead our company to achieve our growth goals. Our management team is led by our founder, Chad M. Carpenter, our Chairman, President and Chief Executive Officer. Mr. Carpenter, along with Thad L. Meyer, our Chief Financial Officer, Chief Operating Officer and Secretary, are both experienced institutional real estate veterans, each with more than 25 years of residential and commercial real estate experience in both public and private real estate companies. Along with Michael P. Soni, our Senior Advisor of Investments who also serves as our only asset manager, our seasoned management team has more than 55 years of collective commercial and residential real estate investment, leasing and operational experience and has been involved in over $3.0 billion of real estate transactions. Members of our management team have, including their experiences prior to joining our company, inspected over 3,000 single-family residences and acquired approximately 800 single-family residences to rent or rehabilitate and sell in 12 states, including Arizona, California, Florida, Georgia, Indiana, Michigan, Mississippi, New York, Ohio, Pennsylvania, Tennessee and Texas. Our management team has established excellent relationships with brokers, sellers, institutional investors, policymakers, lenders, and aggregators of residential assets and developed a positive track record (including with our company) in acquiring, managing and selling residential and commercial real estate.
•	Disciplined Acquisition Strategy. We have developed a disciplined, efficient, and cost-effective process to acquire assets that meet or exceed our conservative underwriting criteria, thorough due diligence process and financial return requirements. We seek to continue acquiring portfolios of occupied single-family homes in bulk from investors who acquired, rehabilitated and rented them to qualified tenants and that have the potential for increased yield and appreciation. In addition, we believe we can achieve greater economies of scale by focusing our acquisitions in select markets and communities where there are established property management, general contractor and vendor relationships, and greater concentration of assets.
•	Extensive Sourcing Network. Our management team has cultivated and developed a wide network of industry relationships over the years, which we believe provides our company with a distinct competitive advantage to source a greater number of off-market transactions. Through this network, we have been able to source attractive portfolio acquisitions, and we believe they may provide us with additional attractive privately negotiated acquisition opportunities that in some cases may not be available to other market participants. We believe that this can result in more favorable pricing for acquisitions than if we were bidding on fully marketed deals. Our acquisitions team is in regular communication with sourcing contacts and sends out frequent and regular emails to update our underwriting criteria and to account for changes in current market and economic conditions. We provide agents and investors with specific acquisition criteria regarding the type of dwelling, location, condition of property, and price points so that they can concentrate their efforts exclusively on properties that meet our criteria. We maintain a database of potential sourcing contacts that is updated on a regular basis.

Our Business and Growth Strategies

Our objective is to be a leader in the single-family rental business as an institutional-quality operator on a national scale. Our focus is on cash flow and profitability while generating meaningful dividends from rental income and the potential for capital appreciation. We believe we can achieve this objective through the following strategies:

•	Disciplined Investment Strategy and Institutional Platform. We intend to grow by acquiring portfolios of single-family homes with positive cash flow in place in portfolios in select markets throughout the United States where economic forecasts are favorable for our business. Such forecasts include increasing rental rate growth and home price appreciation, increasing population migration and increasing job growth. Other factors that are as important are decreasing unemployment rates, decreasing cap rates and decreasing vacancies. We have strict investment criteria and detailed due diligence policies for each acquisition with formal investment committee meetings for review and approvals.
•	Create a Diversified Stabilized Portfolio. We currently own leased portfolios in the Atlanta, Georgia, Houston, Texas, Jacksonville, Florida, and Memphis, Tennessee metropolitan areas and intend to expand into other select markets in the United States that fit our strict investment criteria. These targeted markets include selected cities in Arizona, California, Colorado, Illinois, Indiana, Kentucky, Nevada, North Carolina, Oklahoma, Utah and Virginia. We believe that our planned expansion into these markets will help us achieve a diversified portfolio.
•	Keep a Low Cost and Efficient Overhead Structure. Our business strategy and platform allow us to maintain a lean, qualified team, keeping overhead costs down while efficiently managing vendors on an outsourced basis through active oversight and reporting. Unlike many of our competitors, we do not require nor maintain a large staff for acquisitions because we acquire investments through purchases of portfolios, not individual homes. Similarly, because we target and acquire homes that are leased and are otherwise in rent-ready condition, we do not require nor maintain a large staff for asset management or significant resources for renovating the homes. Additionally, by outsourcing property management functions to qualified and locally based property managers, we can focus our capital, resources and efforts that would otherwise be used to build in-house property management on operations and growth.
•	Locally-Based Property Management. Property management is a critical part of our business, and we believe this important function is a low margin and local business given the disparate nature of our assets and the unique characteristics of each home and the markets in which they are located. We believe that keeping maintenance and other operating costs under strict control and supervision is paramount to generating acceptable rental yields and maximizing the price appreciation of our assets. As such, we outsource our property management functions to independent, qualified, locally based property management teams who are experienced and familiar with the local markets in which they operate. We in turn manage the outsourced property managers to operate within our policies, procedures and budgets. By outsourcing the property management function of our business, our executives can better utilize their efforts, time and resources to focus on acquisitions and asset management rather than building a low-margin in-house property management arm, which we believe will allow us to achieve higher returns for our stockholders. We believe this is an efficient strategy for us at this stage of our development and furthers our growth.
•	Reporting for Operations. We intend to utilize currently available cloud-based management information systems that will enable comprehensive tracking, management and control of all required functions within a cost-efficient and scalable environment as recommended by our select outside property management professionals. We believe that these tools will facilitate effective and cost-efficient management of disparate assets, scale our platform, and sustain operating margins as we continue to grow. These systems will also enable management to comply with strict regulatory compliance and governance requirements and will empower field personnel to respond autonomously within established corporate and budgetary parameters.

Our Business Activities and Operations

Since we commenced our real estate investment activities in October 2012, we have acquired portfolios in Florida, Georgia, Tennessee and Texas. As of the date of this prospectus, we own a total of 473 homes, of which 201 homes are in the Jacksonville, Florida metropolitan area, 168 homes are in the Houston, Texas, metropolitan area, 95 homes are in the Memphis, Tennessee metropolitan area (with two of the Memphis homes located just across the border in Mississippi) and nine homes are in the Atlanta, Georgia metropolitan area. In addition, as of the date of this prospectus, we have entered into purchase agreements for the acquisition of up to 140 additional homes in the Jacksonville, Florida metropolitan area for the aggregate purchase price of up to approximately $9,418,000 and up to 100 additional homes in the Houston, Texas metropolitan area for the aggregate purchase price of up to approximately $8,700,000. Our acquisition of both portfolios will be funded by a significant majority of the net proceeds of this offering. In addition, we evaluate new markets on an ongoing basis to identify investment opportunities that we believe can generate attractive risk-adjusted returns for our stockholders. Currently, we are evaluating markets in the following states for investment, each of which we believe meets our investment criteria: Arizona, California, Colorado, Illinois, Indiana, Kentucky, Nevada, North Carolina, Oklahoma, Utah and Virginia.

States in Which We Own Single-Family Homes
(as of June 30, 2015)

NOTE: States shaded as “Owned” are states in which we own homes. However, we only own nine homes in Georgia and two homes in Mississippi.

The following tables present statistics of our single-family homes by Metropolitan Statistical Area, or MSA, and metro division as of June 30, 2015. The first table includes our entire portfolio of single-family homes, and the second table includes only the single-family homes we have owned for at least 180 days.

Total Portfolio of Single-Family Homes — Summary Statistics
(as of June 30, 2015)

MSA/Metro Division	No. of Homes	Aggregate Investment	Average Investment per Home	Percent Leased	Average Age (years)	Home Built by Decade	Average Size (sq. ft.)	Average Monthly Rent	Average Months Remaining on Annual Lease
Atlanta, Georgia	9	$620,185	$68,909	89%	22	1970 – 79: 1 1980 – 89: 2 1990 – 99: 2 2000 – 09: 4	1,450	$879	5.1
Houston, Texas	168	$13,153,973	$78,297	98%	46	1940 – 49: 3 1950 – 59: 34 1960 – 69: 44 1970 – 79: 51 1980 – 89: 34 1990 – 99: 2	1,435	$1,002	2.8
Jacksonville, Florida	201	$13,567,030	$67,606	88%	52	1920 – 29: 4 1930 – 39: 2 1940 – 49: 17 1950 – 59: 77 1960 – 69: 47 1970 – 79: 21 1980 – 89: 15 1990 – 99: 5 2000 – 2009: 10 2010 – 19: 3	1,309	$875	5.7
Memphis, Tennesee	95	$7,259,013	$76,411	92%	40	1950 – 59: 5 1960 – 69: 30 1970 – 79: 29 1980 – 89: 20 1990 – 99: 10 2000 – 09: 1	1,636	$966	7.7
Total or Weighted Average	473	$34,600,201	$73,197	92.4%	47		1,422	$938	5.1

Total Portfolio of Single-Family Homes — Homes Owned at Least 180 Days
(as of June 30, 2015)

MSA/Metro Division	No. of Homes	Aggregate Investment	Average Investment per Home	Percent Leased	Average Age (years)	Home Built by Decade	Average Size (sq. ft.)	Average Monthly Rent	Average Months Remaining on Annual Lease
Atlanta, Georgia	9	$620,185	$68,909	89%	22	1970 – 79: 1 1980 – 89: 2 1990 – 99: 2 2000 – 09: 4	1,443	$866	9.9
Houston, Texas	168	$13,153,973	$78,297	98%	46	1940 – 49: 3 1950 – 59: 34 1960 – 69: 44 1970 – 79: 51 1980 – 89: 34 1990 – 99: 2	1,435	$996	3.5
Jacksonville, Florida	123	$8,372,890	$68,072	92%	50	1940 – 49: 6 1950 – 59: 54 1960 – 69: 31 1970 – 79: 11 1980 – 89: 11 1990 – 99: 4 2000 – 2009: 3 2010 – 19: 3	1,313	$893	4.8
Memphis, Tennesee	95	$7,259,013	$76,411	94%	40	1950 – 59: 5 1960 – 69: 30 1970 – 79: 29 1980 – 89: 20 1990 – 99: 10 2000 – 09: 1	1,636	$972	8.8
Total or Weighted Average	395	$29,406,061	$74,446	93%	45		1,446	$955	5.3

In reviewing the above tables, please note:

•	We purchase homes that have been previously renovated and are currently leased. We do not incur initial renovation costs after our acquisition. Our “Aggregate Investment” and “Average Investment per Home” metrics consist almost entirely of our purchase price and any improvements after our acquisition have been insignificant.
•	Acquisition and transaction costs are expensed as incurred. These costs are not included in our “Aggregate Investment” or our “Average Investment per Home” metrics.
•	“Average Monthly Rent” is calculated by dividing the sum of monthly rent for each home by the total number of homes. Our use of rent concessions is extremely limited and has little to no impact on rental figures disclosed herein. We do not have a policy of offering rent concessions.
•	Our policy is to acquire homes that are entirely leased. Of the 468 properties we have acquired as of June 30, 2015, only two were vacant upon acquisition.

Recent Developments

Subsequent to December 31, 2014, we have engaged in the following transactions:

Jacksonville, Florida — Portfolio Acquisitions.  On January 30, 2015 and February 27, 2015, we entered into purchase and sale agreements for the purchase of separate portfolios of up to 62 and 140 single-family homes, respectively, located in the Jacksonville, Florida metropolitan area for the aggregate purchase price of up to $13,568,000. On March 13, 2015, we closed on the purchase of 50 homes and on April 8, 2015 closed on the purchase of an additional three homes that were part of the 62 home portfolio for the purchase price of $3,534,263. We decided not to purchase the remaining nine homes making up the 62 home portfolio. We funded the purchase price primarily through a loan from Silvergate Bank, described below.

Our purchase of the 140 home portfolio for the purchase price of approximately $9,418,000 is subject to our due diligence inspection of the properties and our completion of this offering, the proceeds of which will be used, in part, to finance the acquisition of the 140 homes. There can be no assurance that we will consummate the acquisition.

Houston, Texas — Portfolio Acquisition.  On January 26, 2015, May 11, 2015 and August 12, 2015, we further amended our purchase and sale agreement dated September 26, 2014 for the purchase of a portfolio of up to 100 single-family homes located in the Houston, Texas metropolitan area for purposes of extending the closing date and our due diligence period, both of which have now been extended to October 31, 2015. Our purchase of the 100 home portfolio for the purchase price of approximately $8,700,000 is subject to our due diligence inspection of the properties and our completion of this offering, the proceeds of which will be used, in part, to finance the acquisition of the 100 homes. There can be no assurance that we will consummate the acquisition.

Silvergate Credit Facility.  On March 13, 2015, we entered into a third loan transaction with Silvergate Bank where we issued Silvergate a promissory note in the amount of $3,526,985. The proceeds of the loan were used to acquire 53 homes in the Jacksonville, Florida metropolitan area, as described above. The note provides for monthly interest only payments at a rate of 1.00% over the prime rate until April 5, 2017 and, thereafter, monthly payments of interest and principal, based on a 25 year amortization rate until maturity. The entire balance of principal and accrued interest under the note is due and payable on April 5, 2020. The note is secured by first priority liens and related rents on 125 homes in the Jacksonville, Florida area.

Our Investment Process

Our investment strategy is to acquire portfolios of tenant-occupied houses with cash and/or units of limited partnership interest in our operating partnership, or OP units, from investors who have accumulated homes and who are now looking for an exit strategy. We have developed and integrated the following proprietary processes in the implementation of our investment strategy.

Balanced Value Approach for Investing

Our acquisition strategy is based upon extensive research and utilizes a proprietary acquisitions algorithm that focuses on acquiring a balance of Class “A” and “B” portfolios of rented homes that have the potential for both increased yield and appreciation. To date, we have acquired mostly Class “B” homes and as we grow over time we intend to acquire more Class “A” homes to achieve our balanced value approach strategy, described below. Typically, Class “A” homes are homes that are generally larger and built after the year 2000, have a current rental yield of 12%+ with higher mid-term appreciation potential, and are generally in markets with the strongest economies and/or those that did not suffer recessionary effects to the extent experienced by other parts of the country. Class “B” homes are homes that are typically smaller and built before the year 2000, have a current rental yield of approximately 14% with lower mid-term appreciation potential, and are generally in markets with recovering economies. We invest in markets that demonstrate strong and/or improving economic performance which will support the potential for rent increases and home appreciation. When approaching a market, we focus on factors such as the strength of rental demand, rates of job growth, population growth and unemployment. Within markets that meet our investment criteria, we seek to identify the neighborhoods that offer the most attractive mix of rental demand and rental rates, which are often characterized by good access to transportation networks and employment centers, good schools and low levels of crime. We believe this “balanced value” approach towards investing will help our investments achieve sustainable profitability at all times and through all cycles. This balanced value approach is intended to offer stockholders diversification, distributions, appreciation, liquidity and a lower risk investment.

Sourcing and Evaluation of Assets for Acquisition

Our management team maintains a robust and growing network of relationships within the SFR industry that provides us with access to potential portfolios of properties that meet our investment criteria. We provide our sourcing network with specific investment criteria regarding the type of dwelling and specific home characteristics, location, condition of property, and price points so that efforts are concentrated solely on the properties that are potentially viable for investment by us. We are in regular communication with portfolio sourcing contacts and send out frequent and regular emails updating investment criteria to adapt to changes due to market fluctuations and/or other factors affecting our acquisitions model. All contacts and communications with them are logged in a central database to ensure we have current and correct sourcing information as we continually build and maintain our sourcing network.

We believe the vast majority of SFR portfolios are available on an off-market basis due to the fragmentation of the SFR income-producing assets market, lack of institutional and other large buyers, and the local vs. national nature of the assets. We source potential SFR portfolios from a variety of sources in our network to optimize deal flow of our target assets, which sources include: residential brokers specializing in income-producing properties; Loopnet — online database of properties and brokers; Trulia — online database of properties and brokers; existing SFR funds attempting to liquidate holdings and/or realize profits on flips; property wholesalers — groups that acquire damaged homes and/or foreclosed homes in order to rehabilitate, rent, flip, and manage; Fannie Mae/Freddie Mac for tenant-occupied portfolios available for bid; national banks selling rented homes; homebuilders; SFR conferences; and other existing contacts.

Once a portfolio has been identified as appropriate for acquisition based on our investment criteria it is subjected to a rigorous evaluation process. This process includes a multi-tiered investment committee process ranging from pre-committee to final committee meetings. This process will ensure that all members of the investment committee agree with the findings from the due diligence period and that the portfolio in question is an appropriate investment for the company and its stockholders. The due diligence process includes case scenario financial modeling and sensitivity analysis, zip-code and neighborhood analysis, physical inspections by qualified engineers, broker price opinions (BPO) analysis to verify valuations are consistent with the purchase price, title and legal review, and finally property manager vetting and qualification.

Proactive Asset Management

Each time we acquire a portfolio of assets, we prepare a detailed budget specific for the portfolio that provides clear instructions to, and parameters for, our asset management personnel. Michael P. Soni, our Senior Advisor of Investments, currently serves as our only asset manager. We expect to hire additional asset managers and other asset management personnel as we continue to expand our operations. The asset management team’s primary responsibility will be to manage the property managers and properties to perform within the detailed budgets. Our asset managers will utilize our property managers’ offices as required for meetings that will limit the need for regional offices and related expenses. Our asset managers will proactively manage the property managers to reduce expenses and implement customer retention plans to keep our tenants in place longer to reduce turnover, vacancy, and re-leasing costs which will ultimately increase stockholder returns. Our asset managers will review property management reports for each portfolio on a bi-monthly basis, prepare monthly asset management reports to ensure that the property managers adhere to the portfolio’s business plan, and provide recommendations that add value to the asset or portfolio. Asset managers will monitor occupancy, rent collection, expenses, insurance, maintenance and other cap-ex closely and will ensure that property managers take all necessary steps to operate within budget. They will also review all purchase offers received on any asset in our portfolio and in turn will provide the information along with the managers’ recommendations to senior management for consideration.

Property Management

We outsource our property management function to the existing property managers that are in place when we acquire a portfolio of assets after we have determined that these property managers can provide the services we need and operate under our oversight and within the budget of the business plan developed specifically for that portfolio. Property managers assist us in executing the business plan we have developed for each portfolio they manage. The property managers focus on maintaining high occupancy and keeping expenses within budget while they collect rents, maintain homes in rent-ready condition, lease vacant homes, renew existing tenants, manage tenant relationships, enforce lease terms, evict delinquent and problem tenants, provide monthly property management reports, tour homes monthly, obtain repair and other capital expenditure estimates, hire contractors, respond to tenant requests, handle emergencies, and other property management responsibilities.

Our Structure

On April 1, 2014, we converted from a Colorado corporation to a Maryland corporation pursuant to applicable state conversion statutes to better position our company to qualify and operate as a REIT. In connection with our conversion to a Maryland corporation, we adopted our current charter and bylaws in accordance with the laws of the State of Maryland.

We have implemented an “UPREIT” operating partnership structure common to many of our peer companies such that we own all of our assets and conduct substantially all of our operations through Reven Housing REIT OP, L.P., or our operating partnership, and its subsidiaries, including Reven Housing Georgia, LLC, Reven Housing Texas, LLC, Reven Housing Florida, LLC, Reven Housing Florida 2, LLC, Reven Housing Tennessee, LLC and Reven Housing REIT, TRS LLC. Our wholly owned subsidiary, Reven Housing GP, LLC, is the sole general partner of our operating partnership and the entity through which we have the exclusive power to manage and conduct the business and affairs of our operating partnership.

The following chart illustrates our organizational structure, after giving effect to this offering:

Existing Stockholders(1)
[●]%
Purchasers of Stock in this Offering(2) [●]%
Reven Housing REIT, Inc.
100%
99.9% limited partnership interest
Reven Housing GP, LLC
.1% general partnership interest
Reven Housing REIT OP, LP
100%
100%
100%
100%
100%
100%
Reven Housing REIT, TRS LLC
Reven Housing Georgia, LLC
Reven Housing Texas, LLC
Reven Housing Florida, LLC
Reven Housing Florida 2, LLC
Reven Housing Tennessee, LLC

(1)	Represents the holders of 7,016,796 shares of our common stock issued and outstanding immediately prior to this offering, of which 7,001,278 shares, or 96.8%, are beneficially owned by our existing directors, officers and holders of 10% or greater of our common stock. For additional information, see “Principal Stockholders” in this prospectus.
(2)	Represents the holders of the shares of our common stock being sold in this offering.

Summary Risk Factors

An investment in our common stock is subject to significant risks. Listed below are some of the most significant risks relating to an investment in our common stock, which we have organized in descending order starting with those risks that we consider as the most significant.

•	We have a limited operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our shareholders.
•	We have a history of net operating losses, and we may never achieve profitability from operations.
•	Certain of our existing stockholders affiliated with Mr. Xiaofan Bai have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders and sales of their shares could cause the market price of our common stock to decrease.
•	We do not have any experience operating as a REIT, and we cannot assure you that we will be successful operating as a REIT.
•	We are dependent on our executive officers and dedicated personnel, and the departure of any of our key personnel could materially and adversely affect us.
•	If we cannot obtain financing, our growth may be limited.

•	Our underwriting criteria and evaluation of properties involves a number of assumptions that may prove inaccurate, which may cause us to overpay for our properties or incur significant costs to operate a property.
•	Operating our business on a larger scale could result in substantial increases in our expenses.
•	If rents in our markets do not increase sufficiently to keep pace with rising costs of operations, we may be unable to generate or sustain cash available for distribution.
•	Declining real estate values and impairment charges could adversely affect our earnings and financial condition.
•	Our Board of Directors may change our investment strategy, financing strategy or leverage policies, or any of our other major policies, without the consent of stockholders.
•	Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.
•	The availability and timing of cash distributions are uncertain, and we may make distributions using the proceeds of this offering, which would represent a return of capital.
•	The NASDAQ Capital Market or another nationally recognized stock exchange may not list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
•	An active trading market for our common stock may never develop following this offering.
•	There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company.

Restrictions on Ownership and Transfer

Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, subject to certain exceptions, our charter provides generally that no person may, in the absence of an exemption granted by our Board of Directors, beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of all classes and series of our capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.”

Our charter also prohibits any person from, among other things:

•	beneficially or constructively owning or transferring shares of our capital stock if such ownership or transfer would result in our being “closely held” within the meaning of Section 856(h) of the Code;
•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons; or
•	beneficially or constructively owning or transferring shares of our capital stock if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code.

Our Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the 9.8% ownership limits and other restrictions in our charter and may establish or increase an excepted holder percentage limit for such person if we obtain such representations and undertakings as our Board of Directors deems appropriate in order to conclude that granting the exemption and/or establishing or increasing the excepted holder percentage limit will not cause us to fail to qualify as a REIT.

Our charter also provides that any ownership or purported transfer of our stock in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to one or more charitable trusts for the benefit of a charitable beneficiary and the purported owner or transferee acquiring no rights in such shares, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be null and void. If the transfer to the trust is ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will also be null and void.

Distribution Policy

To qualify as a REIT, we must distribute annually to our shareholders an amount equal to at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We intend to make distributions that will enable us to meet the distribution requirements applicable to REITs and to eliminate or minimize our obligation to pay income and excise taxes. Distributions declared by us will be authorized by our Board of Directors in its sole discretion out of funds legally available for such and will depend upon a number of factors, including restrictions under applicable law and the requirements for our qualification as a REIT for federal income tax purposes. See “Distribution Policy.” We do not currently generate taxable income. While we intend to use $2.5 million of the net proceeds of this offering to make cash distributions to our shareholders for the 12 months ending December 31, 2016, we cannot guarantee whether or when we will be able to make distributions from other sources or that any such distributions will be sustained over time. There can be no assurance we will be able to generate sufficient operating cash flows to make or sustain distributions to our shareholders. We may also use the proceeds from future securities offerings or from other sources to make such distributions, including future borrowings secured by our unencumbered single-family homes.

Our Tax Status

We intend to elect and qualify to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2015. We believe that we have been organized and have operated in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with such taxable year, and we intend to continue operating in such a manner. To qualify and maintain our qualification as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. See “Material Federal Income Tax Considerations.”

Corporate Information

Our principal executive offices are located at 7911 Herschel Avenue, Suite 201, La Jolla, California 92037. Our main telephone number is (858) 459-4000. Our Internet website is www.revenhousingreit.com. Information on our website is not incorporated into or a part of this prospectus.

The Offering

Common stock offered by us:
shares (plus up to an additional shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option in full)
Common stock to be outstanding after this offering:
shares(1)
Use of proceeds:
We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by us, will be approximately $22.375 million ($25.825 million if the underwriters exercise their over-allotment option in full). We intend to use approximately $18.2 million of the net proceeds to acquire single-family homes identified elsewhere in this prospectus, including up to $9.42 million of net proceeds to acquire up to 140 single-family homes in the Jacksonville, Florida metropolitan area and $8.7 million of net proceeds to acquire up to 100 single-family homes in the Houston, Texas metropolitan area. We will use the balance of net proceeds to acquire and operate single-family homes as rental properties and for general business purposes. Prior to the full deployment of the net proceeds of this offering as described above, we may invest the undeployed net proceeds in interest-bearing, short-term, investment-grade securities or money market accounts that are consistent with our intention to qualify as a REIT. We expect that these interim investments will provide a lower net return than we expect to receive from the investments in single family homes.
OTCQB symbol:
RVEN
Anticipated NASDAQ listing:
We have applied to list our common stock on the NASDAQ Capital Market under the symbol “RVEN.”
Lock-up period:
Our officers, directors, and any stockholder who owns 1.5% or more of our outstanding common stock have agreed with the underwriter, with certain exceptions, not to sell or transfer any of our common stock for nine months after the date of this prospectus without first obtaining the written consent of the underwriter.

(1)	Excludes (i) shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option, (ii) 1,176,250 shares of our common stock that are available for future issuance under our Amended and Restated 2012 Incentive Compensation Plan and (iii) 263,588 shares issuable upon exercise of outstanding warrants. Includes 473,750 shares of our common stock issued to our non-employee directors pursuant to our Amended and Restated 2012 Incentive Compensation Plan.

Historical and Pro Forma Financial Information

The following unaudited historical and pro forma information should be read in conjunction with our consolidated financial statements as of June 30, 2015 and December 31, 2014 included elsewhere in this prospectus.

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2015 and unaudited pro forma consolidated statement of operations for the six months ended June 30, 2015 have been prepared to give effect to the estimated net proceeds of this offering, our acquisition of 53 homes in Jacksonville, Florida on March 13, 2015, our proposed acquisition of an additional 140 homes in the Jacksonville area for $9.4 million of the net proceeds of this offering and our proposed acquisition of an additional 100 homes in the Houston, Texas area for $8.7 million of the net proceeds of this offering.

The pro forma consolidated statement of operations for the year ended December 31, 2014 has been prepared to give effect to the aforementioned acquisitions along with our acquisition of 31 homes in Jacksonville, Florida, of which 29 homes were purchased on July 7, 2014 and two homes were purchased on October 30, 2014, 60 homes in Memphis, Tennessee, of which 51 homes were purchased on July 28, 2014, five homes were purchased on September 7, 2014, three homes were purchased on November 4, 2014 and one home was purchased on December 24, 2014, and an additional 21 homes in the Memphis, Tennessee area on November 6, 2014. The unaudited pro forma consolidated statements of operations assume that each acquisition occurred on January 1, 2014. Also included in the unaudited pro forma consolidated statement of operations for the year ended December 31, 2014 is the effect of our purchase of 106 homes acquired in a number of insignificant acquisitions during 2014 as if they were all acquired on January 1, 2014. The unaudited pro forma consolidated statements of operations are also adjusted for interest on our bank loans assuming the aggregate loan amount of $15,049,125 was funded on January 1, 2014.

The pro forma adjustments to our statements of operations represent revenues and expenses incurred by the prior owner (or current owner in the case of our proposed acquisitions) of the portfolio, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of the portfolio homes. Excluded items include interest, depreciation and amortization, and general and administrative costs not directly comparable to the future operations of the portfolio homes. Please refer to the historical and pro forma statements of operations of each of the portfolios acquisitions, and notes thereto, included elsewhere in this prospectus. Our pro forma consolidated financial statements do not purport to represent (1) the results of our operations that would have actually occurred had the aforementioned acquisitions occurred on January 1, 2014 or (2) an estimate of the results of our operations as of any future date or for any future period, as applicable.

Reven Housing REIT, Inc and Subsidiaries
Unaudited Historical and Pro Forma Condensed Consolidated Balance Sheets

	Actual June 30, 2015(a) (Unaudited)	Pro Forma Adjustments			Pro Forma June 30, 2015 (Unaudited)
		Jacksonville 140 Acquisition(b)	Houston 100 Acquisition(c)	Offering Proceeds(d)
ASSETS
Investment in real estate, net
Land	$6,208,327	$1,405,287	$1,297,800	$—	$8,911,414
Buildings and improvements	28,391,874	7,963,295	7,354,200	—	43,709,369
	34,600,201	9,368,582	8,652,000	—	52,620,783
Accumulated depreciation	(1,081,424)	—	—	—	(1,081,424)
Investment in real estate, net	33,518,777	9,368,582	8,652,000	—	51,539,359
Cash	1,421,512	(9,310,306)	(8,569,100)	22,863,509	6,405,615
Rents and other receivables	205,296	—	—	—	205,296
Escrow deposits and prepaid expenses	204,528	(94,176)	(87,000)	—	23,352
Lease origination costs, net	186,004	49,100	48,000	—	283,104
Deferred Loan fees, net	427,606	—	—	—	427,606
Deferred stock issuance costs	488,509	—	—	(488,509)	—
Total Assets	$36,452,232	$13,200	$43,900	$22,375,000	$58,884,332

	Actual June 30, 2015(a) (Unaudited)	Pro Forma Adjustments					Pro Forma June 30, 2015 (Unaudited)
		Jacksonville 140 Acquisition(b)		Houston 100 Acquisition(c)		Offering Proceeds(d)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$949,425	$—		$—		$—	$949,425
Security deposits	370,960	98,200		118,900		—	588,060
Note payable	15,049,125	—		—		—	15,049,125
Total Liabilities	16,369,510	98,200		118,900		—	16,586,610
Stockholders’ Equity
Common stock, 7,016,796 issued and outstanding at June 30, 2015, issued and outstanding after offering	7,017	—		—		—	7,017
Additional paid-in capital	24,601,295	—		—		22,375,000	46,976,295
Accumulated deficit	(4,525,590)	(85,000	)(e)	(75,000	)(e)	—	(4,685,590)
Total Stockholders’ Equity	20,082,722	(85,000)		(75,000)		22,375,000	42,297,722
Total Liabilities and Stockholders’ Equity	$36,452,232	$13,200		$43,900		$22,375,000	$58,884,332

(a)	Reflects our unaudited historical consolidated balance sheet as of June 30, 2015 included elsewhere within this prospectus.
(b)	Reflects our proposed acquisition of an additional 140 homes in the Jacksonville area for $9.4 million of the net proceeds of this offering, allocation of purchase price and recognition of liabilities. The purchase price has been allocated to land, building and the existing leases based upon their estimated fair values at the date of acquisition under the guidance of ASC Topic 805. In estimating the corresponding land and building values, we utilize our own market knowledge and published market data. The estimated fair value of acquired in-place leases represents the expected costs we would have incurred to lease the property at the date of acquisition as adjusted for the remaining life of the leases.
(c)	Reflects our proposed acquisition of 100 homes in the Houston, Texas area for $8.7 million of the net proceeds of this offering, allocation of purchase price and recognition of liabilities. The purchase price has been allocated to land, building and the existing leases based upon their estimated fair values at the date of acquisition under the guidance of ASC Topic 805. In estimating the corresponding land and building values, we utilize our own market knowledge and published market data. The estimated fair value of acquired in-place leases represents the expected costs we would have incurred to lease the property at the date of acquisition as adjusted for the remaining life of the leases.
(d)	To reflect the estimated net proceeds of approximately $22,375,000 as a result of this offering and the issuance of shares of common stock.
(e)	Reflects estimated acquisition costs that will be expensed.

Reven Housing REIT, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Six Months ended June 30, 2015

	Actual Six months ended June 30, 2015 (Unaudited)(a)	Pro Forma Adjustments				Pro Forma Six months ended June 30, 2015 (Unaudited)
		Jacksonville 53 Purchase(b)	Jacksonville 140 Acquisition(c)	Houston 100 Acquisition(d)	Other Adjustments(e)
Rental income, net	$2,382,773	$99,740	$573,167	$589,512	$—	$3,645,192
Operating expenses:
Property operating and maintenance	778,466	29,922	298,706	126,780	—	1,233,873
Real estate taxes	351,717	12,745	77,915	92,886	—	535,263
Acquisition costs	325,106	—	—	—	—	325,106
Depreciation and amortization	553,244	28,000	169,250	157,500	—	907,994
General and administration	960,409	—	—	—	—	960,409
Legal and accounting	267,361	—	—	—	—	267,361
Interest expense	328,575	—	—	—	42,000	370,575
Total operating expenses	3,564,878	70,667	545,871	377,165	42,000	4,600,581
Net income (loss)	$(1,182,105)	$29,073	$27,296	$212,347	$(42,000)	$(955,389)

(a)	Reflects our unaudited historical consolidated statement of operations for the six months ended as of June 30, 2015 included elsewhere within this prospectus.
(b)	Reflects two and one half months estimated rental revenue and expenses for the Jacksonville 53 homes purchased on March 13, 2015 and not included in the historical statement of operations as of June 30, 2015. Rental income and expenses are calculated based on the in place rent roll and our expense experience based on the management of our other Jacksonville properties. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
(c)	To adjust for our proposed acquisition of 140 homes in the Jacksonville, Florida area with a significant portion of the proceeds of this offering. Amounts represent revenues and expenses incurred by the current owner of the portfolio during the period January 1, 2015 through June 30, 2015, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of Jacksonville 140 homes. Amounts have been adjusted to include property management costs based on our contractual arrangements. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
(d)	To adjust for our proposed acquisition of 100 homes in the Houston, Texas with a significant portion of the proceeds of this offering. Amounts represent revenues and expenses incurred by the current owner of the portfolio during the period January 1, 2015 through June 30, 2015, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of Houston 100 homes. Amounts have been adjusted to include property management costs based on our contractual arrangements. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
(e)	To adjust for interest expense and amortization of deferred loan fees on $15,049,125 of bank loans for six full months assuming 4.25% annual interest less interest and amortization already included. Note if the interest rate increased 0.125% over the entire period, interest expense over the pro forma period would have increased approximately $9,400.

Reven Housing REIT, Inc. and Subsidiaries

Historical and Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2014

	Actual Year ended December 31, 2014 (Audited)(a)	Pro Forma Adjustments								Pro Forma Year ended December 31, 2014 (Unaudited)
		Jacksonville 31 Purchase(b)	Memphis 60 Purchase(c)	Memphis 21 Purchase(d)	Jacksonville 53 Purchase(e)	Jacksonville 140 Acquisition(f)	Houston 100 Acquisition(g)	Insignificant Purchases and Other
Rental income, net	$2,620,128	$140,410	$286,759	$126,252	$434,145	$1,102,690	$1,010,862	$925,507	(h)	$6,646,753
Operating expenses:
Property operating and maintenance	730,965	44,423	66,022	19,348	181,236	529,175	214,472	350,042	(h)	2,135,683
Real estate taxes	384,877	36,753	54,505	30,819	55,286	154,649	126,258	123,046	(h)	966,193
Acquisition costs	454,554	—	—	—	48,574	85,000	75,000	—		663,128
Depreciation and amortization	613,572	38,900	92,400	39,119	136,100	338,500	315,000	260,141	(h)	1,833,732
General and administrative	1,298,513	—	—	—	—	—	—	—		1,298,513
Legal and accounting	272,713	—	—	—	—	—	—	—		272,713
Interest expense	194,363	—	—	—	—	—	—	545,000	(i)	739,363
Total operating expenses	3,949,557	120,076	212,927	89,286	421,196	1,107,324	730,730	1,278,229		7,909,325
Net income (loss)	$(1,329,429)	$20,334	$73,832	$36,966	$12,949	$(4,634)	$280,132	$(352,722)		$(1,262,572)

(a)	Reflects our historical consolidated statement of operations for the year ended December 31, 2014 included elsewhere in this prospectus.
(b)	To adjust for our acquisition of 31 homes in the Jacksonville, Florida area, of which 29 homes were purchased on July 7, 2014 and two homes were purchased on October 30, 2014. Amounts represent revenues and expenses incurred by the prior owner of the portfolio during the period January 1, 2014 through June 30, 2014, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of Jacksonville 31 homes. Amounts have been adjusted to include property management costs based on our contractual arrangements. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
(c)	To adjust for our acquisition of 60 homes in the Memphis, Tennessee area, of which 51 homes were purchased on July 28, 2014, five homes were purchased on September 7, 2014, three homes were purchased on November 4, 2014 and one home was purchased on December 24, 2014. Amounts represent revenues and expenses incurred by the prior owner of the portfolio during the period January 1, 2014 through June 30, 2014, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of Memphis 60 homes. Amounts have been adjusted to include property management costs based on our contractual arrangements. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
(d)	To adjust for our acquisition of 21 homes in the Memphis, Tennessee area on November 6, 2014. Amounts represent revenues and expenses incurred by the prior owner of the portfolio during the period January 1, 2014 through September 30, 2014, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of Memphis 21 homes. Amounts have been adjusted to include property management costs based on our contractual arrangements. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
(e)	To adjust for our acquisition of 53 homes in the Jacksonville, Florida area of which 50 homes were purchased on March 13, 2015 and three homes were purchased on April 8, 2015. Amounts represent revenues and expenses incurred by the prior owner of the portfolio during the period January 1, 2014 through December 31, 2014, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of Jacksonville 53 homes. Amounts have been adjusted to include property management costs based on our contractual arrangements. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
(f)	To adjust for our proposed acquisition of 140 homes in the Jacksonville, Florida area with a significant portion of the proceeds of this offering. Amounts represent revenues and expenses incurred by the current owner of the portfolio during the period January 1, 2014 through December 31, 2014, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of Jacksonville 140 homes. Amounts have been adjusted to include property management costs based on our contractual arrangements. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings based on our estimated purchase price allocation. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
(g)	To adjust for our proposed acquisition of 100 homes in the Houston, Texas area with a significant portion of the proceeds of this offering. Amounts represent revenues and expenses incurred by the current owner of the portfolio during the period January 1, 2014 through December 31, 2014, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of Houston 100 homes. Amounts have been adjusted to include property management costs based on our contractual arrangements. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings based on our estimated purchase price allocation. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.

(h)	To adjust for our acquisition of 106 additional homes acquired in various insignificant acquisitions during the year ended December 31, 2014, not included in the other separately listed acquisitions. Amounts represent estimated revenues and expenses for these homes based on our actual rental income and expenses for these homes, assuming the homes were purchased on December 31, 2013, less revenues and expenses already included in our actual audited results for the year ended December 31, 2013. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings, less depreciation already recorded. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the leases, less amortization already recorded.
(i)	To adjust for interest expense and amortization of deferred loan fees on $15,049,125 bank loans for the one year period assuming 4.25% annual interest less interest and amortization already included. Note if the interest rate increased 0.125% over the entire period, interest expense over the pro forma period would have increased approximately $18,800.

Other Data:

Net Operating Income

We define net operating income (or NOI) as total revenue less property operating and maintenance and real estate taxes. NOI is a non-GAAP measurement that excludes acquisition costs, depreciation and amortization, general and administration, legal and accounting, and interest expenses.

We consider NOI to be a meaningful financial measure when considered with the financial statements determined in accordance with GAAP. We believe NOI is helpful to investors in understanding the amount of income after operating expenses which is generated in a given period.

The following is a reconciliation of our NOI to net loss as determined in accordance with GAAP for the six months ended June 30, 2015 and the year ended December 31, 2014:

Reven Housing REIT, Inc. and Subsidiaries Reconciliation of Net Loss to Net Operating Income	Pro Forma Six Months Ended June 30, 2015 (Unaudited)	Pro Forma Year ended December 31, 2014 (Unaudited)
Net income (loss)	$(955,389)	$(1,262,572)
Acquisition costs	325,106	663,128
Depreciation and amortization	907,994	1,833,732
General and administration	960,409	1,298,513
Legal and accounting	267,361	272,713
Interest expense	370,575	739,363
Net Operating Income	$1,876,056	$3,544,877
Net operating income as a percentage of total revenue	51.5%	53.3%

NOI should not be considered an alternative to net loss or net cash flows from operating activities, as determined in accordance with GAAP, as indications of our performance or as measures of liquidity. Nor is NOI necessarily indicative of cash available to fund future cash needs or distributions to shareholders. In addition, although we use NOI for comparability in assessing our performance against other REITs, not all REITs compute the same non-GAAP measure of NOI. Accordingly our basis for computing this non-GAAP measure may not be comparable with that of other REITs. This is due in part to the differences in property operating and maintenance expenses incurred by, and real estate taxes applicable to, different companies and the significant effect these items have on NOI.

Funds From Operations and Core Funds From Operations

Funds From Operations (or FFO) is a non-GAAP financial measure that we believe, when considered with the financial statements determined in accordance with GAAP, is helpful to investors in understanding our performance because it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. The National Association of Real Estate Investment Trusts (or NAREIT) defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated on the same basis to determine FFO.

Core Funds From Operations (or Core FFO) is a non-GAAP financial measure that we use as a supplemental measure of our performance. We believe that Core FFO is further helpful to investors as it provides a more consistent measurement of our performance across reporting periods by removing the impact of certain items that are not comparable from period to period. We adjust FFO for expensed acquisition fees and costs, share-based compensation, and certain other non-comparable costs to arrive at Core FFO.

FFO and Core FFO should not be considered alternatives to net income (loss) or net cash flows from operating activities, as determined in accordance with GAAP, as indications of our performance or as measures of liquidity. These non-GAAP measures are not necessarily indicative of cash available to fund future cash needs. In addition, although we use these non-GAAP measures for comparability in assessing our performance against other REITs, not all REITs compute the same non-GAAP measures. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures is comparable with that of other REITs. This is due in part to the differences in capitalization policies used by different companies and the significant effect these capitalization policies have on FFO and Core FFO. Real estate costs which are accounted for as capital improvements are added to the carrying value of the property and depreciated over time, whereas real estate costs that are expenses are accounted for as a current period expense. This affects FFO and Core FFO because costs that are accounted for as expenses reduce FFO and Core FFO. Conversely, real estate costs associated with assets that are capitalized and then subsequently depreciated are added back to net income to calculate FFO and Core FFO.

The following table sets forth a reconciliation of our net loss as determined in accordance with GAAP and our calculations of FFO and Core FFO for the six months ended June 30, 2015 and the year ended December 31, 2014:

Reven Housing REIT, Inc. and Subsidiaries Reconciliation of Net Loss to FFO and Core FFO	Pro Forma Six Months Ended June 30, 2015 (Unaudited)	Pro Forma Year ended December 31, 2014 (Unaudited)
Net income (loss)	$(955,389)	$(1,262,572)
Add back depreciation and amortization	907,994	1,833,732
Funds from operations	$(47,395)	$571,160
Add back acquisition costs	325,106	663,128
Core funds from operations	$277,711	$1,234,288

Note for the six months ended June 30, 2015 and the year ended December 31, 2014, we did not sell any of our real estate investments. Therefore we did not have any gains or losses on the sale of assets. Additionally, we have not incurred any impairments in value of any our real estate investments over these same periods.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you invest in our common stock, you should carefully consider the risk factors below together with all of the other information included in this prospectus. The occurrence of any of the following risks could materially and adversely affect our business, prospects, ability to implement our investment strategy, financial condition, liquidity, cash flows, results of operations and our ability to make or sustain distributions to our stockholders, which could result in a partial or complete loss of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

We have a limited operating history and therefore we cannot ensure, either in the near- or long-term, that we will be able to generate cash flow or profit or execute our business plan.

We commenced our current business operations in July 2012. As a result, our company has a limited operating history upon which you may evaluate our business and prospects and an investment in our common stock may entail significantly more risk than the shares of common stock of a company with a substantial operating history. Our business operations are subject to numerous risks, uncertainties, expenses and difficulties associated with early stage enterprises. You should consider an investment in our company in light of these risks, uncertainties, expenses and difficulties. Such risks include:

•	the absence of a lengthy operating history;
•	insufficient capital to fully realize our operating plan;
•	our ability to anticipate and adapt to a developing market;
•	a competitive environment characterized by well-capitalized competitors;
•	our ability to identify, attract and retain qualified personnel;
•	our reliance on key management personnel;
•	our ability to qualify and thereafter continually operate as a REIT;
•	our ability to operate as a NASDAQ-listed public company; and
•	our ability to identify and complete future acquisitions of single-family homes that meet our acquisition criteria.

Because we are subject to these risks, evaluating our business may be difficult. We may be unable to successfully overcome these risks, which could harm our business and prospects. Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks, there may be an adverse effect on our business, results of operations, financial condition and cash flows.

We have a history of net operating losses, and we may never achieve profitability from operations or generate sufficient cash flows to make or sustain distributions to our shareholders.

We have a history of net operating losses. For the year ended December 31, 2013, we had a net loss of approximately $1,372,697, for the year ended December 31, 2014, we had a net loss of approximately $1,329,429, and for the six months ended June 30, 2015, we had a net loss of approximately $1,182,105. We may never achieve profitability from operations. Even if we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future. There can be no assurance that future operations will be profitable or that we will be able to make or sustain distributions to our shareholders from cash from operations. Revenues and profits, if any, will depend upon various factors, including whether we will be able to successfully implement our acquisition strategy. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us. In addition, an inability to achieve profitability could have a detrimental effect on the long term capital appreciation of our common stock.

We are an early entrant in an emerging industry, and the long-term viability of our business strategy on an institutional scale is unproven.

Large-scale institutional investment in single-family residential homes as investment properties for rent is a relatively recent phenomenon that has emerged out of the mortgage and housing crisis that began in late 2007. Previously, single-family homes were generally not viewed as a viable asset for investment on a large scale by institutional investors. Consequently, the long-term viability of single-family residential investment strategies at an institutional scale has not yet been proven. As an early entrant in this emerging industry, we are subject to the risk that single-family rental homes may not prove to be a viable long-term business strategy for a permanent capital vehicle at an institutional scale. If it turns out that our strategy is not a viable long-term business strategy at an institutional scale, we may not be able to generate meaningful cash flows, which would materially and adversely affect the viability of our business and stock price.

We do not have any experience operating as a REIT, and we cannot assure you that we will be successful operating as a REIT.

We have no operating history as a REIT. Our Board of Directors and executive officers will have overall responsibility for the management of our company. While certain of our officers and directors have extensive experience in real estate marketing, development, management, and finance, they had not previously engaged in operating a business in accordance with the requirements of the Code for achieving and maintaining qualification as a REIT prior to joining us. We cannot assure you that the past experience of our Board of Directors and executive officers will be sufficient to successfully operate our company as a REIT. Our failure to qualify and maintain REIT status would have an adverse effect on the cash available for distribution to our stockholders, as well as our business, results of operations, financial condition and cash flows.

We have many competitors and may not be able to adequately compete in the SFR market.

Recently, several institutional investors have begun acquiring single-family homes on a large scale. Traditionally, foreclosed properties and loans secured by properties in pre-foreclosure were sold individually to private home buyers and small-scale investors. The sale of these assets in portfolios and the entry into this market of large, well-capitalized institutional investors are relatively recent trends, which we expect to intensify in the near future. Other REITs and investment funds have recently deployed, or are expected to deploy in the near future, significant amounts of capital in the single-family housing sector and may have investment objectives that overlap with ours. In acquiring our target assets, we will compete with a variety of well-capitalized real estate investors, including pension funds, individual home buyers, banks, insurance companies, public and private real estate investors, such as REITs, real estate limited partnerships and other entities engaged in real estate investment activities. We also face competition from new home builders, investors and speculators, as well as homeowners renting their properties. Most of our competitors are larger and have greater financial, technical, leasing, marketing and other resources than we do. Some competitors may enjoy significant competitive advantages that result from, among other things, having substantially more available capital, having a lower cost of capital and enhanced operating efficiencies. At this time, neither we nor any other company has established a market-leading position, and, even if we succeed in becoming an industry leader, there can be no assurance that it will confer any long-term competitive advantage or positive financial results.

Our long-term growth will depend significantly upon future acquisitions of single-family homes that meet our acquisition criteria.

The acquisition of single-family homes (which is the central element of our growth strategy) entails various risks, including the risks that we may overvalue a home or portfolio of homes, our homes may not perform as we expect, our tenants may default and our cost estimates for restoring an acquired home may prove inaccurate, and we may be unable to quickly and efficiently renew leases of our acquired homes upon their expiration. If any of these should occur, it may have a material adverse effect on our business, results of operations, financial condition and cash flows. In addition, we cannot assure you of the continued availability of acquisition opportunities in our markets at attractive pricing levels. If such opportunities are not available, our revenue and growth potential may be adversely affected.

Our single-family homes may be unable to compete successfully for tenants.

Our single-family homes compete for tenants with other single-family homes and multi-family housing options, such as apartments and condominiums. Some of our competitors may offer more attractive properties or lower rents than we do, and they may attract the high-quality tenants to whom we seek to lease our properties. Additionally, some competing housing options may qualify for governmental subsidies that may make such options more affordable and therefore more attractive than our properties. Competition for tenants could reduce our occupancy and rental rates and adversely affect our business, results of operations, financial condition and cash flows and our ability to pay distributions to our stockholders.

We intend to rapidly expand our scale of operations and make acquisitions even if the rental and housing markets are not as favorable as they had been in 2012 when we first began our real estate operations, which could adversely impact anticipated yields.

Our long-term growth depends on the availability of acquisition opportunities in our current markets and other markets at attractive pricing levels. In many markets housing prices have already begun returning to more normalized levels from the low prices we saw in recent years due to the downturn in the housing market, and we expect that in the future housing prices will continue to rise or stabilize at its current levels, and therefore future acquisitions may be more costly and result in lower yields. See “Industry Overview and Market Opportunity.” There are many factors that may result in future acquisitions becoming more expensive and possibly less attractive than recent past and present opportunities, including:

•	improvements in the overall economy and job market;
•	a resumption of consumer lending activity and greater availability of consumer credit;
•	improvements in the pricing and terms of mortgage-backed securities;
•	increasing competition for single-family assets from private investors, entities with similar investment objectives to ours and owner-occupants; and
•	tax or other government incentives that encourage homeownership.

We will continue acquiring properties as long as we believe such properties offer an attractive total return opportunity. Accordingly, future acquisitions may have lower yield characteristics than recent past and present opportunities, and if such future acquisitions are funded through equity issuances, the yield and cash available for distribution per share will be reduced and the market price of our common stock may decline.

Our limited asset class and geographic diversification increases the risk of loss.

Our portfolio is not fully diversified into a wide variety of properties or holdings. All of our real estate assets are of a single asset class (namely SFRs) and are currently located in the following markets: the Atlanta, Georgia, metropolitan area; the Houston, Texas, metropolitan area; the Jacksonville, Florida, metropolitan area; and the Memphis, Tennessee, metropolitan area. Accordingly, any adverse effects on the SFR sector specifically or the real estate industry in general or limited to such geographic markets, may have a disproportionate negative effect on our company and the value of our common stock. Additionally, we do not have geographic or product diversification or concentration as an investment objective. As a result, we could have (i) exposure to a limited number of regional and even local markets; and/or (ii) a limited number of real estate-related investments. The aggregate yields generated by our company may be negatively affected by adverse regional or local economic conditions in these geographic markets.

We are dependent on our executive officers and dedicated personnel, and the departure of any of our key personnel could materially and adversely affect us.

We rely on a small number of persons to carry out our business and investment strategies. Any member of our senior management may cease to provide services to us at any time. The loss of the services of any of our key management personnel, or our inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results. As we expand, we will continue to need to attract and retain qualified additional senior management but may not be able to do so on acceptable terms or at all.

Our success depends, in part, upon our ability to hire and retain highly skilled managerial, investment and operational personnel, and the past performance of our senior management may not be indicative of future results.

The implementation of our business plan may require that we employ additional qualified personnel. Competition for highly skilled managerial, investment, financial and operational personnel is intense, and we cannot assure our stockholders that we will be successful in attracting and retaining such skilled personnel. If we are unable to hire and retain qualified personnel as required, our growth and operating results could be adversely affected.

Our dependence upon local, third-party service providers may harm our financial results or reputation if the third parties fail to perform.

We use local, third-party vendors and service providers to provide certain services for our properties. For example, we regularly rely on third-party property management companies, home improvement professionals and leasing agents to provide services to many of our properties. Selecting, managing and supervising these third-party service providers require significant resources and expertise. We do not have exclusive or long-term contractual relationships with any of these third-party providers, and we can provide no assurance that we will have uninterrupted or unlimited access to their services. If we do not select, manage and supervise appropriate third parties to provide these services, our reputation and financial results may suffer. Notwithstanding our efforts to implement and enforce strong policies and practices regarding service providers, we may not successfully detect and prevent fraud, incompetence or theft by our third-party service providers. In addition, any removal or termination of third-party service providers would require us to seek new vendors or providers, which would create delays and adversely affect our operations. Poor performance by third-party service providers will reflect poorly on us and could significantly damage our reputation among desirable tenants. In the event of fraud or misconduct by a third party, we could also be exposed to material liability and be held responsible for damages, fines and/or penalties.

Short-term leases of residential property may expose us to the effects of declining market rents.

We anticipate that a majority of our leases to tenant-occupants will be for a term of one year. As these leases permit the tenants to leave at the end of the lease term without penalty, we anticipate our rental revenues may be affected by declines in market rents more quickly than if our leases were for longer terms. Short-term leases may result in high turnover, which involves costs such as restoring the properties, marketing costs and lower occupancy levels. Because we have a limited operating history, our tenant turnover rate and related cost estimates may be less accurate than if we had more operating data upon which to base these estimates.

We depend on the accuracy and completeness of information from third parties, and inaccuracies in such information could adversely affect profitability.

In connection with making and managing our investments, we rely heavily upon information supplied by third parties, including the information contained in tenant applications, property appraisals or other indicators of property value, title information and employment and income documentation. If any of this information is intentionally or negligently misrepresented and the misrepresentation is not detected prior to making an investment or execution of a lease, the value of the investment may be significantly less than expected. Whether a misrepresentation is made by seller of a property, the rental applicant, another third party or one of our own employees, we generally bear the risk of loss associated with the misrepresentation. Although we may have rights against persons and entities who made or knew or should have known about the misrepresentation, it will likely be difficult to recover any monetary losses that we have suffered as a result of their actions.

We may be unable to secure funds for future tenant or other capital improvements, which could limit our ability to attract or replace tenants.

When tenants do not renew their leases or otherwise vacate their space, we often are required to expend funds for property restoration and leasing commissions in order to re-lease the property. If we have not established sufficient reserves for such expenditures, we will have to obtain financing from other sources. We may also have future financing needs for other capital improvements to restore our properties. If we need to secure financing for capital improvements in the future but are unable to secure such financing or are unable to secure financing on terms we feel are acceptable, we may be unable to make capital improvements or we may be required to defer such improvements. If this happens, it may cause our properties to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential tenants being attracted to the property or existing tenants not renewing their leases. If we do not have access to sufficient funding in the future, we may not be able to make necessary capital improvements to our properties, and our properties’ ability to generate revenue may be significantly impaired.

Our revenue and expenses are not directly correlated, and, because a large percentage of our costs and expenses are fixed and some variable expenses may not decrease over time, we may not be able to adapt our cost structure to offset any declines in our revenue.

Many of the expenses associated with our business, such as acquisition costs, restoration and maintenance costs, homeowner’s association, or HOA, fees, personal and real property taxes, insurance, compensation and other general expenses are fixed and would not necessarily decrease proportionally with any decrease in revenue. Our assets also require a significant amount of ongoing capital expenditure. Our expenses, including capital expenditures, will be affected by, among other things, any inflationary increases, and cost increases may exceed the rate of inflation in any given period. Certain expenses incurred on a per-unit basis are recurring in nature, such as HOA fees, taxes, insurance and restoration and maintenance costs, which may not decrease on a per-unit basis as our portfolio grows through additional property acquisitions. By contrast, our revenue is affected by many factors beyond our control, such as the availability and price of alternative rental housing and economic conditions in our markets. As a result, we may not be able to fully, or partially, offset any increase in our expenses with a corresponding increase in our revenues. In addition, state and local regulations may require us to maintain our properties, even if the cost of maintenance is greater than the value of the property or any potential benefit we may receive from renting the property.

If we cannot obtain financing, our growth may be limited.

To qualify as a REIT, we will be required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. As a result, our ability to retain earnings to fund acquisitions or other capital expenditures will be limited. As of the date of this prospectus, most of our assets were purchased with available cash, however, commencing in 2014, we have entered into three loan agreements with Silvergate Bank pursuant to which we have borrowed an aggregate of $15,049,125, the proceeds of which we used to purchase additional homes. Our loan transactions with Silvergate Bank are secured by first priority liens and related rents on 168 homes in the Houston, Texas area, 125 homes in the Jacksonville, Florida area and 93 homes in the Memphis, Tennessee area. Over time, we may determine that it is appropriate to increase our use of leverage as a component of our financing strategy in an effort to increase our return potential. We can provide no assurance that we will be able to obtain future debt financing on favorable terms or at all.

Recent events in the financial markets have had an adverse impact on the credit markets, and, as a result, credit has become significantly more expensive and difficult to obtain, if available at all. Some lenders are imposing more stringent credit terms and there has been and may continue to be a general reduction in the amount of credit available. Many banks are either unable or unwilling to provide new asset-based lending. Tightening credit markets may have an adverse effect on our ability to obtain financing on favorable terms, thereby increasing financing costs and/or requiring us to accept financing with increasing restrictions. If adverse conditions in the credit markets — in particular with respect to single-family home finance — materially deteriorate, our business could be materially and adversely affected. Our long-term ability to grow through additional investments will be limited if we cannot obtain additional financing. Market conditions may make it difficult to obtain financing, and we cannot assure you that we will be able to obtain debt or equity financing or that we will be able to obtain it on favorable terms.

We anticipate being involved in a variety of litigation.

Although we have not been subject to any litigation to date, we anticipate being involved in a range of court proceedings in the ordinary course of business as we continue to operate our business. These actions may include eviction proceedings and other landlord-tenant disputes, challenges to title and ownership rights

(including actions brought by prior owners alleging wrongful foreclosure by their lender or loan servicer) and issues with local housing officials arising from the condition or maintenance of a property. While we intend to vigorously defend any non-meritorious action or challenge, no assurance can be given that we will not incur significant expense relating to these matters or that they will not require significant management attention and adversely affect us.

The estimates, forecasts and projections relating to our markets prepared by The London Group are based upon numerous assumptions and may not prove to be accurate.

This prospectus contains estimates, forecasts and projections relating to our primary markets that were prepared for us for use in connection with this offering by The London Group Realty Advisors, or The London Group, a real estate analysis and strategic consulting firm. See “Industry Overview and Market Opportunity.” The estimates, forecasts and projections relate to, among other things, replacement cost, home value indices, payroll employment growth, median household income, housing permits and household formation. No assurance can be given that these estimates are, or that the forecasts and projections will prove to be, accurate. These estimates, forecasts and projections are based on data (including third-party data), significant assumptions, proprietary methodologies and the experience and judgment of The London Group. No assurance can be given regarding the accuracy or appropriateness of the assumptions and judgments made, or the methodologies used, by The London Group. The application of alternative assumptions, judgments or methodologies could result in materially less favorable estimates, forecasts and projections than those contained in this prospectus. Other real estate experts have different views regarding these forecasts and projections that may be more positive or negative, including in terms of the timing, magnitude and direction of future changes.

The forecasts and projections are forward-looking statements and involve risks and uncertainties that may cause actual results to be materially different from the projections. The London Group has made these forecasts and projections based on studying the historical and current performance of the residential housing market and applying The London Group’s qualitative knowledge about the residential housing market. The future is difficult to predict, particularly given that the economy and housing markets can be cyclical, subject to changing consumer and market psychology, and governmental policies related to mortgage regulations and interest rates. There will usually be differences between projected and actual outcomes, because events and circumstances frequently do not occur as expected, and the differences may be material. Accordingly, the forecasts and projections included in this prospectus might not occur or might occur to a different extent or at a different time. For the foregoing reasons, neither we nor The London Group can provide any assurance that the estimates, forecasts and projections contained in this prospectus are accurate, actual outcomes may vary significantly from those contained or implied by the forecasts and projections, and you should not place undue reliance on these estimates, forecasts and projections. Except as required by law, we are not obligated to, and do not intend to, update the statements in this prospectus to conform to actual outcomes or changes in our or The London Group’s expectations.

Our underwriting criteria and evaluation of properties involves a number of assumptions that may prove inaccurate, which may cause us to overpay for our properties or incur significant costs to operate a property.

In determining whether a particular property or portfolio of properties meets our investment criteria, we make a number of assumptions, including assumptions related to estimated time of possession, annual operating costs, market rental rates and potential rent amounts, time from purchase to leasing and tenant default rates. These assumptions may prove inaccurate, causing us to pay too much for properties we acquire, overvalue our properties or our properties not to perform as we expect, and adjustments to the assumptions we make in evaluating potential purchases may result in fewer properties qualifying under our investment criteria. Improvements in the market prices for single-family homes in our target markets or decreases in the available inventory could also reduce the supply of properties that meet our investment criteria. Reductions in the supply of properties that meet our investment criteria may adversely affect our operating results and ability to implement our business plan.

Certain of our older properties may contain lead-based paint, which we may be required to remove or could expose us to liability, either of which would adversely affect our operating results.

The existence of lead paint is especially a concern in residential units and can cause health problems, particularly for children. A structure built prior to 1978 may contain lead-based paint and may present a potential exposure to lead; however, structures built after 1978 are not likely to contain lead-based paint. Federal and state laws impose certain disclosure requirements and restrict and regulate renovation activities on housing built before 1978. Violation of these restrictions could result in fines or criminal liability, and we could be subject to liability arising from lawsuits alleging personal injury or related claims. Although we attempt to comply with all such regulations, we have not conducted tests on our properties to determine the presence of lead-based paint and we cannot guarantee that we will not incur any material liabilities as a result of the presence of lead paint in our properties.

Operating our business on a larger scale could result in substantial increases in our expenses.

One of our goals is to implement our single-family rental business nationally. Our business model assumes that we can successfully use our vertically integrated platform to acquire and manage single-family homes on a larger scale than we have done to date without a directly proportional increase in our expenses. As our business grows in size and complexity, we can provide no assurance that our management platform will ultimately prove to be “scalable,” we will be able to achieve economies of scale or we will be able to manage additional properties in our current markets, successfully enter new markets or grow our business without incurring significant additional expenses.

Debt service obligations could adversely affect our operating results, may require us to sell properties and could adversely affect our ability to make or sustain distributions to our stockholders and the market price of our common stock.

Commencing in 2014, we have entered into three loan agreements with Silvergate Bank pursuant to which we have borrowed an aggregate of $15,049,125, the proceeds of which we used to purchase additional homes. Our loan transactions with Silvergate Bank are secured by first priority liens and related rents on 168 homes in the Houston, Texas area, 125 homes in the Jacksonville, Florida area and 93 homes in the Memphis, Tennessee area. We may finance future activities with additional indebtedness and we may be more likely to do so as our business grows. We may borrow for a number of reasons, such as financing acquisitions, capital expenditures or distributions necessary to qualify as a REIT. Our governing documents contain no limitations on the amount of debt that we may incur. As a result, we may incur substantial debt at our parent company and or at our subsidiary levels in the future.

Incurring debt could subject us to many risks, including the risks that:

•	our cash flows from operations will be insufficient to make required payments of principal and interest;
•	our debt may increase our vulnerability to adverse economic and industry conditions;
•	we will be subject to restrictive covenants that require us to satisfy and remain in compliance with certain financial requirements or that impose limitations on the type or extent of activities we conduct;
•	we may be required to dedicate a substantial portion of our cash flows from operations to payments on our debt, thereby reducing cash available for distribution to our stockholders, funds available for operations and capital expenditures, future business opportunities or other purposes; and
•	the terms of any refinancing may not be as favorable as the terms of the debt being refinanced.

If we do not have sufficient funds to repay any debt we incur when it matures, we may need to refinance the debt or raise additional equity. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancing, increases in interest expense could adversely affect our cash flows and, consequently, cash available for distribution to our stockholders. To the extent we are required to raise additional equity to satisfy such debt, existing stockholders would see their interests diluted. If we are unable to refinance our debt or raise additional equity on acceptable terms, we may be forced to dispose of substantial numbers of properties on disadvantageous terms, potentially resulting in losses or the incurrence of special taxes that apply to dispositions by REITs of properties that are considered to be inventory or dealer property. To the extent we cannot meet any existing or future debt service obligations, we will risk losing some or all of our properties that may be pledged to secure our obligations to foreclosure. Any unsecured debt agreements we enter into may contain specific cross-default provisions with respect to specified other indebtedness, giving the unsecured lenders the right to declare a default if we are in default under other loans in some circumstances.

Our financial results in the period or periods immediately following completion of this offering may not be reflective of our earning potential and may cause our stock price to decline.

Our financial results in the fiscal periods immediately following completion of this offering may not be representative of our future potential. Prior to the full deployment of the net proceeds from this offering, we may invest the undeployed net proceeds in interest-bearing, short-term, investment-grade securities or money market accounts that are consistent with our intention to qualify as a REIT. We expect that these initial investments will provide a lower net return than we expect to receive from the investments described in this prospectus. In addition, since we expect to experience rapid growth following this offering, we will have a greater percentage of our portfolio invested in assets in the process of stabilization than we would expect to have as a more mature operation. It will take time and significant cash resources to restore, reposition and lease these properties in the process of stabilization. As a result, newly acquired properties, that are not leased at the time of acquisition, will not begin generating revenue for some period of time following this offering and will reduce our overall financial performance. In addition, future equity or debt financings may impact our financial results in the fiscal periods following such financings for the same reasons listed above.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business we acquire and store sensitive data, including intellectual property, our proprietary business information and personally identifiable information of our prospective and current tenants, our employees and third-party service providers on our networks and website. The secure processing and maintenance of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers or damage our reputation, which could adversely affect our results of operations and competitive position.

Risks Related to the Single-Family Rental Housing Market

If rents in our markets do not increase sufficiently to keep pace with rising costs of operations, our cash available for distribution will be adversely impacted.

The success of our business model will substantially depend on conditions in the single-family rental market in our geographic markets. Our asset acquisitions are premised on assumptions about, among other things, occupancy and rent levels, and if those assumptions prove to be inaccurate our cash flows will be lower than expected. When we first began executing our business plan, rental rates and occupancy levels benefited from macroeconomic trends affecting the U.S. economy and residential real estate markets in particular, including:

•	a tightening of credit that has made it more difficult to finance a home purchase, combined with efforts by consumers generally to reduce their exposure to credit;
•	weak economic and employment conditions that have increased foreclosure rates and made it more difficult for families to remain in homes that were purchased prior to the economic downturn;
•	declining real estate values that have challenged the traditional notion that homeownership is a stable investment; and

•	the unprecedented level of vacant housing comprising the real estate owned, or REO, by banks, government-sponsored enterprises, or GSEs, and other mortgage lenders or guarantors, and inventory held for sale by banks, GSEs, and other mortgage lenders or guarantors.

In recent periods, however, we have seen a reversal of these trends in the residential rental market. Eventually, the continued strengthening of the U.S. economy and job growth, coupled with government programs designed to keep homeowners in their homes and/or other factors, may contribute to trends that favor homeownership rather than renting. A softening of the rental market in our markets would reduce our rental revenue, which could adversely impact our cash available for distribution.

Acquiring properties during periods when the single-family home sector is experiencing substantial inflows of capital and intense competition may result in inflated purchase prices and increase the likelihood that our properties will not appreciate in value and may, instead, decrease in value.

The allocation of substantial amounts of capital for investment in the single-family home sector and significant competition for income producing real estate may inflate the purchase prices for such assets. To the extent we purchased or in the future purchase real estate in such an environment, it is possible that the value of our properties may not appreciate and may, instead, decrease in value, perhaps significantly, below the amount we paid for such properties. In addition to macroeconomic and local economic factors, technical factors, such as a decrease in the amount of capital allocated to the single-family home sector and the number of investors participating in the sector, could cause the value of our properties to decline.

We may engage in expedited transactions that increase the risk of loss.

Our underwriting guidelines require a thorough analysis of many factors, including, among others, the underlying property’s financial performance and condition, geographic market assessment and future prospects of the property within the market. Investment analyses and decisions by us may frequently be required to be undertaken on an expedited basis to take advantage of investment opportunities. In such cases, the information available to us at the time of making an investment decision may be limited, and we may not have access to detailed information regarding the investment property, such as physical characteristics, environmental matters, zoning regulations or other local conditions affecting an investment property. If we make the decision to purchase a property prior to the full completion of one or more of these analyses, we may fail to identify certain risks that we would otherwise have identified and suffer significant losses as a result. Therefore, no assurance can be given that we will have knowledge of all circumstances that may adversely affect an investment. Additionally, we expect to rely upon independent consultants in connection with its evaluation of proposed investments, and no assurance can be given as to the accuracy or completeness of the information provided by such independent consultants or to our right of recourse against them in the event errors or omissions do occur.

Properties acquired as part of portfolios or in bulk may subject us to a variety of risks.

All of our properties have been, and we expect that a substantial portion of any future property acquisitions will be, purchased as portfolios in bulk from owners of portfolios of single-family homes. To the extent the management and leasing of such properties have not been consistent with our property management and leasing standards, we may be subject to a variety of risks, including risks relating to the condition of the properties, the credit quality and employment stability of the tenants and compliance with applicable laws, among others. In addition, financial and other information provided to us regarding such portfolios during our due diligence may not be accurate, and we may not discover such inaccuracies until it is too late to seek remedies against such sellers. To the extent we timely pursue such remedies, we may not be able to successfully prevail against the seller in an action seeking damages for such inaccuracies.

We may be unable to keep or attract tenants.

We may not be able to retain current, or attract new, tenants for the properties we may acquire. We may make substantial concessions in terms of rent and lease incentives, and construct tenant improvements, to attract new tenants or keep existing tenants. The operating results and financial viability of any property could be substantially and materially affected by any inability to retain and attract tenants. Additionally, there is the risk that tenants may break their leases before those leases expire. Any of such properties may not be able to retain or increase its current occupancy at projected rents. If that occurs, our operations and our ability to make distributions to stockholders may be adversely affected.

Lease terminations or tenant defaults could reduce our income and limit our ability to make distributions.

The success of our investments will materially depend on the financial stability of our tenants. The inability of tenants to meet their rental obligations would lower our net income. A default by a significant number of tenants on their lease payments would cause us to lose the revenue associated with such leases and require us to find an alternative source of revenue to meet operating expenses. We may fail to, or may not be able to, discover factors that would indicate a heightened level of uncertainty with respect to tenant defaults when performing due diligence on prospective investments. Tenant defaults increase the risk that we, and our stockholders, could suffer a loss. As of June 30, 2015, we had 53 delinquent tenants (existing tenants who had a balance owed to us at the end of the month), or approximately 12% of all tenants, for an aggregate amount of $25,670 in rent and other amounts owed.

If a tenant defaults or goes bankrupt, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting the property. If a defaulting tenant does not cooperate in vacating the property, we would have to engage in time-consuming and costly prosecution and enforcement of eviction proceedings, during which time there would be no rental revenues from such unit and no likely recovery of damages from the defaulting tenant. These events could limit our ability to make distributions to stockholders and decrease the value of our common stock.

If and when residents of our portfolio properties decide not to renew their leases upon expiration, we may be unable to relet such residents’ properties. Even if the residents do renew or we can relet the properties, the terms of renewal or reletting may be less favorable than current lease terms. If we are unable to promptly renew the leases or relet the properties, or if the rental rates upon renewal or reletting are significantly lower than expected rates, then our results of operations and financial condition will be adversely affected.

A number of our properties are part of HOAs, and we and our tenants are subject to the rules and regulations of such HOAs, which may be arbitrary or restrictive. Violations of such rules may subject us to additional fees, penalties and litigation with such HOAs which would be costly.

As of June 30, 2015, approximately 15% of our properties are located within HOAs, which are private entities that regulate the activities of owners and occupants of, and levy assessments on, properties in a residential subdivision. We pay all HOA fees and assessments directly. The majority of the HOA fees due on our properties are billed annually. The fees are paid when due by our property managers and are included in our property and operating expenses. HOAs in which we own properties may have or may enact onerous or arbitrary rules that restrict our ability to restore, market or lease our properties or require us to restore or maintain such properties at standards or costs that are in excess of our planned budgets. Such rules may include requirements for landscaping, limitations on signage promoting a property for lease or sale or the requirement that specific construction materials be used in restorations. Some HOAs also impose limits on the number of property owners who may rent their homes, which, if met or exceeded, would cause us to incur additional costs to sell the property and opportunity costs of lost rental revenue. Furthermore, many HOAs impose restrictions on the conduct of occupants of homes and the use of common areas, and we may have tenants who violate HOA rules and for which we may be liable as the property owner. Additionally, the boards of directors of the HOAs in which we own property may not make important disclosures about the properties or may block our access to HOA records, initiate litigation, restrict our ability to sell our properties, impose assessments or arbitrarily change the HOA rules. We may be unaware of or unable to review or comply with HOA rules before purchasing a property, and any such excessively restrictive or arbitrary regulations may cause us to sell such property at a loss, prevent us from renting such property or otherwise reduce our cash flow from such property, which would have an adverse effect on our returns on these properties.

We are subject to tenant relief laws and may be subject to rent control laws, which could negatively impact our rental revenue.

As an owner of rental properties, we expect that we will regularly be seeking to evict tenants who are not paying their rent or are otherwise in material violation of the terms of their lease. Eviction activities will result in additional legal costs and require the time and attention of our management. The eviction process is typically subject to numerous legal requirements and mandatory “cure” policies, which may increase our costs and delay our ability to gain possession of and stabilize a property. Additionally, state and local landlord-tenant laws may impose legal duties on us to assist tenants in relocating to new housing, or restrict our ability to recover certain costs or charge tenants for damage tenants cause to our property. Because such laws vary by state and locality, we will need to be familiar with and take appropriate steps to comply with applicable landlord-tenant laws in the jurisdictions in which we operate, and we will need to incur supervisory and legal expenses to ensure such compliance. To the extent that we do not comply with state or local laws, we may be subjected to civil litigation filed by individuals, a class of plaintiffs or by state or local law enforcement. We may be required to pay our adversaries’ litigation fees and expenses if judgment is entered against us in such litigation or if we settle such litigation.

Furthermore, rent control laws may affect our rental revenue. Especially in times of recession and economic slowdown, rent control initiatives can receive significant political support. If rent control becomes applicable to certain of our properties, the effects on both our rental revenue and the value of such properties could be material and adverse.

Class action, tenants’ rights and consumer rights litigation may result in increased expenses and harm our results.

There are numerous tenants’ rights and consumer rights organizations that operate in our markets, and, as we grow in scale, we may attract attention from some of these organizations and become a target of legal demands or litigation. With the increased market for single-family rentals arising from former homeowners who may have lost their properties, some of these organizations may shift their litigation, lobbying, fundraising and grass roots organizing activities to focus on landlord-tenant issues, including issues relating to the Fair Housing Act, or FHA, and its state law counterparts. While we intend to conduct our business lawfully and in compliance with applicable landlord-tenant and consumer laws, such organizations might work in conjunction with trial and pro bono lawyers in one state or multiple states to attempt to bring claims against us on a class action basis for damages or injunctive relief. We cannot anticipate what form such legal actions might take if initiated or what remedies they may seek. Additionally, these organizations may lobby local county and municipal attorneys or state attorneys general to pursue enforcement or litigation against us or may lobby state and local legislatures to pass new laws and regulations to constrain our business operations. If they are successful in any such endeavors, they could limit our business operations and may impose on us significant litigation expenses, including settlements to avoid continued litigation or judgments for damages or injunctions.

Poor tenant selection and defaults by our tenants may negatively affect our financial performance and reputation.

Our success will depend, in large part, upon our ability to attract and retain qualified tenants for our properties. This will depend, in turn, upon our ability to screen applicants, identify good tenants and avoid tenants who may default. We will inevitably make mistakes in our selection of tenants, and we may rent to tenants whose default on our leases or failure to comply with the terms of the lease or HOA regulations negatively affect our financial performance, reputation and the quality and value of our properties. For example, tenants may default on payment of rent, make unreasonable and repeated demands for service or improvements, make unsupported or unjustified complaints to regulatory or political authorities, make use of our properties for illegal purposes, damage or make unauthorized structural changes to our properties which may not be fully covered by security deposits, refuse to leave the property when the lease is terminated, engage in domestic violence or similar disturbances, disturb nearby residents with noise, trash, odors or eyesores, fail to comply with HOA regulations, sub-let to less desirable individuals in violation of our leases or permit unauthorized persons to live with them. In addition, defaulting tenants will often be effectively judgment-proof. The process of evicting a defaulting tenant from a family residence can be adversarial, protracted and costly. Furthermore, some tenants facing eviction may damage or destroy the property. Damage to our properties may significantly delay re-leasing after eviction, necessitate expensive repairs or impair the rental revenue or value of the property, resulting in a lower than expected rate of return. In addition, we will incur turnover costs associated with re-leasing the properties, such as marketing expense and brokerage commissions, and will not collect revenue while the property is vacant. Although we will attempt to work with tenants to prevent such damage or destruction, there can be no assurance that we will be successful in all or most cases. Such tenants will not only cause us not to achieve our financial objectives for the properties in which they live, but may subject us to liability, and may damage our reputation with our other tenants and in the communities where we do business.

Declining real estate values and impairment charges could adversely affect our earnings and financial condition.

We intend to review the carrying value of our long-lived assets for impairment whenever events or changes in circumstances, such as adverse market conditions, indicate that their carrying amount may not be recoverable. If our evaluation indicates that we may be unable to recover the carrying value of a material portion of our real estate investments, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the properties. These losses would have a direct impact on our net income, because recording an impairment loss results in an immediate negative adjustment to net income. They would also be reflected as a decrease in assets on our balance sheet. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. A deteriorating real estate market may cause us to reevaluate the assumptions used in our impairment analysis. Impairment charges could adversely affect our financial condition, results of operations, cash available for distribution and market price of our common stock.

Risks Related to the Real Estate Industry Generally

There are significant risks involved with any investment in real estate.

The performance of our investments, and the performance of our company and our ability to make distributions, is subject to those risks typically associated with investments in real estate. Any change in operating expenses and tax rates could adversely affect operating results or render the sale, financing, or refinancing of a portfolio of properties difficult or unattractive. Certain expenditures associated with the properties will be fixed (principally real estate taxes and maintenance costs) and will be payable even if the properties do not generate sufficient income, which could have a negative impact on us. No assurance can be given that certain assumptions as to future costs of operating any of our properties will be accurate, since such matters will depend on events and factors beyond our control. These factors include, among others:

•	changes in national, regional, or local economic conditions, including economic slowdowns or recessions and national and international political and socioeconomic circumstances, which could negatively impact our ability to lease vacancies or to sell properties on favorable terms and the ability of any tenant to pay rent;
•	changes in local market conditions or characteristics, including construction of new residential housing properties that compete with a particular property;
•	changes in interest rates and in the availability, costs, and terms of borrowings, including recent unprecedented volatility and disruption in the credit markets, which may make the sale, financing, or refinancing of a portfolio of properties difficult and/or costly;
•	changes in federal, state, or local regulations and controls affecting rents, prices of goods, fuel and energy consumption, environmental restrictions, real estate taxes, and other factors affecting real property;
•	federal, state, and local regulatory requirements, including state and local fire and life-safety requirements, zoning and permitted use laws;
•	continued validity and enforceability of leases;

•	the vacancy rate and the length of any vacancy for a property;
•	the financial condition of tenants;
•	the ongoing need for capital improvements and our ability to control the costs, plans, specifications, and timing in connection with such improvements;
•	changes in operating costs such as utilities;
•	costs of remediation and liabilities associated with environmental conditions;
•	the perceptions of prospective tenants and residents of the safety, convenience, and attractiveness of the properties and surrounding areas;
•	acts of nature, such as earthquakes, tornadoes, and floods; and
•	utility and other easements in favor of third parties may exist on and encumber a particular property.

A worsening of current financial market conditions or events negatively impacting the U.S. banking system could adversely affect our operations and our ability to make distributions.

Uninsured or underinsured losses relating to real property may adversely affect our returns.

We attempt to ensure that all of the properties we acquire are adequately insured to cover casualty losses. However, there are certain losses, including losses from floods, fires, earthquakes, acts of war, acts of terrorism or riots, that may not always be insured against or that are not generally fully insured against because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of the properties we acquire incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by the amount of any such uninsured loss, and we could experience a significant loss of capital invested and potential revenues in these properties and could potentially remain obligated under any recourse debt associated with the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or restore a property after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property. Any such losses could adversely affect us and the market price of our common stock. In addition, we may have no source of funding to repair or reconstruct the damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future.

Due diligence on properties may not reveal all conditions that may adversely affect the value of our investments.

We perform due diligence on each investment prior to its acquisition. Regardless of the thoroughness of the due diligence process, not all circumstances affecting the value of an investment can be ascertained through the due diligence process. If the due diligence materials provided to us are inaccurate, if we do not sufficiently investigate or follow up on matters brought to our attention as part of the due diligence process, or if the due diligence process fails to detect material facts that impact the value determination, we may acquire an investment that results in significant losses to us or may overpay for an investment, which would cause our financial results to suffer.

Contingent or unknown liabilities could adversely affect our financial condition.

Our acquisition activities are subject to many risks. We may acquire properties that are subject to unknown or contingent liabilities, including liabilities for or with respect to liens attached to properties, unpaid real estate taxes, utilities or HOA charges for which a prior owner remains liable, clean-up or remediation of environmental conditions or code violations, claims of vendors or other persons dealing with the acquired properties and tax liabilities, among other things. In each case, our acquisition may be without any, or with only limited, recourse with respect to unknown or contingent liabilities or conditions. As a result, if any such liability were to arise relating to our properties, or if any adverse condition exists with respect to our properties that is in excess of our insurance coverage, we might have to pay substantial sums to settle or cure it, which could adversely affect us. The properties we acquire may also be subject to covenants, conditions or restrictions that restrict the use or ownership of such properties, including prohibitions on leasing or requirements to obtain the approval of HOAs prior to leasing. We may not discover such restrictions during the acquisition process and such restrictions may adversely affect our ability to operate such properties as we intend.

In addition, purchases of single-family homes acquired as part of a portfolio or in bulk purchases typically involve few or no representations or warranties with respect to the properties and may allow us limited or no recourse against the sellers of such properties. Such properties also often have unpaid tax, utility and HOA liabilities for which we may be obligated but fail to anticipate.

Costs of complying with governmental laws and regulations may reduce our income and cash available for distributions.

Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to, among other things, environmental protection, human health and safety and access by persons with disabilities. We could be subject to liability in the form of fines or damages for noncompliance with these laws and regulations, even if we did not cause the events(s) resulting in liability.

Environmental Laws Generally.  Environmental laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid hazardous materials, the remediation of contaminated property associated with the disposal of solid and hazardous materials and other health and safety-related concerns. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the acts causing the contamination were legal, regardless of whether the contamination was present prior to a purchaser’s acquisition of a property, and whether an owner knew of such contamination. The conditions of investments at the time we acquire them, operations in the vicinity of our investments, such as the presence of underground tanks, or activities of unrelated third parties may affect the value or performance of our investments.

Hazardous Substances.  The presence of hazardous substances on owned real estate owned by us, or the failure to properly remediate these substances, may hinder our ability to sell, rent or pledge investments as collateral for future borrowings. Any material expenditures, fines, or damages that we must pay will reduce our ability to make distributions to stockholders and may reduce the value of an investment in our common stock.

Other Regulations.  We may be required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements, and these expenditures could adversely affect our performance and ability to make distributions to stockholders.

We may obtain only limited warranties when we purchase a property and would have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase and sale agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental revenue from that property.

We may have difficulty selling real estate investments, and our ability to distribute all or a portion of the net proceeds from such sales to our stockholders may be limited.

Real estate investments are relatively illiquid, and, as a result, we may have a limited ability to sell our properties should the need arise. When we sell our properties, we may not realize gains on such sales. We may elect not to distribute any proceeds from the sales of properties to our stockholders; for example, we may use such proceeds to:

•	purchase additional properties;
•	repay debt, if any;
•	create working capital reserves;
•	complete repairs, maintenance or other capital improvements or expenditures to our remaining properties; or
•	for general corporate purposes.

Our ability to sell our properties may also be limited by our need to avoid the 100% prohibited transactions tax that is imposed on gain recognized by a REIT from the sale of property characterized as dealer property. In order to ensure that we avoid such characterization, we may be required to hold our properties for a minimum period of time and comply with certain other requirements in the Code or dispose of our properties through our TRS, which will be subject to federal and state income taxation as a corporation.

Increases in property taxes could adversely affect the value of a property or our ability to hold the property long enough to realize the desired return on its investment.

Property taxes may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. As the owner of real estate properties, we will be responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, we may or may not be able to raise rents to offset such increased taxes. Because such changes in property taxes are difficult to predict when a property is acquired, the financial results projected at the time of our investment may be realized during the period of our ownership and, therefore, cash flows and property values could be materially and negatively affected in a manner that we cannot foresee. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the property and the property may be subject to a tax sale.

Our properties may be or become subject to condemnation or eminent domain proceedings.

A governmental authority could bring an eminent domain or inverse condemnation action against a property. Such an action could have a material adverse effect on the financial viability and marketability of that property, and, as a result, the results of our operations and our ability to make distributions to stockholders.

Risks Related to Our Organization and Structure

Provisions of our charter may limit the ability of a third party to acquire control of us by authorizing our Board of Directors to issue additional securities.

Our Board of Directors may, without stockholder approval, approve an amendment to our charter to increase or decrease the aggregate number of our shares or the number of shares of any class or series that we have the authority to issue, and classify or reclassify any unissued shares of our common or preferred stock, and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our Board of Directors may authorize the issuance of additional shares or establish a series of common or preferred stock that may have the effect of delaying or preventing a change in control of our company, including transactions at a premium over the market price of our shares, even if stockholders believe that a change in control is in their interest. These provisions, along with the restrictions on ownership and transfer contained in our charter and certain provisions of Maryland law described below, could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our securities. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws.”

Provisions of Maryland law may limit the ability of a third party to acquire control of us by requiring our Board of Directors or stockholders to approve proposals to acquire our company or effect a change in control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, applicable to Maryland corporations may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of their shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person (other than us or any subsidiary) who beneficially owns 10% or more of the voting power of our outstanding voting stock after the date on which we first had 100 or more beneficial owners of our stock, or an affiliate or associate of us who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock after the date on which we first had 100 or more beneficial owners of our stock) or an affiliate of any interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and, thereafter, any such business combination between us and an interested stockholder generally must be recommended by our Board of Directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of our outstanding voting stock and (2) two-thirds of the votes entitled to be cast by holders of our outstanding voting stock other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, our stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares; and
•	“control shares” provisions that provide that holders of our “control shares” (defined as shares of stock which, if aggregated with all other such shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of three ranges) acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer or (3) an employee of us who is also a director of the corporation.

By resolution of our Board of Directors, we have opted out of the business combination provisions of the MGCL and provided that any business combination between us and any other person is exempt from the business combination provisions of the MGCL, provided that the business combination is first approved by our Board of Directors (including a majority of directors who are not affiliates or associates of such persons). In addition, pursuant to a provision in our bylaws, we have opted out of the control share provisions of the MGCL. However, our Board of Directors may by resolution elect to opt in to the business combination provisions of the MGCL, and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL at any time in the future, whether before or after an acquisition of control shares. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws — Business Combinations” and “Certain Provisions of Maryland Law and of Our Charter and Bylaws — Control Share Acquisitions.”

Certain provisions of the MGCL permit our Board of Directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain corporate governance provisions, some of which (for example, a classified board) are not currently applicable to us. These provisions may have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could be in the best interests of our stockholders. Our charter contains a provision whereby we elect, at such time as we become eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our Board of Directors. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws — Subtitle 8.”

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Under Maryland law, generally, a director will not be liable if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or
•	active and deliberate dishonesty that is established by a final judgment and is material to the cause of action.

Our charter authorizes us to obligate ourselves to, and our bylaws require us to, indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each director and officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party to, or witness in, by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our directors and officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter and bylaws or that might exist with other companies. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws — Limitation of Directors’ and Officers’ Liability and Indemnification.”

Our charter contains provisions that make removal of our directors difficult, and the employment agreements we have with some of our executives contain severance provisions that make termination of their employment under certain circumstances expensive for us, which could make it difficult for our stockholders to effect changes to our Board of Directors and our management.

Our charter provides that a director may be removed only for cause (as defined in our charter) and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. Our charter also provides that vacancies on our Board of Directors may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements prevent stockholders from removing directors except for cause and with a substantial affirmative vote and from replacing directors with their own nominees and may prevent a change in control of our company that is in the best interests of our stockholders.

We have entered into employment agreements with each of our executive officers containing severance provisions that could make it difficult and costly for us to terminate their employment. For additional information, see “Management — Employment Agreements.”

Our Board of Directors may change our investment strategy, financing strategy or leverage policies, or any of our other major policies, without the consent of stockholders.

Our Board of Directors determines our major strategies and policies, including policies and guidelines relating to our acquisitions and divestitures, asset allocation, leverage, financing, growth, operations, indebtedness and distributions to stockholders. Our Board of Directors may amend or revise these and other policies and guidelines from time to time without the vote or consent of our stockholders, which could result in our acquiring properties that are different from, and possibly riskier than, the types of single-family residential real estate and related investments described in this prospectus. Accordingly, our stockholders will have limited control over changes in our policies, and those changes could adversely affect our business, results of operations, financial condition and cash flows and our ability to make distributions to our stockholders.

We may structure acquisitions of property in exchange for OP units on terms that could limit our liquidity or our flexibility.

We may acquire properties by issuing OP units in exchange for a property owner contributing property to the operating partnership. If we enter into such transactions, in order to induce the contributors of such properties to accept OP units, rather than cash, in exchange for their properties, it may be necessary for us to provide them additional incentives. For instance, our operating partnership’s limited partnership agreement provides that any holder of units may exchange limited partnership units for cash equal to the value of an equivalent number of shares of our common stock or, at our option, for shares of our common stock on a one-for-one basis. We may, however, enter into additional contractual arrangements with contributors of property under which we would agree to repurchase a contributor’s units for shares of our common stock or cash, at the option of the contributor, at set times. If the contributor required us to repurchase units for cash pursuant to such a provision, it would limit our liquidity and thus our ability to use cash to make other investments, satisfy other obligations or make distributions to stockholders. Moreover, if we were required to repurchase units for cash at a time when we did not have sufficient cash to fund the repurchase, we might be required to sell one or more properties to raise funds to satisfy this obligation. Furthermore, we might agree that if distributions the contributor received as a limited partner in our operating partnership did not provide the contributor with a defined return, then upon redemption of the contributor’s units we would pay the contributor an additional amount necessary to achieve that return. Such a provision could further negatively impact our liquidity and flexibility. Finally, in order to allow a contributor of a property to defer taxable gain on the contribution of property to our operating partnership, we might agree not to sell a contributed property for a defined period of time or until the contributor exchanged the contributor’s units for cash or shares. Such an agreement would prevent us from selling those properties, even if market conditions made such a sale favorable to us.

If our operating partnership fails to qualify as a partnership for federal income tax purposes, we could fail to qualify as a REIT and suffer other adverse consequences.

Our operating partnership will initially be wholly-owned, directly and indirectly, by us, and will be classified for U.S. federal income tax purposes as a disregarded entity. Once our operating partnership has more than one other member apart from us and our wholly-owned subsidiaries, we believe that it will then be treated as a partnership and not an association or a publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes. As a disregarded entity or partnership, our operating partnership will not be subject to U.S. federal income tax on its income. Instead, each of the partners will be allocated its share of our operating partnership’s income. No assurance can be provided, however, that the IRS will not challenge our operating partnership’s status as a partnership for U.S. federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, would not qualify as a REIT. Also, the failure of the operating partnership to qualify as a partnership would cause it to become subject to U.S. federal corporate income tax, which would reduce significantly the amount of its cash available for distribution to its partners, including us.

Risks Related to Qualification and Operation as a REIT

Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

We intend to elect to be treated as a REIT for U.S. federal income tax purposes. However, there can be no assurance that we will be successful in obtaining and maintaining REIT status. Our ability to qualify as a REIT will depend on our satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex provisions of the Code, for which there may be only limited judicial or administrative interpretations. Qualification and maintenance of REIT status involves the determination of various factual matters and circumstances not entirely within our control. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the U.S. federal income tax consequences of that qualification.

If we were to fail to qualify as a REIT for any taxable year, we would be subject to U.S. federal income tax on our taxable income at corporate rates (currently 35%). In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year in which we lose our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer be deductible in computing our taxable income and we would no longer be required to make distributions. To the extent that distributions had been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or liquidate some investments in order to pay the applicable corporate income tax. In addition, although we intend to elect for qualification as a REIT, it is possible that future economic, market, legal, tax, or other considerations may cause our Board of Directors to determine that it is no longer in our best interest to be qualified as a REIT and recommend that we do not proceed with our proposed REIT election or otherwise revoke our REIT election.

To qualify as a REIT, we must meet annual distribution requirements, which could result in us distributing amounts that may otherwise be used for our operations.

To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the deduction for distributions paid and by excluding net capital gains. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on acquisitions of properties and it is possible that we might be required to borrow funds or sell assets to fund these distributions. It is possible that we might not always be able to continue to make distributions sufficient to meet the annual distribution requirements required to maintain our REIT status, avoid corporate tax on undistributed income and/or avoid the 4% excise tax.

From time to time, we may generate taxable income that is greater than our income for financial reporting purposes, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. If we do not have other funds available in these situations, we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect our value.

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of common stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

•	Part of the income and gain recognized by certain qualified employee pension trusts with respect to our common stock may be treated as unrelated business taxable income if shares of our common stock are predominately held by qualified employee pension trusts, and we are required to rely on a special look-through rule for purposes of meeting one of the REIT share ownership tests, and we are not operated in a manner that prevents treatment of such income or gain as unrelated business taxable income;
•	Part of the income and gain recognized by a tax-exempt investor with respect to our common stock would constitute unrelated business taxable income if the investor incurs debt in order to acquire the common stock; and
•	Part or all of the income or gain recognized with respect to our common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17), or (20) of the Code may be treated as unrelated business taxable income.

The prohibited transactions tax may limit our ability to dispose of our properties.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business. We may be subject to the prohibited transactions tax in an amount equal to 100% of net gain upon a disposition of real property. Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, we cannot assure you that we will be able to comply with the safe harbor or that we will avoid owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of our properties or may conduct such sales through a taxable REIT subsidiary (our TRS), which would be subject to federal and state income taxation as a corporation. For example, if we decide to acquire properties opportunistically to restore in anticipation of immediate resale, we will need to conduct that activity through our TRS to avoid the 100% prohibited transactions tax. No assurance can be given, however, that the U.S. Internal Revenue Service (the IRS) will respect the transaction by which any such properties are contributed to our TRS, and, even if the contribution transaction is respected, our TRS may incur a significant tax liability as a result of any such sales.

We may pay taxable dividends of our common stock and cash, in which case stockholders may sell shares of our common stock to pay tax on such dividends, placing downward pressure on the market price of our common stock.

We may distribute taxable dividends that are payable in cash and common stock at the election of each stockholder. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as taxable dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and common stock.

If we made a taxable dividend payable in cash and common stock, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for federal income tax purposes. As a result, stockholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. If we made a taxable dividend payable in cash and our common stock and a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may be viewed as economically equivalent to a dividend reduction and put downward pressure on the market price of our common stock. We do not currently intend to pay taxable dividends in the form of our common stock and cash, although we may choose to do so in the future.

Our ownership of our TRS is subject to limitations, and our transactions with our TRS could cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

In general, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries together with any other non-qualifying assets. In addition, the Code limits the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The Code also imposes a 100% excise tax on REITs for certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis. We monitor the value of our respective investments in our TRS for the purpose of ensuring compliance with the REIT asset requirements and to structure our transactions with our TRS on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above.

There can be no assurance, however, that we will be able to comply with the REIT asset requirements or avoid application of the 100% excise tax.

You may be restricted from acquiring or transferring certain amounts of our common stock.

The stock ownership restrictions of the Code for REITs and the 9.8% stock ownership limits in our charter may inhibit market activity in our capital stock and restrict our business combination opportunities.

In order to qualify as a REIT for each taxable year after 2015, five or fewer individuals, as defined in the Code, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our capital stock under this requirement. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year for each taxable year after 2015. To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our Board of Directors, our charter prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding shares of common stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of all classes and series of our capital stock. Our Board of Directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares would result in our failing to qualify as a REIT. These restrictions on ownership and transfer will not apply, however, if our Board of Directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer necessary in order for us to qualify as a REIT.

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts that we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution and may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with the REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investments (other than governmental securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our assets can be represented by securities of one or more taxable REIT subsidiaries together with any other non-qualifying assets. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to “qualified dividend income” payable to U.S. stockholders that are taxed at individual rates is currently 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates on qualified dividend income. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

Liquidation of assets may jeopardize our REIT status.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our proposed REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT may depend in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own a non-controlling equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

Foreign investors may be subject to FIRPTA on the sale of common stock if we are unable to qualify as a domestically controlled REIT.

A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to a tax known as the Foreign Investment in Real Property Tax Act (“FIRPTA”) on the gain recognized on the disposition. FIRPTA does not apply, however, to the disposition of stock in a REIT if the REIT is a domestically controlled REIT. A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We are not currently domestically-controlled, and may never become domestically-controlled, and so there can be no assurance that foreign investors will be able to rely on this exemption under FIRPTA. Another FIRPTA exemption is potentially available in the case of gain realized by a foreign investor on a sale of our common stock if our common stock is traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than five percent of the value of our outstanding common stock. Although our stock is currently not traded on an established securities market, we expect that it will be following the completion of this offering.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective, and any such law, regulation, or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in the federal income tax laws, regulations or administrative interpretations.

Risks Related to This Offering and Ownership of Our Common Stock

The availability and timing of our anticipated cash distributions are uncertain, and the distributions when made may be paid partially from the proceeds of this offering, which would represent a return of capital.

We are generally required to distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year in order for us to qualify as a REIT under the Code, which requirement we currently intend to satisfy through quarterly cash distributions of all or substantially all of our REIT taxable income in such year, subject to certain adjustments. However, due to our net losses to date and our limited operating history, we currently do not have the ability to fund distributions from cash flow from operations and we cannot assure you how long it may take to generate sufficient available cash flow to fund distributions nor can we assure you that sufficient cash will be available to make distributions to you.

Our Board of Directors will determine the amount and timing of any distributions. In making such determinations, our directors will consider all relevant factors, including the amount of cash available for distribution, capital expenditures, general operational requirements and restrictions under applicable law. We bear all expenses incurred by our operations, and the funds generated by our operations, after deducting these expenses, are currently estimated to not be sufficient to allow for distributions to our stockholders. As such, we expect that any near-term distributions will be paid from funds raised by this offering and we currently estimate 100% of such distribution will represent a return of capital for tax purposes. We cannot assure you how long it may take to generate sufficient available cash flow to fund distributions, nor can we assure you that sufficient cash will be available to make distributions to you. With a limited operating history, we may be unable to make, maintain or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders, including the risk factors described in this propectus. Because we may receive rents and income from our properties at various times during our fiscal year, distributions paid may not reflect our income earned in that particular distribution period. The amount of cash available for distribution will be affected by many factors, including without limitation, the amount of time it takes for us to deploy the net proceeds from this offering into our target assets, the amount of income we will earn from those investments, the amount of our operating expenses and many other variables. Actual cash available for distribution may vary substantially from our expectations. See the “Distribution Policy” section of this prospectus for a discussion of the factors that will affect our ability to make distributions.

While our goal is to fund future payments of quarterly distributions to our stockholders entirely from distributable cash flows, any near-term distributions to our stockholders are expected to be made from a combination of equity capital and proceeds from borrowings. In the event we are unable to consistently fund distributions to our stockholders entirely from distributable cash flows, the value of our shares may be negatively impacted.

Certain of our existing stockholders affiliated with Mr. Xiaofan Bai have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders and sales of their shares could cause the market price of our common stock to decrease.

Prior to this offering, Mr. Xiaofan Bai, a member of our Board of Directors, and three of our stockholders affiliated with Mr. Bai collectively own approximately 83.9% of our outstanding voting securities. These three stockholders are private equity funds managed and controlled by Mr. Bai. Although this ownership interest will decrease to     % as a result of this offering, it will still represent a significant concentration of ownership in our company. As a result of this ownership interest, Mr. Bai has significant influence over our company and our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors, any amendments to our articles of incorporation and bylaws, and other significant corporate actions requiring stockholder approval. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares. The interests of Mr. Bai and his affiliates may not always be aligned with the interests of our other stockholders. Furthermore, any sales of substantial amounts of shares of our common stock in the public market by Mr. Bai or the other stockholders affiliated with Mr. Bai, or the perception that such sales might occur, could result in significant downward pressure on the market price of our common stock. In addition, Mr. Xiaofan Bai and Mr. Xiaohang Bai, who is also a member of our Board of Directors, are cousins and Mr. Xiaofan Bai is married to Ms. Siyu Lan, who is also a member of our Board.

The NASDAQ Capital Market or another nationally recognized stock exchange may not list our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We have applied to list our common stock on the NASDAQ Capital Market under the symbol “RVEN.” There can be no assurance that our listing application will be accepted by the NASDAQ Capital Market. Even if our listing application is accepted, in order to remain listed, we will be required to meet the continued listing requirements of the NASDAQ Capital Market or, in the alternative, any other nationally recognized exchange to which we may apply. We may be unable to satisfy these listing requirements, and there is no guarantee that our common stock will remain listed on a nationally recognized exchange. If after listing, our common stock is delisted from the NASDAQ Capital Market or any other nationally recognized stock exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our common stock;
•	reduced liquidity with respect to the market for our common stock;
•	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to different rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;
•	a limited amount of news and analyst coverage; and
•	decreased ability to issue additional shares of our common stock or obtain additional financing in the future.

An active trading market for our common stock may never develop following this offering.

Prior to this offering, trading in our common stock on the OTCQB Marketplace has been limited and sporadic. An active trading market for our common stock may never develop or be sustained, which may affect your ability to sell your common stock and could depress the market price of your common stock. We have applied to list our common stock on the NASDAQ Capital Market under the symbol “RVEN.” There can be no assurance that our listing application will be accepted by the NASDAQ Capital Market. Listing on the NASDAQ Capital Market would not ensure that an actual market will develop for our common stock. As a result, no assurances can be given that you will be able to readily sell your common stock at a price equal to or above the price you paid.

There can be no assurance that we will ever provide liquidity to our investors through a sale of our company.

Potential investors are cautioned that no assurances can be given that any form of merger, combination, or sale of our company or any of our real estate assets will take place following this offering, or that any merger, combination, or sale, even if consummated, would provide liquidity or a profit for our investors following this offering. You should not invest in our company with the expectation that we will be able to sell our company or any of our assets in order to provide liquidity or a profit for our investors.

The trading and price of our common stock may be volatile and could decline substantially following this offering.

The offering price to the public will be determined through negotiations between us and the representative of the underwriters and may bear no relationship to the price at which the common stock will trade upon completion of this offering. Further, the stock markets, including the NASDAQ Capital Market, have experienced significant price and volume fluctuations. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus, and others such as:

•	our operating performance and the performance of other similar companies;
•	actual or anticipated changes in our business strategy prospects;
•	actual or anticipated valuations in our quarterly operating results or dividends;
•	changes in our earnings estimates;
•	publication of research reports about the real estate industry;
•	the passage of legislation or other regulatory developments that adversely affect us or the assets in which we seek to invest;

•	the use of significant leverage to finance our assets;
•	changes in market valuations of similar companies;
•	actions by our stockholders;
•	the realization of any other risk factor in this prospectus; and
•	general economic conditions.

If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly.

We have identified material weaknesses in our internal control over financial reporting, and our business and stock price may be adversely affected if we do not adequately address those weaknesses or if we have other material weaknesses or significant deficiencies in our internal control over financial reporting.

In connection with the preparation of our consolidated financial statement for the fiscal year ended December 31, 2014, we became aware that we had been improperly accounting for our portfolio acquisitions of leased single family homes as asset acquisitions instead of business acquisitions. Therefore, we had been capitalizing, instead of expensing, real property acquisition costs. Additionally, we determined that we had been improperly allocating a portion of our purchase price relating to 2013 acquisitions on our balance sheet to building values instead of lease origination costs. Our management concluded that these errors in accounting constituted “material weaknesses” in our internal control over financial reporting. In particular, we had to restate our financial information as of and for the fiscal year ended December 31, 2013 and as of and for the nine months ended September 30, 2014.

Proper systems of internal controls over financial reporting are critical to the operation of a public company. As we are a start-up company that has been operating as a public company for a relatively short period of time, we are at the early stages of establishing, and we may be unable to effectively establish, such systems. Specifically, we have limited segregation of duties within our accounting functions due to our having only three employees and believed this limited segregation of duties to be a significant deficiency in our internal controls over financial reporting. Due to our size and nature, segregation of all duties may not always be possible and may not be economically feasible, although we intend to hire internal financial and accounting personnel as our company grows. Failure to effectively establish such systems would leave us without the ability to reliably assimilate and compile financial information about our company and significantly impair our ability to prevent error and detect fraud, all of which would have a negative impact on our company from many perspectives. There is also the risk that the material weaknesses in our internal controls with respect to our errors in accounting as discussed above could reoccur.

Moreover, we do not expect that internal controls over financial reporting, even if established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely impact us. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed.

Exercise of stock options and outstanding warrants will dilute your percentage of ownership and could cause our stock price to decline.

As of June 30, 2015, we have outstanding warrants to purchase an aggregate of 263,588 shares of common stock. The warrants are exercisable at $4.00 per share and were issued to the investors in our October 2012 and January 2013 convertible note financings. Exercise of any of these warrants would result in our issuing a significant number of additional shares of common stock. Additionally, we may issue stock options, restricted stock award, and other stock-based award of up to 1,601,250 shares of common stock under our Amended and Restated 2012 Incentive Compensation Plan (the “2012 Plan”). In the future, we may grant additional stock options, warrants and convertible securities. The exercise, conversion or exchange of stock options, warrants or convertible securities will dilute the percentage ownership of our other stockholders. Sales of a substantial number of shares of our common stock could cause the price of our common stock to decline and could impair our ability to raise capital by selling additional securities.

Reports published by analysts, including projections in those reports that exceed our actual results, could adversely affect our common stock price and trading volume.

Securities research analysts, including those affiliated with our underwriters, may establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline. If no analysts commence coverage of us, the trading price for our stock and the trading volume could be adversely affected.

You will experience immediate and substantial dilution from the purchase of our common stock sold in this offering.

The per-share offering price to public of our common stock is higher than what our net tangible book value per share will be immediately after this offering. Accordingly, purchasers of our common stock in this offering will incur immediate dilution of approximately $    , or     %, per share, based on the price set forth on the front cover page of this prospectus.

Future sales of our common stock or other securities convertible into our common stock could cause the market price of our common stock to decline and could result in the dilution of your shares.

Our Board of Directors is authorized, without your approval, to cause us to issue additional shares of our common stock (including equity or debt securities convertible into common stock) or to raise capital through the issuance of preferred stock, options, warrants and other rights, on terms and for consideration as our Board of Directors in its sole discretion may determine. Sales of substantial amounts of our common stock could cause the market price of our common stock to decrease significantly. To the extent the proceeds of any future equity offering are invested in residential assets that have less favorable yield characteristics than our then-existing portfolio, our stockholders will suffer dilution in their yield and distributable cash per share. We cannot predict the effect, if any, of future sales of our common stock, or the availability of our common stock for future sales, on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect the market price of our common stock.

Each of our officers and directors and any other holder(s) of 1.5% or more of the outstanding shares of our common stock as of the date of this prospectus (and all holders of securities exercisable for or convertible into shares of our common stock) has entered into a lock-up agreement with respect to shares of our common stock and securities exchangeable or exercisable for shares of our common stock, restricting the direct or indirect sale of such securities for 270 days after the date of this prospectus without the prior written consent of the representatives of the underwriters of this offering. We have agreed not to waive or otherwise modify this agreement without the prior written consent of the representatives of the underwriters of this offering. The representatives of the underwriters of this offering may, at any time, release, or authorize us to release, as the case may be, all or a portion of our common stock subject to the foregoing lock-up provisions. If the restrictions under the lock-up agreements are waived, shares of our common stock may become available for sale into the market, subject to applicable law, which could reduce the market price for our common stock.

If our shares of common stock became subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not achieve or maintain a listing on NASDAQ and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgement of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

Future offerings of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to pay a dividend or other distribution to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and purchasers of our common stock in this offering bear the risk of our future offerings reducing the market price of our common stock and diluting their ownership interest in our company.

An increase in market interest rates may have an adverse effect on the market price of our common stock and our ability to make or sustain distributions to our stockholders.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our ability to make or sustain distributions and the rate of our distributions, if any, as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate on shares of our common stock or seek alternative investments paying higher distributions or interest. As a result, interest rate fluctuations and capital market conditions can affect the market price of shares of our common stock. For instance, if interest rates rise without an increase in our distribution rate, the market price of shares of our common stock could decrease because potential investors may require a higher distribution yield on shares of our common stock as market rates on our interest-bearing instruments such as bonds rise. In addition, to the extent we have variable rate debt, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting our cash flow and our ability to service our indebtedness and make distributions to our stockholders.

ERISA imposes additional obligations on us.

In considering an investment in our common stock, trustees, custodians, investment managers, and fiduciaries of retirement and other plans subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the prohibited transaction provisions of Section 4975 of the Code (including IRAs), should consider among other things: (i) whether an investment in the common stock is in accordance with plan documents and satisfies the diversification requirements of

Section 404(a) of ERISA, if applicable; (ii) whether an investment in the common stock will result in unrelated business taxable income to the plan; (iii) whether the investment is prudent under Section 404(a) of ERISA, if applicable; and (iv) whether we or any of our affiliates is a fiduciary or party in interest to the plan. Fiduciaries and other persons responsible for the investment of certain governmental and church plans that are subject to any provision of federal, state, or local law that is substantially similar to the fiduciary responsibility provisions of Title I of ERISA or the prohibited transaction provisions of Section 4975 of the Code that are considering the purchase of the common stock should consider the applicability of the provisions of such similar law and whether the common stock would be an appropriate investment under such similar law. The responsible fiduciary must take into account all of the facts and circumstances of the plan and of the investment when determining if a particular investment satisfies its fiduciary responsibility under ERISA. Other investors must consider the potential impact that benefit plan investments could have on our operations. See “Material U.S. Federal Income Tax Considerations” and “ERISA Considerations.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, forecasts, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements included in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking:

•	our ability to generate profit and make or sustain distributions to our shareholders;
•	our ability to effectively deploy the net proceeds from this offering;
•	our business and investment strategy;
•	our projected operating results;
•	economic, demographic or real estate developments in our markets;
•	home value appreciation, employment growth, residential building permits, median household income and household formation in our markets;
•	defaults on, early terminations of or non-renewal of leases by our tenants;
•	our ability to identify properties to acquire and completing acquisitions;
•	our ability to operate acquired properties profitably;
•	projected operating costs;
•	rental rates or vacancy rates;
•	general volatility of the markets in which we participate;
•	our expected investments;
•	interest rates and the market value of our target assets;
•	impact of changes in governmental regulations, tax law and rates and similar matters;
•	our ability to qualify and maintain our qualification as a REIT;
•	availability of qualified personnel;
•	our understanding of our competition; and
•	market trends in our industry, real estate values or the general economy.

The forward-looking statements are based on our beliefs, assumptions and expectations of future events, taking into account all information currently available to us. Forward-looking statements are not guarantees of future events or of our performance. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these events and factors are described in this prospectus under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business and Investments.” If a change occurs, our business, financial condition, liquidity, cash flows and results of operations may vary materially from those expressed in or implied by our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $22,375,000, based on the price set forth on the front cover page of this prospectus ($25,825,000 if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and other estimated offering expenses of approximately $2,625,000 payable by us.

We expect to use approximately $18,118,000 of these net proceeds to acquire and operate single-family homes as rental properties and $2.5 million to fund cash distributions to our shareholders during the 12 months ending December 31, 2016. We intend to use the remaining net proceeds (approximately $1,757,000) for general business purposes and potential future acquisitions.

As described below, we intend to allocate approximately $18,118,000 of the net proceeds of this offering towards the purchase of specified portfolios of homes in the Jacksonville, Florida and Houston, Texas metropolitan areas. We have no present understandings, arrangements or agreements with respect to the application of the remaining net proceeds towards the purchase of additional homes.

Jacksonville 140 Acquisition.  On February 27, 2015, we entered into a purchase and sale agreement for the purchase of a portfolio of up to 140 single-family homes located in the Jacksonville, Florida metropolitan area for the aggregate purchase price of up to $9,417,682. We intend to apply $9,417,682 of the net proceeds of this offering towards our purchase of the 140 homes. The sellers of the Jacksonville 140 homes are not affiliated with us. We intend that at the time of acquisition all 140 properties will be occupied and rented.

Houston 100 Acquisition.  On September 26, 2014, we entered into a purchase and sale agreement for the purchase of a portfolio of up to 100 single-family homes located in the Houston, Texas metropolitan area for the purchase price of up to $8,700,000. The seller of the Houston 100 homes is unaffiliated with us. We intend to apply $8,700,000 of the net proceeds of this offering towards our purchase of the Houston 100 homes. We expect that at the time of acquisition all 100 properties will be occupied and rented.

The purchase and sale agreement with respect to the Jacksonville 140 portfolio provides for a closing date of no later than September 30, 2015 with respect to the purchase of 59 properties and October 31, 2015 with respect to the remaining properties. The purchase and sale agreement with respect to the Houston 100 portfolio provides for a closing date of no later than October 31, 2015. Pursuant to each agreement, we have the continuing right until the closing dates to conduct inspections to determine whether the properties are suitable for our purposes, in our sole discretion, including, without limitation, whether there are any necessary repairs or improvements to bring the properties into compliance with the applicable local building code, if recommended. If the aggregate costs for such repairs do not exceed 5% of the purchase price, the seller will, at its option, conduct the repairs at its cost or reduce the purchase price by the amount of such costs. If the aggregate costs of such repairs exceed 5% of the purchase price, we may, at our option, exclude some or all of the homes requiring repair, reduce the purchase price by 5% or terminate the agreement. In the event we reduce the number of homes to be purchased under either agreement, the amount of net proceeds allocated towards the portfolio purchase will be reduced appropriately. Any such net proceeds will be reallocated towards our purchase of other homes in our target markets using our investment processes, all of which are described elsewhere in the prospectus.

Prior to the full deployment of the net proceeds of this offering as described above, we may invest the undeployed net proceeds in interest-bearing, short-term, investment-grade securities or money market accounts that are consistent with our intention to qualify as a REIT. We expect that these initial investments will provide a lower net return than we expect to receive from the investments described above.

DISTRIBUTION POLICY

To qualify as a REIT, we must distribute annually to our shareholders an amount equal to at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be subject to income tax on our taxable income that is not distributed and to an excise tax to the extent that certain percentages of our taxable income are not distributed by specified dates. See “Material Federal Income Tax Considerations.” Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes.

The amount, timing and frequency of distributions authorized by our Board of Directors will be based upon a variety of factors, including:

•	actual results of operations;
•	our ability to generate positive cash flow from operations and level of retained cash flows;
•	the timing of the investment of the net proceeds of this offering;
•	restrictions under Maryland law;
•	any debt service requirements and compliance with covenants under our credit facility;
•	our taxable income;
•	the annual distribution requirements under the REIT provisions of the Code;
•	distributions to senior equity security holders, if any; and
•	other factors that our Board of Directors may deem relevant.

We have not made any distributions to our shareholders prior to this offering. Our ability to make distributions to our shareholders following this offering will depend upon the ability of our management team to invest the net proceeds of this offering in our target assets in accordance with our business strategy and the performance of our properties. Distributions will be made in cash to the extent that cash is available for distribution. We do not currently and may not at any time following this offering be able to generate sufficient cash flow from operations to pay distributions to our shareholders. In addition, our Board of Directors may change our distribution policy in the future. See “Risk Factors.”

We do not currently generate cash flow from operations and cannot guarantee whether or when we will be able to make distributions from cash from operations or that any such distributions will be sustained over time. We intend to use $2.5 million of the net proceeds of this offering to fund cash distributions to our shareholders for the 12 months ending December 31, 2016. To the extent we are unable to generate cash from operations in order to fund cash distributions for periods subsequent to fiscal 2016, we will endeavor to acquire capital from future securities offerings or from other sources to make such distributions, including future borrowings secured by our unencumbered single-family homes; however, there can be no assurance we will be able to acquire capital for such purpose on commercially reasonable terms or at all. Any portion of distributions funded with our equity capital may constitute a return of capital for federal income tax purposes.

Our goal is to fund future payments of quarterly distributions to our shareholders entirely from distributable cash flows. Our ability to fund distributions from cash flow will depend primarily upon our ability to acquire additional portfolios of single-family rental homes and the capital with which to conduct those acquisitions. As described more fully under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”, upon the completion of this offering and our acquisition of the Jacksonville 140 and Houston 100 portfolios, we believe that we will be able to obtain debt financing against our unencumbered single-family homes which, when added to our available cash on hand after the application of the net proceeds of this offering, will provide us with the cash resources that will enable us to acquire approximately $25 to $30 million of additional portfolios of single family properties. We also intend to pursue future offerings of our equity securities, the proceeds of which will be applied primarily towards the acquisition of additional portfolios of single family rental homes. Finally, we have adopted an UPREIT structure for the specific purpose of attracting potential sellers of single-family rental home portfolios interested in exchanging their portfolios for an equity interest in our operating partnership, Reven Housing REIT OP, L.P., on a tax-deferred basis.

There can be no assurance, however, that we will be able to acquire additional portfolios of single-family rental homes or the capital with which to conduct those acquisitions. Consequently, any near term distributions to our shareholders are expected to be made primarily from a combination of equity capital and proceeds from borrowings and, to a lesser extent, cash from operations. In the event we are unable to consistently fund distributions to our shareholders entirely from distributable cash flows, the value of our shares may be negatively impacted.

Our articles of incorporation allow us to issue preferred shares that could have a preference on distributions. If we do issue preferred shares, the distribution preference on the preferred shares could limit our ability to make distributions to the holders of our common shares. Our Board of Directors will set the level of distributions. We intend to distribute our taxable income (if any) to our shareholders and retain the balance of our cash available for distribution for reinvestment in properties. However, our cash available for distribution may be less than the amount required to meet the distribution requirements for REITs under the Code, and we may be required to borrow money, sell assets or make taxable distributions of our equity shares or debt securities to satisfy the distribution requirements.

The timing and frequency of distributions authorized by our Board of Directors in its sole discretion and declared by us will be based upon a variety of factors deemed relevant by our Board of Directors, which may include among others: our actual and projected results of operations; our liquidity, cash flows and financial condition; revenue from our properties; our operating expenses; economic conditions; debt service requirements; limitations under our financing arrangements; applicable law; capital requirements and the REIT requirements of the Code. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our assets, our operating expenses, interest expenses and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors.”

We cannot guarantee whether or when we will be able to make distributions or that any distributions will be sustained over time. Distributions to our shareholders generally will be taxable to our shareholders as ordinary income, although a portion of such distributions may be designated by us as capital gain dividends or qualified dividend income, or may constitute a return of capital. We will furnish annually to each of our shareholders a statement setting forth distributions paid during the preceding year and their federal income tax treatment. For a discussion of the federal income tax treatment of our distributions, see “Material Federal Income Tax Considerations.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2015 (1) on a historical basis and (2) as adjusted to give effect to (i) the sale by us of      shares of our common stock in this offering at an assumed offering price to public of $     per share, less the underwriting discounts and commissions and other estimated offering expenses payable by us, and (ii) our payment of $18.2 million of the net proceeds of this offering in connection with our acquisition of the Jacksonville 140 and Houston 100 portfolios. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	June 30, 2015
	Historical	As Adjusted
Cash and cash equivalents	$1,421,512	$6,405,615
Debt	$15,049,125	$15,049,125
Equity:
Stockholders’ equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 7,016,796 shares issued and outstanding, historical and shares issued and outstanding, as adjusted	$7,017	$7,017
Preferred stock, $0.001 par value; 25,000,000 shares authorized, no shares issued and outstanding, historical and as adjusted	—	—
Additional paid-in capital	24,601,295	46,976,295
Accumulated deficit	(4,525,590)	(4,685,590)
Stockholders’ equity	$20,082,722	$42,297,722
Total equity	$20,082,722	$42,297,722
Total capitalization	$35,131,847	$57,346,847

The number of shares of our common stock to be outstanding after this offering is based on shares of our common stock outstanding as of June 30, 2015, and excludes the following:

•	shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option;
•	1,176,250 shares of our common stock reserved for future issuance under our 2012 Plan; and
•	263,588 shares of our common stock issuable upon the exercise of warrants outstanding at an exercise price of $4.00 per share.

DILUTION

Our net tangible book value as of June 30, 2015 was approximately $20.1 million, or $2.86 per share of our common stock. Net tangible book value per share represents the amount of our consolidated total tangible assets minus our consolidated total liabilities, divided by the shares of our common stock that were outstanding on the date of calculation. Our as adjusted net tangible book value on June 30, 2015 would have been approximately $      million, or $      per share, after giving effect to the sale by us of      shares of our common stock in this offering at an assumed initial price to public of $      per share, less the underwriting discounts and commissions and other estimated offering expenses payable by us. This amount represents an immediate increase in net tangible book value of $      per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of $      per share to new investors who purchase our common stock in this offering at an assumed initial price to public of $      per share.

The following table shows this immediate per-share dilution:

Initial price to public per share	$
Net tangible book value per share as of June 30, 2015, before giving effect to this offering(1)	$
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share as of June 30, 2015, after giving effect to this offering	$
Dilution in as adjusted net tangible book value per share to new investors(2)	$

(1)	Includes our common stock outstanding as of June 30, 2015.
(2)	Dilution is determined by subtracting as adjusted net tangible book value per share after giving effect to this offering from the initial price to the public per share paid by a new investor for our common stock.

If the underwriters’ option to purchase additional shares in this offering is exercised in full, the percentage of shares of our common stock held by existing stockholders will be reduced to      % of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will increase to      shares, or      % of the total number of shares of our common stock outstanding after this offering.

The total number of shares of our common stock reflected in the discussion and table above is based on shares of our common stock outstanding as of June 30, 2015, and excludes the following:

•	shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option;
•	1,176,250 shares of our common stock reserved for future issuance under our 2012 Plan; and
•	263,588 shares of our common stock issuable upon the exercise of warrants outstanding at an exercise price of $4.00 per share.

To the extent that any outstanding warrants are exercised, options or other stock-based awards are issued under our 2012 Plan, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all of these warrants were exercised, then our existing stockholders, including the holders of these warrants, would own    % and our new investors would own      % of the total number of shares of our common stock outstanding upon the closing of this offering. In such event, the total consideration paid by our existing stockholders, including the holders of these warrants, would be approximately $      million, or      %, the total consideration paid by our new investors would be $      million, or     %, the average price per share paid by our existing stockholders would be $      , and the average price per share paid by our new investors would be $      .

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with the “Our Business and Investments” and consolidated financial statements and related notes that are included elsewhere in this prospectus. Where appropriate, the following discussion includes the effects of completion of this offering and the use of the net proceeds. This discussion contains forward-looking statements based upon our current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and in other parts of this prospectus.

Restatement of Prior Period Financial Statements

In connection with the preparation of our 2014 year-end financial statements, prior period errors were identified which affected the annual period ended December 31, 2013. These errors occurred in our accounting for the acquisition of certain real property portfolios and involve acquisition costs that were improperly capitalized and the reallocation of acquisition values from Building and Improvements to Lease Origination Costs. These errors required us to restate previously reported financial results. The effects of these prior period errors in the consolidated financial statements are as follows:

	December 31, 2013
	As Restated	As previously Reported	Adjustment
Consolidated Balance Sheet
Buildings and improvements	$9,685,361	$10,064,626	$(379,265)
Accumulated depreciation	$(73,950)	$(76,200)	$2,250
Investment in real estate, net	$12,125,420	$12,502,435	$(377,015)
Lease origination costs	$75,038	$—	$75,038
Total Assets	$14,531,149	$14,833,126	$(301,977)
Accumulated deficit	$(2,014,056)	$(1,712,079)	$(301,977)
Total Stockholders’ Equity	$14,026,985	$14,328,962	$(301,977)
Total Liabilities and Stockholders’ Equity	$14,531,149	$14,833,126	$(301,977)
Consolidated Statement of Operations
Real estate acquisition costs	$279,965	$—	$279,965
Depreciation and amortization	$96,812	$74,800	$22,012
Total operating expenses	$1,714,940	$1,412,963	$301,977
Net loss	$(1,372,697)	$(1,070,720)	$(301,977)
Net loss per share	$(1.03)	$(0.80)	$(0.23)
Consolidated Statement of Cash Flows
Net loss	$(1,372,697)	$(1,070,720)	$(301,977)
Depreciation and amortization	$96,812	$74,800	$22,012
Net cash used in operating activities	$(767,899)	$(336,806)	$(431,093)
Acquisitions of investments in real estate	$(11,855,960)	$(12,235,225)	$379,265
Lease origination costs	$(99,300)	$—	$(99,300)
Net cash used in investing activities	$(11,955,260)	$(12,386,353)	$431,093

Following our determination of the above-mentioned errors in accounting, we performed additional analyses and other procedures, including, among other things, engaging outside professionals to further evaluate our accounting policies to verify that we had correctly applied such policies based on our specific operating business, additional transaction reviews, control activities and account reconciliations in order to provide assurance that we had prepared our consolidated financial statements included in this prospectus in accordance with GAAP.

Overview

Our Company

We are an internally managed Maryland corporation that engages in the acquisition, ownership and operation of portfolios of leased single-family homes in the United States. We operate our portfolio properties as single-family rentals, or SFRs, and we generate most of our revenue from rental income from the existing tenants of the SFRs we have acquired. We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending December 31, 2015.

As of the date of this prospectus, we have invested an aggregate of approximately $34.6 million and own a total of 473 homes, of which 201 homes are in the Jacksonville, Florida metropolitan area, 168 homes are in the Houston, Texas metropolitan area, and 95 homes are in the Memphis, Tennessee metropolitan area (with two of the Memphis homes located just across the border in Mississippi) and nine homes are in the Atlanta, Georgia metropolitan area. As of the date of this prospectus, we have entered into purchase agreements for the acquisition of up to 140 additional homes in the Jacksonville, Florida metropolitan area for the aggregate purchase price of up to approximately $9,418,000 and up to 100 additional homes in the Houston, Texas metropolitan area for the aggregate purchase price of up to approximately $8,700,000. We intend to apply a significant majority of the net proceeds of this offering towards the purchase of these 240 homes. Our acquisition of the 240 homes is subject to our ongoing due diligence inspection of the properties and the completion of this offering of our common shares.

We intend to expand our acquisitions to other select markets in the United States that fit our investment criteria as we continue to evaluate new investment opportunities in different markets. As of June 30, 2015, a total of 436 of our portfolio properties were leased, which is 92% of the total portfolio as of such date. Thirty-seven properties were vacant as of June 30, 2015 and being marketed for leasing. All of our portfolio properties to date have been acquired from available cash and with the proceeds from two secured loan transactions with Silvergate Bank during the year ended December 31, 2014, pursuant to which we borrowed a total of $11,522,140, and one secured loan transaction with Silvergate Bank during the quarter ended March 31, 2015, pursuant to which we borrowed an additional $3,526,985. Our loan transactions with Silvergate Bank are secured by first priority liens and related rents on 168 homes in the Houston, Texas metropolitan area, 125 homes in the Jacksonville, Florida metropolitan area and 93 homes in the Memphis, Tennessee metropolitan area.

Our principal objective is to generate cash flow and distribute resulting profits to our stockholders in the form of distributions, while gaining home price appreciation, or HPA, at the same time through the ownership of our portfolio properties. With this objective in mind, we have developed our primary business strategy of acquiring portfolios of stabilized or leased SFRs. We believe the execution of this strategy will allow us to generate immediate and steady cash flow from the rental income from the SFRs that we acquire while potentially gaining significant HPA over time. HPA is a metric most of our competitors use to project total returns. We believe cash flow is a better metric to project returns because cash flow is realized currently while HPA is unrealized and deferred until the assets are sold. While our goal is to grow our company and generate available cash flow from the rental income of our SFRs that will allow us to pay all of our operating costs for the operation of our portfolio properties and distribute profits to our stockholders in the form of quarterly dividends, there can be no assurance we will be able to do so.

Our History and Our Structure

In 2012, Chad M. Carpenter, our Chairman of the Board, President and Chief Executive Officer, recognized an opportunity to acquire portfolios of leased homes with positive cash flow and then distribute resulting profits to stockholders. To capitalize on this opportunity, Mr. Carpenter acquired a majority of the issued and outstanding shares of our common stock in July 2012 and founded Reven Housing REIT. Since then, we have been engaged in our current business of acquiring, owning and operating portfolios of leased single-family homes as rental properties.

Our company was originally incorporated on April 26, 1995, in the State of Colorado under the name “Colorado Security Patrol Inc.” to provide a variety of security services on both a residential and commercial basis, although our company was not successful in generating sufficient revenues from this business. On

March 12, 2007, our company filed an amendment to its Articles of Incorporation changing its name to “Bureau of Fugitive Recovery, Inc.” and expanded its operations to include the tracking and apprehension of offenders who had failed to appear in court or had otherwise had their bonds revoked. After Mr. Carpenter’s acquisition of a majority of our company and the implementation of our current business plan, we changed our company’s name to “Reven Housing REIT, Inc.” from “Bureau of Fugitive Recovery, Inc.” on August 9, 2012.

On April 1, 2014, we converted from a Colorado corporation to a Maryland corporation pursuant to applicable state conversion statutes to better position our company to qualify and operate as a REIT. In connection with our conversion to a Maryland corporation, we adopted our current charter and bylaws in accordance with the laws of the State of Maryland.

We have implemented an “UPREIT” operating partnership structure common to many of our peer companies such that we own all of our assets and conduct substantially all of our operations through Reven Housing REIT OP, L.P., or our operating partnership, and its subsidiaries, including Reven Housing Georgia, LLC, Reven Housing Texas, LLC, Reven Housing Florida, LLC, Reven Housing Florida 2, LLC and Reven Housing Tennessee, LLC. Our wholly owned subsidiary, Reven Housing GP, LLC, is the sole general partner of our operating partnership and the entity through which we have the exclusive power to manage and conduct the business and affairs of our operating partnership.

Recent Acquisitions and Financings

Since January 1, 2014, we have undertaken the following material transactions and general development of our business:

Jacksonville, Florida — Portfolio Acquisitions.  During the fiscal year ended December 31, 2014, we acquired 20 separate portfolios of single family homes located in the Jacksonville, Florida metropolitan area, totaling 123 single family homes for the aggregate purchase price of $8,372,890, exclusive of closing costs. During the four months ended April 30, 2015, we purchased an additional 53 homes in the Jacksonville area for an aggregate purchase price of $4,847,503, of which a 50 home portfolio was acquired on March 13, 2015 for the purchase price of $3,326,853 and three homes were purchased on April 8, 2015 for the purchase price of $1,520,650. We funded the purchase of the 53 home portfolio primarily through a loan from Silvergate Bank, described below. As of the date of this prospectus, we have entered into agreements to purchase up to an additional 140 single family homes in the Jacksonville area for a purchase price of up to $9,417,682. We intend to finance the purchase of the 140 home portfolio with the net proceeds of this offering.

Memphis, Tennessee — Portfolio Acquisitions.  During the fiscal year ended December 31, 2014, we acquired eight separate portfolios of single family homes located in the Memphis, Tennessee metropolitan area, totaling 95 single family homes for the aggregate purchase price of $7,242,383, exclusive of closing costs.

Houston, Texas — Portfolio Acquisitions.  During the fiscal year ended December 31, 2014, we acquired a portfolio of 18 single family homes located in the Houston, Texas metropolitan area for a total purchase price of $1,556,265, excluding closing expenses. In addition, in September 2014, we entered into an agreement, as subsequently amended, to purchase up to an additional 100 single family homes in the Houston area for the total purchase price of up to $8,700,000. Our purchase of the additional 100 single family homes is subject to our due diligence inspection of the properties. We intend to finance the purchase with the net proceeds of this offering.

2014 Private Placement.  In April and May 2014, we conducted a follow-on private placement of 2,150,000 shares of our common stock to King APEX Group Holdings IV Limited, a fund managed by Allied Fortune (HK) Management Ltd., for aggregate gross proceeds of $8,600,000. Xiaofan Bai, a member of our Board of Directors, is the Director of Allied Fortune.

Silvergate Credit Facility.  During the year ended December 31, 2014, we entered into two loan transactions with Silvergate Bank pursuant to which we borrowed a total of $11,522,140 secured by deeds of trust encumbering a portion of our single family homes. The proceeds of the loans were used by us to purchase additional single family homes. In June 2014, we issued Silvergate a promissory note in the amount of $7,570,000 and in November 2014 we issued Silvergate a promissory note in the amount of $3,952,140. The June 2014 note provides for monthly interest only payments at a rate of 1.00% over the prime rate (prime rate as of the date of this prospectus is 3.25% per annum) until July 5, 2016 and, thereafter, monthly payments of interest and principal, based on a 25 year amortization rate until maturity. The entire balance of principal and accrued interest under the June 2014 note is due and payable on July 5, 2019. The November 2014 note provides for monthly interest only payments at a rate of 1.00% over the prime rate until December 5, 2016 and, thereafter, monthly payments of interest and principal, based on a 25 year amortization rate until maturity. The entire balance of principal and accrued interest under the November 2014 note is due and payable on December 5, 2019. On March 13, 2015, we entered into a third loan transaction with Silvergate Bank where we issued a promissory note in the amount of $3,526,985. The note provides for monthly interest only payments at a rate of 1.00% over the prime rate until April 5, 2017 and, thereafter, monthly payments of interest and principal, based on a 25 year amortization rate until maturity. The entire balance of principal and accrued interest under the note is due and payable on April 5, 2020. The notes are secured by first priority liens and related rents on 168 homes in the Houston, Texas area, 93 homes in the Memphis, Tennessee area and 125 homes in the Jacksonville, Florida area.

The following table represents our investment in the homes as of June 30, 2015:

	Number of Homes	Land	Buildings and Improvements	Total Investments in Real Estate
Purchases and improvements during 2012:
Atlanta, GA	5	$67,019	$276,391	$343,410
Total at December 31, 2012	5	67,019	276,391	343,410
Purchases and improvements during 2013:
Houston, TX	150	2,394,359	9,198,173	11,592,532
Atlanta, GA	4	52,631	210,797	263,428
Total at December 31, 2013	159	2,514,009	9,685,361	12,199,370
Purchases and improvements during 2014:
Houston, TX	18	319,500	1,236,765	1,556,265
Jacksonville, FL	123	1,506,938	6,865,952	8,372,890
Memphis, TN	95	1,082,200	6,160,183	7,242,383
Atlanta, GA improvements	—	—	13,347	13,347
Total at December 31, 2014	395	5,422,647	23,961,608	29,384,255
Purchases and improvements during 2015:
Jacksonville, FL	78	785,680	4,408,460	5,194,140
Memphis, TN improvements		—	16,630	16,630
Houston, TX improvements		—	5,176	5,176
Total at June 30, 2015	473	$6,208,327	$28,391,874	$34,600,201

We plan to continue to acquire and manage single-family homes with a focus on long term earnings growth and appreciation in asset value. Our ability to identify and acquire single-family properties that meet our investment criteria will be affected by home prices in our markets, the inventory of properties available through our acquisition channels, competition for our target assets, our capital available for investment, and the cost of that capital. We believe the housing market environment in our markets remains attractive for single-family property acquisitions and rentals. Pricing for housing in certain markets remains attractive and demand for housing is growing. At the same time, we continue to face relatively steady competition for new properties and residents from local operators and institutional managers. Housing prices across all of our markets have appreciated over the past year. Despite these gains, we believe housing in certain of our markets continues to provide attractive acquisition opportunities and remains inexpensive relative to replacement cost and affordability metrics.

We anticipate continued strong rental demand for single-family homes. While new building activity has begun to increase, it remains below historical averages and we believe substantial under-investment in residential housing over the past years will create upward pressure on home prices and rents as demand exceeds supply.

Results of Operations

Our results of operations and financial condition will be affected by numerous factors, many of which are beyond our control. The key factors we expect to impact our results of operations and financial condition include our pace and costs of acquisitions, rental rates, the varying costs of external property management, occupancy levels, rates of resident turnover, turnover costs, changes in homeownership rates, changes in homeowners’ association fees, insurance costs, real estate taxes, our expense ratios, and our capital structure.

Three Month Period ended June 30, 2015 compared to Three Month Period ended June 30, 2014

For the quarter ended June 30, 2015, we had total rental income of $1,267,986 compared to total rental income of $495,386 for the quarter ended June 30, 2014. The increase in total rental income is due to the increase of rental homes owned from 177 as of June 30, 2014 to 473 as of June 30, 2015. As of June 30, 2015, 436, or approximately 92%, of our 473 homes were occupied. During the quarter ended June 30, 2015, we had 66 home leases turnover, which represented approximately 14% of our end of the quarter portfolio. We experienced an average turnover cost per home in the approximate amount of $1,860 for the second quarter of 2015. As of June 30, 2014, 170, or approximately 96%, of our 177 homes were occupied. During the quarter ended June 30, 2014, we had 11 home leases turn over, which represented approximately 6% of our end of the quarter portfolio. We experienced an average turnover cost per home in the approximate amount of $530 for the second quarter of 2014. As of June 30, 2015, we had 53 delinquent tenants (existing tenants who had a balance owed to us at the end of the month), or 12% of all tenants, for an aggregate amount of $25,670 in rents and other payments owed, compared to 16 delinquent tenants, or 9% of all tenants, for an aggregate amount of $11,814 at June 30, 2014. During the quarter ended June 30, 2015, we had collection losses of approximately 4%. We had no significant credit loss in the quarter ended June 30, 2014. Collection losses are reflected in our total net rental income.

For the quarter ended June 30, 2015, we had property operating and maintenance expenses of $494,890 compared to property operating and maintenance expenses of $170,919 for the quarter ended June 30, 2014. Property operating and maintenance expenses consist of insurance, property management fees paid to third parties, repairs and maintenance costs, homeowner association fees, and other miscellaneous property costs. The increase in property operating and maintenance expenses from 2014 to 2015 reflects the corresponding increase in our inventory of single-family homes.

Real estate taxes for the quarter ended June 30, 2015 totaled $189,216 compared to $65,335 for the quarter ended June 30, 2014. Again the increase is due to our increase in single-family homes owned during the period.

Acquisition costs totaled $79,021 for the quarter ended June 30, 2015. Acquisition costs consist of closing costs, due diligence costs and reports, and legal fees relating to our acquisitions of single-family homes along with auditing and accounting costs related to our reporting requirements related to our real estate portfolio acquisitions. Acquisition costs were not incurred during the quarter ended June 30, 2014.

Depreciation and amortization of our investments in real estate increased to $286,355 for the quarter ended June 30, 2015 compared to $103,500 for the quarter ended June 30, 2014, reflecting the corresponding increase in our inventory of single family homes.

General and administrative expenses for the quarter ended June 30, 2015 totaled $478,126 compared to general and administrative expenses of $285,411 for the quarter ended June 30, 2014. General and administrative expenses consist of personnel costs, outside director fees, occupancy fees, public company filing fees, and other general expenses. The increase is due to increases in director fees, personnel costs, and occupancy costs as a result of our increase in operations.

Legal and accounting expenses for the quarter ended June 30, 2015 totaled $112,042 compared to $69,075 for the quarter ended June 30, 2014. The increase in legal and accounting expenses is the result of the increase in our operating activities resulting from our corporate growth during the period.

Interest expense on our notes payable was $188,026 for the quarter ended June 30, 2015. Interest expense consisted of interest on our loans of $15,049,125 from Silvergate Bank. Interest expense was $3,332 for the quarter ended June 30, 2014, as our first borrowing occurred in June of 2014.

Net loss for the quarter ended June 30, 2015 was $559,690 compared to a net loss of $202,186 for the quarter ended June 30, 2014. The weighted average number of shares outstanding for the quarter ended June 30, 2015 increased to 7,016,796 from 5,821,794 for the quarter ended June 30, 2014, resulting in a net loss per share of $0.08 for the quarter ended June 30, 2015 as compared to a net loss per share of $0.03 for the quarter ended June 30, 2014.

Six Months ended June 30, 2015 compared to Six Months Ended June 30, 2014

For the six months ended June 30, 2015, we had total rental and other income of $2,382,773 compared to total rental and other income of $975,980 for the six months ended June 30, 2014. The increase in total rental income is due to the increase of rental homes owned from 177 as of June 30, 2014 to 473 as of June 30, 2015. During the six months ended June 30, 2015, we had 90 home leases turnover, which represented approximately 19% of our end of the period portfolio. We experienced an average turnover cost per home in the approximate amount of $1,600 for the six months ended June 30. 2015. During the six months ended June 30, 2014, we had 25 home leases turnover, which represented approximately 14% of our end of the period portfolio. We experienced an average turnover cost per home in the approximate amount of $530 for the six months ended June 30. 2014. During the six months ended June 30, 2015, we had collection losses of approximately 4%. We had no significant credit loss in the six months ended June 30, 2014. Collection losses are reflected in our total net rental income.

For the six months ended June 30, 2015, we had property operating and maintenance expenses of $778,466 compared to property operating and maintenance expenses of $294,672 for the six months ended June 30, 2014. Property operating and maintenance expenses consist of insurance, property management fees paid to third parties, repairs and maintenance costs, homeowner association fees, and other miscellaneous property costs. The increase in property operating and maintenance expenses from 2014 to 2015 reflects the corresponding increase in our inventory of single-family homes.

Real estate taxes for the six months ended June 30, 2015 totaled $351,717 compared to $125,716 for the six months ended June 30, 2014. Again the increase is due to our increase in single-family homes owned during the period.

Acquisition costs totaled $325,106 for the six months ended June 30, 2015. Acquisition costs consist of closing costs, due diligence costs and reports, and legal fees relating to our acquisitions of single-family homes along with auditing and accounting costs related to our reporting requirements related to our real estate portfolio acquisitions. No acquisitions expenses were incurred during in the six months ended June 30, 2014.

Depreciation and amortization of our investments in real estate increased to $553,244 for the six months ended June 30, 2015 compared to $203,000 for the six months ended June 30, 2014, reflecting the corresponding increase in our inventory of single family homes.

General and administrative expenses for the six months ended June 30, 2015 totaled $960,409 compared to general and administrative expenses of $726,260 for the six months ended June 30, 2014. General and administrative expenses consist of personnel costs, outside director fees, occupancy fees, public company filing fees, and other general expenses. The increase is due to increases in director fees, personnel costs, and occupancy costs as a result of our increase in operations.

Legal and accounting expenses for the six months ended June 30, 2015 totaled $267,361 compared to $191,352 for the six months ended June 30, 2014. The increase in legal and accounting expenses is the result of the increase in our operating activities resulting from our corporate growth during the period.

Interest expense on our notes payable was $328,575 for the six months ended June 30, 2015. Interest expense consisted of interest on our loans of $15,049,125 from Silvergate Bank. Interest expense was $3,332 for the six months ended June 30, 2014, as our first borrowing occurred in June of 2014.

Net loss for the six months ended June 30, 2015 was $1,182,105 as compared to a net loss of $568,352 for the six months ended June 30, 2014. The weighted average number of shares outstanding for the six months ended June 30, 2015 increased to 7,016,796 from 5,111,366 for the six months ended June 30, 2014, resulting in a net loss per share of $0.17 for the six months ended June 30, 2015 as compared to a net loss per share of $0.11 for the six months ended June 30, 2014.

Fiscal Year ended December 31, 2014 compared to Fiscal Year Ended December 31, 2013

For the year ended December 31, 2014, we had total rental and other income of $2,620,128 compared to total rental and other income of $342,243 for calendar year 2013. The increase in total rental and other income is due to 2014 being our first full year of meaningful operations. We held five rental homes at the commencement of 2013 and acquired an additional 154 homes throughout 2013, of which 150 homes in the Houston area were acquired on October 31, 2013. We acquired an additional 236 homes throughout 2014.

As of December 31, 2014, 381, or approximately 96%, of our 395 homes were occupied. During the year ended December 31, 2014, we had 66 home leases turnover, which represented approximately 16% of our end of the year portfolio. We experienced an average turnover cost per home in the approximate amount of $972 for the year ended 2014. As of December 31, 2014, we had 39 delinquent tenants, or 10% of all tenants, for an aggregate amount of $17,072 in rents and other payments owed. Additionally, we had collection losses of less than 1% during the year, which are reflected in our total net rental income. As of December 31, 2013, 146, or approximately 92%, of our 159 homes were occupied. Due to our limited rental operation during the year ended December 31, 2013, our turnover statistics and collection losses for the year ended December 31, 2013 were insignificant and not comparable to the following year’s results.

For the year ended December 31, 2014, we had rental expenses of $1,115,842 compared to rental expenses of $136,679 for the prior year. Rental expenses consist of property taxes, insurance, property management fees paid to third parties, repairs and maintenance costs, home owner associate fees, and other miscellaneous property costs. The increase in rental expense from 2013 to 2014 reflects the corresponding increase in our inventory of single family homes. We had net operating income from rentals of $1,504,286 in 2014 compared to net operating income from rentals of $205,564 in the prior year.

General and administrative expenses for the year ended December 31, 2014 totaled $1,298,513 compared to general and administrative expenses of $366,071 for the prior year. General and administrative expenses consist of personnel costs, outside director fees, occupancy fees, public company filing fees, and other general expenses. The increase in our general and administrative expenses, which includes increases in personnel costs of $469,936 and increases in director fees of $375,000, reflects our increased acquisition and administrative activities commencing in the fourth quarter of 2013.

Real estate acquisition costs for 2014 totaled $454,554 compared to $279,965 for 2013, and legal and accounting expenses in 2014 totaled $272,713 compared to $195,156 for the prior year. Real estate acquisition costs consist primarily of closing costs, due diligence costs and reports, and legal fees relating to our acquisitions of single family homes. The increase in both real estate acquisition costs and legal and accounting expenses is the result of the increase in our acquisition activities commencing in October 2013.

Interest expense on our notes payable was $194,363 for the year ended December 31, 2014 compared to $77,004 for 2013. Interest expense in 2014 consisted of interest on our loans of $11,522,140 from Silvergate Bank, whereas interest expense in 2013 represented interest payable on our convertible notes, all of which were converted to common shares or repaid in September 2013. In connection with the conversion and retirement of our convertible notes, we recognized a discount on the notes in the amount of $563,253 for the year ended December 31, 2013. There was no further amortization of discount or interest charges relating to the convertible notes in 2014.

Depreciation and amortization on our home investments increased to $613,572 in 2014 compared to $96,812 in 2013, reflecting the corresponding increase in our inventory of single family homes.

Net loss for the year ended December 31, 2014 decreased slightly to $1,329,429 from the December 31, 2013 net loss of $1,372,697. The weighted average number of shares outstanding for the year ended December 31, 2014 increased to 5,946,159 from 1,336,614 for the year ended December 31, 2013 resulting in a decrease in net loss per share to $0.22 for the year ended December 31, 2014 from a loss per share of $1.03 for the year ended December 31, 2013.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, fund and maintain our assets and operations, make interest payments and fund other general business needs. Our liquidity, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control. Our near-term liquidity requirements consist primarily of acquiring properties, funding our operations, and making interest payments.

Our liquidity position at June 30, 2015 included $1,421,512 of cash, $205,296 of rents and other receivables, and $204,528 of escrow deposits and prepaid expenses, for a total of $1,831,336. As of December 31, 2014, the cash balance was $3,343,236, rents and other receivables were $157,230, property tax and insurance reserves totaled $260,123 and escrow deposits and prepaid expenses totaled $221,264, for a total liquidity position of $3,981,853. The decrease in liquidity position was caused primarily by our acquisition activity during the six month period. We believe our present working capital, the net proceeds of this offering and the expected cash flows from operations will be sufficient to fund our present level of our operations through, at a minimum, the 12 months following the close of this offering. In order to purchase additional single family homes, we intend to opportunistically utilize the capital markets to raise additional capital, including through the issuance of debt and equity securities, but there can be no assurance that we will be able to access adequate liquidity sources on favorable terms, or at all.

Following this offering, and after giving effect to our intended application of the net proceeds, we expect to have cash on hand in the approximate amount of $6.4 million and unencumbered single-family homes with a current market value, based on our acquisition cost for such homes, of approximately $23 million. Based on our discussions with real estate lenders and our knowledge of our industry, we believe that we will be able to acquire debt financing against our unencumbered single-family homes and future portfolio acquisitions at a loan-to-value-ratio of approximately 55%.

As noted in “Distribution Policy” and “Use of Procceeds” above, we intend to use $2.5 million of the net proceeds from this offering to fund cash distributions to our shareholders for the 12 months ending December 31, 2016. After giving effect to the application of such $2.5 million towards distributions to shareholders, and assuming we are able to acquire debt financing against our unencumbered single-family homes and future portfolio acquisitions at a loan-to-value-ratio of approximately 55%, we expect that following this offering we will have the cash resources or be eligible to acquire debt proceeds that will allow us to acquire $25 to $30 million of additional portfolios of single-family homes. We expect that these future portfolio acquisitions will provide positive cash flow after application of any debt costs.

Silvergate Credit Facility

During the year ended December 31, 2014, we entered into two loan transactions with Silvergate Bank pursuant to which we borrowed a total of $11,522,140 secured by deeds of trust encumbering a portion of our single family homes. The proceeds of the loans were used by us to purchase additional single family homes. In June 2014, we issued Silvergate a promissory note in the amount of $7,570,000 and in November 2014 we issued Silvergate a promissory note in the amount of $3,952,140. The June 2014 note provides for monthly interest only payments at a rate of 1.00% over the prime rate until July 5, 2016 and, thereafter, monthly payments of interest and principal, based on a 25 year amortization rate until maturity. The entire balance of principal and accrued interest under the June 2014 note is due and payable on July 5, 2019. The November 2014 note provides for monthly interest only payments at a rate of 1.00% over the prime rate until December 5, 2016 and, thereafter, monthly payments of interest and principal, based on a 25 year amortization rate until maturity. The entire balance of principal and accrued interest under the November 2014 note is due and payable on December 5, 2019.

On March 13, 2015, we entered into a third loan transaction with Silvergate Bank where we issued a promissory note in the amount of $3,526,985. The note provides for monthly interest only payments at a rate of 1.00% over the prime rate until April 5, 2017 and, thereafter, monthly payments of interest and principal, based on a 25 year amortization rate until maturity. The entire balance of principal and accrued interest under the note is due and payable on April 5, 2020. The notes are secured by first priority liens and related rents on 168 homes in the Houston, Texas area, 93 homes in the Memphis, Tennessee area and 125 homes in the Jacksonville, Florida area.

Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements as of the date of this prospectus.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Investments in Real Estate

We account for our property acquisitions as business combinations under the guidance of ASC Topic 805, Business Combinations (“ASC 805”) and these acquisitions are recorded at fair value, allocated to land, building and the existing lease based upon their fair values at the date of acquisition, with acquisition costs expensed as incurred. In making estimates of fair values for purposes of allocating purchase price, we utilize our own market knowledge and published market data. The estimated fair value of acquired in-place leases represents the costs we would have incurred to lease the property at the date of acquisition. Each portfolio of acquired property is recorded as a separate business combination.

Land, buildings and improvements are recorded at cost. Buildings and improvements are depreciated over estimated useful lives of approximately 27.5 years using the straight-line method. Lease origination costs are amortized over the average remaining term of the in-place leases. Maintenance and repair costs are charged to operations as incurred.

We assess the impairment of long-lived assets, whenever events or changes in business circumstances indicate that carrying amounts of the assets may not be fully recoverable. When such events occur, management determines whether there has been impairment by comparing the asset’s carrying value with its fair value. Should impairment exist, the asset is written down to its estimated fair value. We have not recognized any impairment losses through June 30, 2015.

Deferred Loan Fees

Costs incurred in the placement of our debt are deferred and amortized using the effective interest method over the term of the loans as a component of interest expense on the consolidated statements of operations.

Deferred Stock Issuance Costs

Deferred stock issuance costs represent amounts paid for legal, consulting, and other offering expenses in conjunction with the future raising of additional capital to be performed within one year. These costs are netted against additional paid-in capital as a cost of the stock issuance upon closing of the respective stock placement.

Warrant Issuance and Note Conversion Feature

We account for the proceeds from the issuance of convertible notes payable with detachable stock purchase warrants and embedded conversion features in accordance with FASB ASC 470-20, Debt with

Conversion and Other Options. Under FASB ASC 470-20, the proceeds from the issuance of a debt instrument with detachable stock purchase warrants is allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at the time of issuance. The portion of the proceeds allocated to the warrants is accounted for as additional paid-in capital and the remaining proceeds are allocated to the debt instrument which resulted in a discount to debt which is amortized and charged as interest expense over the term of the note agreement. Additionally, pursuant to FASB ASC 470-20, the intrinsic value of the embedded conversion feature of the convertible notes payable is included in the discount to debt and amortized and charged to interest expense over the life of the note agreement.

Revenue Recognition

Property is leased under short term rental agreements of generally one year and revenue is recognized over the lease term on a straight-line basis.

Income Taxes

The tax benefit of uncertain tax positions is recognized only if it is “more likely than not” that the tax position will be sustained, based solely on its technical merits, with the taxing authority having full knowledge of relevant information. The measurement of a tax benefit for an uncertain tax position that meets the “more likely than not” threshold is based on a cumulative probability model under which the largest amount of tax benefit recognized is the amount with a greater than 50% likelihood of being realized upon ultimate settlement with the taxing authority, having full knowledge of all the relevant information. As of June 30, 2015 we have had no unrecognized tax benefits.

We intend to elect to be taxed as a real estate investment trust (“REIT”), as defined in the Internal Revenue Code, commencing with the taxable year ending December 31, 2015. Management believes that we will be able to satisfy the requirements for qualification as a REIT. Accordingly, we do not expect to be subject to federal income tax, provided that we qualify as a REIT and that distributions to our stockholders each year equal or exceed our REIT taxable income.

However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code, including requirements related to the percentage of income that is earned from specified sources, the percentage of assets that fall within specified categories, the diversity of capital stock ownership, and the percentage of earnings that is distributed. Accordingly, no assurance can be given that we will be organized or be able to operate in a manner so as to qualify or remain qualified as a REIT. If we fail to qualify as a REIT in any taxable year, we will be subject to federal and state income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates, and we may be ineligible to qualify as a REIT for four subsequent tax years. Even if we qualify as a REIT, we may be subject to certain taxes, including taxes on undistributed income, certain excise and penalty taxes relating to our operation as a REIT, payroll taxes, property taxes, and state or local income taxes.

New Accounting Pronouncements

We have adopted all recently issued accounting pronouncements. The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on our financial position or results of operations.

INDUSTRY OVERVIEW AND MARKET OPPORTUNITY

Unless otherwise indicated, all information in this Industry Overview and Market Opportunity section is derived from a market study prepared for us in connection with this offering by The London Group Realty Advisors, a real estate analysis and strategic consulting firm. All backup data and exhibits are on file at the offices of The London Group Realty Advisors. You should read the following discussion together with the information under the caption “Risk Factors.”

Residential Housing Industry Overview

Residential housing is the largest real estate asset class in the United States with a size of approximately $20 trillion, according to the December 2014 Federal Reserve Flow of Funds release. According to the U.S. Census Bureau, approximately one-third of this asset class has historically been rented. Single family homes currently comprise approximately one-third of all residential rental housing.

The following chart provides information about the inventory of U.S. housing as of February 2015.

U.S. Housing Inventory
February 2015

Source: The London Group Realty Advisors, Claritas

Market Opportunity

The U.S. housing market enjoyed nearly a decade of strong home price appreciation from the late 1990s through June 2006. Due to excessive lending at subpar underwriting standards, a significant home price correction occurred from late 2006 through early 2012. As measured by the S&P Case Shiller U.S. National Home Price Index, the peak occurred in July 2006 (184.62) and reached a low in February 2012 (134.05) — a decrease of 27.4%. As of December 2014, home prices throughout the nation have recovered 19.6% of value, which is representative of home values in early 2005.

In a number of markets, the cost of newly constructed housing is higher than the price of existing homes. Moreover, The London Group believes that there will continue to be a supply of homes at distressed values, particularly in markets that are experiencing slower economic growth relative to the rest of the nation, such as Detroit, Las Vegas, New Orleans, Cleveland and Jacksonville. These housing markets experience a higher level of distressed housing inventory with foreclosures, short-sales and non-performing loans. While many markets are well on their way to total recovery, The London Group believes there is still an opportunity to acquire a significant volume of single-family properties at relatively low prices in select markets.

We believe our market opportunity to acquire leased portfolios of single-family rentals is a sustainable opportunity because there are currently 14.9 million single-family homes that are currently being rented in the U.S. Since 2005 the SFR market has consistently been approximately 10.9% of the total housing market.

The single family rental market consisted of approximately 12 million homes in 2008 and has since increased to 14.9 million since the great recession as more people are renting homes.

Historical Single Family Rentals as a % of Total Households

14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
10.0%
9.9%
10.1%
10.5%
11.0%
11.3%
11.6%
12.0%
12.2%
10.9%
2005
2006
2007
2008
2009
2010
2011
2012
2013

Source: The London Group Realty Advisors, U.S. Census Bureau

Out of the 14.9 million SFRs, an estimated 98.6% of these homes are currently owned by smaller investors and only 1.4% are owned by institutional investors. We believe the opportunity exists for us to aggregate part of the 98.6% from the smaller private investors into the public company which represents over a $2 trillion market.

Single Family Rental Units by Investor Type

Source: The London Group Realty Advisors, U.S. Census Bureau/Center for American Progress

In the past, SFR properties were acquired by entrepreneurial investors who operated on a small-scale, concentrating in their local markets. Most recently, a new business model has emerged where the focus for companies such as us is to operate in select markets, funded with institutional and/or public capital to create and expand portfolios of SFRs. We believe this business model (particularly when operated as a public vehicle) allows us to operate more efficiently and acquire more homes than with traditional funding sources, which required much higher rates of return on capital. This multi-faceted approach enables owners and operators of SFRs to stabilize cash flow for investors while also participating in the upside appreciation of homes as residential market conditions improve.

The ability to purchase single family homes at relatively low prices is a valuation advantage. In the past 10 years, despite the most recent economic downturn, apartments have become the preferred target asset class for real estate investment. This is demonstrated by the decline in cap rates and growth in rents (after adjustments for inflation), which suggest a continuous increase in multifamily values.

We believe single family rental portfolios offer stable income and return on capital, while allowing investors to diversify from other income producing assets, such as multifamily apartments.

Supply of Single Family Housing

From the housing peak in 2006 through 2012, the housing sector experienced a total valuation loss of nearly $3.3 trillion according to the December 2013 and March 2007 Federal Reserve Flow of Funds releases. The collapse of the housing market resulted in homeowners throughout the nation saddled with “negative equity” in their homes.

The distressed housing market resulted in an unprecedented number of foreclosures throughout the nation. According to CoreLogic, there were approximately 5.5 million completed foreclosures in the U.S. from September 2008 through December 2014.

Recently, the housing market has strengthened, even approaching total recovery in the coastal markets. The number of seriously delinquent loans (90 days or more past due or in the process of foreclosure) is down 22% from December 2013 to December 2014. However, the number of seriously delinquent loans is still significant at 1.56 million loans in December 2014. In addition, the number of completed foreclosures was 39,000 in December 2014. The following chart demonstrates the composition of the 4.6 million residential loans in the U.S. that are currently non-performing.

Non-Performing Residential Mortgage Loans
December 2014
Total Non-Performing Loans: 4.6 million

Source: The London Group Realty Advisors, Mortgage Bankers Association National Delinquency Survey Q4 2014

The following chart details the U.S. single family mortgage delinquency and foreclosure units. As of the fourth quarter of 2014, there are approximately 2.3 million delinquent home mortgages and an estimated 929,000 units representing the current foreclosure inventory.

U.S. Single Family Residential Mortgage Delinquency and
Foreclosure Units
(Q4 1990 – Q4 2014)

Units (MM)
8.0
7.0
6.0
5.0
4.0
3.0
2.0
1.0
0.0
New Loan Foreclosures
Total Foreclosure Inventory
Total Delinquent
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: The London Group Realty Advisors, Mortgage Bankers Association — 4th Quarter National Delinquency Survey

The main reason for the slow housing recovery has been the slow pace of job creation in the years following the recent global economic downturn. The slow pace is partly owed to the tremendous loss of jobs which occurred during the economic downturn, and the subsequent slow pace of recovery. From January 2008 through February 2010, the economy lost 8.7 million jobs. As of December 2014, 126% or 10.9 million jobs have been recovered. Additionally, approximately 6.1 million jobs are needed to accommodate the population growth and those who entered the workforce since January 2008. The U.S. economy is also going through a structural evolution where companies are able to downsize, achieve higher levels of efficiency, outsource and use technology to replace jobs. These phenomena will forever change the economy and the result may be that higher unemployment and underemployment rates may linger for many years. The following chart demonstrates the jobs loss and recovery since January 2008.

U.S. Total Payroll Employment and Population Growth
2008 – 2010 Recession

Payroll Employment
Peak Employment
Required Jobs to Recover Peak Employment and Population Growth
Peak Employment Jan 08 – 138,365,000 jobs; 5.0% unemployment rate
6,056,215 Required Jobs
-8,710,000
10,943,000 Recovered (126% of Lost Jobs)
147,000,000
145,000,000
143,000,000
141,000,000
139,000,000
137,000,000
135,000,000
133,000,000
131,000,000
129,000,000
Jan-08
Mar-08
May-08
Jul-08
Sep-08
Nov-08
Jan-09
Mar-09
May-09
Jul-09
Sep-09
Nov-09
Jan-10
Mar-10
May-10
Jul-10
Sep-10
Nov-10
Jan-11
Mar-11
May-11
Jul-11
Sep-11
Nov-11
Jan-12
Mar-12
May-12
Jul-12
Sep-12
Nov-12
Jan-13
Mar-13
May-13
Jul-13
Sep-13
Nov-13
Jan-14
Mar-14
May-14
Jul-14
Sep-14
Nov-14

Source: Bureau of Labor Statistics

Most foreclosures and seriously delinquent loans are attributable to income levels being insufficient to afford a home mortgage. Therefore, loan delinquency levels cannot be fully resolved without a more robust job recovery.

According to the Mortgage Bankers Association, the serious delinquency rate — the percentage of loans that are 90 days or more past due or in the process of foreclosure — was 4.52% as of the fourth quarter of 2014. At this current level of distress, this group of seriously delinquent loans represents approximately 2.1 million loans, which is a significant opportunity for acquiring single-family homes.

In summary, the housing market is on the path to recovery on a nationwide basis. That recovery has benefitted certain markets more than others. But by and large, the era of purchasing housing that are truly distressed is over. However, it is apparent that significant acquisition targets still exist for opportunistic investors to purchase homes at significantly lower price points, often below replacement, and then reposition this inventory in the rental pool. This opportunity exists in markets that are either undervalued because of an oversupply of housing or in markets that are still in need of rental housing because of strong job growth.

Rental Market Demand Overview

According to the U.S. Census, there were 76.6 million family households in 2013. The Census also estimates that 31.6%, or 24.2 million, family households have children under the age of 18. While a portion of this demographic owns their home, this is still a sizeable pool of potential renters for single-family homes.

The following chart demonstrates the historical increase in rental rates and occupancy for single-family and multifamily units nationwide. Occupancy rates have increased from 31.1% in 2005 to 35.5% in 2014. Total inventory of rentals has increased by 17.5% since 2005. Rents have increased from $605 in 2005 to $756 in 2014, which reflects an increase of 25% since 2005. This data demonstrates the rise, and strength, of the rental market despite the economic turmoil that ensued during this period.

Single Family and Multifamily Rental Occupancy and Rental Rate

Median Asking Rental Rate
Renter % of Occupied Homes
$800
$750
$700
$650
$600
$550
$500
$450
$400
39.0%
38.0%
37.0%
36.0%
35.0%
34.0%
33.0%
32.0%
31.0%
30.0%
$605
$633
$665
$696
$708
$698
$694
$717
$734
$756
31.1%
31.2%
31.9%
32.2%
32.6%
33.2%
33.9%
34.6%
34.9%
35.5%
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: The London Group Realty Advisors, U.S. Census Bureau

Single Family Rental Demand

Many homeowners who have been displaced during the most recent housing downturn have turned to SFRs because this rental product exhibits similar characteristics and qualities as their previous owned home. Displaced households, or families that are struggling financially, seek to maintain the quality of life they associate with living in a single family home.

Renting has also become a compelling long-term option for families who cannot afford the otherwise expensive home buying process (e.g., large down payments required by lenders). These households are realizing that a quality of life can be achieved by renting a single family home instead of carrying an expensive amortizing mortgage that requires principal payments and raises their monthly expenditures.

The tenant target for multifamily rental product is different from single-family rental homes. Multifamily is typically designed for those who are at the early or later stages of the lifecycle — principally singles, couples without children, roommates and empty nesters or seniors that are downsizing. Single-family home rentals cater to the population in the middle of their lifecycle such as families with children or multiple generations under one roof who require more space. This segment is focused on providing a quality of life for a larger family, which includes more space, neighborhood safety and quality of schools.

The following graphic demonstrates the increase in single-family rentals. At the end of 2013, there were an estimated 14.9 single-family rentals, which represent approximately 35% of total rental units in the U.S.

Relative Size of the Single Family Rental Market

Source: The London Group Realty Advisors, U.S. Census Bureau

There are two main factors that have contributed to the increased demand for rental properties: home mortgage financing and household displacement. Both of these factors are likely to have longer-term impacts on the rental market, particularly for single family home rentals.

Constraints on Home Mortgage Financing

The most recent economic downturn resulted in a “reset” of housing market fundamentals. Lenders significantly pulled back on making new loans to homebuyers as prices began to correct. Only buyers with the highest credit scores and significant positive equity were able to qualify for a loan (either refinance or new purchase). Today’s lending standards are also just as stringent, as indicated by the following factors:

•	Down Payments: While home prices have reset at a lower base following the recession, many potential homebuyers are still priced out of the market because they cannot afford the significant down payment required by lenders.
•	High Credit Scores: The potential buyer pool is limited to only those with the highest credit scores.
•	Amortizing Loans: The majority of new loans are amortizing loans, which makes monthly mortgage payments more expensive because it requires principal payments.
•	No Stated Income: Lenders are requiring full documentation of income to verify that the homeowner can indeed afford the mortgage payments. This has essentially cut off mortgages for people who cannot demonstrate steady income through paystubs (e.g., people who work on commission, small business owners, etc.).

Displaced Owners Forced to Rent

The most recent economic downturn displaced many homeowners and forced them into rental status. This was a direct result of job loss. Nationwide, 8.7 million jobs were lost from January 2008 through February 2010. This is more than five times the amount of jobs lost in the early 1990s recession (1.6 million jobs).

The pace of recovery has also been slow. It took nearly five years from statistical end of the recession in June 2009 for the U.S. to recover all of the 8.7 million jobs lost over the prior six year period. For comparison purposes, the U.S. recovered 100% of the jobs lost in the early 1990s in 21 months.

The volatility and slow growth in the job market is changing how Americans live. Many former homeowners, or prospective homeowners, have become long-term renters because of their financial outlook and uncertain job prospects. This is demonstrated in the U.S. homeownership rate, as shown in the following chart. Homeownership peaked in 2004 at 69.2% and has since decreased to 64.0%.

National Homeownership Rate

70.0%
69.0%
68.0%
67.0%
66.0%
65.0%
64.0%
63.0%
62.0%
61.0%
69.2%
64.0%
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: The London Group Realty Advisors, U.S. Census

A portion of those displaced are likely to become permanent renters. This population consists of households that are struggling with longer-term unemployment. It will be a difficult task for these unemployed workers to find employment again. As such, long-term rental housing offers flexibility and the ability to adapt to changing financial circumstances.

Single Family Home Prices

The economy has mostly recovered and steady employment gains have been made, resulting in stabilization and a valuation increase throughout the national housing market. Appreciation rates have been strong, particularly in the west and northeast coastal markets. Most Midwest and Sunbelt markets, however, have lagged due primarily to continued excessive supply. The following chart demonstrates the magnitude of the decrease in home prices and the rebound in pricing in the markets where the S&P Case-Shiller index is available.

Changes in Home Values

Atlanta, GA
Boston, MA
Charlotte, NC
Chicago, IL
Cleveland, OH
Dallas, TX
Denver, CO
Detroit, MI
Las Vegas, NV
Los Angeles, CA
Miami, FL
Minniapolis, MN
New York, NY
Phoenix, AZ
Portland, OR
San Diego, CA
San Francisco, CA
Seattle, WA
Tampa, FL
Washington, DC
90%
70%
50%
30%
10%
-10%
-30%
-50%
-70%
44%
20%
19%
24%
12%
27%
32%
51%
53%
42%
41%
33%
11%
48%
32%
41%
68%
32%
33%
25%
-40%
-20%
-20%
-39%
-24%
-11%
-14%
-49%
-62%
-42%
-51%
-38%
-27%
-56%
-31%
-42%
-46%
-33%
-48%
-34%
Pre Recovery Peak to Trough
Current Recovery from Trough

Source: The London Group Realty Advisors, S&P Case-Shiller

Atlanta Market Economic Overview

The Atlanta MSA is comprised of twenty-nine counties and is the ninth-largest MSA in the United States by population, according to the Census Bureau’s 2012 Statistical Abstract of the United States. According to the Neilsen Claritas 2014 report, the Atlanta MSA includes 5.6 million people. Atlanta is projected to achieve population growth which averages 1.2% annually from 2014 through 2019, which is slightly above the projected national average of 0.7% annually for the same period (Nielsen Claritas 2014).

Annual Employment Growth and Unemployment Rate

Employment growth has been positive in Atlanta. An estimated 35,500 jobs were added in 2011, 43,900 jobs were added in 2012, 59,400 jobs were added in 2013 and 52,400 were added in 2014. By comparison, the metro area lost a total of 183,500 jobs between 2008 and 2010. The unemployment rate declined from 10.1% in 2010 to 8.8% in 2012 to 7.9% in 2013 and to 6.4% in 2014. The national unemployment rate was 6.2% in 2014. The London Group forecasts employment in Atlanta to grow by an average of 52,000 jobs annually from 2015 through 2019, or annual growth of 2.2%. In comparison, The London Group forecasts annual employment growth nationally of 2.2% through 2019 (3.0 million jobs annually).

Annual Employment Growth and Unemployment Rate
Atlanta, GA MSA

100,000
50,000
0
-50,000
-100,000
-150,000
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
Payroll Employment Growth
Unemployment Rate

Source: The London Group Realty Advisors, Bureau of Labor Statistics

Metro Economy

The Atlanta economy includes the state capital and a large presence of colleges and universities, numerous Fortune 500 companies, and one of the busiest airports in the world. Atlanta also has one of the fastest growing tech sectors with 13,000 companies and nearly 200,000 employees. According to a 2013 report by IBM Global Business Services and Site Selection Magazine, Metro Atlanta ranks in the top five, nationally, among 100 cities featured in “The World’s Most Competitive Cities” report. Metro Atlanta’s top five ranking is in the categories of international headquarters operations, shared services, software development operations and financial services.

Median Household Income

The median household income in Atlanta decreased from 2009 through 2011. However, the median household income experienced a 3.8%, 4.4% and 2.4% year over year growth rate in 2012, 2013 and 2014, respectively. Based on this growth, The London Group forecasts the median household income in Atlanta will increase to $62,178 by 2017, which is a 2.1% average annual increase.

Median Household Income Atlanta, GA MSA

Source: The London Group Realty Advisors, U.S. Census Bureau

Atlanta Housing Market Overview

According to the U.S. Census Bureau, 2012 American Community Survey, the total market size of housing stock in Atlanta is estimated to be $197 billion, or approximately 2.2 million homes. Household formations are once again increasing as indicated by building permit growth for new single family homes and multifamily units. Total housing permits in the Atlanta MSA peaked in 2004 at 74,256 permits and declined to a bottom of only 6,567 permits in 2009. Since 2009, housing permits have increased to 14,395 in 2012, 24,337 in 2013 and 26,432 in 2014. The year-over-year annual increase in permits was 66% in 2012, 69% in 2013 and 9% in 2014.

Annual Housing Permits Atlanta, GA MSA

Multifamily Housing Permits
Single Family Housing Permits
80,000
70,000
60,000
50,000
40,000
30,000
20,000
10,000
0
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: The London Group Realty Advisors, Real Estate Center at Texas A&M University

Home values dropped modestly from 2011 to 2012, but were down 40% at the market bottom in 2012 from the 2007 peak. Since the bottom, the market has recovered 87% of peak value. The homeownership rate has consistently been in decline since reaching 68.9% in 2009. The current homeownership rate is 62.9%, which suggests an increase in rental demand. As a result, we believe that there remains opportunity in the Atlanta market to continue to acquire, restore, lease and manage single-family homes.

Supply and Demand Dynamics

Annual housing permit issuance reached a low in 2009 as the market slipped further into economic downturn. While housing permits growth has resumed, the composition of housing is different. Approximately 36% of permits in 2012, 39% of permits in 2013 and 36% of permits in 2014 were for multifamily. This compares to a ratio of 22% multifamily permits in the 2000 – 2006 period. This new composition of housing growth suggests an increase in rental demand, which correlates with a declining rate of homeownership in the Atlanta MSA. The London Group forecasts annual housing permits to surpass 30,000 permits per year for 2015 to 2017.

Homeownership Level

The following table demonstrates the decline in the homeownership rate in the Atlanta MSA. The homeownership rate reached a recent high of 68.9% in 2009, which declined to a low of 60.1% in 2013 and was 62.9% in 2014. It is likely that the homeownership rate could decline further due to the larger proportion of annual multifamily housing permits in 2012 through 2014.

Homeownership Rate Atlanta, GA MSA

72.0
70.0
68.0
66.0
64.0
62.0
60.0
58.0
56.0
68.9
62.9
60.1
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: The London Group Realty Advisors, U.S. Census Bureau

Single Family Rental Rates

Average single family home rental rates in Atlanta bottomed in 2011 followed by increases in each of the three most recent years. The average monthly rental rate in 2011 was $1,129 which increased to $1,199 in 2014. This represents an increase of 6.2%.

Single Family Rental in Atlanta, GA MSA

$1,220
$1,200
$1,180
$1,160
$1,140
$1,120
$1,100
$1,080
Average Monthly Rental Rate
$1,186
$1,129
$1,137
$1,156
$1,199
2010
2011
2012
2013
2014

Source: The London Group Realty Advisors, Zillow

Houston Market Economic Overview

The Houston MSA is comprised of nine counties and is the sixth-largest MSA in the United States by population, according to the Census Bureau’s 2012 Statistical Abstract of the United States. According to the Neilsen Claritas 2014 report, the Houston MSA includes 6.4 million people. Houston is projected to achieve population growth which averages 1.7% annually from 2014 through 2019, which is slightly above the projected national average of 0.7% annually for the same period (Nielsen Claritas 2014).

Annual Employment Growth and Unemployment Rate

Employment growth has been positive in Houston. An estimated 64,600 jobs were added in 2011, 99,300 jobs were added in 2012, 94,925 jobs were added in 2013 and 104,575 jobs were added in 2014. By comparison, the metro area only lost a total of 74,000 jobs between 2009 and 2010. The unemployment rate declined from 8.5% in 2010 to 6.8% in 2012, 6.2% in 2013 and 4.1% in 2014. The national unemployment rate was 6.2% in 2014. The London Group forecasts employment in Houston to grow by an average of more than 90,000 jobs annually from 2015 through 2019, or annual growth of 3.2%. In comparison, The London Group forecasts annual employment growth nationally of 2.2% through 2019 (3.0 million jobs annually).

Annual Employment Growth and Unemployment Rate
Houston, TX MSA

120,000
100,000
80,000
60,000
40,000
20,000
0
-20,000
-40,000
-60,000
-80,000
9.0%
8.0%
7.0%
6.0%
5.0%
4.0%
3.0%
2.0%
1.0%
0.0%
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
Payroll Employment Growth
Unemployment Rate

Source: The London Group Realty Advisors, Bureau of Labor Statistics

Metro Economy

The Houston economy enjoys a significant presence of industrial firms, particularly the business sectors of energy, manufacturing, aeronautics and transportation. Houston is home to the second most Fortune 500 companies, only behind New York City. It is also a leader in the health care and oil sectors. The Port of Houston ranks first in the U.S. in terms of international waterborne tonnage handled and second in total cargo tonnage handled.

In 2013, Houston was third in the nation in job creation according to the U.S. Bureau of Labor and Statistics.

Houston is also recognized as having historically built a sufficient, or even excessive, amount of housing. This is principally due to its relaxed zoning laws and limited restrictions on development, which allows housing construction to easily proceed. This keeps housing prices relatively affordable. The London Group forecasts Houston developers will continue to build housing that will keep pace with demand and temper housing price increases.

Median Household Income

The median household income in Houston decreased in 2009 and 2010. However, the median household income experienced a 1.8%, 4.8% and 0.7% year over year growth rate in 2012, 2013 and 2014, respectively. Based on this growth, The London Group forecasts the median household income in Houston will increase to $62,560 by 2017, which is a 2.0% average annual increase.

Median Household Income Houston, TX MSA

$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014e

Source: The London Group Realty Advisors, U.S. Census Bureau

Houston Housing Market Overview

According to the U.S. Census Bureau, 2012 American Community Survey, the total market size of housing stock in Houston is estimated to be $182 billion, or approximately 2.4 million homes. Household formations are once again increasing as indicated by building permit growth for new single family homes and multifamily units. Total housing permits in the Houston MSA peaked in 2006 at 71,716 permits and declined to a bottom of 27,326 permits in 2009. Since 2009, housing permits have increased to 43,286 in 2012, 51,334 in 2013 and 63,747 in 2014. The year over year annual increase in permits was 38% in 2012, 19% in 2013 and 24% in 2014.

Annual Housing Permits Houston, TX MSA

Source: The London Group Realty Advisors, Real Estate Center at Texas A&M University

The homeownership rate reached 65.6% in 2007. The current homeownership rate is 62.3%, which suggests strong rental demand. As a result, we believe that there remains opportunity in the Houston market to continue to acquire, restore, lease and manage single-family homes.

Supply and Demand Dynamics

Annual housing permit issuance reached a low in 2009 as the national economy was in a recession. While housing permits growth has resumed, the composition of housing is different. Approximately 34% of permits in 2012, 33% of permits in 2013 and 40% of permits in 2014 were for multifamily. This compares to a ratio of 22% multifamily permits in the 2000 – 2006 period. This new composition of housing growth suggests an increase in rental demand, which correlates with a declining rate of homeownership in the Houston MSA. The London Group forecasts annual housing permits to surpass 30,000 permits per year for 2015 to 2017, which is a direct reflection of Houston being one of the top job creation markets.

Homeownership Level

The following table demonstrates the decline in the homeownership rate in the Houston MSA. The homeownership rate reached a recent high of 65.6% in 2007, which now is 62.3%.

Homeownership Rate Houston, TX MSA

68.0
66.0
64.0
62.0
60.0
58.0
56.0
65.6
62.3
59.5
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: The London Group Realty Advisors, U.S. Census Bureau

Single Family Rental Rates

Average single family home rental rates in Houston have increased annually since 2011. The average monthly rental rate in 2011 was $1,272 which increased to $1,451 in 2014. This represents a total increase of 14.1%.

Single Family Rental Rates in Houston, TX MSA

Average Monthly Rental Rate
$1,500
$1,450
$1,400
$1,350
$1,300
$1,250
$1,200
$1,150
$1,384
$1,272
$1,323
$1,379
$1,451
2010
2011
2012
2013
2014

Source: The London Group Realty Advisors, Zillow

Jacksonville Market Economic Overview

The Jacksonville MSA is comprised of five counties and is the 40th-largest MSA in the United States by population, according to the Census Bureau’s 2012 Statistical Abstract of the United States. According to the Neilsen Claritas 2014 report, the Jacksonville MSA includes 1.4 million people. Jacksonville is projected to achieve population growth which averages 1.0% annually from 2014 through 2019, which is slightly above the projected national average of 0.7% annually for the same period (Nielsen Claritas 2014).

Annual Employment Growth and Unemployment Rate

Employment growth has been positive in Jacksonville. An estimated 6,200 jobs were added in 2011, 8,400 jobs were added in 2012, 13,900 jobs were added in 2013 and 19,500 jobs were added in 2014. By comparison, the metro area lost a total of 51,000 jobs between 2008 and 2010. The unemployment rate declined from 10.9% in 2010 to 8.4% in 2012, 6.9% in 2013 and 5.1% in 2014. The national unemployment rate was 6.2% in 2014. The London Group forecasts employment in Jacksonville to grow by an average of 12,000 jobs annually from 2015 through 2019, or annual growth of 2.0%. In comparison, The London Group forecasts annual employment growth nationally of 2.2% through 2019 (3.0 million jobs annually).

Annual Employment Growth and Unemployment Rate
Jacksonville, FL MSA

Source: The London Group Realty Advisors, Bureau of Labor Statistics

Metro Economy

Jacksonville was recently ranked number four by Forbes in its article “Top Cities for Finding Employment Right Now.” According to Forbes, the top industries hiring include professional and business services, financial activities and healthcare. According to the On Numbers Economic Index, the Jacksonville Metro Area experienced the most improvement nationwide from September 2012 to September 2013. This index measures private sector job growth, unemployment, personal earnings, housing-price appreciation, and construction and retail activity. Jacksonville is home to notable Fortune 500 companies including CSX Corporation, Fidelity National Financial, Inc., and Fidelity National Information Services, Inc.

Median Household Income

The median household income in Jacksonville declined from a high of $54,522 in 2008 to a low of $48,118 in 2012. In 2012, the median household income experienced a 4.0% decline from the previous year. The current 2014 median household income of $51,807 represents a 7.6% increase from 2012. Based on this, The London Group forecasts the median household income in Jacksonville will increase to $54,173 by 2017, which is a 1.5% average annual increase.

Median Household Income Jacksonville, FL MSA

$56,000
$54,000
$52,000
$50,000
$48,000
$46,000
$44,000
$42,000
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014e

Source: The London Group Realty Advisors, U.S. Census Bureau

Jacksonville Housing Market Overview

According to the U.S. Census Bureau, 2012 American Community Survey, the total market size of housing stock in Jacksonville is estimated to be $48.8 billion, or approximately 603,000 homes. Household formations are once again increasing as indicated by building permit growth for new single family homes and multifamily units. Total housing permits in the Jacksonville MSA peaked in 2005 at 25,088 permits and declined to a bottom of only 3,606 permits in 2010. Since 2010, housing permits have increased to 7,166 in 2012, 7,358 in 2013 and 7,788 in 2014. The year over year annual increase in permits was 83% in 2012, 2.7% in 2013 and 5.8% in 2014.

Annual Housing Permits Jacksonville, FL MSA

30,000
25,000
20,000
15,000
10,000
5,000
0
Multifamily Housing Permits
Single Family Housing Permits
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013

Source: The London Group Realty Advisors, Real Estate Center at Texas A&M University

The homeownership rate has declined since reaching 74.0% in 2006. The current homeownership rate is 63.6%, which suggests an increase in rental demand. As a result, we believe that there remains opportunity in the Jacksonville market to continue to acquire, restore, lease and manage single-family homes.

Supply and Demand Dynamics

Annual housing permit issuances in Jacksonville reached a low in 2010 as the market slipped further into recession. While housing permits growth has resumed, the composition of housing is different. Approximately 36% of permits in 2012, 15% of permits in 2013 and 19% of permits in 2014 were for multifamily. The average for these three years is 23% multifamily, which is just below the 25% of multifamily permits during the 2000 – 2006 period. The London Group forecasts annual housing permits to remain just below 10,000 permits per year for 2015 to 2017.

Homeownership Level

The following table demonstrates the decline in the homeownership rate in the Jacksonville MSA. The homeownership rate reached a high of 74.0% in 2006, which has now declined to 63.6%.

Homeownership Rate Jacksonville, FL MSA

Source: The London Group Realty Advisors, U.S. Census Bureau

Single Family Rental Rates

Average single family home rental rates in Jacksonville have increased annually since 2010. The average monthly rental rate in 2010 was $1,108 which increased to $1,223 in 2014. This represents a total increase of 10.4%.

Single Family Rental in Jacksonville, FL MSA

$1,240
$1,220
$1,200
$1,180
$1,160
$1,140
$1,120
$1,100
$1,080
$1,060
$1,040
Average Monthly Rental Rate
$1,108
$1,114
$1,138
$1,184
$1,223
2010
2011
2012
2013
2014

Source: The London Group Realty Advisors, Zillow

Memphis Market Economic Overview

The Memphis MSA is comprised of nine counties and is the 41st-largest MSA in the United States by population, according to the Census Bureau’s 2012 Statistical Abstract of the United States. According to the Neilsen Claritas 2014 report, the Memphis MSA includes 1.4 million people. Memphis is projected to achieve population growth which averages 0.6% annually from 2014 through 2019, which is slightly below the projected national average of 0.7% annually for the same period (Nielsen Claritas 2014).

Annual Employment Growth and Unemployment Rate

Employment growth has been positive in the last four years in Memphis. An estimated 3,700 jobs were added in 2011, 7,700 jobs were added in 2012, 3,600 jobs were added in 2013 and 4,500 jobs were added in 2014. By comparison, the metro area only lost a total of 50,700 jobs between 2008 and 2010. The unemployment rate slightly declined from 10.1% in 2010 to 7.6% in 2014. The national unemployment rate was 6.4% in 2014. The London Group forecasts employment in Memphis to grow by an average of 5,000 jobs annually from 2015 through 2019, or annual growth of 0.8%. In comparison, The London Group forecasts annual employment growth nationally of 2.2% through 2019 (3.0 million jobs annually).

Annual Employment Growth and Unemployment Rate
Memphis, TN MSA

15,000
10,000
5,000
0
-5,000
-10,000
-15,000
-20,000
-25,000
-30,000
-35,000
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
Payroll Employment Growth
Unemployment Rate

Source: The London Group Realty Advisors, Bureau of Labor Statistics

Metro Economy

In 2012, Memphis’ Gross Metropolitan Product, a measure of economic activity, was larger than 10 U.S. states and was ranked 45th out of 366 metro areas nationwide. Memphis was ranked as the “Top Logistics, Distribution and Shipping Hub” in the U.S. and the top “Global Logistics Leader” by Business Facilities magazine in 2011 and 2012. Memphis is home to notable Fortune 500 companies including FedEx Corporation, International Paper Company, AutoZone, Inc., The ServiceMaster Company, LLC, Mueller Industries, Inc., and Fred’s, Inc.

Median Household Income

The median household income in Memphis decreased in 2009 by 5.47%. However, the median household income experienced a 4.0% increase in 2010. Most recently, the median household income increased by 0.65% in 2012, 1.23% in 2013 and 1.54% in 2014, respectively. Based on this growth, The London Group forecasts the median household income in Memphis will increase to $49,082 by 2017, which is a 2.0% average annual increase.

Median Household Income Memphis, TN MSA

Source: The London Group Realty Advisors, U.S. Census Bureau

Memphis Housing Market Overview

According to the U.S. Census Bureau, 2012 American Community Survey, the total market size of housing stock in Memphis is estimated to be $39.5 billion, or approximately 554,000 homes. Household formations are once again increasing as indicated by building permit growth for new single-family homes and multifamily units. Total housing permits in the Memphis MSA peaked in 2005 at 10,794 permits and declined to a bottom of 2,034 permits in 2009. Since 2009, housing permits have increased to 3,507 in 2012, 3,652 in 2013 and 3,171 in 2014. The year over year annual increase in permits was 58.7% in 2012 and 4.1% in 2013 but dropped 13.2% in 2014.

Annual Housing Permits Memphis, TN MSA

Source: The London Group Realty Advisors, Real Estate Center at Texas A&M University

The homeownership rate has declined since reaching 66.0% in 2008. The current homeownership rate is 59.2%, which suggests strong rental demand. As a result, we believe that there remains opportunity in the Memphis market to continue to acquire, restore, lease and manage single-family homes.

Supply and Demand Dynamics

Annual housing permit issuance reached a low in 2009 as the national economy was in a recession. While housing permits growth has resumed, the composition of housing is different. Approximately 30% of permits in 2012 through 2014 were for multifamily. This compares to a ratio of 18% multifamily permits in the 2000 – 2006 period. This new composition of housing growth suggests an increase in rental demand, which correlates with a declining rate of homeownership in the Memphis MSA. The London Group forecasts annual housing permits to average approximately 4,000 permits per year for 2015 to 2017.

Homeownership Level

The following table demonstrates the decline in the homeownership rate in the Memphis MSA. The homeownership rate reached a recent high of 66.0% in 2008, which has now declined to 59.2%.

Homeownership Rate Memphis, TN MSA

68.0
66.0
64.0
62.0
60.0
58.0
56.0
54.0
52.0
50.0
66.0
59.2
54.3
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: The London Group Realty Advisors, U.S. Census Bureau

Single Family Rental Rates

Average single family home rental rates in Memphis have remained relatively constant in the $900-range since 2010. The average monthly rental rate in 2010 was $924. In 2014 the $1,000 mark was crested at $1,043. This represents a total increase of 12.9%.

Single-Family Rental in Memphis, TN MSA

Average Monthly Rental Rate
$1,060
$1,040
$1,020
$1,000
$980
$960
$940
$920
$900
$880
$860
$924
$983
$987
$999
$1,043
2010
2011
2012
2013
2014

Source: The London Group Realty Advisors, Zillow

OUR BUSINESS AND INVESTMENTS

Our Company

We are an internally managed Maryland corporation that engages in the acquisition, ownership and operation of portfolios of leased single-family homes in the United States. We operate our portfolio properties as single-family rentals, or SFRs, and we generate most of our revenue from rental income from the existing tenants of the SFRs we have acquired. We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending December 31, 2015.

As of the date of this prospectus, we have invested an aggregate of approximately $34.6 million and own a total of 473 homes, of which 201 homes are in the Jacksonville, Florida metropolitan area, 168 homes are in the Houston, Texas metropolitan area, 95 homes are in the Memphis, Tennessee metropolitan area (with two of the Memphis homes located just across the border in Mississippi) and nine homes are in the Atlanta, Georgia metropolitan area. As of the date of this prospectus, we have entered into purchase agreements for the acquisition of up to 140 additional homes in the Jacksonville, Florida metropolitan area for the aggregate purchase price of up to approximately $9,418,000 and up to 100 additional homes in the Houston, Texas metropolitan area for the aggregate purchase price of up to approximately $8,700,000. We intend to apply a significant majority of the net proceeds of this offering towards the purchase of these 240 homes. Our acquisition of the 240 homes is subject to our ongoing due diligence inspection of the properties and the completion of this offering of our common shares.

We intend to expand our acquisitions to other select markets in the United States that fit our investment criteria as we continue to evaluate new investment opportunities in different markets. As of June 30, 2015, a total of 436 of our properties were leased which represents an occupancy level of 92% as of such date. Thirty-seven of our properties were vacant as of June 30, 2015 and being marketed for leasing. All of our portfolio properties to date have been acquired from available cash and with the proceeds from two secured loan transactions with Silvergate Bank during the year ended December 31, 2014, pursuant to which we borrowed a total of $11,522,140, and one secured loan transaction with Silvergate Bank during the quarter ended March 1, 2015, pursuant to which we borrowed an additional $3,526,985. Our loan transactions with Silvergate Bank are secured by first priority liens and related rents on 168 homes in the Houston, Texas metropolitan area, 125 homes in the Jacksonville, Florida metropolitan area and 93 homes in the Memphis, Tennessee metropolitan area.

Our principal objective is to generate cash flow and distribute resulting profits to our stockholders in the form of distributions, while gaining home price appreciation, or HPA, at the same time through the ownership of our portfolio properties. With this objective in mind, we have developed our primary business strategy of acquiring portfolios of stabilized or leased SFRs. We believe the execution of this strategy will allow us to generate immediate and steady cash flow from the rental income from the SFRs that we acquire while potentially gaining significant HPA over time. HPA is a metric most of our competitors use to project total returns. We believe cash flow is a better metric to project returns because cash flow is realized currently while HPA is unrealized and deferred until the assets are sold. While our goal is to grow our company and generate available cash flow from the rental income of our SFRs that will allow us to pay all of our operating costs for the operation of our portfolio properties and distribute profits to our stockholders in the form of quarterly dividends, there can be no assurance we will be able to do so.

Our History and Structure

In 2012, Chad M. Carpenter, our Chairman of the Board, President and Chief Executive Officer, recognized an opportunity to acquire portfolios of leased homes with positive cash flow and then distribute resulting profits to stockholders. To capitalize on this opportunity, Mr. Carpenter acquired a majority of the issued and outstanding shares of our common stock in July 2012 and founded Reven Housing REIT. Since then, we have been engaged in our current business of acquiring, owning and operating portfolios of leased single-family homes as rental properties.

Our company was originally incorporated on April 26, 1995, in the State of Colorado under the name “Colorado Security Patrol Inc.” to provide a variety of security services on both a residential and commercial basis, although our company was not successful in generating sufficient revenues from this business.

On March 12, 2007, our company filed an amendment to its Articles of Incorporation changing its name to “Bureau of Fugitive Recovery, Inc.” and expanded its operations to include the tracking and apprehension of offenders who had failed to appear in court or had otherwise had their bonds revoked. After Mr. Carpenter’s acquisition of a majority of our company and the implementation of our current business plan, we changed our company’s name to “Reven Housing REIT, Inc.” from “Bureau of Fugitive Recovery, Inc.” on August 9, 2012.

On April 1, 2014, we converted from a Colorado corporation to a Maryland corporation pursuant to applicable state conversion statutes to better position our company to qualify and operate as a REIT. In connection with our conversion to a Maryland corporation, we adopted our current charter and bylaws in accordance with the laws of the State of Maryland.

We have implemented an “UPREIT” operating partnership structure common to many of our peer companies such that we will own all of our assets and conduct substantially all of our operations through Reven Housing REIT OP, L.P., or our operating partnership, and its subsidiaries, including Reven Housing Georgia, LLC, Reven Housing Texas, LLC, Reven Housing Florida, LLC, Reven Housing Florida 2, LLC and Reven Housing Tennessee, LLC. Our wholly owned subsidiary, Reven Housing GP, LLC, is the sole general partner of our operating partnership and the entity through which we have the exclusive power to manage and conduct the business and affairs of our operating partnership.

Our Competitive Advantages

We believe that our competitive advantages include the following:

Our Business Strategy

Our business strategy of acquiring stabilized or leased portfolios of single-family homes and operating them as rental properties allows us to focus on generating positive cash flow and distributing the resulting profits to our stockholders. Our business strategy differentiates us from most of our competitors because they are buying empty homes individually as opposed to purchasing rented homes in bulk or are focused on generating home price appreciation. In the institutional investment sector, our strategy is generally known as a core strategy while most of our competitors are executing opportunistic strategies. We believe that core strategies generally involve less risk than opportunistic strategies due to the stabilized and cash flow nature of the SFRs acquired and are more in line with the strategies of public REITs in other asset classes. We believe our business strategy is efficient and cost effective because we do not need a large staff or to incur significant overhead costs in order to grow and execute our business plan.

Internal Management

As an internally-managed REIT, our executives are dedicated to our business allowing us to maintain greater control over the management and operation of our business than externally-managed REITs. Our management’s interests are aligned with those of our stockholders and we are exposed to fewer conflicts of interest than those typically faced by externally-managed REITs. Additionally, as our portfolio grows, we believe that we will achieve greater operational efficiencies and realize superior economies of scale as compared to externally-managed companies.

Experienced Management Team

We believe the real estate and institutional investment experience of our management team will lead our company to achieve our growth goals. Our management team is led by our founder, Chad M. Carpenter, our Chairman, President and Chief Executive Officer. Mr. Carpenter, along with Thad L. Meyer, our Chief Financial Officer, Chief Operating Officer and Secretary, are both experienced institutional real estate veterans, each with more than 25 years of residential and commercial real estate experience in both public and private real estate companies. Along with Michael P. Soni, our Senior Advisor of Investments who also serves as our only asset manager, our seasoned management team has more than 55 years of collective commercial and residential real estate investment, leasing and operational experience and has been involved in over $3.0 billion of real estate transactions. Members of our management team have, including in their experiences prior to joining our company, inspected over 3,000 single-family residences and acquired approximately 800 single-family residences to rent or rehabilitate and sell in 12 states, including Arizona, California, Florida,

Georgia, Indiana, Michigan, Mississippi, New York, Ohio, Pennsylvania, Tennessee and Texas. Our management team has established excellent relationships with brokers, sellers, institutional investors, policymakers, lenders, and aggregators of residential assets and has a positive track record in acquiring, managing and selling residential and commercial real estate.

Disciplined Acquisition Strategy

We have developed a disciplined, efficient, and cost-effective process to acquire assets that meet or exceed our conservative underwriting criteria, a thorough due diligence process and financial return requirements. We seek to continue acquiring portfolios of occupied single-family homes in bulk from investors who acquired, rehabilitated and rented them to qualified tenants and that have the potential for increased yield and appreciation. In addition, we believe we can achieve greater economies of scale by focusing our acquisitions in select markets and communities where there are established property management, general contractor and vendor relationships, and greater concentration of assets.

Extensive Sourcing Network

Our management team has cultivated and developed a wide network of industry relationships over the years, which we believe provides our company with a distinct competitive advantage to source a greater number of off-market transactions. Through this network, we have been able to source attractive portfolio acquisitions, and we believe they may provide us with additional attractive privately negotiated acquisition opportunities that in some cases may not be available to other market participants. We believe that this can result in more favorable pricing for acquisitions than if we were bidding on fully marketed deals. Our acquisitions team is in regular communication with sourcing contacts and sends out frequent and regular emails to update our underwriting criteria and to account for changes in current market and economic conditions. We provide agents and investors with specific acquisition criteria regarding the type of dwelling, location, condition of property, and price points so that they can concentrate their efforts exclusively on properties that meet our criteria. We maintain a database of potential sourcing contacts that is updated on a regular basis.

Our Business and Growth Strategies

Our objective is to be a leader in the single-family rental business as an institutional-quality operator on a national scale. Our focus is on cash flow and profitability while generating meaningful distributions from rental income and the potential for capital appreciation. We believe we can achieve this objective through the following strategies:

Disciplined Investment Strategy and Institutional Platform

We intend to grow by acquiring portfolios of single-family homes with cash flow in place in portfolios in select markets throughout the United States where economic forecasts are favorable for our business. Such forecasts include increasing rental rate growth and home price appreciation, increasing population migration and increasing job growth. Other factors that are as important are decreasing unemployment rates, decreasing cap rates and vacancies. We have strict investment criteria and detailed due diligence policies for each acquisition with formal investment committee meetings for review and approvals which creates an institutional culture and platform.

Create a Diversified Stabilized Portfolio

We currently own leased portfolios in the Atlanta, Georgia, Houston, Texas, Jacksonville, Florida, and Memphis, Tennessee metropolitan areas and intend to expand into other select markets in the United States that fit our strict investment criteria. These targeted markets include selected cities in Arizona, California, Colorado, Illinois, Indiana, Kentucky, Nevada, North Carolina, Oklahoma, Utah and Virginia. We believe that our planned expansion into these markets will help us achieve a diversified portfolio.

Keep a Low Cost and Efficient Overhead Structure

Our business strategy and platform allow us to maintain a lean, qualified team, keeping overhead costs down while efficiently managing vendors on an outsourced basis through active oversight and reporting. Unlike many of our competitors, we do not require nor maintain a large staff for acquisitions because we acquire investments through purchases of portfolios, not individual homes. Similarly, because we target and acquire homes that are leased and are otherwise in rent-ready condition, we do not require nor maintain a large staff for asset management or significant resources for renovating the homes. Additionally, by outsourcing property management functions to qualified and locally based property managers, we can focus our capital, resources and efforts that would otherwise be used to build in-house property management on operations and growth.

Locally-Based Property Management

Property management is a critical part of our business, and we believe this important function is a low margin and local business given the disparate nature of our assets and the unique characteristics of each home and the markets in which they are located. We believe that keeping maintenance and other operating costs under strict control and supervision is paramount to generating acceptable rental yields and maximizing the price appreciation of our assets. As such, we outsource our property management functions to independent, qualified, locally based property management teams who are experienced and familiar with the local markets in which they operate. We in turn manage the outsourced property managers to operate within our policies, procedures and budgets. By outsourcing the property management function of our business, our executives can better utilize their efforts, time and resources to focus on acquisitions and asset management rather than building a low-margin in-house property management arm, which we believe will allow us to achieve higher returns for our stockholders. We believe this is an efficient strategy for us at this stage of our development and furthers our growth.

Reporting for Operations

We intend to utilize currently available cloud-based management information systems that will enable comprehensive tracking, management and control of all required functions within a cost-efficient and scalable environment as recommended by our select outside property management professionals. We believe that these tools will facilitate effective and cost-efficient management of disparate assets, scale our platform, and sustain operating margins as we continue to grow. These systems will also enable management to comply with strict regulatory compliance and governance requirements and will empower field personnel to respond autonomously within established corporate and budgetary parameters.

Our Business Activities and Operations

Since we commenced our real estate investment activities in October 2012, we have acquired portfolios in Florida, Georgia, Tennessee and Texas. As of the date of this prospectus, we owned 473 homes, of which 201 homes are in the Jacksonville, Florida metropolitan area, 168 homes are in the Houston, Texas, metropolitan area, 95 homes are in the Memphis, Tennessee metropolitan area (with two of the Memphis homes located just across the border in Mississippi) and nine homes are in the Atlanta, Georgia metropolitan area. In addition, as of the date of this prospectus, we have entered into purchase agreements for the acquisition of up to 140 additional homes in the Jacksonville, Florida metropolitan area for the aggregate purchase price of up to approximately $9,418,000 and up to 100 additional homes in the Houston, Texas metropolitan area, for the aggregate purchase price of up to approximately $8,700,000, which will be funded by the net proceeds of this offering. In addition, we evaluate new markets on an ongoing basis to identify investment opportunities that we believe can generate attractive risk-adjusted returns for our stockholders. Currently, we are evaluating markets in the following states for investment, each of which we believe meets our investment criteria: Arizona, California, Colorado, Illinois, Indiana, Kentucky, Nevada, North Carolina, Oklahoma, Utah and Virginia.

States in Which We Own Single-Family Homes
(as of June 30, 2015)

NOTE: States shaded as “Owned” are states in which we own homes. However, we only own nine homes in Georgia and two homes in Mississippi.

The following tables present statistics of our single-family homes by Metropolitan Statistical Area, or MSA, and metro division as of June 30, 2015. The first table includes our entire portfolio of single-family homes, and the second table includes only the single-family homes we have owned for at least 180 days.

Total Portfolio of Single-Family Homes — Summary Statistics
(as of June 30, 2015)

MSA/Metro Division	No. of Homes	Aggregate Investment	Average Investment per Home	Percent Leased	Average Age (years)	Home Built by Decade	Average Size (sq. ft.)	Average Monthly Rent	Average Months Remaining on Annual Lease
Atlanta, Georgia	9	$620,185	$68,909	89%	22	1970 – 79: 1 1980 – 89: 2 1990 – 99: 2 2000 – 09: 4	1,450	$879	5.1
Houston, Texas	168	$13,153,973	$78,297	98%	46	1940 – 49: 3 1950 – 59: 34 1960 – 69: 44 1970 – 79: 51 1980 – 89: 34 1990 – 99: 2	1,435	$1,002	2.8
Jacksonville, Florida	201	$13,567,030	$67,606	88%	52	1920 – 29: 4 1930 – 39: 2 1940 – 49: 17 1950 – 59: 77 1960 – 69: 47 1970 – 79: 21 1980 – 89: 15 1990 – 99: 5 2000 – 2009: 10 2010 – 19: 3	1,309	$875	5.7
Memphis, Tennesee	95	$7,259,013	$76,411	92%	40	1950 – 59: 5 1960 – 69: 30 1970 – 79: 29 1980 – 89: 20 1990 – 99: 10 2000 – 09: 1	1,636	$966	7.7
Total or Weighted Average	473	$34,600,201	$73,197	92.4%	47		1,422	$938	5.1

Total Portfolio of Single-Family Homes — Homes Owned at Least 180 Days
(as of June 30, 2015)

MSA/Metro Division	No. of Homes	Aggregate Investment	Average Investment per Home	Percent Leased	Average Age (years)	Home Built by Decade	Average Size (sq. ft.)	Average Monthly Rent	Average Months Remaining on Annual Lease
Atlanta, Georgia	9	$620,185	$68,909	89%	22	1970 – 79: 1 1980 – 89: 2 1990 – 99: 2 2000 – 09: 4	1,443	$866	9.9
Houston, Texas	168	$13,153,973	$78,297	98%	46	1940 – 49: 3 1950 – 59: 34 1960 – 69: 44 1970 – 79: 51 1980 – 89: 34 1990 – 99: 2	1,435	$996	3.5
Jacksonville, Florida	123	$8,372,890	$68,072	92%	50	1940 – 49: 6 1950 – 59: 54 1960 – 69: 31 1970 – 79: 11 1980 – 89: 11 1990 – 99: 4 2000 – 2009: 3 2010 – 19: 3	1,313	$893	4.8
Memphis, Tennesee	95	$7,259,013	$76,411	94%	40	1950 – 59: 5 1960 – 69: 30 1970 – 79: 29 1980 – 89: 20 1990 – 99: 10 2000 – 09: 1	1,636	$972	8.8
Total or Weighted Average	395	$29,406,061	$74,446	93%	45		1,446	$955	5.3

In reviewing the above tables, please note:

•	We purchase homes that have been previously renovated and are currently leased. We do not incur initial renovation costs after our acquisition. Our “Aggregate Investment” and “Average Investment per Home” metrics consist almost entirely of our purchase price and any improvements after our acquisition have been insignificant.
•	Acquisition and transaction costs are expensed as incurred. These costs are not included in our “Aggregate Investment” or our “Average Investment per Home” metrics.
•	“Average Monthly Rent” is calculated by dividing the sum of monthly rent for each home by the total number of homes. Our use of rent concessions is extremely limited and has little to no impact on rental figures disclosed herein. We do not have a policy of offering rent concessions.
•	Our policy is to acquire homes that are entirely leased. Of the 468 properties we have acquired as of June 30, 2015, only two were vacant upon acquisition.

Our Investment Process

Our investment strategy is to acquire portfolios of tenant-occupied houses with cash and/or OP units, from investors who have accumulated homes and who are now looking for an exit strategy. The evaluation and execution of our portfolio acquisitions are subject to the review and approval by our investment committee, which operates under the oversight of our Board of Directors and is currently comprised of Chad M. Carpenter, our Chairman and Chief Executive Officer, Xiaofan (Fred) Bai, a member of our Board of Directors, Xiahang (Jake) Bai, a member of our Board of Directors, Thad L. Meyer, our Chief Financial Officer and Chief Operating Officer, and Michael P. Soni, our Senior Advisor of Investments. We have developed and integrated the following proprietary processes in the implementation of our investment strategy.

Balanced Value Approach for Investing

Our acquisition strategy is based upon extensive research and utilizes a proprietary acquisitions algorithm that focuses on acquiring a balance of Class “A” and “B” portfolios of rented homes that have the potential for both increased yield and appreciation. To date, we have acquired mostly Class “B” homes and as we grow over time we intend to acquire more Class “A” homes to achieve our balanced value approach strategy, described below. Typically, Class “A” homes are homes that are generally larger and built after the year 2000, have a current rental yield of 12%+ with higher mid-term appreciation potential, and are generally in markets with the strongest economies and/or those that did not suffer recessionary effects to the extent experienced by other parts of the country. Class “B” homes are homes that are typically smaller and built before the year 2000, have a current rental yield of approximately 14% with lower mid-term appreciation potential, and are generally in markets with recovering economies. We invest in markets that demonstrate strong and/or improving economic performance which will support the potential for rent increases and home appreciation. When approaching a market, we focus on factors such as the strength of rental demand, rates of job growth, population growth and unemployment. Within markets that meet our investment criteria, we seek to identify the neighborhoods that offer the most attractive mix of rental demand and rental rates, which are often characterized by good access to transportation networks and employment centers, good schools and low levels of crime. We believe this “balanced value” approach towards investing will help our investments achieve sustainable profitability at all times and through all cycles. This balanced value approach is intended to offer stockholders diversification, distributions, appreciation, liquidity and a lower risk investment.

•	Types of houses. In terms of the structural or physical characteristics of the houses we acquire, we require that they are single-family residences with the majority having at least 2 bedrooms and at least 2 bathrooms. The majority of the houses are built after 1970 (with a focus on those built after 1980) or they have undergone substantial restoration and improvements. Houses are built with a combination of brick, stone, stucco, siding, and wood with updated windows and young to medium age roofs.

Sample Homes owned by Reven Housing REIT in Houston, Memphis, Jacksonville and Atlanta

•	Market selection process. To gather market research we use Local Market Monitor, a third-party service founded in 1990, which is updated monthly with market data. Local Market Monitor began as a quarterly publication, stemming from the National Review of Real Estate Markets which analyzed conditions in 100 residential U.S. markets, using such economic data as home values, employment growth, population growth, and developed the concept of Equilibrium Home Prices, which has proved valuable in assessing real estate market risk during the last two economic cycles.

Local Market Monitor currently monitors the 315 major real estate markets in the United States. We focus on markets that have the following characteristics:

º	Projected real estate appreciation over the next 3 years
º	Projected job growth
º	Lower current unemployment than the national average
º	Rising rents
º	Stable and/or growing population with a minimum population of 500,000
º	Stable and/or dropping vacancy rates
•	Target markets. We invest in markets that we believe have more upside value through the potential for rent increases and appreciation of the homes due to the dislocation caused by the recent economic downturn and the current positive economic drivers in these markets. We are currently targeting the following markets, which include new markets and existing markets for further expansion:

Phoenix, AZ	Atlanta, GA	Memphis, TN
Tucson, AZ	Chicago, IL	Nashville, TN
Central California	Indianapolis, IN	Dallas, TX
Los Angeles, CA	Louisville, KY	Fort Worth-Arlington, TX
Denver, CO	Las Vegas, NV	Houston, TX
Fort Lauderdale, FL	Charlotte, NC	Irving, TX
Jacksonville, FL	Raleigh, NC	San Antonio, TX
Miami, FL	Virginia Beach, NC	Salt Lake City, UT
Orlando, FL	Oklahoma City, OK	Richmond, VA
Tampa, FL	Tulsa, OK

Using the 3-year aggregate home value forecast from Local Market Monitor, we sort markets (as listed above) based on projected growth. Those markets that have higher projected growth are perceived to be lower risk, and yield a lower cap rate per class, than those markets that have lower or no growth projection over the next three years.

•	Zip code analysis. Our properties are intended to appeal to the following tenant profile:
º	Middle-income blue-collar/gray-collar/semi-professional individuals and families
º	Household incomes ranging from $25,000 to $50,000 per year
º	Aged 30 years and above
º	Preference for families to reduce turnover and related expenses

The resident base of our single-family homes varies according to location, however, some key characteristics can be identified. The median household income of our tenants is approximately $50,000. Our average tenant is approximately 36 years of age and the average household size is approximately 2.6 residents. Since we target only tenant-occupied properties, we focus on submarkets where we expect that the majority of tenants will fit this profile. In the event that they do not, we will replace them with our targeted tenant profile on lease renewal.

Our zip code analysis focuses on the following metrics:

º	Average household income
º	White collar jobs
º	Average household size

º	Total crime risk (including utilizing FBI statistics)
º	Weather risk

Sourcing and Evaluation of Assets for Acquisition

Our management executives and investment professionals maintain existing relationships and continually develop new relationships in our network of contacts providing us access to potential portfolios of properties that meet our investment criteria. We provide contacts in our sourcing network with our specific investment criteria regarding the type of dwelling and specific home characteristics, location, condition of property, and price points so that efforts are concentrated solely on the properties that are potentially viable for investment by us. We are in regular communication with portfolio sourcing contacts and send out frequent and regular emails updating investment criteria to adapt to changes due to market fluctuations or other factors affecting our acquisitions model. All contacts and communications with them are logged in a central database to ensure we have current and correct sourcing information as we continually build and maintain our sourcing network. We believe the vast majority of SFR portfolios are available on an off-market basis due to the fragmentation of the SFR income-producing asset market, lack of institutional and other large buyers, and the local vs. national nature of the assets.

•	Sources of deal flow. We source potential SFR portfolios from a variety of sources in our network to optimize deal flow of our target assets, which sources include:
º	Residential brokers specializing in income-producing properties:
•	Keller Williams
•	Remax
•	Prudential
•	Local/Regional firms
º	Loopnet — online database of properties and brokers
º	Trulia — online database of properties and brokers
º	Existing SFR funds attempting to liquidate holdings and/or realize profits on flips
º	Property Wholesalers — groups that acquire damaged homes and/or foreclosed homes in order to rehabilitate, rent, flip, and manage
º	Fannie Mae/Freddie Mac for tenant-occupied portfolios available for bid
º	SFR conferences
º	Existing contacts
º	Homebuilders
•	Building a network. Our executives maintain existing relationships with a wide variety of relevant contacts that will allow access for many potential portfolios of properties. In addition, these agents, investors and other contacts are supplied with our specific investment criteria regarding type of dwelling and specific home characteristics, location, condition of property, and price points so that efforts are concentrated solely on the properties that are potentially viable for investment by us.
•	Managing the network. We are in continuous communication with portfolio sourcing contacts and send out frequent and regular emails updating investment criteria when there are changes due to market fluctuations or other factors affecting our acquisitions model. All contacts are logged in our proprietary contact database to ensure we have correct contact information. Further, each contact receives their own email file and all communications are filed appropriately in order to keep records of all conversations.

•	Initial informational requirement. All sourcing contacts in our network are requested to provide us with the following information for each house to ensure that we can quickly and productively qualify a portfolio for acquisition: market, address, zip code, type (SFR or town homes), rent, actual taxes, insurance, year built, square footage, # of bedrooms, # of bathrooms, asking price, lease expiry, Section 8/non-Section 8, and one exterior picture of the house. Based on the foregoing information we are able to verify whether the portfolio is in one of our target markets, assign housing classes based on year built, beds, baths, and pictures, sum actual tax and insurance expenses, and determine average rent for the portfolio. We can also determine from the above information the duration for current leases.

Once a portfolio has been identified as appropriate for acquisition based on our investment criteria it is subjected to a rigorous evaluation process. This process includes a multi-tiered investment committee process ranging from pre-committee to final committee meetings. This process will ensure that all members of the investment committee agree with the findings from the due diligence period and that the portfolio in question is an appropriate investment for the company and its stockholders. The due diligence process includes case scenario financial modeling and sensitivity analysis, zip-code and neighborhood analysis, physical inspections by qualified engineers, BPO analysis to verify valuations are in line with or less than purchase price, title and legal review, and finally property manager vetting and qualification.

Acquisition and Underwriting

We have developed a disciplined, efficient, and cost-effective process to acquire assets that meet or exceed our conservative underwriting criteria, a thorough due diligence process and financial return requirements. We acquire properties via portfolio purchases or in bulk sourced from our network discussed above. Once we have qualified potential portfolios for purchase based on our acquisition criteria, we proceed with discussions with the seller in negotiating and executing a letter of intent setting forth the general terms for the purchase. Once we have the letter of intent executed from the seller, we prepare documentation for review by our investment committee, including members of our executive management, where the entire initial underwriting is reviewed for approval. If and when approved, then we commence negotiation of the purchase contract with the seller and commence due diligence. During due diligence, we confirm that the existing landlord uses the same or similar leasing criteria that we employ (which may vary slightly based on location) and that all tenants are current on rent. Our acquisitions team continuously audits our underwriting assumptions, establishes property-specific business plans and tours and inspects each property before closing.

•	Professional BPO and valuation verification. During the preliminary underwriting phase we use Zillow and CMA analysis to arrive at valuations for market value. In addition, we utilize professional real estate firms to provide us with broker price opinions, or BPO, for valuations for each house. Each BPO is completed in a manner to ensure confidence in investment and pricing decisions. Two levels of technology-driven checks are used — data validation and a quality control rules engine — to identify duplicates and bring data together helping valuation professionals make accurate decisions. Each BPO is reviewed by staff analysts prior to delivery. This provides a final check against our valuation assumptions. We will only commence legal review of title and inspections if the valuation based on the BPOs are no more than the total purchase price, otherwise we will endeavor to renegotiate the purchase price prior to incurring further due diligence costs.
•	Physical inspection and quality control. Once the professional BPOs have been received, and our existing valuation assumptions are proven correct, we utilize third-party professional engineers to conduct physical inspections of each house. The engineers provide us with reports based on the results of their inspections. These reports primarily focus on the following elements: site and pavements; structure; building envelope; mechanical, electrical and plumbing, or MEP; life safety; and interior. The reports also provide commentary regarding the tenant and the neighborhood.
•	Purchase and sale contract renegotiation. After 30 days, once the inspection period has ended and all of the diligence has been reviewed, including title and legal review, if certain aspects of the contract require further attention, we will then renegotiate those aspects of the contract. These items may include valuation problems that require a price deduction, unexpected deferred maintenance that must be deducted from the price, or dropping properties due to quality or other issues.

•	Closing. Within 30 days of the end of the inspection period we will close on the transaction. All rents will be pro-rated, tenant leases converted, service contracts cancelled, and deposits and keys delivered.

Proactive Asset Management

Each time we acquire a portfolio of assets, we prepare a budget specific for the portfolio that provides clear instructions to, and parameters for, our asset management personnel. Michael P. Soni, our Senior Advisor of Investments, currently serves as our only asset manager. We expect to hire additional asset managers and other asset management personnel as we continue to expand our operations. The asset management team’s primary responsibility will be to manage the property managers and properties to perform within the detailed budgets. Our asset managers will utilize our property managers’ offices as required for meetings that will limit the need for regional offices and related expenses. Our asset managers will proactively manage the property managers to reduce expenses and implement customer retention plans to keep our tenants in place for longer periods to reduce turns, vacancy, re-letting costs and increase stockholder returns. We also intend to hire third-party tax advisors to review and, if appropriate, appeal property tax bills annually to effectively manage our property tax expense.

The principal responsibilities of our asset management personnel will include:

•	Managing the business plan for each asset and portfolios of assets. These business plans include occupancy goals, rent escalation objectives, asset improvements, operational and disposition strategies, annual budgets, leasing plans, return expectations, and recommendations as to which property management company to contract.
•	Managing the property managers. Asset managers will be responsible for training and managing the property managers. Asset managers will meet with each property manager to deliver and review the portfolios’ business plans to ensure that all parties who are involved in that portfolio understand our investment objectives and goals. Asset managers will meet monthly to review each property management report to help the property managers’ solve problems or issues.
•	Leasing. Asset managers will monitor occupancy for each portfolio on a daily basis. Asset managers will be tasked to keep their respective portfolios leased at all times and ensure that tenants’ leases are being renewed prior to expiration. Asset managers will ensure that property managers maintain homes in rent-ready condition and begin the search for prospective tenants well before tenants vacate a property. Each business plan will outline the leasing terms under which leases can be approved.
•	Rent collection. Asset managers will monitor accounts receivable for each portfolio on a weekly basis. Our asset managers will require, when possible, that tenants pay rent via ACH direct deposit from each tenant’s checking accounts on the 1st of each month. This will help to ensure that rent is collected on time. In the event that tenants miss rent deadlines, the asset managers will follow up with the property managers to ensure that they have contacted the tenants to expedite the resolution of any issues.
•	Reporting. Asset managers will review property management reports for each portfolio on a monthly basis and prepare quarterly asset management reports. Asset managers will use property management reports to ensure that the property managers adhere to the portfolio’s business plan and provide recommendations that add value to the asset or portfolio. Asset managers will monitor occupancy, rent collection, expenses, insurance, maintenance and other cap-ex closely and will ensure that property managers take all necessary steps to keep budgets on track. Asset managers will meet quarterly with senior management to review the performance of each portfolio.

•	Disposition. Asset managers will review and consider all purchase offers we receive on any asset in our portfolio and then in turn provide the terms of the offer and their evaluation to senior management. In evaluating whether to sell any such asset, we will consider, among other things, tax considerations in respect of our qualification and compliance as a REIT, the capital appreciation of the asset, and the gain from the disposition. In the event proposed offers and dispositions are approved by us, our asset managers will sell houses through a listing process with instructions that are previously approved by us.

Property Management

We generally outsource our property management function to the existing property managers that are in place when we acquire a portfolio of assets. As of the date of this prospectus, all of our properties are managed by four separate third-party property managers, with the same property manager managing all of the properties that are located within the same metropolitan area. As of the date of this prospectus, approximately 70% of our properties are managed by the same property managers who managed their operation prior to our acquisition. In obtaining these services, we first determine that these property managers can provide the services we need and operate under our oversight and within the budget of the business plan developed specifically for that portfolio. Our property managers provide services to us pursuant to management agreements that provide for one-year terms and are mutually terminable with 30 days’ prior notice. For their services, we pay our property managers management fees ranging from 6 – 8% of gross rental receipts from the properties they manage plus leasing fees for renewing tenants and new tenants, as well as 50% of any late fees assessed on the tenants. Property managers assist us in executing the business plan we have developed for each portfolio they manage. The business plan includes occupancy goals, rental rates and increase goals, specific property level objectives and return expectations, clear and concise improvement, operational and disposition plans, annual budget and leasing plan.

The principal responsibilities of our property managers include:

•	Leasing and Tenant Quality. Property managers monitor occupancy for each portfolio on a daily basis. Property managers are tasked to keep their respective portfolios leased at all times and will ensure that tenants’ leases are being renewed prior to expiration. Property managers will ensure that the homes they manage are maintained in rent-ready condition if vacated. All prospective tenants must be at least 18 years old and are subject to a credit check, criminal background check, verification of employment history (unless the lease qualifies as Section 8 housing), verification of income and reference check, including a reference from the prior landlord. Property managers serve as our local leasing agents if they are qualified and have a proven track record. Additionally, property managers are instructed to use their best efforts to encourage tenants to enter two and three year leases with annual rental increases. If the situation warrants we will approve and provide certain incentives such as free rent or minor improvements in an effort to encourage tenants to enter into leases more quickly and to enter into leases with longer lease terms.
•	Tenant retention. We regularly work with the property managers in implementing tenant retention programs. We believe that satisfied tenants will be more inclined to sign long-term leases and will provide a higher level of care for the property. At the end of the lease, tenants with a good payment history are allowed to renew their lease. Each week the property manager provides us with a report on tenant payments, including any delinquencies. Each week we discuss with each property manager the current payment status of their tenants and formulate plans for any delinquencies including decisions with respect to the resolution of any arrears or, if necessary, eviction.
•	Rent collection. Property managers monitor accounts receivable for each portfolio on a daily basis. Property managers are instructed to contact tenants and collect late charges quickly if tenants do not make their payments on time. Property managers are tasked to expedite the resolution of any issues and will be able to provide certain tenants with payment options upon approval from asset management. Property managers are instructed to evict tenants, if necessary, in a socially responsible and ethical process that is adapted and appropriate for each market.

•	Regular home inspections. Property managers are required to perform monthly drive-by inspections of all properties they manage and perform interior inspections every six months to ensure all homes are being well maintained by the tenants in order to avoid any serious and costly issues. Property managers document all interior inspections and submit photographs and focus on the property’s structure, foundation, roof, plumbing, furnace, water heaters, air conditioners, mechanical systems and appliances.
•	Reporting. Property managers prepare property management reports for each portfolio of assets that they manage to provide to the asset manager on a monthly basis. These reports focus on occupancy, rent collection, actual expenses incurred vs. budget, and cap-ex requirements/budgets.
•	Managing the tenant and vendor relationships. Property managers manage the tenant and vendor relationships for our company. We strive to ensure that each property manager adheres to our professional values, ethics, conduct and decorum when interacting with tenants and vendors on our behalf. We are committed to responsibility and responsiveness in providing landlord services to our tenants and endeavor to create and maintain positive relationships with our tenants and service providers.
•	Maintenance calls. Property managers field all maintenance calls. Property managers are empowered to hire vendors to address issues and are tasked to keep repair and/or maintenance costs within predefined and approved budgets. For items and actions that fall outside pre-approved expenditures, property managers are required to discuss with asset management to determine and take the appropriate action. Property managers are also required to respond to emergency calls.

Management Information Systems and Technology

We intend to utilize currently available cloud-based management information systems that will enable comprehensive tracking, management and control of all required functions within a cost-efficient and scalable environment as recommended by our select outside property management professionals. We believe that these tools will facilitate effective and cost-efficient management of disparate assets, scale its platform, and sustain operating margins as we continue to grow. These systems will also enable management to comply with strict regulatory compliance and governance requirements and will empower field personnel to respond autonomously within established corporate and budgetary parameters. Corporate email and business productivity tools will be deployed under SaaS (software-as-a-service) licensing arrangements to eliminate hardware and maintenance costs while improving performance and reliability.

We are in the process of evaluating several property management systems that can migrate and back up property data directly from local property managers, including enterprise management systems that are fully integrated, web-based and can centralize accounting and property management data in a single database. Such a system if and when implemented will enable us to view and track every aspect of our portfolio management in real time through a transparent system and provide a more efficient, streamlined and automated workflow. In addition, we are evaluating software for electronic payment processing, online procurement, automated invoice processing, property marketing websites, online services including rent payments, online leasing, integrated utility billing, automated rental pricing, online resident screening and call center support.

Competition

We face competition from many entities engaged in real estate investment activities, including individuals, other real estate investment companies, including newly formed REITs, and real estate limited partnerships. Publicly-traded REITS in our asset class include Silver Bay Realty Trust Corp, American Homes 4 Rent, American Residential Properties, Inc. and Starwood Way Point Residential Trust. Other publicly-held and private competitors include Tricon Capital, Invitation Homes and Colony American Homes. Our competitors may enjoy significant competitive advantages that result from, among other things, having substantially more available capital, a lower cost of capital and enhanced operating efficiencies. Further, the market for the rental of properties is highly competitive. We also face competition from new home builders, investors and speculators, as well as homeowners renting their properties.

Risk Management

We face various forms of risk in our business ranging from broad economic, housing market and interest rate risks, to more specific factors, such as credit risk related to our tenants, re-leasing of properties and competition for properties. We believe that the systems and processes developed by our experienced executive team since commencing our real estate investment operations in July 2012 will allow us to monitor, manage and ultimately navigate these risks.

Insurance

We maintain property and liability insurance coverage related to our SFR properties, and workers’ compensation coverage for our employees. We believe the policy specifications and insured limits under our insurance program are appropriate and adequate for our business and properties given the relative risk of loss, the cost of the coverage and industry practice. However, our insurance coverage is subject to substantial deductibles and carveouts, and we will be self-insured up to the amount of such deductibles and carveouts.

Legal Proceedings

We are not involved in any litigation nor, to our knowledge, is any litigation threatened against us.

Regulation

General

Our properties are subject to various covenants, laws and ordinances and certain of our properties are also subject to the rules of the various HOAs where such properties are located. We believe that we are in compliance with such covenants, laws, ordinances and rules, and we also require that our tenants agree to comply with such covenants, laws, ordinances and rules in their leases with us.

Fair Housing Act

The Fair Housing Act, or FHA, its state law counterparts and the regulations promulgated by HUD and various state agencies, prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under the age of 18), handicap or, in some states, financial capability. We believe that our properties are in substantial compliance with the FHA and other regulations.

Environmental Matters

As a current or prior owner of real estate, we are subject to various federal, state and local environmental laws, regulations and ordinances, and we could be liable to third parties as a result of environmental contamination or noncompliance at our properties, even if we no longer own such properties. See “Risk Factors — Risks Related to the Real Estate Industry Generally — Contingent or unknown liabilities could adversely affect our financial condition.”

REIT Qualification

We intend to elect to qualify as a REIT commencing with our taxable year ending December 31, 2015. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to federal income tax on our REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we fail to qualify as a REIT. Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income or property. In addition, our TRS will be subject to federal, state and local taxes on its income or property.

Investment Company Act of 1940

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Employees

As of the date of this prospectus, we had three full-time employees. Additionally, Michael P. Soni, our Senior Advisor of Acquisitions and our asset manager, provides full-time services to us on a consultancy basis. We do not expect any of our employees to be covered by a collective bargaining agreement.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our Board of Directors, without stockholder approval. Any change to any of these policies by our Board of Directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our Board of Directors believes that it is advisable to do so in our best interests. We intend to disclose any changes in our investment policies in periodic reports that we file or furnish under the Exchange Act. We cannot assure you that our investment objective will be attained.

Investments in Real Estate

Upon the closing of this offering, we expect to conduct substantially all of our investment activities through our operating partnership and its subsidiaries. We invest principally in single-family homes and other assets related to the single-family housing sector in select markets in the United States that we believe exhibit housing, economic, demographic, employment and other characteristics that make investments in single-family homes as investment properties for rental attractive.

We will conduct our investment activities in a manner that is consistent with the requirements applicable to REITs for federal income tax purposes. We pursue our investment objective through the ownership by our operating partnership of our assets. Our management team identifies and negotiates acquisition and other investment opportunities, subject to the oversight of our Board of Directors. Investments are also subject to our policy not to be treated as an investment company under the 1940 Act.

We do not have a specific policy to acquire assets primarily for capital gain or primarily for income, although we generally target properties that we believe will generate income in the near term. No limits have been set on the concentration of our investments in any one geographic location or property type. We currently anticipate that our real estate investments will continue to be concentrated in single-family homes. We anticipate that, over time, our real estate investments will become more diversified in terms of geographic market, but we expect our assets to be concentrated in certain markets that exhibit the characteristics that support our business and investment strategy.

Purchase and Sale of Investments

We expect to invest in our properties primarily for generation of current income and long-term capital appreciation. Although we do not currently intend to sell our properties, we may deliberately and strategically dispose of assets in the future and redeploy funds into new acquisitions and development opportunities that align with our strategic objectives.

Issuance of Additional Securities

If our Board of Directors determines that obtaining additional capital would be advantageous to us, we may, without stockholder approval, issue debt or equity securities, including preferred stock and including causing our operating partnership to issue additional units, retain earnings (subject to the distribution requirements applicable to REITs for federal income tax purposes) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional common or preferred units, which will dilute the ownership interests of the other limited partners.

We may offer shares of our common stock or other debt or equity securities in exchange for cash, real estate assets or other investment targets and to repurchase or otherwise re-acquire shares of our common stock or other debt or equity securities. We may issue preferred stock from time to time, in one or more classes or series, as authorized by our Board of Directors without the need for stockholder approval. We have not adopted a specific policy governing the issuance of senior securities at this time.

Repurchase of Our Securities

We may repurchase shares of our common stock from time to time.

Reporting Policies

We file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC. We will continue to make our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports or statements available free of charge on our website at www.revenhousingreit.com, under “Investor Relations — SEC Filings,” as soon as reasonably practicable after we file these materials with, or furnish them to, the SEC.

MANAGEMENT

Executive Officers and Directors

Our Board of Directors consists of eight directors. Of these eight directors, we believe that seven, constituting a majority, are considered “independent” with independence being determined in accordance with the listing standards established by the NASDAQ Capital Market.

Set forth below are the names, ages and positions of our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Chad M. Carpenter	50	President, Chief Executive Officer, Chairman of the Board of Directors
Thad L. Meyer	54	Chief Financial Officer, Chief Operating Officer, Secretary
Jon Haahr	62	Director
Xiaofan Bai	32	Director
Xiaohang Bai	27	Director
Siyu Lan	37	Director
Christopher Gann	58	Director
William Yifeng Huang	29	Director
Richard Xinghua Wang	32	Director

Set forth below is biographical information for each of our directors and executive officers.

Chad M. Carpenter has served as our President and Chief Executive Officer and as a member of our Board of Directors since July 2, 2012, and as the Chairman of our Board of Directors since August 29, 2012. Mr. Carpenter also served as our Chief Financial Officer from July 2, 2012 to December 26, 2013 and as our Secretary from July 2, 2012 to July 5, 2012. He has also served as the Chief Executive Officer of our subsidiaries, Reven Housing Georgia, LLC and Reven Housing Texas, LLC, since October 2012 and October 2013, respectively, and as Chief Executive Officer of our subsidiaries, Reven Housing Florida, LLC and Reven Housing Tennessee, LLC, since July 2014. Mr. Carpenter is the Chief Executive Officer and a member of the Board of Directors of Reven Capital, LLC (“Reven Capital”), a private real estate investment firm focused on opportunistic investing, positions he has held since he founded Reven Capital in January 2009. Mr. Carpenter oversees all aspects of Reven Capital’s operations and chairs all investment committees and boards for each of its funds. Prior to founding Reven Capital, Mr. Carpenter served in various executive officer capacities, including Chief Executive Officer and Chief Financial Officer, and a member of the investment committee of Equastone, LLC (“Equastone”) since he co-founded the company in 1994. Equastone was primarily engaged in the investment of office properties in the western and southern regions of the United States. Mr. Carpenter has been involved in over $2 billion in real estate transactions, with over 25 years of experience in real estate, investing, fund management, operations and brokerage across multiple property types. In addition, Mr. Carpenter has experience with international investments and the acquisition of distressed debt and related foreclosure. He is a frequent speaker on the topic of real estate investing and real estate capital markets. In 2005, Mr. Carpenter was selected as one of Real Estate Southern California’s “40 Under 40.” In 2007, he was a finalist for the Ernst & Young Entrepreneur of the Year Award in San Diego and was also chosen as one of the “20 Rising Stars of Real Estate” globally by Institutional Investor News. Mr. Carpenter also currently serves on the Board of Directors of Western Residential Opportunity Fund, LLC, and he was a member of the Board of Directors of Dahc Investments, Inc. from January 2009 to December 2012. Mr. Carpenter holds a Bachelor of Arts degree in Economics from the University of Southern California. We believe that Mr. Carpenter’s experience as president and chief executive officer of Reven Housing REIT, Inc. and his many years of industry experience qualify him to be a member of our Board of Directors.

Jon K. Haahr has served as a member of our Board of Directors since July 5, 2012. Mr. Haahr is senior managing principal of Silver Portal Capital, LLC, an investment and merchant bank focusing exclusively on the real estate sector. In this role, Mr. Haahr provides strategic and financial advice and capital formation services to real estate clients with interests in a wide range of commercial, healthcare and hospitality properties. Prior to founding Silver Portal in 2001, Mr. Haahr was co-head and managing director of real estate investment banking for Wachovia Securities from 1999 to 2000. Mr. Haahr founded and managed the Real Estate and Lodging Group at EVEREN Securities, Inc., the successor firm to Kemper Securities, from 1991 to 2000. Mr. Haahr also served on the board of directors of Clarion Partners Property Trust Inc. from June 2010 to July 2013 and as non-executive chairman of the board of directors of Genea Energy Partners, Inc. from April 2011 to August 2011. Other past board directorships include Great Lakes REIT, Inc. (NYSE: GL) and Arlington Hospitality, Inc. (NASDAQ: HOST). He also previously served as a Trustee of the James A. Graaskamp Center for Real Estate School at the University of Wisconsin in Madison. Mr. Haahr maintains a number of industry affiliations, including the Urban Land Institute, an industry association representing community builders and Pension Real Estate Association, an industry association for institutional real estate investors. Mr. Haahr is a certified public accountant and holds a Bachelor of Arts in Economics from Iowa State University in Ames and a Master of Business Administration from the University of Iowa in Iowa City. We believe that Mr. Haahr’s real estate investment banking experience, his prior experience on the board of directors of public and private companies, and his certified public accountant designation qualify him to be a member of our Board of Directors.

Xiaofan Bai was appointed to our Board of Directors on September 27, 2013. He is currently the Director of Allied Fortune (HK) Management Ltd, which is a fund and asset management company focusing primarily in the real estate sector. In this role, Mr. Bai oversees all aspects of Allied Fortune’s operations and manages its investment funds and real assets. Prior to founding Allied Fortune in 2012, Mr. Bai was the Senior Investment Manager in China Pacific Insurance Co., the third largest insurance company in China, from June 2011 to May 2012. Mr. Bai previously worked for the real estate investment banking team at Macquarie Bank, where he participated in deals in Australia, Hong Kong, China, Japan and the USA and was primarily responsible for due diligence, corporate valuation, negotiation and other investment banking activities. From March 2009 to April 2011, Mr. Bai worked in the Proprietary Trading Department of ShenYinWanGuo Securities Co., which was the first securities company in China to have a shareholding structure. Mr. Bai holds a Bachelor’s Degree in Finance and a Master’s Degree in Accounting, both from the University of Sydney. We believe that Mr. Bai’s extensive professional experience in investment banking, asset management and corporate management qualify him to be a member of our Board of Directors.

Siyu Lan was appointed to our Board of Directors on September 27, 2013. Ms. Lan has served as the Chief Financial Officer of Allied Fortune (HK) Management Ltd since August 2013. In this role, Ms. Lan oversees all company accounting practices and directs financial strategy, planning and forecasts. Prior to joining Allied Fortune, Ms. Lan worked for China Development Bank as a senior loan officer from March 2009 to June 2012. She has extensive experience in corporate lending, risk management, asset valuation and management accounting. Ms. Lan holds a Master of Accounting from the University of Sydney and an Investment & Finance degree from Macquarie University Australia. We believe that Ms. Lan’s extensive professional experience in risk management and accounting qualify her to be a member of our Board of Directors.

Xiaohang Bai was appointed to our Board of Directors on September 27, 2013. Mr. Bai has served as the Chief Investment Officer of Allied Fortune (HK) Management Ltd since August 2013. In this role, Mr. Bai leads the research team on global equities and provides professional skills in asset management. Mr. Bai specializes in real estate stock investment and investment fund management. Mr. Bai is a FRM Part II candidate. He holds a Bachelor of Science degree in Finance from the Shanghai University of International Business and Economics and a Master of Science degree in Finance from Clark University. We believe that Mr. Bai’s extensive professional experience relating to investments in global equities, especially in the real estate sector, qualify him to be a member of our Board of Directors.

Christopher Gann was appointed to our Board of Directors on November 3, 2014. Mr. Gann has served as a consultant to Nobel Environmental Technologies, a manufacturer of products using recycled paper stock, since November of 2011. Mr. Gann served from April 2012 to May 2015 as Chief Executive Officer of Bullish Energy, LLC, a privately-held natural gas exploration and development company. From February 2008 to March 2009, Mr. Gann served as Chief Executive Officer of Genomatica, a chemical biotechnology company. From May 1981 to January 2008, Mr. Gann was employed by The Dow Chemical Co. (NYSE: DOW) at which he held various executive level positions. Mr. Gann has a Bachelor’s Degree in Business from Universidad Nacional Autonoma de Mexico, where he graduated first in his class, and holds a Masters

Degree in Economics from the Universidad de las Americas. We believe that Mr. Gann’s extensive professional experience as a senior executive officer of business enterprises qualify him to be a member of our Board of Directors.

William Yifeng Huang was appointed to our Board of Directors on November 3, 2014. Mr. Huang has served a Director of Peninsula Shanghai Limited, which is engaged in the business of hotel management, since July 2012. Mr. Huang has also served as General Manager of Business Development of Greenland HK, which is engaged in the business of property development, since September 2012. From August 2010 to August 2012, Mr. Huang was employed by Morgan Stanley as an investment banker, and from 2009 to July 2010 Mr. Huang served as a financial analyst for JP Morgan. We believe that Mr. Huang’s professional experience in investment banking, property development and hotel management qualify him to be a member of our Board of Directors.

Richard Xinghua Wang was appointed to our Board of Directors on November 3, 2014. Since 2005, Mr. Wang has been employed by Deloitte Touche Tohmatsu CPA LLP, most recently as Senior Audit Manager since 2014, pursuant to which he has managed audits of international companies, including corporations listed on the NASDAQ Stock Market and New York Stock Exchange. Mr. Wang is a certified public accountant licensed by the State of Alaska and a member of the Chinese Institute of Certified Public Accountants. Mr. Wang holds a Bachelor’s Degree in Science from Shanghai Jiatong University in China. We believe that Mr. Wang’s prior experience as an audit manager of an international PCAOB member firm and his certified public accountant designation qualify him to be a member of our Board of Directors.

Thad L. Meyer has served as our Secretary since October 30, 2013, as our Chief Financial Officer since December 26, 2013, and as our Chief Operating Officer since April 17, 2014. Mr. Meyer is President of Alliance Turnaround Management, Inc., a position he has held since November 2002. Alliance Turnaround Management is a problem resolution firm that specializes in distressed real estate opportunities. Since February 2009, Mr. Meyer has also served as the Chief Financial Officer of Reven Capital. From March 2011 to April 2013, Mr. Meyer served as principal and Chief Operating Officer of Southern California Investors, Inc., a firm specializing in the acquisition, improvement and sale of distressed single-family homes. Additionally, from November 2004 to February 2009, Mr. Meyer served as the Chief Financial Officer of Equastone. Mr. Meyer is a Certified Public Accountant, Certified Turnaround Professional, and a California Real Estate Broker. Mr. Meyer holds a Bachelor of Science degree in Accounting from Colorado State University.

Family Relationships

Mr. Xiaofan Bai and Mr. Xiaohang Bai are cousins. Mr. Xiaofan Bai and Ms. Siyu Lan are married. There are no other family relationships between any of our directors and executive officers.

Additional Information About Our Board of Directors

The number of members of our Board of Directors will be determined from time to time by resolution of our Board of Directors. Our Board of Directors currently consists of eight persons. Our directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. After completion of this offering, our directors will be recommended for nomination each year by the recently established Nominating and Corporate Governance Committee of our Board of Directors. Two of our shareholders have the right to appoint a total of four nominees to our Board of Directors pursuant to a voting agreement. See “— Voting Agreement” below for additional information.

Upon completion of this offering, we expect to become subject to the rules of the NASDAQ Capital Market. Generally, these rules require a majority of directors serving on our Board of Directors to meet standards of independence. Our Board of Directors has determined that all of our directors, with the exception of Mr. Carpenter, meet the independence standards of the NASDAQ Capital Market. Our independent directors meet regularly in executive sessions without members of management present.

Our Board of Directors believes its members collectively have the experience, qualifications, attributes and skills to effectively oversee the management of our company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of our company and a dedication to enhancing stockholder value.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees consists of three members, all of whom are “independent” directors in accordance with the listing standards established by the NASDAQ Capital Market. Each of our board committees is subject to a charter that complies with current SEC and NASDAQ rules relating to corporate governance matters.

Audit Committee

The Audit Committee, which is composed of Christopher Gann, Jon Haahr, and Richard Xinghua Wang and for which Mr. Gann currently serves as the Chairman, assists our Board of Directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. Our Board of Directors has affirmatively determined that each of the Audit Committee members meets the definition of “independent director” for purposes of the NASDAQ Capital Market rules and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Our Board of Directors has also determined that Mr. Wang qualifies as an “audit committee financial expert” under SEC rules and regulations and that each of the other members of the Audit Committee is financially literate within the meaning of Rule 10A-3.

Compensation Committee

The Compensation Committee, which is composed of Messrs. Xiaofan Bai, Xiaohang Bai and Jon Haahr, and for which Mr. Xiaofan Bai currently serves as the Chairman, approves all compensation for our executive officers and otherwise supports our Board of Directors in fulfilling its oversight responsibilities relating to senior management and director compensation, including the administration of our Amended and Restated 2012 Incentive Compensation Plan, and reviews compensation received by directors for service on our Board of Directors and its committees. Our Board of Directors has determined that each of the members of our Compensation Committee satisfies the NASDAQ Capital Market’s independence standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which is composed of Messrs. Xiaofan Bai, Xiaohang Bai and Jon Haahr and for which Mr. Xiaofan Bai currently serves as the Chairman, assists our Board of Directors in identifying and recommending candidates to fill vacancies on our Board of Directors and for election by the stockholders, recommending committee assignments for directors, overseeing our Board of Directors’ annual evaluation of the performance of our Board of Directors, its committees and individual directors, and developing and recommending to our Board of Directors appropriate corporate governance policies, practices and procedures for our Company. Our Board of Directors has determined that each of the members of our Nominating and Corporate Governance Committee satisfies the NASDAQ Capital Market’s independence standards.

Code of Ethics

Our Board of Directors has adopted a code of ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. Among other matters, our code of ethics is designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
•	full, fair, accurate, timely and understandable disclosure in our reports filed with the SEC and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code.

Any waiver of the code of ethics for our executive officers, directors or employees may be made only by our Board of Directors or a committee of our Board of Directors and will be promptly disclosed as required by law or stock exchange regulations.

Limitations on Liabilities and Indemnification of Directors and Officers

For information concerning limitations of liability and indemnification applicable to our directors, executive officers and, in certain circumstances, employees, see “Certain Provisions of Maryland Law and of Our Charter and Bylaws — Limitation of Directors’ and Officers’ Liability and Indemnification.”

Directors’ and Officers’ Liability Insurance

We have obtained directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers. We have entered into indemnification agreements with key officers and directors, and such persons shall also have indemnification rights under applicable laws, and our charter and bylaws. For additional information, see “Certain Provisions of Maryland Law and of Our Charter and Bylaws — Limitation of Directors’ and Officers’ Liability and Indemnification.”

Interests in Our Investments

We are permitted to make or acquire investments in which our directors, officers or stockholders or any of our or their respective affiliates have direct or indirect pecuniary interests. However, any such transaction in which our directors or any of their respective affiliates has any interest would be subject to the restrictions and procedures described below.

Board Leadership Structure

Mr. Carpenter has served as our Chief Executive Officer since July 2012 and as our chairman of the board since August 2012. While we do not have a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, our Board of Directors has determined that at this time it is appropriate for the Chairman and the Chief Executive Officer to be the same individual. The Board of Directors has also determined, for the reasons set forth herein, that a lead independent director is not necessary and has not appointed one at this time. In making these determinations, the Board of Directors considered the relative size of the Company, the size of the Board of Directors and the fact that all remaining members of the Board of Directors are independent Directors. The Board believes that having a combined role, considering the Company’s size, enhances the ability to provide insight and direction on important strategic initiatives to both management and the Board, and to ensure that they act with a common purpose. We also believe that our overall corporate governance policies and practices adequately address any governance concerns raised by the dual Chief Executive Officer and Chairman role. Separating the roles would potentially result in less effective management and governance processes through undesirable duplication of work and, in worst case, lead to a blurring of the current clear lines of accountability and responsibility.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors will administer this oversight function directly, with support from its three standing committees: the Audit Committee, the Nominating and Corporate Governance committee and the Compensation Committee, each of which will address risks specific to its respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee will monitor all current and proposed property investments, evaluate the performance of such investments, monitor the effectiveness of our corporate governance guidelines, including whether they are able to prevent illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, no present or former director or executive officer of our company: (1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or present of such a person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer within two years before the time of such filing; (2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, any associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; (4) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity; (5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended or vacated; (6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated; (7) was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any Federal or State securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (8) was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Executive Compensation

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Chad M. Carpenter, CEO(1)	2014	$240,000	—	—	—	—	—	—	$240,000
	2013	60,000	—	—	—	—	—	—	$60,000
Thad L. Meyer, CFO(2)	2014	$210,000	—	—	—	—	—	—	$210,000
	2013	$9,000	—	—	—	—	—	—	$9,000
Michael P. Soni, Former Secretary(3)	2014	—	—	—	—	—	—	$167,804	$167,804
	2013	—	—	—	—	—	—	$118,549	$118,549

(1)	Mr. Carpenter received no compensation until September 2013, when the salary provisions of his employment agreement were triggered based on our company reaching the benchmark of at least $10 million of capital raised (net of taxes and expenses). Mr. Carpenter has been receiving monthly salary payments of $20,000 since October 1, 2013 in accordance with that agreement.
(2)	Mr. Meyer has served as our Secretary since October 30, 2013, as our CFO since December 26, 2013, and as our COO since April 17, 2014. Mr. Meyer has been receiving monthly salary payments of $17,500 since January 1, 2014. Prior to Mr. Meyer joining our company as Secretary and CFO, Alliance Turnaround Management, Inc., a company of which Mr. Meyer is the owner and President, provided certain consulting services to us and was paid $66,295 in fees in 2013 and $13,515 in fees in 2012. These fees paid to Alliance Turnaround were not executive compensation and therefore are not included in the Summary Compensation Table. For more details regarding these consulting services provided to us, see the disclosure regarding Alliance Turnaround Management, Inc., in “Certain Relationships and Related Party Transactions” below.
(3)	Mr. Soni was our Secretary from July 5, 2012 until October 30, 2013. During the fiscal years ended December 31, 2013 and 2014, we paid an aggregate of $118,549 and $167,804, respectively, in consulting fees to Mr. Soni. Other than such consulting fees, Mr. Soni did not receive any compensation or payments in 2013 or 2014. We do not have an employment agreement with Mr. Soni. Mr. Soni has been receiving monthly consulting payments since November 1, 2013 on a time and materials basis at a rate of $3,076.92 per week.

Narrative Disclosure to Summary Compensation Table

Chad M. Carpenter

Mr. Carpenter has served as our President, Chief Executive Officer and director since July 2, 2012, and as Chairman since August 29, 2012. Mr. Carpenter also served as our Chief Financial Officer from July 2, 2012 to December 26, 2013 and as our Secretary from July 2, 2012 to July 5, 2012. Mr. Carpenter received no compensation until September 2013, when the salary provisions of his employment agreement were triggered based on our company reaching the benchmark of at least $10 million of capital raised (net of taxes and expenses). Mr. Carpenter has been receiving monthly salary payments of $20,000 since October 1, 2013 in accordance with that agreement.

On March 4, 2013, we entered into an employment agreement with Mr. Carpenter in connection with Mr. Carpenter’s services as our Chief Executive Officer. The employment agreement provides for an initial term of five years and automatically renews for successive two-year terms, unless we or Mr. Carpenter elects not to renew. Under the employment agreement, effective as of the date we have received at least $10 million of capital (net of taxes and expenses), Mr. Carpenter is entitled to begin receiving an annual base salary of $240,000. As of September 2013, we reached that benchmark, and Mr. Carpenter began receiving salary payments pursuant to the employment agreement. Mr. Carpenter will be entitled to bonuses ranging from 50% to 200% of his base salary based on the satisfaction of performance criteria to be established by the Compensation Committee of our Board of Directors. Mr. Carpenter will also be entitled to participate in any benefit plans or other incentive plans that may be offered by us to employees and executives and will be eligible to receive stock options and other equity awards under our 2012 Plan as determined by the Board. In the event that Mr. Carpenter’s employment is terminated by us without cause, Mr. Carpenter leaves for good reason as specified in the employment agreement or the employment agreement is not extended by us without cause or by Mr. Carpenter for good reason, then Mr. Carpenter will be entitled to receive a severance payment equal to two times the sum of his annual base salary and target bonus plus a lump-sum payment equal to the greater of 1% of the value of our company at the time of notice of termination or $2,000,000, less any gross amounts received or realized by Mr. Carpenter in respect of any stock options or equity awards granted to him during the term his employment. Mr. Carpenter will also be entitled to the severance payment if his employment is terminated by us without cause or by Mr. Carpenter for good reason during the 18-month period following a change in control of our company. Furthermore, we have agreed to reimburse Mr. Carpenter for actual expenses incurred in connection with the organization and startup of our business as a housing REIT and any additional expenses incurred during the term of his employment. In addition, on each anniversary of Mr. Carpenter’s employment, our Compensation Committee shall undertake a compensation review of comparable public companies in order to determine the amount of any increases to Mr. Carpenter’s base salary, based on competitive compensation of chief executive officers at such comparable public companies, which amount should be consistent with at least the fiftieth (50%) percentile of such comparable compensation.

On October 16, 2014, we granted to Mr. Carpenter 275,000 shares of our common stock pursuant to a Restricted Stock Agreement. Pursuant to the agreement, all 275,000 shares are subject to vesting and risk of forfeiture based on our ability to achieve certain milestones, provided that Mr. Carpenter remains in our service as an employee, director or consultant as of the date of such milestone, as follows:

•	68,750 shares shall vest upon the date we consummate an equity raise of at least $25 million (or any lesser amount raised in a public offering);
•	82,500 shares shall vest upon the earlier to occur of (i) the date we consummate an equity raise of at least an additional $50 million (in addition to the equity capital raised in the first vesting event above) or (ii) the date we consummate portfolio acquisitions in the aggregate amount of $100 million measured from August 1, 2014;
•	96,250 shares shall vest upon the earlier to occur of (i) the date we consummate an equity raise of at least an additional $150 million (in addition to the equity capital raised in the first two vesting events above) or (ii) the date we consummate portfolio acquisitions in the additional aggregate amount of $300 million (in addition to the portfolio acquisitions referred to in the second vesting event above) measured from August 1, 2014; and
•	27,500 shares shall vest upon the date we make cash distributions to shareholders at a rate of at least $0.20 per share annualized over any four consecutive quarters.

For vesting conditions relating to equity raises, any equity capital acquired by us from, or by way of introductions made by, our Director and controlling beneficial owner, Xiaofan Bai, or his affiliates shall not be counted towards the dollar thresholds. In the event of a change in control of our company, all unvested shares shall immediately vest as of the date of the change in control.

Thad L. Meyer

On April 17, 2014, we entered into an employment agreement with Thad L. Meyer in connection with Mr. Meyer’s services as our Chief Financial Officer, Chief Operating Officer, and Secretary. The employment agreement provides for an initial term of five years and automatically renews for successive two-year terms, unless we or Mr. Meyer elects not to renew. Under the employment agreement, Mr. Meyer is entitled to receive an annual base salary of $210,000. Mr. Meyer will be entitled to bonuses ranging from 50% to 200% of his base salary based on the satisfaction of performance criteria to be established by the Compensation Committee of the Board of Directors. Mr. Meyer will also be entitled to participate in any benefit plans or other incentive plans that may be offered by us to employees and executives and will be eligible to receive stock options and other equity awards under our 2012 Plan as determined by the Board. In the event that Mr. Meyer’s employment is terminated by us without cause or Mr. Meyer leaves for good reason as specified in the employment agreement, then Mr. Meyer will be entitled to receive a severance payment equal to the sum of his annual base salary and target bonus. Mr. Meyer will also be entitled to the severance payment if his employment is terminated by us without cause or by Mr. Meyer for good reason during the 12-month period following a change in control of our company. Furthermore, we have agreed to reimburse Mr. Meyer for all reasonable expenses actually paid or incurred by him during the term of his employment in the course of and pursuant to the business of our company. The employment agreement also binds Mr. Meyer to a standard non-competition covenant for the term of the agreement plus the one-year period immediately following termination of his employment.

On October 16, 2014, we granted to Mr. Meyer 100,000 shares of our common stock pursuant to a Restricted Stock Agreement. Pursuant to the agreement, all 100,000 shares are subject to vesting and risk of forfeiture based on our ability to achieve certain milestones, provided that Mr. Meyer remains in our service as an employee, director or consultant as of the date of such milestone, as follows:

•	25,000 shares shall vest upon the date we consummate an equity raise of at least $25 million (or any lesser amount raised in a public offering);

•	30,000 shares shall vest upon the earlier to occur of (i) the date we consummate an equity raise of at least an additional $50 million (in addition to the equity capital raised in the first vesting event above) or (ii) the date we consummate portfolio acquisitions in the aggregate amount of $100 million measured from August 1, 2014;
•	35,000 shares shall vest upon the earlier to occur of (i) the date we consummate an equity raise of at least an additional $150 million (in addition to the equity capital raised in the first two vesting events above) or (ii) the date we consummate portfolio acquisitions in the additional aggregate amount of $300 million (in addition to the portfolio acquisitions referred to in the second vesting event above) measured from August 1, 2014; and
•	10,000 shares shall vest upon the date we make cash distributions to shareholders at a rate of at least $0.20 per share annualized over any four consecutive quarters.

For vesting conditions relating to equity raises, any equity capital acquired by us from, or by way of introductions made by, our Director and controlling beneficial owner, Xiaofan Bai, or his affiliates shall not be counted towards the dollar thresholds. In the event of a change in control of our company, all unvested shares shall immediately vest as of the date of the change in control.

Prior to Mr. Meyer joining our company, Alliance Turnaround Management, Inc., a company of which Mr. Meyer is the owner and President, provided certain consulting services to us and was paid $66,295 in fees in 2013 and $13,515 in fees in 2012. These fees paid to Alliance Turnaround were not executive compensation and therefore are not included in the Summary Compensation Table.

Michael P. Soni

Mr. Soni was our Secretary from July 5, 2012 until October 30, 2013. During the fiscal year ended December 31, 2013, we paid an aggregate of $118,549 in consulting fees to Mr. Soni. During the fiscal year ended December 31, 2012, we paid an aggregate of $27,500 in consulting fees to Mr. Soni. Other than such consulting fees, Mr. Soni did not receive any compensation or payments in 2012 or 2013. We do not have an employment agreement with Mr. Soni. Mr. Soni has been receiving monthly consulting payments since November 1, 2013 on a time and materials basis at a rate of $3,076.92 per week. Consulting fees paid to Mr. Soni for the year ended December 31, 2014, totaled $167,804.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	Stock awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Chad M. Carpenter, CEO	—	—	275,000	(1)	$1,237,500	(2)
Thad L. Meyer, CFO	—	—	100,000	(1)	$450,000	(2)

(1)	Represents shares granted to the officer in October 2014. All of the shares were subject to vesting and risk of forfeiture as of December 31, 2014 and remain so as of the date of this prospectus, except that 68,750 shares and 25,000 shares granted to Mr. Carpenter and Mr. Meyer, respectively, will vest upon the close of this offering. Please see the narrative discussion of the officer’s compensation arrangements located above for the terms of the share grant and vesting conditions.
(2)	Market value is based on the last sale price of our common shares on January 26, 2015 in the amount of $4.50 per share. There were no market based transactions in our common shares reported between December 31, 2014 and January 26, 2015.

Compensation of Non-Employee Directors

During the year ended December 31, 2014, we issued an aggregate of 48,750 shares of restricted stock awards pursuant to our Amended and Restated 2012 Incentive Compensation Plan (the “2012 Plan”) to certain non-employee members of our Board of Directors for their services through March 31, 2014. Additionally for the period from March 31, 2014 to December 31, 2014, our Board of Directors received additional fees totaling a combined $180,000 for their services on our Board of Directors. Our Board of Directors has adopted a compensation policy for non-employee members of our Board of Directors for their services providing for total annual fees of approximately $308,750 for the year ended December 31, 2015 in addition to reimbursement for our independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in person at meetings of our Board of Directors and its committees.

2014 Director Compensation Table

Name	Fees Earned	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	All Other Compensation	Total
Jon Haahr	$60,000	$125,000	—	—	—	—	$185,000
Xiaofan Bai	$60,000	$37,500	—	—	—	—	$97,500
Xiaohang Bai	$30,000	$17,500	—	—	—	—	$47,500
Siyu Lan	$11,250	$7,500	—	—	—	—	$18,750
Christopher Gann	$3,333	—	—	—	—	—	$3,333
William Yifeng Huang	$3,333	—	—	—	—	—	$3,333
Richard Xinghua Wang	$3,333	—	—	—	—	—	$3,333
Guojuan Cheng	$8,750	$7,500	—	—	—	—	$16,250
(Former Director)

The dollar amounts in the Stock Awards column reflect the values of equity awards as of the grant date, in accordance with ASC 718, Compensation — Stock Compensation, and, therefore, do not necessarily reflect actual benefits received by the individuals.

Summary of the Amended and Restated 2012 Incentive Compensation Plan

In December 2013, we adopted, and our stockholders approved, the 2012 Plan, pursuant to which 1,650,000 shares of our common stock are reserved for issuance as grants of options or other awards to officers, directors, employees, consultants and other persons who provide services to us or any related entity. Under the 2012 Plan, options may be granted at an exercise price greater than or equal to the market value at the date of the grant, and for owners of 10% or more of the voting shares, at an exercise price of not less than 110% of the market value. Awards are exercisable over a period of time as determined by a committee designated by the Board of Directors, but in no event longer than ten years. We have granted 473,750 shares under the 2012 Plan as of the date of this prospectus.

The principal terms, conditions and features of the 2012 Plan are summarized below. This summary is qualified by reference to the full text of the plan found in the exhibits to this prospectus.

General; Types of Awards; Number of Shares

The 2012 Plan provides for the grant of options to purchase shares of common stock, restricted stock, stock appreciation rights (“SARs”) and restricted stock units (rights to receive, in cash or stock, the market value of one share of our common stock). Incentive stock options (“ISOs”) may be granted only to employees. A total of 1,650,000 shares of our common stock are reserved for issuance upon exercise of awards granted under the 2012 Plan. The 2012 Plan will terminate as to grants of awards after ten years from the effective date, unless it is terminated earlier by our Board of Directors.

Administration

The 2012 Plan is administered by our Compensation Committee of our Board of Directors (the “Administrator”) as provided in the 2012 Plan. Our Compensation Committee will have the authority to select the eligible participants to whom awards will be granted, to determine the types of awards and the number of shares covered and to set the terms, conditions and provisions of such awards, to cancel or suspend awards under certain conditions, and to accelerate the exercisability of awards. Our Compensation Committee will be authorized to interpret the 2012 Plan, to establish, amend, and rescind any rules and regulations relating to the 2012 Plan, to correct defects and reconcile inconsistencies, to determine the terms of agreements entered into with recipients under the 2012 Plan, and to make all other determinations that may be necessary or advisable for the administration of the 2012 Plan.

Eligibility

Options and other awards may be granted under the 2012 Plan to directors, officers, employees and consultants of our company and any of our subsidiaries, provided that the services of such consultants are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for our securities. At the date of this prospectus, all of our officers, directors and employees would have been eligible to receive awards under the 2012 Plan.

Stock Option and SAR Grants

The exercise price per share of our common stock purchasable upon exercise of any stock option or SAR will be determined by our Compensation Committee, but cannot in any event be less than 100% of the fair market value of our common stock on the date the award is granted. Our Compensation Committee will determine the term of each stock option or SAR (subject to a maximum term of ten years) and each option or SAR will be exercisable pursuant to a vesting schedule determined by our Compensation Committee. The grants and the terms of ISOs will be restricted to the extent required for qualification as ISOs by the U.S. Internal Revenue Code of 1986, as amended. Subject to approval of our Compensation Committee, options or SARs may be exercised by payment of the exercise price in cash, shares of common stock or pursuant to a “cashless exercise” through a broker-dealer under an arrangement approved by our Compensation Committee. Our Compensation Committee may require the grantee to pay to us any applicable withholding taxes that we are required to withhold with respect to the grant or exercise of any option. The withholding tax may be paid in cash or, subject to applicable law, our Compensation Committee may permit the grantee to satisfy these obligations by the withholding or delivery of shares of our common stock. We may withhold from any shares of our common stock that may be issued pursuant to an option or from any cash amounts otherwise due from us to the recipient of the option an amount equal to such taxes.

Restricted Stock Grants

Restricted shares may be sold or awarded for consideration determined by our Compensation Committee, including cash, full-recourse promissory notes, as well as past and future services. Any award of restricted shares will be subject to a vesting schedule determined by our Compensation Committee. Any restricted shares that are not vested will be subject to rights of repurchase, rights of first refusal or other restrictions as determined by our Compensation Committee. In general, holders of restricted shares will have the same voting, dividend and other rights as our other stockholders.

Adjustments

In the event of any change affecting shares of our common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distribution to stockholders other than cash dividends, our Compensation Committee will make substitutions or adjustments in the aggregate number of shares that may be distributed under the 2012 Plan, and in the number and types of shares subject to, and the exercise prices under, outstanding awards granted under the 2012 Plan, in accordance with Section 10 and other provisions of the 2012 Plan.

Transferability

Unless otherwise permitted by the 2012 Plan and approved by our Compensation Committee as permitted by the 2012 Plan, no award will be assignable or otherwise transferable by the grantee other than by will or the laws of descent and distribution and, during the grantee’s lifetime, an award may be exercised only by the grantee.

Amendment and Termination

Our Board of Directors may amend the 2012 Plan in any and all respects without stockholder approval, except as such stockholder approval may be required under applicable law or pursuant to the listing requirements of any national market system or securities exchange on which our equity securities may be listed or quoted.

Unless sooner terminated by our Board of Directors, the 2012 Plan will terminate as to further grants of awards on August 29, 2022.

Tax Aspects Regarding Options

Federal Income Tax Consequences

The following discussion summarizes the material federal income tax consequences to us and the participants in connection with options granted under the 2012 Plan under existing applicable provisions of the Code and the regulations adopted pursuant to the Code. This discussion is general in nature and does not address issues relating to the income tax circumstances of any specific individual employee or holder. Also, the discussion is limited to the tax implications of options, but not other types of awards under the plan. The discussion is subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.

Nonqualified Stock Options

A recipient will not have any taxable income at the time a nonqualified stock option (“NSO”) is granted nor will we be entitled to a deduction at that time. When an NSO is exercised, the grantee will have taxable ordinary income (whether the option price is paid in cash or by surrender of already owned shares of common stock), and we will be entitled to a tax deduction, in an amount equal to the excess of the fair market value of the shares to which the option exercise pertains over the option exercise price.

Incentive Stock Options

A grantee will not have any taxable income at the time an ISO is granted. Furthermore, a grantee will not have income taxable for federal income tax purposes at the time the ISO is exercised. However, the excess of the fair market value of the shares at the time of exercise over the exercise price will be a tax preference item in the year of exercise that could create an alternative minimum tax liability for the year of exercise. If a grantee disposes of the shares acquired on exercise of an ISO after the later of two years after the grant of the ISO and one year after exercise of the ISO, the gain (i.e., the excess of the proceeds received over the option price), if any, will be long-term capital gain eligible for favorable tax rates under the Code.

If the grantee disposes of the shares within two years of the grant of the ISO or within one year of exercise of the ISO, the disposition is a “disqualifying disposition,” and the grantee will have taxable ordinary income in the year of the disqualifying disposition equal to the lesser of (a) the difference between the fair market value of the shares and the exercise price of the shares at the time of option exercise, or (b) the difference between the sales price of the shares and the exercise price of the shares. Any gain realized from the time of option exercise to the time of the disqualifying disposition would be long-term or short-term capital gain, depending on whether the shares were sold more than one year or up to and through one year respectively, after the ISO was exercised.

We are not entitled to a deduction as a result of the grant or exercise of an ISO. If the grantee has ordinary income taxable as compensation as a result of a disqualifying disposition, we will then be entitled to a deduction in the same amount as the grantee recognizes ordinary income.

Awards under the 2012 Stock Incentive Plan

Awards under the 2012 Plan will be made by our Compensation Committee. Our Compensation Committee and our Board of Directors have approved the grant of 473,750 shares under the 2012 Plan as of the date of this prospectus. Our Compensation Committee does not currently have plans to grant additional stock options or other awards to any individual or group of individuals under the 2012 Plan.

Equity Compensation Plan Information

As of the date of this prospectus, we have not granted any options under our 2012 Plan nor have we granted any non-Plan options. We have granted 473,750 shares in restricted stock awards of shares of our common stock under our 2012 Plan. As of the date of this prospectus, 1,176,250 shares of our common stock initially reserved for issuance under our 2012 Plan remain available for future issuance to employees, directors, consultants, and other service providers. The following table sets forth certain information as of December 31, 2014 about our 2012 Plan and the non-Plan options.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Equity compensation plans approved by security holders	—	N/A	1,176,250
Equity compensation plans not approved by security holders	—	N/A	-0-
Total	—	N/A	1,176,250

(1)	Does not reflect the 473,750 restricted stock units granted pursuant to our 2012 Plan.

Voting Agreement

In connection with the private placement of our common stock in September 2013 (the “September 2013 Private Placement”), our company, the investors party to the related Stock Purchase Agreement, and Chad M. Carpenter (the “Founder”), entered into a voting agreement (the “Voting Agreement”), pursuant to which they agreed to vote their shares to elect four members of our Board of Directors as designated by the majority-in-interest of the investors (the “Investor Designees”) and two members of our Board of Directors as designated by the Founder (the “Founder Designees”). The Voting Agreement further provides that one of the Founder Designees shall be our Chief Executive Officer. The Voting Agreement terminates upon the earlier of: (i) the closing date of our first public offering of shares of our common stock; (ii) upon the approval by our Board of Directors to apply for listing of our common stock on the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the NYSE Euronext or the New York Stock Exchange; or (iii) the agreement by the Founder and a majority-in-interest of the investors. Mr. Xiaofan Bai, Mr. Xiaohang Bai and Ms. Lan are currently serving on the Board of Directors as the Investor Designees, and Mr. Carpenter and Mr. Haahr are currently serving on the Board of Directors as the Founder Designees. On May 23, 2014, the Board of Directors approved our application to list our common stock on the NASDAQ Capital Market, and accordingly, the Voting Agreement was terminated pursuant to such board approval.

PRINCIPAL STOCKHOLDERS

The table below sets forth the beneficial ownership of our common stock, as of the date of this prospectus:

•	All of our current directors and executive officers, individually;
•	All of our current directors and executive officers, as a group; and
•	All persons who beneficially own more than 5% of our outstanding common stock.

The beneficial ownership of each person was calculated based on 7,016,796 shares of our common stock outstanding as of the date of this prospectus. The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power (solely or shared) to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days of the date of this prospectus, pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness, but excludes stock appreciation rights. Two or more persons might count as beneficial owners of the same share. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise noted, the address of the following persons listed below is c/o Reven Housing REIT, Inc., 7911 Herschel Avenue, Suite 201, La Jolla, California 92037.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned Prior to the Offering(1)	Percentage Beneficially Owned After the Offering(2)
5% Owners:
King Apex Group Holdings II Limited(3)	1,865,740	26.6%
King Apex Group Holdings III Limited(3)	1,865,740	26.6%
King Apex Group Holdings IV Limited(3)	2,150,000	30.6%
Executive Officers and Directors:
Chad M. Carpenter(4)	853,903	11.9%
Jon Haahr(5)	49,770	*
Xiaofan Bai(6)	5,890,855	83.9%
Xiaohang Bai	4,375	*
Siyu Lan	1,875	*
Christopher Gann(7)	100,000	1.4%
William Yifeng Huang	—	—
Richard Xinghua Wang	—	—
Thad L. Meyer(8)	100,500	1.4%
All executive officers and directors as a group (9 persons)	7,001,278	96.8%

*	Less than one percent.
(1)	Assumes 7,016,796 shares of common stock are outstanding prior to the offering.
(2)	Assumes shares of common stock are outstanding immediately following completion of the offering.
(3)	Address is 28/C, 500 Zhangyang Road, Shanghai, China.
(4)	Includes 163,044 shares underlying common stock purchase warrants held by Mr. Carpenter exercisable as of January 1, 2014 and 500 shares owned by Mr. Carpenter’s minor child. Also, includes 275,000 restricted shares issued pursuant to a Restricted Stock Agreement between us and Mr. Carpenter, of which 68,750 shares will vest upon the completion of this offering and the balance of 206,250 restricted shares issued pursuant to the same agreement that will remain subject to vesting.
(5)	Mr. Haahr’s address is c/o Silver Portal Capital, LLC, 12265 El Camino Real, Suite 230, San Diego, California 92130.

(6)	Includes 1,865,740 shares held of record by King Apex Group Holdings II Limited, 1,865,740 shares held of record by King Apex Group Holdings III Limited, and 2,150,000 shares held of record by King Apex Group Holdings IV Limited. Mr. Bai is the Director of the three funds and has dispositive and voting control with respect to the shares held thereby. Mr. Bai disclaims beneficial ownership of 1,044,815 shares held of record by King Apex Group Holdings II Limited, 1,549,126 shares held of record by King Apex Group Holdings III Limited, and 2,105,578 shares held of record by King Apex Group Holdings IV Limited.
(7)	Includes 50,000 shares underlying common stock purchase warrants held by Mr. Gann.
(8)	Includes 100,000 restricted shares issued pursuant to a Restricted Stock Agreement between us and Mr. Meyer, of which 25,000 will vest upon the completion of this offering and the balance of 75,000 restricted shares issued pursuant to the same agreement that will remain subject to vesting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described below, since the beginning of fiscal year 2012, there have been no transactions, nor are there any currently proposed transactions, between us and any of our officers, directors or their family members, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years.

Silver Portal Capital, LLC

On July 24, 2012, we retained Silver Portal Capital, LLC (“Silver Portal”) as our financial advisor and placement agent. In general, Silver Portal provided advice to us on a broad range of matters relating to capital raising, including the introduction of one or more investors to provide equity capital to us, and as may be mutually agreed upon. For its services, we paid Silver Portal an aggregate fee of $50,000. Our engagement with Silver Portal was terminated in May 2013. Mr. Haahr, a member of our Board of Directors, is the senior managing principal of Silver Portal.

Alliance Turnaround Management, Inc.

From October 2013 to December 2013, Alliance Turnaround Management, Inc. provided financial, operational, and accounting services to us for a monthly fee of $15,000. Mr. Meyer, our Chief Financial Officer, Chief Operating Officer and Secretary is the owner of Alliance Turnaround Management, Inc. and serves as its President.

Convertible Notes

At December 31, 2012, we had convertible notes payable outstanding to Chad M. Carpenter in the amount of $252,176. On July 2, 2012, we issued convertible promissory notes to four accredited investors in the aggregate principal amount of $52,789 (the “July Notes”), of which Mr. Carpenter subscribed $26,395 prior to joining our company. The maturity date of the July Notes was July 2, 2013, and the July Notes bore interest at a rate of 10 percent per annum payable in full on the maturity date and were unsecured.

On October 18, 2012, we issued additional convertible promissory notes to five accredited investors in the aggregate principal amount of $500,000 (“October Notes”). The maturity date for these notes was the earlier of December 31, 2013, or upon the date we raised $5 million of equity capital. The notes bore interest at a rate of 10 percent per annum payable in full on the maturity date and were unsecured. Mr. Carpenter was one of the individuals investing in this new note round and we issued a note for $225,000 to Mr. Carpenter in exchange for his additional investment. Additionally, the July Notes bearing a principal balance of $52,789 were cancelled and exchanged, along with the accrued interest due of $1,563, for new notes bearing terms identical to the October Notes for an aggregate principal balance of $554,352.

In connection with the September 2013 Private Placement, we also entered into a Convertible Promissory Note Conversion Agreement (the “Note Conversion Agreement”) on September 27, 2013, with certain holders of the October Notes. Pursuant to the Note Conversion Agreement, we agreed to issue to those holders of the October Notes desiring to convert their October Notes into shares of our common stock at the conversion price of $4.00 per share for the cancellation of the outstanding principal amounts under those October Notes. Certain holders elected to receive, and we agreed to make, cash payments on the outstanding principal amounts on their October Notes in lieu of shares of common stock. In addition, we agreed to make cash payments on all of the accrued interest under the October Notes.

We closed the conversion of $902,176 in aggregate principal of notes, representing approximately 86% of our issued and outstanding October Notes, on September 27, 2013. The remaining $152,176 of outstanding principal and all of the accrued interest under the October Notes have been repaid in full, and all of the October Notes have therefore been cancelled and are no longer issued and outstanding.

Reven Capital, LLC

We sub-lease our office space on a month-to-month basis from Reven Capital, LLC, which is wholly owned by Chad M. Carpenter, our Chairman of the Board, President, Chief Executive Officer and a shareholder. We sub-lease the space at a cost equal to the same rate paid by Reven Capital, LLC pursuant to the primary lease agreement. We paid Reven Capital, LLC total annual lease payments of $34,555 and $31,500 in 2014 and 2013, respectively. In addition, Reven Capital, LLC has previously advanced operating expenses for our company, which totaled $266,877 for the fiscal year ended 2012 and $148,438 for the fiscal year ended 2013. These amounts were due on demand, unsecured and non-interest bearing and were paid off in total in 2013.

MARKET INFORMATION AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCQB quotation platform under the symbol “RVEN”. However, we consider our common stock to be “thinly traded” and any reported sale prices may not be a true market-based valuation of the common stock. On November 5, 2014, we effected a 1-for-20 reverse split of our issued common stock. The share prices below (and all other share and share price information included in this prospectus) have been adjusted to give effect to the reverse split. We have applied to list our common stock on the NASDAQ Capital Market under the symbol “RVEN.” If approved for listing, we expect our common stock to begin trading on the NASDAQ Capital Market upon the completion of this offering.

The following table sets forth the quarterly high and low sales prices of our common shares as reported on the OTCQB for the periods indicated.

	High	Low
2015:
First Quarter	$9.20	$4.50
Second Quarter	$9.20	$8.50
Third Quarter (through August 25, 2015)	$9.00	$7.00
2014:
First Quarter	$11.00	$7.60
Second Quarter	$11.00	$10.00
Third Quarter	$15.80	$8.40
Fourth Quarter	$15.80	$0.05
2013:
First Quarter	$20.00	$20.00
Second Quarter	$20.00	$7.00
Third Quarter	$8.00	$7.00
Fourth Quarter	$9.40	$7.60

The closing sales price of our common shares as of August 25, 2015 was $7.00.

Holders of Record

As of August 25, 2015, there were approximately 81 holders of record of our common stock.

Dividend Policy

See “Distribution Policy” for additional information regarding payment of dividends.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock and of certain provisions in our charter and bylaws. For a complete description, you are urged to review in their entirety our charter and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and the Maryland General Corporation Law, or MGCL. See “Where You Can Find Additional Information.”

General

Our charter provides that we may issue up to 125,000,000 shares of our stock, consisting of 100,000,000 shares of our common stock, $0.001 par value per share, and 25,000,000 shares of our preferred stock, $0.001 par value per share. Our charter authorizes our Board of Directors, with the approval of a majority of the entire Board of Directors and without any action on the part of our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. Upon completion of this offering, we will have outstanding shares of our common stock and no outstanding shares of our preferred stock. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of our common stock:

•	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our Board of Directors and declared by us; and
•	are entitled to share ratably in the assets of our company legally available for distribution to the holders of our common stock in the event of our liquidation, dissolution or winding up of our affairs.

There are generally no redemption, sinking fund, conversion, preemptive or appraisal rights with respect to our common stock.

Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, and directors will be elected by a plurality of all the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Warrants

As of the date of this prospectus, we had outstanding warrants to purchase an aggregate of 263,588 shares of our common stock at an exercise price of $4.00 per share. These warrants may be exercised at any time prior to September 27, 2018.

Power to Reclassify and Issue Stock

Our Board of Directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of our common stock or any previously classified but unissued shares of preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our Board of Directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our stock may be then listed or quoted.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common and Preferred Stock

Our charter authorizes our Board of Directors, with the approval of a majority of the entire Board of Directors, to approve an amendment to our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. We believe that the power of our Board of Directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any other class or series of stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board of Directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our Board of Directors believes it is at present in our best interests for us to qualify as a REIT, our charter, subject to certain exceptions, contains restrictions on the ownership and transfer of shares of our stock that are intended to assist us in complying with these requirements, among other purposes. Our charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of all classes and series of our capital stock.

Our charter also prohibits any person from:

•	beneficially or constructively owning or transferring shares of our capital stock if such ownership or transfer would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year);
•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons; or
•	beneficially or constructively owning or transferring shares of our capital stock if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code.

Our Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the 9.8% ownership limits and other restrictions in our charter and may establish or increase an excepted holder percentage limit for such person if we obtain such representations and undertakings as our Board of Directors deems appropriate in order to conclude that granting the exemption and/or establishing or increasing the excepted holder percentage limit will not cause us to fail to qualify as a REIT. Our Board of Directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our Board of Directors, in its sole discretion, in order to determine or ensure our status as a REIT.

Any attempted transfer of shares of our capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares of our capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be null and void. In either case, the proposed transferee will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess must be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions that have been paid to the proposed transferee and are owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the 9.8% ownership limits or our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify to be taxed as a REIT, then our charter provides that the transfer that would have resulted in a violation will be null and void, and the proposed transferee will acquire no rights in those shares.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on ownership and transfer, or any person who would have owned shares of our capital stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT.

Every owner of 5% or more (or any lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of shares of our capital stock that he or she beneficially owns and a description of the manner in which the shares are held. Each of these owners must provide us with additional information that we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with information that we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine our compliance and ensure compliance with the ownership limits.

Any certificate representing shares of our capital stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, if any, will bear a legend referring to the restrictions described above. We do not expect to issue certificates representing shares of our capital stock.

The foregoing restrictions on ownership and transfer will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions is no longer necessary in order for us to qualify as a REIT.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

We have retained Equity Stock Transfer, LLC as the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering, we will have      shares of our common stock outstanding (assuming the over-allotment option granted to the underwriters in this offering to purchase up to an additional      shares is not exercised). Of the total number of shares of our common stock to be outstanding upon completion of this offering,      shares are being offered and sold in this offering.

Rule 144

Generally

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the restricted securities proposed to be sold for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell his or her securities without registration and without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. In addition, under Rule 144, once we have been subject to the reporting requirements of the Exchange Act for at least 90 days, a person (or persons whose securities are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, may sell his or her securities without registration, subject to the continued availability of current public information about us after only a six-month holding period. Any sales by affiliates under Rule 144, even after the applicable holding periods, are subject to requirements and/or limitations with respect to volume, manner of sale, notice and the availability of current public information about us.

No assurance can be given as to the likelihood that an active trading market for our common stock will develop, the liquidity of any such market, the ability of our stockholders to sell their shares or the prices that our stockholders may obtain for any of their shares. No prediction can be made as to the effect, if any, that future sales of shares of our common stock, or the availability of shares of our common stock for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our securities. See “Risk Factors — Risks Related to This Offering and Ownership of Our Common Stock.”

For a description of certain restrictions on transfers of our common stock held by certain of our stockholders, see “Underwriting.”

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

A “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets. Prior to the acquisition of majority control of our company by Chad M. Carpenter and the implementation of the business and operations of the company now known as Reven Housing REIT in July 2012, the predecessor company had no tangible assets and historically generated insignificant levels of revenue from its operations. As such, it may be possible that our company may be considered as a former shell company. Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We have currently satisfied the preceding requirements and as a result, pursuant to Rule 144, our stockholders are eligible to sell their initial shares pursuant to Rule 144 if they and we meet the other conditions of Rule 144 set forth above.

Lock-Up Periods

For a description of certain lock-up periods, see “Underwriting.”

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland General Corporation Law and to our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company will not be less than the minimum number required under the MGCL, which is one, and, unless our bylaws are amended, not more than fifteen, and the number of directors of our company may be increased or decreased pursuant to our bylaws by a vote of the majority of our entire Board of Directors. Our charter provides that, at such time as we become eligible to elect to be subject to Title 3, Subtitle 8 of the MGCL and subject to the rights of holders of one or more classes or series of stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Pursuant to our charter and bylaws, each member of our Board of Directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors, and directors will be elected by a plurality of all the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.

Removal of Directors

In general, our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. Except as described below, this provision, when coupled with the exclusive power of our Board of Directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock after the date on which the corporation first had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation first had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

As permitted by the MGCL, our Board of Directors has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute, provided that the business combination is first approved by our Board of Directors (including a majority of directors who are not affiliates or associates of such persons). However, our Board of Directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to, among other things: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

•	the corporation’s board of directors will be divided into three classes;

•	the affirmative vote of at least two-thirds of all the votes entitled to be cast generally in the election of directors is required to remove a director;
•	the number of directors may be fixed only by vote of the directors;
•	a vacancy on the board be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to require the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from our Board of Directors, which removal will be allowed only for cause, (2) vest in our Board of Directors the exclusive power to fix the number of directorships, and (3) require, unless called by the Chairman of our Board of Directors, our President, our Chief Executive Officer or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting. Our charter provides that, at such time as we become eligible to make the election provided for under Subtitle 8, vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, and directors elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred. Our Board of Directors is not currently classified. In the future, our Board of Directors may elect, without stockholder approval, to classify our Board of Directors or elect to be subject to any of the other provisions of Subtitle 8.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by our Board of Directors. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. In addition, our Chairman, our Chief Executive Officer, our President or our Board of Directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our Secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our Secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our Secretary may prepare and mail the notice of the special meeting.

Charter Amendments and Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that we generally may not dissolve, merge or consolidate with, or convert into, another entity, sell all or substantially all of our assets or engage in a statutory share exchange unless the action is declared advisable by our Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. In addition, our charter generally provides that charter amendments requiring stockholder approval must be declared advisable by our Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, our charter’s provisions regarding the removal of directors may be amended only if such amendment is declared advisable by our Board of Directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, one of our subsidiaries may be able to merge or transfer all or substantially all of its assets without the approval of our stockholders.

Bylaws Amendments

Our Board of Directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our Board of Directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors or (3) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our Board of Directors or (2) provided that the special meeting has been properly called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

Our charter and bylaws and the MGCL contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including:

•	supermajority vote and cause requirements for removal of directors;
•	requirement that stockholders holding at least a majority of our outstanding common stock must act together to make a written request before our stockholders can require us to call a special meeting of stockholders;
•	provisions that vacancies on our Board of Directors may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred;
•	the power of our Board of Directors to approve an amendment to our charter increasing or decreasing the aggregate number of authorized shares of stock or the number of shares of any class or series of stock, without stockholder approval;
•	the power of our Board of Directors to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval;
•	the restrictions on ownership and transfer of our stock; and
•	advance notice requirements for director nominations and stockholder proposals.

Likewise, if the resolution opting out of the business combination provisions of the MGCL were repealed or the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Forum Selection Clause

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors or officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors or officers or other employees that is governed by the internal affairs doctrine shall be, in each case, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.

Limitation of Directors’ and Officers’ Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of our company who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our Board of Directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of our operating partnership.

Management

A wholly owned subsidiary of our company is the sole general partner of our operating partnership, which we organized as a Delaware limited partnership. We intend to conduct substantially all of our operations and make substantially all of our investments through our operating partnership. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of tenants, to make distributions to partners and to cause changes in our operating partnership’s business activities.

The partnership agreement requires that our operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly-traded partnership” taxable as a corporation under Section 7704 of the Code.

Transferability of Interests

We may not voluntarily withdraw from our operating partnership or transfer or assign our interest in our operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or its subsidiaries);
•	as a result of such transaction, all limited partners will receive for each partnership unit an amount of cash, securities or other property equal or substantially equivalent in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for an amount of cash, securities or other property equal or substantially equivalent in value to the greatest amount of cash, securities or other property that a limited partner would have received had it (1) exercised its redemption right (described below) and (2) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or
•	we are the surviving entity in the transaction and either (1) our stockholders do not receive cash, securities or other property in the transaction or (2) all limited partners (other than our company or our subsidiaries) receive for each partnership unit an amount of cash, securities or other property equal or substantially equivalent in value to the greatest amount of cash, securities or other property received in the transaction by our stockholders.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (1) transfer all or any portion of our general partnership interest to (a) a wholly owned subsidiary or (b) a parent company or a majority-owned subsidiary of a parent company, and following such transfer may withdraw as the general partner and (2) engage in a transaction required by law or by the rules of any national securities exchange on which shares of our common stock are listed.

We also may (1) merge or consolidate our operating partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company or corporation or (2) sell all or substantially all of the assets of our operating partnership, and may amend the partnership agreement in connection with any such transaction, if we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or its subsidiaries).

Capital Contribution

We will contribute, directly, to our operating partnership substantially all of the net proceeds from this offering as capital contribution in exchange for OP units. The partnership agreement provides that if our operating partnership requires additional funds at any time in excess of funds available to our operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares as additional capital to our operating partnership. If we contribute additional capital to our operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of our operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to our operating partnership, we will revalue the property of our operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. Our operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over OP units with respect to distributions from our operating partnership, including the OP units we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, to the extent OP units are issued to limited partners (other than us), then such OP unit holders may be granted redemption rights, which would enable them to cause our operating partnership to redeem their OP units in exchange for cash or, at our option, shares of our common stock on a one-for-one basis. The cash redemption amount per unit generally would be based on the market price of our common stock at the time of redemption. The number of shares of our common stock issuable upon redemption of limited partnership interests held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stocks in excess of the Ownership Limit;
•	result in our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);
•	result in our being “closely held” within the meaning of Section 856(h) of the Code;
•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a taxable REIT subsidiary) of ours, our operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

•	cause us to fail to qualify as a REIT under the Code; or
•	cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

Partnership Expenses

In addition to the administrative and operating costs and expenses incurred by our operating partnership, our operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;
•	all expenses relating to offerings and registration of securities;
•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;
•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and
•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of our operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to residential properties that are owned by us directly rather than by our operating partnership or its subsidiaries.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, we, through our wholly owned subsidiary, the general partner of our operating partnership, will have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, through our wholly owned subsidiary, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly will acknowledge that as the general partner of our operating partnership, our wholly owned subsidiary is acting for the benefit of our operating partnership, the limited partners and our stockholders collectively.

Indemnification and Limitation of Liability

The partnership agreement expressly limits our liability by providing that neither we, as the general partner of our operating partnership, nor any of our trustees or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, and our officers, trustees, employees, agents and designees to the fullest extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the indemnified party actually received an improper personal benefit in money, property or services or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Our operating partnership also must pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification.

Distributions

The partnership agreement provides that our operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of our operating partnership’s property in connection with the liquidation of our operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in our operating partnership.

Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. The foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury Regulations promulgated thereunder. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, and unless we otherwise agree, we, as the sole member of the general partner, will have the authority to elect the method to be used by our operating partnership for allocating items with respect to property contributed to the partnership for which the fair market value differs from the adjusted tax basis at the time of contribution, and such election will be binding on all partners.

Term

Our operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal (unless the limited partners elect to continue the partnership);
•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;
•	the redemption of all partnership units (other than those held by us, if any); or
•	an election by us in our capacity as the general partner.

Registration Rights

Our operating partnership’s limited partners (other than us and our subsidiaries) will have the right to require our operating partnership to redeem part or all of their OP units for cash, or, at our election, shares of our common stock. We may grant registration rights to those persons who will receive shares of our common stock issuable upon redemption of OP units. These registration rights require us to seek to register all such shares of our common stock approximately 12 months after issuance of such OP units. Our operating partnership will bear expenses incident to these registration requirements. However, neither we nor our operating partnership will bear the costs of (1) any underwriting discounts or commissions or (2) any fees or expenses incurred by holders of such shares of our common stock in connection with such registration that we or our operating partnership are not permitted to pay according to the rules of any regulatory authority.

Tax Matters

The operating partnership initially will be wholly-owned, directly and indirectly, by Reven Housing REIT, Inc., and during such time it will be classified for U.S. federal income tax purposes as a disregarded entity. The operating partnership will be classified as a partnership for federal income tax purposes at such time as it is deemed for such purposes to have more than one member (apart from Reven Housing REIT, Inc. and the general partner).

The partnership agreement provides that our wholly owned subsidiary, as the sole general partner of our operating partnership, is the tax matters partner of our operating partnership and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of our operating partnership.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain material federal income tax considerations that you, as a stockholder, may consider relevant in connection with the purchase, ownership and disposition of our common stock. Greenberg Traurig, LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein, insofar as it involves statements of law and legal conclusions, is accurate in all material respects. For purposes of this section, references to “we,” “our,” “us” and “our company” refer only to Reven Housing REIT, Inc. and to any subsidiary entities that are classified for U.S. federal income tax purposes as disregarded subsidiary entities of Reven Housing REIT, Inc., and not to our other subsidiary entities unless otherwise required by the context. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;
•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders” below);
•	financial institutions or broker-dealers;
•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “— Taxation of Non-U.S. Stockholders” below);
•	U.S. expatriates;
•	persons who mark-to-market our common stock;
•	subchapter S corporations;
•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;
•	regulated investment companies and REITs;
•	trusts and estates;
•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons subject to the alternative minimum tax provisions of the Code; and
•	persons holding our common stock through a partnership or similar pass-through entity.

This summary assumes that stockholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We were converted into a Maryland corporation on April 1, 2014. We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2015 upon filing our federal income tax return for that year. We believe that we have been organized and have operated since January 1, 2015 in such a manner as to qualify as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, Greenberg Traurig, LLP will render an opinion that we will qualify to be taxed as a REIT under the federal income tax laws commencing with our taxable year ending December 31, 2015, and our current and proposed method of operations will enable us to continue to satisfy the requirements for qualification and taxation as a REIT. Investors should be aware that Greenberg Traurig, LLP’s opinion will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court and speaks as of the date issued. In addition, Greenberg Traurig, LLP’s opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual results, certain qualification tests set forth in the federal income tax laws. Those qualification tests relate to, among other things, the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. Greenberg Traurig, LLP’s will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Greenberg Traurig, LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.
•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.
•	We will pay a 100% tax on net income from sales or other dispositions of property that we hold primarily for sale to customers in the ordinary course of business.
•	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:
•	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•	a fraction intended to reflect our profitability.
•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the sum of (a) the amount we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.
•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.
•	We may be subject to a 100% excise tax on transactions with our TRS, or any taxable REIT subsidiaries we form in the future, that are not conducted on an arm’s-length basis.
•	If we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we maintain our REIT qualification but will be required to pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) multiplied by the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.
•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, (including assets that we owned at the time that our REIT election became effective on January 1, 2015) we will pay tax at the highest regular corporate rate applicable to the extent that we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided that no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:
•	the amount of gain that we recognize at the time of the sale or disposition, and
•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it (or at the time that our REIT election became effective in the case of assets that we owned on January 1, 2015).
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Recordkeeping Requirements.
•	The earnings of our lower-tier entities that are subchapter C corporations, including our TRS and any taxable REIT subsidiaries we form in the future, will be subject to federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, our TRS and any other taxable REIT subsidiaries we form in the future will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.
2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.
3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.
4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.
5.	At least 100 persons are beneficial owners of its shares or ownership certificates.
6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.
7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.
8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.
9.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2016 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our charter provides restrictions regarding the transfer and ownership of shares of our capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer.” We believe that we will have issued sufficient stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above once they are applicable to us. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

Qualified REIT Subsidiaries

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a taxable REIT subsidiary, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a limited liability company that has a single owner, generally is not treated as an entity separate from its owner for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “— Asset Tests” below) is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our capital interest in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Our operating partnership initially will be wholly-owned, directly and indirectly, by us, and during such time it will be classified for U.S. federal income tax purposes as a disregarded entity. The operating partnership will be classified as a partnership for federal income tax purposes at such time as it is deemed for such purposes to have more than one member (apart from us and the general partner).

We have control of our operating partnership and intend to control any subsidiary partnerships and limited liability companies, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Taxable REIT Subsidiaries

A REIT may own, directly or indirectly, up to 100% of the shares of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a taxable REIT subsidiary. We are not treated as holding the assets of a taxable REIT subsidiary or as receiving any income that the taxable REIT subsidiary earns. Rather, the stock issued by a taxable REIT subsidiary to us is an asset in our hands, and we treat the dividend distributions paid to us from such taxable REIT subsidiary, if any, as income. This treatment may affect our compliance with the gross income and asset tests. Because we do not include the assets and income of taxable REIT subsidiaries in determining our compliance with the REIT requirements, we may use such entities to indirectly undertake activities, such as earning fee income, that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. No more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries together with other non-qualifying assets.

A taxable REIT subsidiary pays income tax at regular corporate rates on any income that it earns. In addition, the “earnings stripping” rules of Section 163(j) of the Code may limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the taxable REIT subsidiary rules impose a 100% excise tax on REITs for transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A taxable REIT subsidiary may not directly or indirectly operate or manage any health care facilities assets or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated. A taxable REIT subsidiary is not considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the taxable REIT subsidiary directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.

Rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related-party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “— Gross Income Tests — Rents from Real Property.” If we lease space to a taxable REIT subsidiary in the future, we will seek to comply with these requirements.

We intend to elect to treat our TRS as a taxable REIT subsidiary. We expect that our TRS will provide services with respect to our properties to the extent we determine that having our TRS provide those services will assist us in complying with the gross income tests applicable to REITs. See “— Gross Income Tests — Rents From Real Property.” In addition, if we decide to acquire properties opportunistically to restore in anticipation of immediate resale, we will need to conduct that activity through our TRS in order to avoid the 100% prohibited transactions tax. See “— Gross Income Tests — Prohibited Transactions.” We may form one or more additional taxable REIT subsidiaries in the future.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;
•	interest on debt secured by mortgages on real property, or on interests in real property;
•	dividends or other distributions on, and gain from the sale of, shares in other REITs;
•	gain from the sale of real estate assets;
•	income and gain derived from foreclosure property; and
•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness income and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property

Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.
•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a taxable REIT subsidiary.

•	Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.
•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a taxable REIT subsidiary which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying taxable REIT subsidiaries or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary, none of the rent from that property would qualify as “rents from real property.”

Our operating partnership and its subsidiaries lease most of our properties to tenants that are individuals. Our leases with individual tenants typically have a term of one year and require the tenant to pay fixed rent. We do not lease significant amounts of personal property pursuant to our leases. Moreover, we do not perform any services other than customary ones for our tenants, unless such services are provided through independent contractors or our TRS. Accordingly, we believe that our leases will generally produce rent that qualifies as “rents from real property” for purposes of the 75% and 95% gross income tests.

In addition to the rent, the tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

Dividends

Our share of any dividends received from any corporation (including any taxable REIT subsidiary, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties are held primarily for sale to customers and that a sale of any of our properties will not be in the ordinary course of our business. Whether a REIT holds a property “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transactions tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;
•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;
•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted basis of all such properties sold by the REIT during the year did not exceed 10% of the aggregate basis of all of the assets of the REIT at the beginning of the year or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;
•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and
•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property are made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates. If we decide to acquire properties opportunistically to restore in anticipation of immediate resale, we will need to conduct that activity through our TRS to avoid the prohibited transactions tax. No assurance can be given, however, that the IRS will respect the transaction by which any such properties are contributed to our TRS and even if the contribution transaction is respected, our TRS may incur a significant tax liability as a result of any such sales.

Fee Income

Fee income generally will not be qualifying income for purposes of both the 75% and 95% gross income tests. Any fees earned by our TRS will not be included for purposes of the gross income tests.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and
•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables, certain money market funds and, in certain circumstances, foreign currencies;
•	U.S. government securities;
•	interests in real property, including leaseholds and options to acquire real property and leaseholds;
•	interests in mortgage loans secured by real property;
•	stock in other REITs; and
•	investments in stock or debt instruments during the one-year period following our receipt of, and to the extent acquired with, new capital that we raise through equity offerings or public offerings of debt having at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets (the 5% asset test).

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities (the 10% vote test and 10% value test, respectively).

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test (the 25% securities test).

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled taxable REIT subsidiary (i.e., a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non “straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:
•	a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and
•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;
•	Any loan to an individual or an estate;
•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;
•	Certain securities issued by governmental entities;
•	Any security issued by a REIT;
•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and
•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and
•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

We believe that the assets that we hold, and that we will acquire in the future, will allow us to satisfy the foregoing asset test requirements. However, we do not obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of
•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and
•	90% of our after-tax net income, if any, from foreclosure property,

•	minus the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we either (1) declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (2) declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the stockholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,
•	95% of our REIT capital gain income for such year, and
•	any undistributed taxable income from prior periods.

we will then incur a 4% nondeductible excise tax on the excess of such required distribution over the sum of (a) the amounts we actually distribute and (b) the amounts we retain and upon which we pay income tax at the corporate level.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our capital stock or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in our stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions available in certain circumstances for certain failures to satisfy the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders may then be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced federal income tax rate of up to 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a holder of our common stock that for federal income tax purposes is:

•	a citizen or resident of the United States;
•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;
•	an estate whose income is subject to federal income taxation regardless of its source; or
•	any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

Distributions

As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the favorable tax rate for “qualified dividend income.” The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is currently 20%. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 39.6%. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (See “— Taxation of Our Company” above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (1) that are attributable to dividends received by us from non REIT corporations, such as our TRS, and (2) to the extent attributable to income upon which we have paid corporate income tax

(e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us.

A U.S. stockholder generally will take into account, as long-term capital gain, any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See “— Capital Gains and Losses.” A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax that we paid. The U.S. stockholder would also increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize taxable gain upon the receipt of a distribution that exceeds the sum of our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her stock. Any such gain will be long-term capital gain (or short-term capital gain if the shares of stock have been held for one year or less), provided that the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Our ability to carryover and use net operating losses is subject to limitation upon a change in the ownership of our shares that exceeds a certain percentage threshold within a prescribed period of time. We believe that such a change in ownership has occurred in the past, and may occur again in the future and, therefore, our ability to utilize our net operating losses incurred in past periods may be limited. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the limitations on the deductibility of investment interest expense. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Disposition of Common Stock

A U.S. stockholder who is not a dealer in securities will generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 39.6%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our common stock.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses available to be carried back three years and forward for up to five years. If the capital losses are not utilized within such carry back and carry forward period, they will expire unused.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although certain investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt pension trust do not constitute UBTI so long as the pension trust does not otherwise use the shares of the REIT in an unrelated trade or business. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our capital stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;
•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and
•	either:
•	one pension trust owns more than 25% of the value of our capital stock; or

•	a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent a pension trust from having to treat any of the dividends received from us as UBTI.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a holder of our common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for federal income tax purposes) or a tax-exempt stockholder. The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our common stock, including any reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us;
•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income; or
•	the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on such a distribution to the extent it exceeds the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a

U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual, and would be required to file a U.S. tax return on which such income would be reported. A non-U.S. corporation that is a stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We would be required to withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

However, if our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 5% of our common stock at any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be regularly traded on an established securities market in the United States following this offering. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 5% of our common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of USRPIs will be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. stockholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent the non-U.S. stockholder’s proportionate share of such tax paid by us exceeds its actual federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis.

In addition, a further U.S. withholding tax at a 30% rate will be imposed pursuant to the Foreign Account Tax Compliance Act, or FATCA, on dividends paid to certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Dispositions

Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that we are a United States real property holding corporation based on our investment strategy. Even if we are a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, which is generally five years, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We are not currently a domestically-controlled qualified investment entity and we cannot assure you that we will become a domestically-controlled qualified investment entity. Even if we subsequently become a domestically- controlled qualified investment entity, the foregoing FIRPTA exemption would not be available in case of a disposition of our stock by a non-U.S. stockholder until five years after such date.

In addition, if our common stock is regularly traded on an established securities market, another exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if (1) our common stock is treated as being regularly traded under applicable Treasury Regulations on an established securities market and (2) the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period. As noted above, we anticipate that our common stock will be regularly traded on an established securities market following this offering.

If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, would be required to file a U.S. tax return on which such income would be reported, and the purchaser of the common stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

For taxable years beginning after December 31, 2016, a U.S. withholding tax at a 30% rate will be imposed under FATCA on proceeds from the sale of our common stock received by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the stockholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or
•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder’s federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Under FATCA, a U.S. withholding tax at a 30% rate will be imposed on dividends received by U.S. stockholders who own our capital stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for taxable years beginning after December 31, 2016, on proceeds from the sale of our common stock by U.S. stockholders who own our common stock through foreign accounts or foreign intermediaries. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to us. We will not pay any additional amounts in respect of amounts withheld.

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

We will be entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity is treated as having only one owner or member for federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check-the-box regulations”); and
•	is not a “publicly-traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity is treated as having only one owner or member for federal income tax purposes) for federal income tax purposes. Our operating partnership initially will be wholly-owned, directly and indirectly, by us, and during such time it will be classified for U.S. federal income tax purposes as a disregarded entity. The operating partnership will be classified as a partnership for federal income taxes purposes at such time as it is deemed for such purposes to have more than on member (apart from us and the general partner). It does not intend to elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or (the “90% passive income exception”). Treasury Regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We anticipate that our operating partnership, once it ceases to be classified as a disregarded entity for U.S. federal income tax purposes, and any other partnership in which we own an interest will qualify for the private placement exception.

We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership or as a disregarded entity for federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a partnership or as a disregarded entity for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax

A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations

Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Partnership Properties

We may acquire properties in exchange for OP units in the future. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

Allocations with respect to book-tax differences are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (2) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (2) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book-tax differences for properties that may be acquired in exchange for OP units by our operating partnership in the future.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the “book-tax difference.” See “— Income Taxation of the Partnerships and their Partners — Tax Allocations With Respect to Partnership Properties.” Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% prohibited transactions tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “— Gross Income Tests.” We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Prospective stockholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our common stock.

State and Local Taxes

We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the shares of our common stock by employee benefit plans that are subject to Title I of the United States Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, or, collectively, Similar Laws, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement, or, each, a Plan. THE FOLLOWING IS MERELY A SUMMARY, HOWEVER, AND SHOULD NOT BE CONSTRUED AS LEGAL ADVICE OR AS COMPLETE IN ALL RELEVANT RESPECTS. ALL INVESTORS ARE URGED TO CONSULT THEIR LEGAL ADVISORS BEFORE INVESTING ASSETS OF A PLAN IN US AND TO MAKE THEIR OWN INDEPENDENT DECISION.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, or an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in shares of our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code (which also applies to IRAs and other Plans that are not subject to ERISA) prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes under the Code and other penalties and liabilities under ERISA and may result in the loss of tax-exempt status of an IRA. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to personal liabilities under ERISA.

Whether or not the underlying assets of Reven Housing REIT, Inc. are deemed to include “plan assets,” as described below, the acquisition and/or holding of shares of our common stock by an ERISA Plan with respect to which we or the initial purchaser is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor, or the DOL, has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of our common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption from certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

The DOL Plan Asset Regulations, promulgated under ERISA by the DOL, generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors” (the “insignificant participation test”) or that the entity is an “operating company,” as defined in the DOL Plan Asset Regulations. The term “benefit plan investor” means (i) an employee benefit plan subject to Part 4 of Title I of ERISA, (ii) any “plan” subject to Section 4975 of the Code, and (iii) any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity.

For purposes of the DOL Plan Asset Regulations, a “publicly-offered security” is a security that is (a) “freely transferable,” (b) part of a class of securities that is “widely held,” which generally requires that the securities be owned by 100 or more persons who are independent of the issuer and one another, and (c) (x) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (y) is part of a class of securities that is registered under Section 12(b) or 12(g) of the Exchange Act.

Shares of our common stock are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and are part of a class that is registered under Section 12(g) of the Exchange Act. In addition, we expect to have over 100 independent stockholders, such that shares of our common stock will be “widely held.”

Whether a security is “freely transferable” depends upon the particular facts and circumstances. Upon the closing of this offering, shares of our common stock will become subject to certain restrictions on transferability intended to ensure that we qualify for federal income tax treatment as a REIT and maintain such status. However, among other considerations, the DOL Plan Asset Regulations provide that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers which would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are freely transferable. The minimum investment in shares of our common stock is less than $10,000; thus, we believe that the restrictions imposed in order to qualify and maintain our status as a REIT should not cause the shares of common stock to be deemed not freely transferable. Nonetheless, we cannot assure you that the Department of Labor and/or the U.S. Treasury Department could not reach a contrary conclusion.

Assuming that shares of our common stock will be “widely held,” that no other facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of shares of our common stock, and the offering takes place as described in this prospectus, we believe that shares of our common stock should constitute “publicly-offered securities” and, accordingly, our underlying assets should not be considered “plan assets” under the DOL Plan Assets Regulations. If our underlying assets are not deemed to be “plan assets,” the issues discussed in the paragraph below entitled “Plan Asset Consequences” are not expected to arise.

Plan Asset Consequences

If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (1) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (2) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Representation

Accordingly, by acceptance of the shares of our common stock, each purchaser or subsequent transferee of shares of our common stock will be deemed to have represented and warranted either that (1) no portion of such purchaser’s or transferee’s assets used to acquire such shares constitutes assets of any benefit plan investor or (2) the purchase of shares of our common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature, is not intended to be all-inclusive, and is based on laws in effect on the date of this prospectus. Such discussion should not be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries of ERISA Plans, or other persons considering purchasing shares of our common stock on behalf of, or with the assets of, any Plan consult with counsel regarding the potential applicability of ERISA, Section 4975 of the Code and Similar Laws to such investment, and whether an exemption would be applicable to the purchase of shares of our common stock.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement by and between us and Maxim Group LLC, or Maxim, who is acting as the representative of the underwriters, the underwriters named below have agreed to purchase from us on a firm commitment basis the number of shares of common stock set forth opposite their respective names below, at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Underwriter	Number of Shares
Maxim Group LLC
Total

The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the overallotment option described below) if any are purchased. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations.

Overallotment Option

We have granted an option to the underwriters to purchase up to an aggregate of additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, they will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Commissions and Discounts

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

Total
	Per Share(1)	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	The fees do not include expense reimbursement as described below.

Right of First Refusal

We have granted Maxim a right of first refusal to act as our lead underwriter or placement agent in any and all of our future public and private equity offerings for a period of 18 months from the commencement of sales in this offering subject to certain conditions.

Lock-ups

Our officers, directors, and any stockholder who owns 1.5% or more of our outstanding common stock at the time immediately prior to the effective date of the registration statement of which this prospectus is a part have agreed, with exceptions, not to sell or transfer any common stock for nine months after the date of this prospectus without first obtaining the written consent of Maxim. This means that, during the applicable lock-up period following the date of this prospectus, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of Maxim.

Stabilization

Until the distribution of the common stock offered by this prospectus is completed, the rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriters of common stock in excess of the number of shares of common stock the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of common stock in the open market.
•	Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase common stock in this offering.
•	Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the common stock originally sold by the selected dealer is purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may occur on the NASDAQ Capital Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Matters

We will reimburse Maxim for its expenses relating to this offering, including the expenses of Maxim’s legal counsel and certain roadshow expenses, up to a maximum of $140,000.

The underwriting agreement provides for indemnification between the underwriters and us against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

A prospectus in electronic format may be made available on a website maintained by the representative. The representative may agree to allocate a number of shares for sale to their online brokerage account holders.

The representative may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The representative has informed us that it does not expect to confirm sales of shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

Other Relationships

Maxim and its affiliates may in the future perform various financial advisory, investment banking or other services for us or our affiliates, for which they will receive customary fees and expenses. Except as set forth herein, no such arrangement has been entered into or contemplated.

NASDAQ Capital Market Listing

We have applied to list our shares on the NASDAQ Capital Market under the symbol “RVEN.” If approved for listing, we expect our common stock to begin trading on the NASDAQ Capital Market upon the completion of this offering.

Foreign Regulatory Restrictions on Purchase of Shares Generally

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the shares to certain institutions or accredited persons in certain countries.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of securities shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of securities within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer.

Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final offering of securities contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer of securities contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B) in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the securities acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors”, as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors”, as defined in the Prospectus Directive, (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

Certain legal matters in connection with this offering, including certain U.S. federal income tax matters, will be passed upon for us by Greenberg Traurig, LLP. Venable LLP will issue an opinion as to certain matters of Maryland law, including the validity of the shares of our common stock offered in this prospectus. Ellenoff Grossman & Schole LLP has acted as counsel to the underwriters. Greenberg Traurig, LLP and Ellenoff Grossman & Schole LLP may rely on the opinion of Venable LLP as to certain matters of Maryland law.

EXPERTS

The consolidated financial statements of Reven Housing REIT, Inc. for the year ended December 31, 2013 appearing in this prospectus and registration statement have been audited by PKF, Certified Public Accountants, A Professional Corporation, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The (i) consolidated financial statements of Reven Housing REIT, Inc. as of and for the year ended December 31, 2014; (ii) statement of revenues over certain operating expenses of Houston 150 Homes for the year ended December 31, 2012; (iii) statement of revenues over certain operating expenses of Houston 18 Homes for the year ended December 31, 2013; (iv) statement of revenues over certain operating expenses of Jacksonville 31 Homes for the year ended December 31, 2013; (v) statement of revenues over certain operating expenses of Memphis 60 Homes for the year ended December 31, 2013; (vi) statement of revenues over certain operating expenses of Memphis 21 Homes for the year ended December 31, 2013; (vii) statement of revenues over certain operating expenses of Jacksonville 53 Homes for the year ended December 31, 2014; (viii) statement of revenues over certain operating expenses of Jacksonville 140 Homes for the year ended December 31, 2014; and (ix) statement of revenues over certain operating expenses of Houston 100 Homes for the year ended December 31, 2014, have been audited by Squar Milner LLP (formerly Squar, Milner, Peterson, Miranda & Williamson, LLP), independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Unless otherwise indicated, all economic and demographic data and forecasts included in this prospectus, including information relating to the historical and forecasted economic and demographic conditions in our markets contained in the sections of this prospectus captioned “Prospectus Summary,” “Industry Overview and Market Opportunity” and “Our Business and Investments,” is derived from a market study prepared for us by The London Group Realty Advisors, or The London Group, a real estate analysis and strategic consulting firm, and is included in this prospectus in reliance on The London Group’s authority as an expert in such matters. We have agreed to pay The London Group a total fee of $47,225 for the market information and reports it provides to us, all of which has been paid.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-11, of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information about our company and the shares of our common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are qualified in all respects by the exhibit to which the reference relates.

Copies of the registration statement, including the exhibits and schedules thereto, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at http://www.sec.gov.

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

Reven Housing REIT, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited historical and pro forma information should be read in conjunction with our consolidated financial statements as of June 30, 2015 and December 31, 2014 included elsewhere in this prospectus.

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2015 and unaudited pro forma consolidated statement of operations for the six months ended June 30, 2015 have been prepared to give effect to the estimated net proceeds of this offering, our acquisition of 53 homes in Jacksonville, Florida on March 13, 2015, our proposed acquisition of an additional 140 homes in the Jacksonville area for $9.4 million of the net proceeds of this offering and our proposed acquisition of an additional 100 homes in the Houston, Texas area for $8.7 million of the net proceeds of this offering.

The pro forma consolidated statement of operations for the year ended December 31, 2014 has been prepared to give effect to the aforementioned acquisitions along with our acquisition of 31 homes in Jacksonville, Florida, of which 29 homes were purchased on July 7, 2014 and two homes were purchased on October 30, 2014, the 60 homes in Memphis, Tennessee on July 28, 2014, of which 51 homes were purchased on July 28, 2014, five homes were purchased on September 7, 2014, three homes were purchased on November 4, 2014 and one home was purchased on December 24, 2014, and an additional 21 homes in the Memphis, Tennessee area on November 6, 2014. The unaudited pro forma consolidated statements of operations assume that each acquisition occurred on January 1, 2014. Also included in the unaudited pro forma consolidated statement of operations for the year ended December 31, 2014 is the effect of our purchase of 106 homes acquired in a number of insignificant acquisitions during 2014 as if they were all acquired on January 1, 2014. The unaudited pro forma consolidated statements of operations are also adjusted for interest on our bank loans assuming the aggregate loan amount of $15,049,125 was funded on January 1, 2014.

The pro forma adjustments to our statements of operations represent revenues and expenses incurred by the prior owner (or current owner in the case of our proposed acquisitions) of the portfolio, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of the portfolio homes. Excluded items include interest, depreciation and amortization, and general and administrative costs not directly comparable to the future operations of the portfolio homes. Please refer to the historical and pro forma statements of operations of each of the portfolios acquisitions, and notes thereto, included elsewhere in this prospectus. Our pro forma consolidated financial statements do not purport to represent (1) the results of our operations that would have actually occurred had the aforementioned acquisitions occurred on January 1, 2014 or (2) an estimate of the results of our operations as of any future date or for any future period, as applicable.

Reven Housing REIT, Inc and Subsidiaries

Unaudited Historical and Pro Forma Condensed Consolidated Balance Sheets

	Actual June 30, 2015(a) (Unaudited)	Pro Forma Adjustments					Pro Forma June 30, 2015 (Unaudited)
		Jacksonville 140 Acquisition(b)		Houston 100 Acquisition(c)		Offering Proceeds(d)
ASSETS
Investment in real estate, net
Land	$6,208,327	$1,405,287		$1,297,800		$—	$8,911,414
Buildings and improvements	28,391,874	7,963,295		7,354,200		—	43,709,369
	34,600,201	9,368,582		8,652,000		—	52,620,783
Accumulated depreciation	(1,081,424)	—		—		—	(1,081,424)
Investment in real estate, net	33,518,777	9,368,582		8,652,000		—	51,539,359
Cash	1,421,512	(9,310,306)		(8,569,100)		22,863,509	6,405,615
Rents and other receivables	205,296	—		—		—	205,296
Escrow deposits and prepaid expenses	204,528	(94,176)		(87,000)		—	23,352
Lease origination costs, net	186,004	49,100		48,000		—	283,104
Deferred Loan fees, net	427,606	—		—		—	427,606
Deferred stock issuance costs	488,509	—		—		(488,509)	—
Total Assets	$36,452,232	$13,200		$43,900		$22,375,000	$58,884,332
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$949,425	$—		$—		$—	$949,425
Security deposits	370,960	98,200		118,900		—	588,060
Note payable	15,049,125	—		—		—	15,049,125
Total Liabilities	16,369,510	98,200		118,900		—	16,586,610
Stockholders’ Equity
Common stock, 7,016,796 issued and outstanding at June 30, 2015, issued and outstanding after offering	7,017	—		—		—	7,017
Additional paid-in capital	24,601,295	—		—		22,375,000	46,976,295
Accumulated deficit	(4,525,590)	(85,000	)(e)	(75,000	)(e)	—	(4,685,590)
Total Stockholders’ Equity	20,082,722	(85,000)		(75,000)		22,375,000	42,297,722
Total Liabilities and Stockholders’ Equity	$36,452,232	$13,200		$43,900		$22,375,000	$58,884,332

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Reven Housing REIT, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2015

a)	Reflects our unaudited historical consolidated balance sheet as of June 30, 2015 included elsewhere within this prospectus.
b)	Reflects our proposed acquisition of an additional 140 homes in the Jacksonville area for $9.4 million of the net proceeds of this offering, allocation of purchase price and recognition of liabilities. The purchase price has been allocated to land, building and the existing leases based upon their estimated fair values at the date of acquisition under the guidance of ASC Topic 805. In estimating the corresponding land and building values, we utilize our own market knowledge and published market data. The estimated fair value of acquired in-place leases represents the expected costs we would have incurred to lease the property at the date of acquisition as adjusted for the remaining life of the leases.
c)	Reflects our proposed acquisition of 100 homes in the Houston, Texas area for $8.7 million of the net proceeds of this offering, allocation of purchase price and recognition of liabilities. The purchase price has been allocated to land, building and the existing leases based upon their estimated fair values at the date of acquisition under the guidance of ASC Topic 805. In estimating the corresponding land and building values, we utilize our own market knowledge and published market data. The estimated fair value of acquired in-place leases represents the expected costs we would have incurred to lease the property at the date of acquisition as adjusted for the remaining life of the leases.
d)	To reflect the estimated net proceeds of approximately $22,375,000 as a result of this offering and the issuance of shares of common stock.
e)	Reflects estimated acquisition costs that will be expensed.

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Reven Housing REIT, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Six Months ended June 30, 2015

	Actual Six months ended June 30, 2015 (Unaudited)(a)	Pro Forma Adjustments				Pro Forma Six months ended June 30, 2015 (Unaudited)
		Jacksonville 53 Purchase(b)	Jacksonville 140 Acquisition(c)	Houston 100 Acquisition(d)	Other Adjustments(e)
Rental income, net	$2,382,773	$99,740	$573,167	$589,512	$—	$3,645,192
Operating expenses:
Property operating and maintenance	778,466	29,922	298,706	126,780	—	1,233,873
Real estate taxes	351,717	12,745	77,915	92,886	—	535,263
Acquisition costs	325,106	—	—	—	—	325,106
Depreciation and amortization	553,244	28,000	169,250	157,500	—	907,994
General and administration	960,409	—	—	—	—	960,409
Legal and accounting	267,361	—	—	—	—	267,361
Interest expense	328,575	—	—	—	42,000	370,575
Total operating expenses	3,564,878	70,667	545,871	377,165	42,000	4,600,581
Net income (loss)	$(1,182,105)	$29,073	$27,296	$212,347	$(42,000)	$(955,389)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Reven Housing REIT, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Six Months Ended
June 30, 2015

a)	Reflects our unaudited historical consolidated statement of operations for the six months ended as of June 30, 2015 included elsewhere within this prospectus.
b)	Reflects two and half months estimated rental revenue and expenses for the Jacksonville 53 homes purchased on March 13, 2015 and not included in the historical statement of operations as of June 30, 2015. Rental income and expenses are calculated based on the in place rent roll and our expense experience based on the management of our other Jacksonville properties. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
c)	To adjust for our proposed acquisition of 140 homes in the Jacksonville, Florida area. Amounts represent revenues and expenses incurred by the current owner of the portfolio during the period January 1, 2015 through June 30, 2015, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of Jacksonville 140 homes. Amounts have been adjusted to include property management costs based on our contractual arrangements. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
d)	To adjust for our proposed acquisition of 100 homes in the Houston, Texas. Amounts represent revenues and expenses incurred by the current owner of the portfolio during the period January 1, 2015 through June 30, 2015, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of Jacksonville 140 homes. Amounts have been adjusted to include property management costs based on our contractual arrangements. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
e)	To adjust for interest expense and amortization of deferred loan fees on $15,049,125 bank loans for full six months assuming 4.25% annual interest less interest and amortization already included. Note if the interest rate increased 0.125% over the entire period, interest expense over the pro forma period would have increased approximately $9,400.

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Reven Housing REIT, Inc. and Subsidiaries

Historical and Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2014

	Actual Year ended December 31, 2014 (Audited)(a)	Pro Forma Adjustments								Pro Forma Year ended December 31, 2014 (Unaudited)
		Jacksonville 31 Purchase(b)	Memphis 60 Purchase(c)	Memphis 21 Purchase(d)	Jacksonville 53 Purchase(e)	Jacksonville 140 Acquisition(f)	Houston 100 Acquisition(g)	Insignificant Purchases and Other
Rental income, net	$2,620,128	$140,410	$286,759	$126,252	$434,145	$1,102,690	$1,010,862	$925,507	(h)	$6,646,753
Operating expenses:
Property operating and maintenance	730,965	44,423	66,022	19,348	181,236	529,175	214,472	350,042	(h)	2,135,683
Real estate taxes	384,877	36,753	54,505	30,819	55,286	154,649	126,258	123,046	(h)	966,193
Acquisition costs	454,554	—	—	—	48,574	85,000	75,000	—		663,128
Depreciation and amortization	613,572	38,900	92,400	39,119	136,100	338,500	315,000	260,141	(h)	1,833,732
General and administrative	1,298,513	—	—	—	—	—	—	—		1,298,513
Legal and accounting	272,713	—	—	—	—	—	—	—		272,713
Interest expense	194,363	—	—	—	—	—	—	545,000	(i)	739,363
Total operating expenses	3,949,557	120,076	212,927	89,286	421,196	1,107,324	730,730	1,278,229		7,909,325
Net income (loss)	$(1,329,429)	$20,334	$73,832	$36,966	$12,949	$(4,634)	$280,132	$(352,722)		$(1,262,572)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Reven Housing REIT, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Twelve Months Ended
December 31, 2014

a)	Reflects our historical consolidated statement of operations for the year ended December 31, 2014 included elsewhere in this prospectus.
b)	To adjust for our acquisition of 31 homes in the Jacksonville, Florida area, of which 29 homes were purchased on July 7, 2014 and two homes were purchased on October 30, 2014. Amounts represent revenues and expenses incurred by the prior owner of the portfolio during the period January 1, 2014 through June 30, 2014, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of Jacksonville 31 homes. Amounts have been adjusted to include property management costs based on our contractual arrangements. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
c)	To adjust for our acquisition of 60 homes in the Memphis, Tennessee area, of which 51 homes were purchased on July 28, 2014, five homes were purchased on September 7, 2014, three homes were purchased on November 4, 2014 and one home was purchased on December 24, 2014. Amounts represent revenues and expenses incurred by the prior owner of the portfolio during the period January 1, 2014 through June 30, 2014, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of Memphis 60 homes. Amounts have been adjusted to include property management costs based on our contractual arrangements. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
d)	To adjust for our acquisition of 21 homes in the Memphis, Tennessee area on November 6, 2014. Amounts represent revenues and expenses incurred by the prior owner of the portfolio during the period January 1, 2014 through September 30, 2014, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of Memphis 21 homes. Amounts have been adjusted to include property management costs based on our contractual arrangements. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
e)	To adjust for our acquisition of 53 homes in the Jacksonville, Florida area of which 50 homes were purchased on March 13, 2015 and three homes were purchased on April 8, 2015. Amounts represent revenues and expenses incurred by the prior owner of the portfolio during the period January 1, 2014 through December 31, 2014, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of Jacksonville 53 homes. Amounts have been adjusted to include property management costs based on our contractual arrangements. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
f)	To adjust for our proposed acquisition of 140 homes in the Jacksonville, Florida area. Amounts represent revenues and expenses incurred by the current owner of the portfolio during the period January 1, 2014 through December 31, 2014, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of Jacksonville 140 homes. Amounts have been adjusted to include property management costs based on our contractual arrangements. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings based on our estimated purchase price allocation. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
g)	To adjust for our proposed acquisition of 100 homes in the Houston, Texas area. Amounts represent revenues and expenses incurred by the current owner of the portfolio during the period January 1, 2014 through December 31, 2014, exclusive of certain revenues and expenses on the basis that they may not be comparable to the revenues and expenses we expect to incur in the future operations of Houston 100 homes. Amounts have been adjusted to include property management costs based on our contractual arrangements. Depreciation expense is calculated using the straight-line method over the estimated useful

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

life of 27.5 years for the buildings based on our estimated purchase price allocation. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the lease.
h)	To adjust for our acquisition of 106 additional homes acquired in various insignificant acquisitions during the year ended December 31, 2014, not included in the other separately listed acquisitions. Amounts represent estimated revenues and expenses for these homes based on our actual rental income and expenses for these homes, assuming the homes were purchased on December 31, 2013, less revenues and expenses already included in our actual audited results for the year ended December 31, 2013. Depreciation expense is calculated using the straight-line method over the estimated useful life of 27.5 years for the buildings, less depreciation already recorded. Amortization expense on lease intangible costs is recognized using the straight-line method over the life of the leases, less amortization already recorded.
i)	To adjust for interest expense and amortization of deferred loan fees on $15,049,125 bank loans for the one year period assuming 4.25% annual interest less interest and amortization already included. Note if the interest rate increased 0.125% over the entire period, interest expense over the pro forma period would have increased approximately $18,800.

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Reven Housing REIT, Inc.

We have audited the accompanying consolidated balance sheet of Reven Housing REIT, Inc. (the “Company”) as of December 31, 2014, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Reven Housing REIT, Inc. as of December 31, 2014, and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Squar Milner LLP (formerly Squar, Milner, Peterson,
Miranda & Williamson, LLP)

Newport Beach, California
March 30, 2015
(Except for additional disclosures of summary financial information related to 2014 acquisitions contained in the third paragraph of Note 3, as to which the date is July 28, 2015)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Reven Housing REIT, Inc.

We have audited the accompanying consolidated balance sheet of Reven Housing REIT, Inc. and Subsidiaries (the “Company”) as of December 31, 2013, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Reven Housing REIT, Inc. as of December 31, 2013, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

San Diego, California March 25, 2014 (Except for Restatement of Prior Period Consolidated Financial Statements under Note 1, as to which the date is March 10, 2015)	/s/ PKF PKF Certified Public Accountants A Professional Corporation

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2014 and 2013

	2014	(Restated, Note 1) 2013
ASSETS
Investments in real estate:
Land	$5,422,647	$2,514,009
Buildings and improvements	23,961,608	9,685,361
	29,384,255	12,199,370
Accumulated depreciation	(592,114)	(73,950)
Investments in real estate, net	28,792,141	12,125,420
Cash	3,343,236	2,134,510
Rents and other receivables	157,230	10,053
Property tax and insurance reserves	260,123	—
Escrow deposits and prepaid expenses	221,264	151,128
Lease origination costs, net	168,145	75,038
Deferred loan fees, net	333,544	—
Deferred stock issuance costs	535,450	35,000
Total Assets	$33,811,133	$14,531,149
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$718,162	$347,179
Security deposits	306,004	156,985
Notes payable	11,522,140	—
Total Liabilities	12,546,306	504,164
Commitments and contingencies (Note 12)
Stockholders’ Equity
Preferred stock, $.001 par value; 25,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $.001 par value; 100,000,000 shares authorized; 7,016,796 and 4,393,046 shares issued and outstanding at December 31, 2014 and 2013, respectively	7,017	4,393
Additional paid-in capital	24,601,295	16,036,648
Accumulated deficit	(3,343,485)	(2,014,056)
Total Stockholders’ Equity	21,264,827	14,026,985
Total Liabilities and Stockholders’ Equity	$33,811,133	$14,531,149

The accompanying notes are an integral part of the consolidated financial statements.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2014 and 2013

	2014	(Restated, Note 1) 2013
Revenue:
Rental income	$2,599,542	$342,243
Other income	20,586	—
	2,620,128	342,243
Operating expenses:
Rental expenses	1,115,842	136,679
General and administrative	1,298,513	366,071
Depreciation and amortization	613,572	96,812
Legal and accounting	272,713	195,156
Real estate acquisition costs	454,554	279,965
Interest expense	194,363	77,004
Amortization of discount on notes payable	—	563,253
	3,949,557	1,714,940
Net loss	$(1,329,429)	$(1,372,697)
Net loss per share
(Basic and fully diluted)	$(0.22)	$(1.03)
Weighted average number of common shares outstanding (basic and fully diluted)	5,946,159	1,336,614

The accompanying notes are an integral part of the consolidated financial statements.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2014 and 2013

	Common Stock		Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount			Total
Balance at December 31, 2012	417,500	$417	$357,446	$(641,359)	$(283,496)
Fair market value of note conversion feature and warrants issued	—	—	291,920	—	291,920
Shares issued on conversion of notes	225,546	226	901,950	—	902,176
Net proceeds on issuances of shares	3,750,000	3,750	14,485,332	—	14,489,082
Net loss (restated, Note 1)	—	—	—	(1,372,697)	(1,372,697)
Balance at December 31, 2013 (restated, Note 1)	4,393,046	4,393	16,036,648	(2,014,056)	14,026,985
Net proceeds on issuances of shares	2,150,000	2,150	8,370,121	—	8,372,271
Stock compensation	473,750	474	194,526	—	195,000
Net loss	—	—	—	(1,329,429)	(1,329,429)
Balance at December 31, 2014	7,016,796	$7,017	$24,601,295	$(3,343,485)	$21,264,827

The accompanying notes are an integral part of the consolidated financial statements.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2014 and 2013

	2014	(Restated, Note 1) 2013
Cash Flows From Operating Activities:
Net loss	$(1,329,429)	$(1,372,697)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	613,572	96,812
Stock compensation	195,000	—
Amortization of loan fees	29,052	—
Amortization of discount on notes payable	—	563,253
Changes in operating assets and liabilities:
Rents and other receivables	(147,177)	(6,678)
Property tax and insurance reserves	(260,123)	—
Escrow deposits and prepaid expenses	(70,136)	(151,128)
Accounts payable and accrued liabilities	79,362	215,806
Security deposits	149,019	153,610
Related party advances	—	(266,877)
Net cash used in operating activities	(740,860)	(767,899)
Cash Flows From Investing Activities:
Acquisitions and additions of investments in real estate	(17,184,885)	(11,855,960)
Lease origination costs	(188,515)	(99,300)
Net cash used in investing activities	(17,373,400)	(11,955,260)
Cash Flows From Financing Activities:
Proceeds from notes payable	11,522,140	500,000
Payment of convertible notes payable	—	(152,176)
Payment of loan fees	(362,596)	—
Proceeds from common stock issuance	8,600,000	14,539,082
Payments of stock issuance costs	(436,558)	(35,000)
Net cash provided by financing activities	19,322,986	14,851,906
Net Increase In Cash	1,208,726	2,128,747
Cash at the Beginning of the Year	2,134,510	5,763
Cash at the End of the Year	$3,343,236	$2,134,510
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Debt discount for allocation of proceeds to warrants and beneficial
conversion feature of debt	$—	$291,920
Conversion of debt to common shares	$—	$902,176
Deferred costs of common stock issuance	$—	$50,000
Supplemental Disclosure:
Cash paid for interest	$124,501	$88,821

The accompanying notes are an integral part of the consolidated financial statements.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 1. ORGANIZATION AND OPERATION

Reven Housing REIT, Inc. was initially incorporated in the State of Colorado and then converted to a Maryland corporation on April 1, 2014 (Reven Housing REIT, Inc., along with its subsidiaries, are also referred to herein collectively as the (“Company”). The Company acquires portfolios of occupied and rented single family homes throughout the United States with the objective of receiving income from rental property activity and future profits from the sale of rental property at appreciated values.

As of December 31, 2014 the Company owned 395 single family homes in the Houston, Jacksonville, Memphis and Atlanta metropolitan areas.

Restatement of Prior Period Consolidated Financial Statements

In connection with preparing the annual financial information presented in this report, prior period errors were identified which affected the annual period ended December 31, 2013. These errors occurred in the Company’s accounting for the acquisition of certain real property portfolios of single family homes included in investment in real estate and involve acquisition costs that were improperly capitalized, and the reallocation of acquisition values from building and improvements to lease origination costs. These errors require the Company to restate previously reported financial results. The effects of these prior period errors in the consolidated financial statements are as follows:

	December 31, 2013
	As Restated	As previously Reported	Adjustment
Consolidated Balance Sheet
Buildings and improvements	$9,685,361	$10,064,626	$(379,265)
Accumulated depreciation	$(73,950)	$(76,200)	$2,250
Investment in real estate, net	$12,125,420	$12,502,435	$(377,015)
Lease origination costs	$75,038	$—	$75,038
Total Assets	$14,531,149	$14,833,126	$(301,977)
Accumulated deficit	$(2,014,056)	$(1,712,079)	$(301,977)
Total Stockholders’ Equity	$14,026,985	$14,328,962	$(301,977)
Total Liabilities and Stockholders’ Equity	$14,531,149	$14,833,126	$(301,977)
Consolidated Statement of Operations
Real estate acquisition costs	$279,965	$—	$279,965
Depreciation and amortization	$96,812	$74,800	$22,012
Total operating expenses	$1,714,940	$1,412,963	$301,977
Net loss	$(1,372,697)	$(1,070,720)	$(301,977)
Net loss per share	$(1.03)	$(0.80)	$(0.23)
Consolidated Statement of Cash Flows
Net loss	$(1,372,697)	$(1,070,720)	$(301,977)
Depreciation and amortization	$96,812	$74,800	$22,012
Net cash used in operating activities	$(767,899)	$(336,806)	$(431,093)
Acquisitions of investments in real estate	$(11,855,960)	$(12,235,225)	$379,265
Lease origination costs	$(99,300)	$—	$(99,300)
Net cash used in investing activities	$(11,955,260)	$(12,386,353)	$431,093

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”), as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”), and the rules and regulations of the Securities Exchange Commission (“SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Reven Housing Georgia, LLC, Reven Housing Texas, LLC, Reven Housing Florida, LLC, Reven Housing Florida 2, LLC, and Reven Housing Tennessee, LLC. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and reported amounts of revenues and expenses for the periods presented. Accordingly, actual results could differ from those estimates.

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying consolidated balance sheets, approximates fair value due to their short term nature. The Company’s financial instruments consist of cash, rents and other receivables, tax and insurance reserves, escrow deposits, accounts payable and accrued liabilities, and security deposits.

Reclassifications

Certain amounts for 2013 have been reclassified to conform to the current year’s presentation.

Investments in Real Estate

The Company accounts for its investments in real estate as business combinations under the guidance of ASC Topic 805, Business Combinations (“ASC 805”) and these acquisitions are recorded at fair value, allocated to land, building and the existing lease based upon their fair values at the date of acquisition, with acquisition costs expensed as incurred. In making estimates of fair values for purposes of allocating purchase price, the Company utilizes its own market knowledge and published market data. The estimated fair value of acquired in-place leases represents the expected costs the Company would have incurred to lease the property at the date of acquisition. Each portfolio of acquired property is recorded as a separate business combination.

Land, buildings and improvements are recorded at cost. Buildings and improvements are depreciated over estimated useful lives of approximately 27.5 years using the straight-line method. Lease origination costs are amortized over the average remaining term of the in-place leases which is generally less than one year. Maintenance and repair costs are charged to expenses as incurred.

The Company assesses the impairment of investments in real estate, whenever events or changes in business circumstances indicate that carrying amounts of the assets may not be fully recoverable. When such events occur, management determines whether there has been impairment by comparing the asset’s carrying value with its fair value. Should impairment exist, the asset is written down to its estimated fair value. The Company has not recognized any impairment losses for the years ended December 31, 2014 and 2013.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Cash

The Company maintains its cash, cash equivalents and escrow deposits at financial institutions. The combined account balances at one or more institutions typically exceed the Federal Depository Insurance Corporation (“FDIC”) insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company believes that the risk is not significant, as the Company does not anticipate the financial institutions’ non-performance. As of December 31, 2014 and 2013, the Company did not have any cash equivalents.

Rents and Other Receivables

Rents and other receivables represent the amount of rent receivables, security deposits and net rental funds which are held by the property managers on behalf of the Company, net of any allowance for amounts deemed uncollectible. The Company has not recognized any allowance for doubtful accounts as of December 31, 2014 and 2013.

Property Tax and Insurance Reserves

Tax and insurance reserves represent amounts held in accordance with the terms of the Company’s notes payable for property taxes and insurance.

Escrow Deposits and Prepaid Expenses

Escrow deposits include refundable and non-refundable cash and earnest money on deposit with third parties for property purchases.

Deferred Loan Fees

Costs incurred in the placement of the Company’s debt are deferred and amortized using the effective interest method over the term of the loans as a component of interest expense on the consolidated statements of operations. Deferred loan closing costs and fees totaled $362,596 as of December 31, 2014 and amortization expense for these loan fees was $29,052 for the year ended December 31, 2014. No loan fees or related amortization were incurred during the year ended December 31, 2013.

Deferred Stock Issuance Costs

Deferred stock issuance costs represent amounts paid for legal, consulting, and other offering expenses in conjunction with the future raising of additional capital to be performed within one year. These costs are netted against additional paid-in capital as a cost of the stock issuance upon closing of the respective stock placement. During the year ended December 31, 2014, $227,729 of deferred stock issuance costs were netted against additional paid-in capital as a cost of stock issued. During the year ended December 31, 2013, $510,918 of deferred stock issuance costs were netted against additional paid-in capital as a cost of stock issued.

Security Deposits

Security deposits represent amounts deposited by tenants at the inception of the lease.

Warrant Issuance and Note Conversion Feature

The Company accounts for the proceeds from the issuance of convertible notes payable with detachable stock purchase warrants and embedded conversion features in accordance with FASB ASC 470-20, Debt with Conversion and Other Options. Under FASB ASC 470-20, the proceeds from the issuance of a debt instrument with detachable stock purchase warrants is allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at the time of issuance. The portion of the proceeds allocated to the warrants is accounted for as additional paid-in capital and the remaining proceeds are allocated to the debt instrument which resulted in a discount to debt which is

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES  – (continued)

amortized and charged as interest expense over the term of the note agreement. Additionally, pursuant to FASB ASC 470-20, the intrinsic value of the embedded conversion feature of the convertible notes payable is included in the discount to debt and amortized and charged to interest expense over the life of the note agreement.

Revenue Recognition

Property is leased under short term rental agreements of generally one year and revenue is recognized over the lease term on a straight-line basis.

Income Taxes

The tax benefit of uncertain tax positions is recognized only if it is “more likely than not” that the tax position will be sustained, based solely on its technical merits, with the taxing authority having full knowledge of relevant information. The measurement of a tax benefit for an uncertain tax position that meets the “more likely than not” threshold is based on a cumulative probability model under which the largest amount of tax benefit recognized is the amount with a greater than 50% likelihood of being realized upon ultimate settlement with the taxing authority, having full knowledge of all the relevant information. As of December 31, 2014 and 2013, the Company had no unrecognized tax benefits.

The Company intends to elect to be taxed as a real estate investment trust (“REIT”), as defined in the Internal Revenue Code, commencing with the taxable year ended December 31, 2015. Management believes that the Company will be able to satisfy the requirements for qualification as a REIT. Accordingly, the Company does not expect to be subject to federal income tax, provided that it qualifies as a REIT and distributions to the stockholders equal or exceed REIT taxable income.

However, qualification and taxation as a REIT depends upon the Company’s ability to meet the various qualification tests imposed under the Internal Revenue Code related to the percentage of income that are earned from specified sources, the percentage of assets that fall within specified categories, the diversity of capital stock ownership, and the percentage of earnings that are distributed. Accordingly, no assurance can be given that the Company will be organized or be able to operate in a manner so as to qualify or remain qualified as a REIT. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal and state income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates, and the Company may be ineligible to qualify as a REIT for four subsequent tax years. Even if the Company qualifies as a REIT, it may be subject to certain state or local income taxes.

Incentive Compensation Plan

During 2012, the Company established the 2012 Incentive Compensation Plan, which was subsequently amended and restated in December 2013 (“2012 Plan”). The 2012 Plan allows for the grant of options and other awards representing up to 1,650,000 shares of the Company’s common stock. Such awards may be granted to officers, directors, employees, consultants and other persons who provide services to the Company or any related entity. Under the 2012 Plan, options may be granted at an exercise price greater than or equal to the market value at the date of the grant, for owners of 10% or more of the voting shares, at an exercise price of not less than 110% of the market value. Awards are exercisable over a period of time as determined by a committee designated by the Board of Directors, but in no event longer than ten years.

On April 4, 2014, the Board of Directors authorized the issuance of, and the Company issued, an aggregate of 48,750 shares of the Company’s common stock under the 2012 Plan to the members of the Board of Directors as compensation for their services.

On October 16, 2014, the Board of Directors authorized the issuance of, and the Company issued, an aggregate of 425,000 shares of the Company’s common stock under the 2012 Plan to certain officers and consultants of the Company. The shares issued are subject to restrictions and future vesting conditions based on the Company reaching certain future milestones. None of the shares were vested as of the issuance date.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Net Loss Per Share

Net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company’s preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share. For the year ended December 31, 2014, and 2013, potentially dilutive securities excluded from the calculations were 263,588 shares issuable upon exercise of outstanding warrants granted in conjunction with the convertible notes.

On November 5, 2014, the Company effected a 1-for-20 reverse stock split of the issued common stock. Each stockholder’s percentage ownership and proportional voting power generally remained unchanged as a result of the reverse stock split. All applicable share data, per share amounts and related information in the consolidated financial statements and noted thereto have been adjusted retroactively to give effect to the 1-for-20 reverse stock split.

New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update, or ASU, No. 2014-09 Revenue from Contracts with Customers, or ASU No. 2014-09, which will supersede nearly all existing revenue recognition guidance under GAAP. ASU No. 2014-09 provides that an entity recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This update also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. ASU No. 2014-09 allows for either full retrospective or modified retrospective adoption and will become effective for the Company in the fourth quarter of 2016.

In April 2014, the FASB issued Accounting Standards Update, or ASU, No. 2014-08, which amends the definition of a discontinued operation in Codification Topic Presentation of Financial Statements (“ASC 205”) to change the criteria for reporting discontinued operations and enhance disclosure requirements. Under ASU No. 2014-08, only disposals representing a strategic shift that has (or will have) a major effect on an entity’s operations and financial results should be presented as discontinued operations. ASU No. 2014-08 is effective for interim or annual periods beginning on or after December 14, 2014, with early adoption permitted. The Company is currently assessing the impact, if any, the guidance will have upon adoption.

The Company has adopted all recently issued accounting pronouncements. The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the financial position or results of operations of the Company.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 3. INVESTMENTS IN REAL ESTATE

The Company’s investment in real estate consists of single family homes purchased by the Company. The homes are generally leased to individual tenants under leases of one year or less.

The following table summarizes the Company’s investments in real estate:

	Number of Homes	Land	Buildings and Improvements	Total Investments in Real Estate	Accumulated Depreciation	Investments in Real Estate Net
Total at December 31, 2012	5	$67,019	$276,391	$343,410	$(1,400)	$342,010
Purchases and improvements during 2013:
Houston, TX	150	2,394,359	9,198,173	11,592,532	(55,750)	11,536,782
Atlanta, GA	4	52,631	210,797	263,428	(16,800)	246,628
Total at December 31, 2013 (Restated)	159	$2,514,009	$9,685,361	$12,199,370	$(73,950)	$12,125,420
Purchases and improvements during 2014:
Houston, TX	18	319,500	1,236,765	1,556,265	(375,533)	1,180,732
Jacksonville, FL	123	1,506,938	6,865,952	8,372,890	(50,239)	8,322,651
Memphis, TN	95	1,082,200	6,160,183	7,242,383	(74,474)	7,167,909
Atlanta, GA improvements	—	—	13,347	13,347	(17,918)	(4,571)
Total at December 31, 2014	395	$5,422,647	$23,961,608	$29,384,255	$(592,114)	$28,792,141

For the year ended December 31, 2014, the Company included $830,148 of rental income, $325,736 of rental expenses, $178,521 of depreciation, and net income of $325,891in its consolidated statements of operations related to the Company’s 2014 acquisitions. For the year ended December 31, 2013, the Company’s rental revenues, expenses, depreciation, and net loss are substantially all derived from the Company’s 2013 acquisitions.

Unaudited Pro Forma Financial Information

The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the years ended December 31, 2014 and 2013. The following unaudited pro forma information for the years ended December 31, 2014 and 2013 has been prepared to give effect as if all of the Company’s 2014 and 2013 acquisitions occurred on January 1, 2013. This pro forma information does not purport to represent what the actual results of operations of the Company would have been had these acquisitions occurred on this date, nor does it purport to predict the results of operations for future periods.

	For the Years Ended December 31
	2014	2013
Rental revenue	$4,099,056	$3,809,558
Rental expenses	$1,210,800	$1,392,361
Depreciation and amortization	$1,044,132	$1,044,000
Net loss	$(1,087,465)	$(558,287)
Net loss per share, basic and fully diluted	$(0.18)	$(0.42)
Weighted average number of common shares outstanding, basic and fully diluted	5,946,159	1,336,614

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 3. INVESTMENTS IN REAL ESTATE  – (continued)

The unaudited pro forma information for the year ended December 31, 2014 and 2013 has been adjusted to exclude acquisition fees and expenses related to the acquisitions recorded in the appropriate years and additionally to include the additional interest expense relating to the Company’s 2014 borrowings.

NOTE 4. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

At December 31, 2014 and 2013, accounts payable and accrued liabilities consisted of the following:

	2014	2013
Accounts payable	$12,673	$89,666
Property taxes payable	292,290	196,141
Accrued legal, board fees and other expenses	372,389	61,372
Interest payable	40,810	—
	$718,162	$347,179

NOTE 5. NOTES PAYABLE

On June 12, 2014, Reven Housing Texas, LLC, a wholly owned subsidiary of the Company, issued a promissory note in the principal amount of up to $7,570,000 to Silvergate Bank, secured by deeds of trust encumbering the Company’s homes located in Texas. The entire balance of principal and accrued interest is due and payable on July 5, 2019. The note provides for monthly interest only payments at a rate of 1.00% over the prime rate (interest rate is 4.25% per annum at December 31, 2014) until July 5, 2016. Thereafter, monthly payments of interest and principal, based on a 25 year amortization rate will be made until maturity. The note has a prepayment penalty of 3% calculated on principal amounts prepaid prior to July 5, 2016. There is no prepayment penalty on amounts paid after that date.

On November 17, 2014, Reven Housing Tennessee, LLC, a wholly owned subsidiary of the Company, received loan proceeds and issued a promissory note in the principal amount of $3,952,140 to Silvergate Bank, secured by deeds of trust encumbering the Company’s homes located in Tennessee. The entire balance of principal and accrued interest is due and payable on December 5, 2019. The note provides for monthly interest only payments at a rate of 1.00% over the prime rate (interest rate is 4.25% per annum at December 31, 2014) until December 5, 2016. Thereafter, monthly payments of interest and principal, based on a 25 year amortization rate will be made until maturity. The note has a prepayment penalty of 3% calculated on principal amounts prepaid prior to December 5, 2016. There is no prepayment penalty on amounts paid after that date.

The terms of the notes also provide for lender reserve accounts for taxes and insurance reserves. As of December 31, 2014, a total of $260,123 was held in these lender escrow accounts.

During the year ended December 31, 2014, the Company incurred $194,363 of interest related to the notes payable, which includes $29,052 of amortization of deferred loan fees.

A schedule of future minimum principal payments under the terms of the loans for the following years is as follows:

2015	$—
2016	106,635
2017	306,665
2018	319,955
2019	10,788,885
$11,522,140

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 6. CONVERTIBLE NOTES PAYABLE

The Company issued convertible promissory notes (the “Notes”) to certain accredited investors, shareholders, and officers in the aggregate principal amount of $1,054,352. The maturity date for the Notes was the earlier of December 31, 2013, or upon the Company raising $5 million or more of equity capital. The Notes bore interest at a rate of 10 percent per annum payable in full on the maturity date and were unsecured. Upon the Company successfully raising additional capital, the Notes could be exchanged by the holders for such securities of the Company at the same price and on the same terms and conditions being offered to the other investors in such financing, and the principal and accrued interest under the Notes could be applied towards the purchase price of such security. The Notes could be prepaid in whole or in part at the Company’s option without penalty.

Of the total Notes, $652,176 was issued to an officer, $350,000 was issued to accredited investors, and $52,176 to shareholders.

On September 27, 2013, in connection with the Company’s sale of common stock through a private placement (Note 7), convertible notes with a principal balance of $902,176 were exchanged for 225,546 shares of common stock at a conversion price of $4.00 per share and retired. Also in connection with the private placement, notes with a principal balance of $152,176 were paid in full with cash payments. Additionally, the Company paid accrued interest of $82,071 on all the convertible notes with cash payments.

Warrant Issuance and Note Conversion Feature

In connection with the issuance of the above Notes, the Company also issued to the investors 5-year detachable warrants exercisable for shares of the Company’s common stock (the “Warrants”). The exercise price of the Warrants is at the same price per share as the price of the equity securities sold to investors in the qualified equity financing, and each Warrant provides for 100% warrant coverage on the principal amount of the related Note.

The fair value of the Warrants and debt beneficial conversion feature were determined using the Monte-Carlo simulation valuation model that uses assumptions for expected volatility, expected dividends, and the risk-free interest rate. Expected volatilities were based on weighted averages of the selected peer group of thirteen companies as the Company has limited trading history and were estimated over the expected term of the Warrants. The risk-free rate was based on the U.S. Treasury yield curve at the date of issuance for the period of the expected term.

Accordingly, the fair value of the proceeds attributable to Warrants of $309,892 and the debt beneficial conversion feature of $309,891 totaling $619,783, was recorded as an increase in additional paid-in capital and as a corresponding discount to the convertible notes payable. Of the total debt discount of $619,783, $291,920 was recorded to additional paid-in capital and debt discount during 2013, respectively. The discount was amortized over the term of the convertible notes payable using the interest method.

In connection with the Company’s private placement of common stock and the corresponding conversion and retirement of the Notes, all remaining discount was recognized as an expense as of September 27, 2013. Amortization of the discount amounted to $563,253 and is included as a separate expense on the Consolidated Statements of Operations for the year ended December 31, 2013.

Additionally in connection with the Company’s private placement, the number of Warrants issued and outstanding to the note holders was set at 263,588 shares at an exercise price of $4.00 per share. The warrants will expire on September 27, 2018, if not exercised prior to that date.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 6. CONVERTIBLE NOTES PAYABLE  – (continued)

A summary of the assumptions used to value the warrants and the beneficial conversion feature are as follows:

2013
Risk-free interest rate	1.40%
Expected stock volatility	47%
Time to expiration (years)	5
Fair value of common stock	$4.00
Expected dividends	$0.00

NOTE 7. STOCKHOLDERS’ EQUITY

On September 27, 2013, the Company entered into a stock purchase agreement with King APEX Group II, Ltd. and King APEX Group III, Ltd., which are funds managed by Allied Fortune (“HK”) Management Limited, a Hong Kong based funds management company, in connection with a private placement of up to 6,250,000 shares of its common stock at a price of $4.00 per share, for aggregate gross proceeds of up to $25 million. Under the terms of this agreement, a total of 3,750,000 shares at a gross price of $15,000,000 were purchased through December 31, 2013. Cash proceeds after offering expenses of $460,918 totaled $14,539,082, plus an additional non-cash expense of $50,000 representing additional deferred costs relating to the private placement resulting in net proceeds of $14,489,082.

In connection with the private placement of the Company’s common stock pursuant to the stock purchase agreement mentioned above, the Company also entered into a convertible promissory note conversion agreement on September 27, 2013 with certain holders of its outstanding 10% convertible promissory notes. Pursuant to the note conversion agreement, the Company agreed to issue shares of its common stock to those holders of the notes desiring to convert their convertible notes at the conversion price of $4.00 per share for the cancellation of the outstanding principal amounts under those notes. Certain holders elected to receive, and the Company agreed to make, cash payments on the outstanding principal amounts on their notes in lieu of shares of common stock. In addition, the Company agreed to make cash payments on all the accrued interest due under the notes. As a result of the above, the Company issued 225,546 shares and closed on the conversion of $902,176 of aggregate principal of the Company’s outstanding notes. The remaining $152,176 of outstanding principal and all of the accrued interest under the notes of $82,071 have been repaid in full.

Additionally in connection with the Company’s private placement, the number of Warrants issued and outstanding to the note holders was set at 263,588 shares at an exercise price of $4.00 per share. The warrants will expire on September 27, 2018, if not exercised prior to that date.

On April 4, 2014, in a separate follow-on private placement to the September 27, 2013 private placement, the Company issued an additional 675,000 shares of its common stock for a purchase price of $4.00 per share for gross proceeds of $2,700,000. On May 16, 2014, the Company completed the final tranche of this follow-on private placement with the same accredited investor upon the receipt of additional gross proceeds of $5,900,000 and issued an additional 1,475,000 shares of its common stock for a purchase price of $4.00 per share. Offering costs related to this follow-on private placement totaled $227,729 resulting in combined net proceeds of $8,372,271.

On November 5, 2014, the Company effected a 1-for-20 reverse stock split of issued common stock. In conjunction with the reverse stock split, the Board of Directors approved a change in the number of authorized common shares from 600,000,000 to 100,000,000, which change was effected immediately after the effectiveness of the reverse stock split. Additionally, the par value of the shares was modified from $.02 to $.001 per share so that the par value per share of the common stock before the reverse stock split and after the reverse stock split remained at $.001 per share. References in these consolidated financial statements and notes have been adjusted to retroactively account for the effects of the reverse split.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 8. STOCK COMPENSATION

On April 4, 2014, the Board of Directors authorized the issuance of, and the Company issued, an aggregate of 48,750 shares of the Company’s common stock under the 2012 Plan to the members of the Board of Directors as compensation for their past services. These shares were issued to compensate the members for past services and valued at $4.00 per share, based on the grant date fair value, for a total expense of $195,000 which has been included in the Company’s Consolidated Statement of Operations for the year ended December 31, 2014. Due to the Company’s low trading volume, the grant date fair value was determined based on similar issuances of stock in the Company’s private placements.

On October 16, 2014, the Board of Directors authorized the issuance of, and the Company issued, an aggregate of 425,000 shares of the Company’s common stock under the 2012 Plan to certain officers and consultants of the Company. The shares issued are subject to restrictions and future vesting conditions based on the Company reaching certain future milestones. None of the shares were vested as of the issuance date. Compensation expense will be recognized in the applicable future periods should the applicable milestones be achieved in accordance with the vesting schedule. At the time of filing there is no assurance that these milestones will in fact be achieved and that the shares will in fact vest in the future.

NOTE 9. INCOME TAXES

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and expected carry-forwards are available to reduce taxable income. The Company records a valuation allowance when, in the opinion of management, it is more likely than not, that the Company will not realize some or all deferred tax assets. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance equal to the deferred tax asset at December 31, 2014 and 2013. At December 31, 2014, and December 31, 2013 the Company had federal and state net operating loss carry-forwards of approximately $1,380,000 and $650,000 respectively. The federal and state tax loss carry-forwards will begin to expire in 2032, unless previously utilized.

Pursuant to Internal Revenue Code Section 382, use of the Company’s net operating loss carry-forwards may be limited if a cumulative change in ownership of more than 50% occurs within a three year period. Management believes that such an ownership change had occurred but has not performed a study of the limitations on the net operating losses.

The Company plans to elect REIT status effective for the year ending December 31, 2015, when it meets all requirements allowing it to do so. At that time, the Company would generally not be subject to income taxes assuming it complied with the specific distribution rules applicable to REITs. The Company has also incurred current and prior year net operating losses, thus is not expecting to incur current income tax expenses, and due to its expectations of electing REIT status commencing in 2015, is not expected to realize any future tax benefits from the current years, or prior years’ operating losses.

Significant components of the Company’s deferred tax assets are as follows:

	2014	2013
Deferred tax assets:
Start-up and acquisition costs	$400,000	$180,000
Net operating losses	640,000	256,000
	1,040,000	436,000

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 9. INCOME TAXES  – (continued)

	2014	2013
Deferred tax liabilities:
Depreciation and amortization	—	(14,000)
Total	1,040,000	422,000
Valuation allowance	(1,040,000)	(422,000)
Net deferred tax assets	$—	$—

Expected income tax (benefit) by applying the statutory income tax rate to net loss differs from the actual tax provision as follows:

	2014	2013
Tax computed at the federal statutory rate	$(450,000)	$(364,000)
State taxes	(80,000)	(62,000)
Permanent differences	—	225,000
Other	—	9,000
Valuation allowance	530,000	192,000
Total provision	$—	$—

NOTE 10. RELATED PARTY TRANSACTIONS

The Company sub-leases office space on a month-to-month basis from Reven Capital, LLC which is wholly-owned by Chad M. Carpenter, a shareholder of the Company and the Company’s Chief Executive Officer. Rental payments totaled $34,555 and $31,500 for the years ended December 31, 2014 and 2013 respectively. The Company reimbursed Reven Capital, LLC for Company expenses paid and previously advanced by Reven Capital, LLC. The advances were due on demand, unsecured and non-interest bearing. During the year ended December 31, 2013, the Company incurred an additional $148,438 of expenses that were paid by Reven Capital, LLC. All of these advances were paid off in full during the year ended December 31, 2013, for total payments of $415,315.

NOTE 11. RENTAL INCOME

The Company generally rents properties under non-cancelable lease agreements with a term of one year. Future minimum rental revenues under existing leases on properties as of December 31, 2014 are expected to be as follows:

2015	$1,390,558
2016	608,271
2017	31,063
$2,029,892

NOTE 12. COMMITMENTS AND CONTINGENCIES

Legal and Regulatory

The Company is subject to potential liability under laws and government regulations and various claims and legal actions arising in the ordinary course of the Company’s business. Liabilities are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts established for those claims. Based on information currently available, management is not aware of any legal or regulatory claims that would have a material effect on the Company’s consolidated financial statements and, therefore, no accrual has been recorded as of the years ended December 31, 2014 and 2013.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014 and 2013

NOTE 12. COMMITMENTS AND CONTINGENCIES  – (continued)

Security Deposits

As of December 31, 2014 and 2013, the Company had $306,004 and $156,985, respectively, in resident security deposits. Security deposits are refundable, net of any outstanding charges and fees, upon expiration of the underlying lease.

Escrow deposits

Escrow deposits include earnest deposits for the purchase of properties. As of December 31, 2014, the Company had offers accepted to purchase residential properties for an aggregate amount of $8,700,000 and had corresponding refundable earnest deposits for these purchases of $87,000. However, not all of these properties are certain to be acquired because properties may fall out of escrow through the closing process for various reasons and these purchases are contingent on the Company’s ability to acquire the debt or equity financing required to fund the acquisition.

NOTE 13. SUBSEQUENT EVENTS

Note Payable

On March 13, 2015, Reven Housing Florida, LLC, a wholly owned subsidiary of the Company, received loan proceeds and issued a promissory note in the principal amount of $3,526,985 to Silvergate Bank, secured by deeds of trust encumbering the Company’s homes located in Florida. The entire balance of principal and accrued interest is due and payable on April 5, 2020. The note provides for monthly interest only payments at a rate of 1.00% over the prime rate (current interest rate is 4.25% per annum) until April 5, 2017. Thereafter, monthly payments of interest and principal, based on a 25 year amortization rate will be made until maturity. The note has a prepayment penalty of 3% calculated on principal amounts prepaid prior to April 5, 2017. There is no prepayment penalty on amounts paid after that date.

Recent Real Estate Investment Acquisition

On March 13, 2015, a wholly owned subsidiary of the Company purchased a portfolio of 50 single family homes, located in the Jacksonville, Florida metropolitan area for $3,326,853. This purchase was part of an original purchase and sale agreement for 62 homes for a total purchase price of $4,150,134. The remaining homes may be purchased in the future subject to the Company’s completion of a satisfactory due diligence process regarding the single family homes.

Purchase and Sale Agreement

On February 27, 2015, a wholly owned subsidiary of the Company entered into a purchase and sale agreement to purchase a portfolio of 140 single family homes, located in the Jacksonville, Florida metropolitan area for $9,417,682. However, it is not yet known if any of these properties are certain to be acquired because properties may fall out of escrow through the closing process for various reasons and these purchases are contingent on the Company’s ability to acquire the debt or equity financing required to fund the acquisition.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2015 and December 31, 2014

	2015	2014
	(Unaudited)	(Audited)
ASSETS
Investments in real estate:
Land	$6,208,327	$5,422,647
Buildings and improvements	28,391,874	23,961,608
	34,600,201	29,384,255
Accumulated depreciation	(1,081,424)	(592,114)
Investments in real estate, net	33,518,777	28,792,141
Cash	1,421,512	3,343,236
Rents and other receivables	205,296	157,230
Property tax and insurance reserves	—	260,123
Escrow deposits and prepaid expenses	204,528	221,264
Lease origination costs, net	186,004	168,145
Deferred loan fees, net	427,606	333,544
Deferred stock issuance costs	488,509	535,450
Total Assets	$36,452,232	$33,811,133
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$949,425	$718,162
Security deposits	370,960	306,004
Notes payable	15,049,125	11,522,140
Total Liabilities	16,369,510	12,546,306
Commitments and contingencies (Note 10)
Stockholders’ Equity
Preferred stock, $.001 par value; 25,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $.001 par value; 100,000,000 shares authorized; 7,016,796 shares issued and outstanding	7,017	7,017
Additional paid-in capital	24,601,295	24,601,295
Accumulated deficit	(4,525,590)	(3,343,485)
Total Stockholders’ Equity	20,082,722	21,264,827
Total Liabilities and Stockholders’ Equity	$36,452,232	$33,811,133

The accompanying notes are an integral part of the consolidated financial statements.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Six Months Ended June 30, 2015 and 2014 (Unaudited)

	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014
Rental income	$1,267,986	$495,386	$2,382,773	$975,980
Expenses:
Property operating and maintenance	494,890	170,919	778,466	294,672
Real estate taxes	189,216	65,335	351,717	125,716
Acquisition costs	79,021	—	325,106	—
Depreciation and amortization expense	286,355	103,500	553,244	203,000
General and administration	478,126	285,411	960,409	726,260
Legal and accounting	112,042	69,075	267,361	191,352
Interest expense	188,026	3,332	328,575	3,332
Total expenses	1,827,676	697,572	3,564,878	1,544,332
Net loss	$(559,690)	$(202,186)	$(1,182,105)	$(568,352)
Net loss per share
(Basic and fully diluted)	$(0.08)	$(0.03)	$(0.17)	$(0.11)
Weighted average number of common shares outstanding	7,016,796	5,821,794	7,016,796	5,111,366

The accompanying notes are an integral part of the consolidated financial statements.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2015 and 2014 (Unaudited)

	2015	2014
Cash Flows From Operating Activities:
Net loss	$(1,182,105)	$(568,352)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	553,244	203,000
Stock compensation	—	195,000
Amortization of deferred loan fees	43,110	—
Changes in operating assets and liabilities:
Rents and other receivables	(48,066)	(23,140)
Property tax and insurance reserves	260,123	(354,405)
Escrow deposits and prepaid expenses	16,736	29,834
Accounts payable and accrued liabilities	278,204	119,254
Security deposits	64,956	19,729
Net cash used in operating activities	(13,798)	(379,080)
Cash Flows From Investing Activities:
Acquisitions of and additions to investments in real estate	(5,215,946)	(1,584,343)
Lease origination costs	(81,793)	—
Net cash used in investing activities	(5,297,739)	(1,584,343)
Cash Flows From Financing Activities:
Proceeds from notes payable	3,526,985	1,227,100
Payment of loan fees	(137,172)	(266,503)
Proceeds from common stock issuance	—	8,372,270
Payments of stock issuance costs	—	(290,344)
Net cash provided by financing activities	3,389,813	9,042,523
Net (Decrease) Increase In Cash	(1,921,724)	7,079,100
Cash at the Beginning of the Period	3,343,236	2,134,510
Cash at the End of the Period	$1,421,512	$9,213,610
Supplemental Disclosure:
Cash paid for interest	$272,965	$3,332

The accompanying notes are an integral part of the consolidated financial statements.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2015 and 2014

NOTE 1. ORGANIZATION AND OPERATION

Reven Housing REIT, Inc. is a Maryland corporation (Reven Housing REIT, Inc., along with its subsidiaries, are also referred to herein collectively as the “Company”) which acquires portfolios of occupied and rented single family homes throughout the United States with the objective of receiving income from rental property activity and future profits from the sale of rental property at appreciated values. As of June 30, 2015, the Company owned 473 single family homes in the Houston, Jacksonville, Memphis and Atlanta metropolitan areas.

NOTE 2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”), as contained within the Financial Accounting Standards Board (“FASB”), Accounting Standard Codification (“ASC”), and Article 8 of Regulation S-X of the Securities Exchange Commission (“SEC”).

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the 2014 Annual Report on Form 10-K filed with the SEC on March 31, 2015. In the opinion of management, the condensed financial statements for the unaudited interim periods presented include all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the results of such period. The results of operations for the period ended June 30, 2015 are not necessarily indicative of the operating results for the full year.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Reven Housing REIT OP, L.P., Reven Housing GP, LLC, Reven Housing REIT TRS, LLC, Reven Housing Georgia, LLC, Reven Housing Texas, LLC, Reven Housing Florida, LLC, Reven Housing Florida 2, LLC, and Reven Housing Tennessee, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and reported amounts of revenues and expenses for the periods presented. Accordingly, actual results could differ from those estimates.

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying condensed consolidated balance sheets, approximates fair value due to their short term nature. The Company’s short term financial instruments consist of cash, rents and other receivables, property tax and insurance reserves, escrow deposits, accounts payable and accrued liabilities, and security deposits.

The carrying value of the Company’s notes payable, as reported in the accompanying condensed consolidated balance sheets, approximates fair value due to their floating market interest rate and due to the fact that their security and payment terms are similar to other debt instruments currently being issued.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2015 and 2014

NOTE 2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES – (continued)

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period’s presentation.

Investments in Real Estate

The Company accounts for its investments in real estate as business combinations under the guidance of ASC Topic 805, Business Combinations (“ASC 805”) and these acquisitions are recorded at fair value. The purchase price is allocated to land, building and the existing leases based upon their fair values at the date of acquisition, with acquisition costs expensed as incurred. In making estimates of fair values for purposes of allocating purchase price, the Company utilizes its own market knowledge and published market data. The estimated fair value of acquired in-place leases represents the expected costs the Company would have incurred to lease the property at the date of acquisition. Each portfolio of acquired property is recorded as a separate business combination.

Land, buildings and improvements are recorded at cost. Buildings and improvements are depreciated over estimated useful lives of approximately 27.5 years using the straight-line method. Lease origination costs are amortized over the average remaining term of the in-place leases which is generally less than one year. Maintenance and repair costs are charged to expenses as incurred.

The Company assesses the impairment of investments in real estate, whenever events or changes in business circumstances indicate that carrying amounts of the assets may not be fully recoverable. When such events occur, management determines whether there has been impairment by comparing the asset’s carrying value with its fair value. Should impairment exist, the asset is written down to its estimated fair value. The Company has not recognized any impairment losses for the periods ended June 30, 2015 and 2014.

Cash

The Company maintains its cash, cash equivalents and escrow deposits at financial institutions. The combined account balances at one or more institutions typically exceed the Federal Depository Insurance Corporation (“FDIC”) insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company believes that the risk is not significant, as the Company does not anticipate the financial institutions’ non-performance. As of June 30, 2015 and December 31, 2014, the Company did not have any cash equivalents.

Rents and Other Receivables

Rents and other receivables represent the amount of rent receivables, security deposits and net rental funds which are held by the property managers on behalf of the Company, net of any allowance for amounts deemed uncollectible. The Company has not recognized any allowance for doubtful accounts as of June 30, 2015 and December 31, 2014.

Property Tax and Insurance Reserves

Property tax and insurance reserves represent amounts held in accordance with the terms of the Company’s notes payable for property taxes and insurance. During the first quarter of 2015, the lender waived this requirement and the amounts previously held in escrow have been released to the Company.

Escrow Deposits and Prepaid Expenses

Escrow deposits include refundable and non-refundable cash and earnest money on deposit with third parties for property purchases.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2015 and 2014

NOTE 2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES – (continued)

Deferred Loan Fees

Costs incurred in the placement of the Company’s debt are deferred and amortized using the effective interest method over the term of the loans as a component of interest expense on the consolidated statements of operations. Deferred loan costs and fees totaled $499,768 and accumulated amortization totaled $72,162 as of June 30, 2015. Amortization expense for these loan fees was $24,984 and $43,110 for the three and six months ended June 30, 2015, respectively. No loan fees or related amortization were incurred during the three and six months ended June 30, 2014.

Deferred Stock Issuance Costs

Deferred stock issuance costs represent amounts paid for legal, consulting, and other offering expenses in conjunction with the future raising of additional capital to be performed within one year. These costs are netted against additional paid-in capital as a cost of the stock issuance upon closing of the respective stock placement.

Security Deposits

Security deposits represent amounts deposited by tenants at the inception of the lease.

Revenue Recognition

The Company’s single family homes are leased under short term rental agreements of generally one year with individual tenants and revenue is recognized over the lease term on a straight-line basis.

Income Taxes

The Company is currently being taxed as a “C” corporation, but intends to elect to be taxed as a real estate investment trust (“REIT”), as defined in the Internal Revenue Code, commencing with the taxable year ended December 31, 2015. Management believes that the Company will be able to satisfy the requirements for qualification as a REIT. Accordingly, the Company does not expect to be subject to federal income tax, provided that it qualifies as a REIT and distributions to the stockholders equal or exceed REIT taxable income.

However, qualification and taxation as a REIT depends upon the Company’s ability to meet the various qualification tests imposed under the Internal Revenue Code related to the percentage of income that are earned from specified sources, the percentage of assets that fall within specified categories, the diversity of capital stock ownership, and the percentage of earnings that are distributed. Accordingly, no assurance can be given that the Company will be organized or be able to operate in a manner so as to qualify or remain qualified as a REIT. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal and state income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates, and the Company may be ineligible to qualify as a REIT for four subsequent tax years. Even if the Company qualifies as a REIT, it may be subject to certain state or local income taxes.

The tax benefit of uncertain tax positions is recognized only if it is “more likely than not” that the tax position will be sustained, based solely on its technical merits, with the taxing authority having full knowledge of relevant information. The measurement of a tax benefit for an uncertain tax position that meets the “more likely than not” threshold is based on a cumulative probability model under which the largest amount of tax benefit recognized is the amount with a greater than 50% likelihood of being realized upon ultimate settlement with the taxing authority, having full knowledge of all the relevant information. As of June 30, 2015 and December 31, 2014, the Company had no unrecognized tax benefits.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2015 and 2014

NOTE 2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES – (continued)

Incentive Compensation Plan

During 2012, the Company established the 2012 Incentive Compensation Plan, which was subsequently amended and restated in December 2013 (“2012 Plan”). The 2012 Plan allows for the grant of options and other awards representing up to 1,650,000 shares of the Company’s common stock. Such awards may be granted to officers, directors, employees, consultants and other persons who provide services to the Company or any related entity. Under the 2012 Plan, options may be granted at an exercise price greater than or equal to the market value at the date of the grant, and for owners of 10% or more of the voting shares, at an exercise price of not less than 110% of the market value. Awards are exercisable over a period of time as determined by a committee designated by the Board of Directors, but in no event longer than ten years.

On April 4, 2014, the Board of Directors authorized the issuance of, and the Company issued, an aggregate of 48,750 shares of the Company’s common stock under the 2012 Plan to the members of the Board of Directors as compensation for their services.

On October 16, 2014, the Board of Directors authorized the issuance of, and the Company issued, an aggregate of 425,000 shares of the Company’s common stock under the 2012 Plan to certain officers and consultants of the Company. The shares issued are subject to restrictions and future vesting conditions based on the Company reaching certain future milestones. None of the shares were vested as of the issuance date.

Net Loss Per Share

Net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company’s preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share. For the three and six months ended June 30, 2015, and 2014, potentially dilutive securities excluded from the calculations were 263,588 shares issuable upon exercise of outstanding warrants granted in conjunction with the convertible notes.

On November 5, 2014, the Company effected a 1-for-20 reverse stock split of the issued common stock. Each stockholder’s percentage ownership and proportional voting power generally remained unchanged as a result of the reverse stock split. All applicable share data, per share amounts and related information in the condensed consolidated financial statements and noted thereto have been adjusted retroactively to give effect to the 1-for-20 reverse stock split.

New Accounting Pronouncements

The Company is currently evaluating all recently issued accounting pronouncements. The adoption of the accounting pronouncements, including those not yet effective, is not anticipated to have a material effect on the financial position or results of operations of the Company.

Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before the condensed consolidated financial statements are available to be issued. The Company recognizes in the condensed consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the balance sheet date, including the estimates inherent in the process of preparing the condensed consolidated financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the balance sheet date but arose after such date and before the condensed consolidated financial statements are available to be issued. The Company has evaluated subsequent events up until the date of the issuance of these financial statements.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2015 and 2014

NOTE 3. INVESTMENTS IN REAL ESTATE

The Company’s investments in real estate consists of single family homes purchased by the Company. The homes are generally leased to individual tenants under operating leases of one year or less.

The following table summarizes the Company’s investments in real estate:

	Number of Homes	Land	Buildings and Improvements	Total Investments in Real Estate
Total at December 31, 2014	395	$5,422,647	$23,961,608	$29,384,255
Purchases and improvements during 2015:
Jacksonville, FL	78	785,680	4,408,460	5,194,140
Memphis, TN		—	16,630	16,630
Houston, TX		—	5,176	5,176
Total at June 30, 2015	473	$6,208,327	$28,391,874	$34,600,201

For the six months ended June 30, 2015, the Company included $305,100 of rental income, $137,300 of rental expenses, $31,200 of depreciation, and net income of $136,600 in its consolidated statements of operations related to the Company’s 2015.

The following table summarizes, on an unaudited pro forma basis, the combined results of operations of the Company for the six months ended June 30, 2015 and 2014 prepared to give effect if all of the Company’s acquisitions of properties in 2014 and 2015 occurred on January 1, 2014. This pro forma information does not purport to represent what the actual results of operations of the Company would have been had these acquisitions occurred on this date, nor does it purport to predict the results of operations for future periods.

	For the Six Months Ended June 30
	2015	2014
Rental revenue	$2,512,773	$2,416,908
Rental expenses	$1,195,183	$1,079,520
Depreciation and amortization	$606,244	$602,221
Net loss	$(886,499)	$(420,627)
Net loss per share, basic and fully diluted	$(0.13)	$(0.08)
Weighted average number of common shares outstanding, basic and fully diluted	7,016,796	5,111,366

The unaudited pro forma information for the six months ended June 30, 2015 and 2014 has been adjusted to exclude acquisition fees and expenses related to the acquisitions recorded in the appropriate periods and additionally to include the additional interest expense relating to the Company’s 2014 and 2015 borrowings.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2015 and 2014

NOTE 4. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

At June 30, 2015 and December 31, 2014, accounts payable and accrued liabilities consisted of the following:

	2015	2014
Accounts payable	$293,923	$12,673
Property taxes payable	365,939	292,290
Accrued legal, board fees and other expenses	236,253	372,389
Interest payable	53,310	40,810
	$949,425	$718,162

NOTE 5. NOTES PAYABLE

On June 12, 2014, Reven Housing Texas, LLC, a wholly owned subsidiary of the Company, received loan proceeds and issued a promissory note in the principal amount of up to $7,570,000 to Silvergate Bank, secured by deeds of trust encumbering the Company’s homes located in Texas. The entire balance of principal and accrued interest is due and payable on July 5, 2019. The note provides for monthly interest only payments at a rate of 1.00% over the prime rate (interest rate is 4.25% per annum at June 30, 2015) until July 5, 2016. Thereafter, monthly payments of interest (1.00% over the prime rate) and principal, based on a 25 year amortization rate will be made until maturity. The note has a prepayment penalty of 3% calculated on principal amounts prepaid prior to July 5, 2016. There is no prepayment penalty on amounts paid after such date.

On November 17, 2014, Reven Housing Tennessee, LLC, a wholly owned subsidiary of the Company, received loan proceeds and issued a promissory note in the principal amount of $3,952,140 to Silvergate Bank, secured by deeds of trust encumbering primarily all of the Company’s homes located in Tennessee. The entire balance of principal and accrued interest is due and payable on December 5, 2019. The note provides for monthly interest only payments at a rate of 1.00% over the prime rate (interest rate is 4.25% per annum at June 30, 2015) until December 5, 2016. Thereafter, monthly payments of interest (1.00% over the prime rate) and principal, based on a 25 year amortization rate will be made until maturity. The note has a prepayment penalty of 3% calculated on principal amounts prepaid prior to December 5, 2016. There is no prepayment penalty on amounts paid after such date.

On March 13, 2015, Reven Housing Florida, LLC, a wholly owned subsidiary of the Company, received loan proceeds and issued a promissory note in the principal amount of $3,526,985 to Silvergate Bank, secured by deeds of trust encumbering a majority of the Company’s homes located in Florida. The entire balance of principal and accrued interest is due and payable on April 5, 2020. The note provides for monthly interest only payments at a rate of 1.00% over the prime rate (interest rate is 4.25% per annum at June 30, 2015) until April 5, 2017. Thereafter, monthly payments of interest (1.00% over the prime rate) and principal, based on a 25 year amortization rate will be made until maturity. The note has a prepayment penalty of 3% calculated on principal amounts prepaid prior to April 5, 2017. There is no prepayment penalty on amounts paid after such date.

The terms of the notes also provide for lender reserve accounts for taxes and insurance reserves. As of December 31, 2014, a total of $260,123 was held in these lender escrow accounts. During the first quarter of 2015, the lender waived this requirement and the amounts previously held in escrow have been released to the Company.

During the three and six months ended June 30, 2015, the Company incurred $188,026 and $328,575, respectively, of interest expense related to the notes payable, which includes $24,984 and $43,110, respectively, of amortization of deferred loan fees. During the three and six months ended June 30, 2014, the Company incurred $3,332 of interest expense related to the notes payable.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2015 and 2014

NOTE 6. STOCKHOLDERS’ EQUITY

On November 5, 2014, the Company effected a 1-for-20 reverse stock split of issued common stock. In conjunction with the reverse stock split, the Board of Directors approved a change in the number of authorized common shares from 600,000,000 to 100,000,000, which change was made immediately after the effectiveness of the reverse stock split. Additionally, the par value of the shares was modified from $.02 to $.001 per share so that the par value per share of the common stock before the reverse stock split and after the reverse stock split remained at $.001 per share. References in these condensed consolidated financial statements and notes have been adjusted to retroactively account for the effects of the reverse split.

The Company currently has warrants outstanding allowing its holders to purchase up to 263,588 shares of the Company’s common stock at an exercise price of $4.00 per share. The warrants will expire on September 27, 2018, if not exercised prior to that date. No warrants were exercised in the six month periods ended June 30, 2015 and 2014.

NOTE 7. STOCK COMPENSATION

On April 4, 2014, the Board of Directors authorized the issuance of, and the Company issued, an aggregate of 48,750 shares of the Company’s common stock under the 2012 Plan to the members of the Board of Directors as compensation for their past services. These shares were issued to compensate the members for past services and valued at $4.00 per share, based on the grant date fair value, for a total expense of $195,000 which has been included in the Company’s condensed consolidated statement of operations for the six months ended June 30, 2014. Due to the Company’s low trading volume, the grant date fair value was determined based on similar issuances of stock in the Company’s private placements.

On October 16, 2014, the Board of Directors authorized the issuance of, and the Company issued, an aggregate of 425,000 shares of the Company’s common stock under the 2012 Plan to certain officers and consultants of the Company. The shares issued are subject to restrictions and future vesting conditions based on the Company reaching certain future milestones. None of the shares were vested as of the issuance date. Compensation expense will be recognized in the applicable future periods should the applicable milestones be achieved in accordance with the vesting schedule. At the time of filing, there is no assurance that these milestones will in fact be achieved and that the shares will in fact vest in the future. No expense was recognized during the six months ended June 30, 2015.

NOTE 8. INCOME TAXES

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and expected carry-forwards are available to reduce taxable income. The Company records a valuation allowance when, in the opinion of management, it is more likely than not, that the Company will not realize some or all deferred tax assets. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance equal to the deferred tax asset at June 30, 2015 and December 31, 2014. At December 31, 2014, the Company had federal and state net operating loss carry-forwards of approximately $1,380,000. The federal and state tax loss carry-forwards will begin to expire in 2032, unless previously utilized.

Pursuant to Internal Revenue Code Section 382, use of the Company’s net operating loss carry-forwards may be limited if a cumulative change in ownership of more than 50% occurs within a three year period. Management believes that such an ownership change had occurred but has not performed a study of the limitations on the net operating losses.

REVEN HOUSING REIT, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2015 and 2014

NOTE 8. INCOME TAXES – (continued)

The Company plans to elect REIT status effective for the year ending December 31, 2015, when it meets all requirements allowing it to do so. At that time, the Company would generally not be subject to income taxes assuming it complied with the specific distribution rules applicable to REITs. The Company has also incurred current period and prior year net operating losses; thus, it does not expect to incur current income tax expenses. Additionally, due to the Company’s expectations of electing REIT status commencing in 2015, it does not expect to realize any future tax benefits from the current years, or prior years’ operating losses.

NOTE 9. RELATED PARTY TRANSACTIONS

The Company sub-leases office space on a month-to-month basis from Reven Capital, LLC which is wholly-owned by Chad M. Carpenter, a shareholder of the Company and the Company’s Chief Executive Officer. Rental payments totaled $9,000 and $18,000 for the three and six months ended June 30, 2015, respectively. Rental payments totaled $9,000 and $16,500 for the three and six months ended June 30, 2014, respectively.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Legal and Regulatory

The Company is subject to potential liability under laws and government regulations and various claims and legal actions arising in the ordinary course of the Company’s business. Liabilities are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts established for those claims. Based on information currently available, management is not aware of any legal or regulatory claims that would have a material effect on the Company’s condensed consolidated financial statements and, therefore, no accrual has been recorded as of the six months ended June 30, 2015 and 2014.

Security Deposits

As of June 30, 2015 and December 31, 2014, the Company had $370,960 and $306,004, respectively, in resident security deposits. Security deposits are refundable, net of any outstanding charges and fees, upon expiration of the underlying lease.

Escrow Deposits and Prepaid Expenses

Escrow deposits and prepaid expenses include earnest deposits for the purchase of properties. As of June 30, 2015, the Company had entered into agreements to purchase 240 residential properties for an aggregate amount of approximately $18,118,000 and had corresponding refundable earnest deposits for these purchases of $181,176. At December 31, 2014, the Company had entered into agreements to purchase residential properties for an aggregate amount of $8,700,000 and had corresponding refundable earnest deposits for these purchases of $87,000. However, the Company may not consummate the real estate purchase because properties may fall out of escrow through the closing process for various reasons and these purchases are contingent on the Company’s ability to acquire the debt or equity financing required to fund the acquisition.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
Reven Housing REIT, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of Houston 150 Homes for the year ended December 31, 2012, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the statement of revenues over certain operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenues over certain operating expenses that is free of material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statement of revenues over certain operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues over certain operating expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement of revenues over certain operating expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement of revenues over certain operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of Houston 150 Homes for the year ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

Other Matters

As described in Note 2, the statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Form 8-K/A), and is not intended to be a complete presentation of the revenues and expenses of Houston 150 Homes. Our opinion is not modified with respect to this matter.

/s/ Squar Milner LLP

(formerly Squar, Milner, Peterson, Miranda & Williamson, LLP)

Newport Beach, California
May 7, 2015

HOUSTON 150 HOMES

STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

	Nine Months Ended September 30, 2013	Year Ended December 31, 2012
	(unaudited)
Rental income, net	$1,475,931	$915,953
Operating expenses:
Property operating and maintenance	93,210	60,308
Real estate taxes	196,783	137,953
Total operating expenses	289,993	198,261
Revenues over certain operating expenses	$1,185,938	$717,692

See accompanying notes to the statements of revenues over certain operating expenses.

HOUSTON 150 HOMES

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Nine Months ended September 30, 2013 (unaudited)
and the Year Ended December 31, 2012

1. DESCRIPTION OF REAL ESTATE PROPERTY

On October 31, 2013, Reven Housing REIT, Inc. (the “Company”), through a wholly-owned subsidiary, closed on the acquisition of 150 single family homes located in the Houston, Texas metropolitan area, pursuant to that certain Single Family Homes Real Estate Purchase and Sale Agreement (the “Agreement”) dated October 4, 2013, with Red Door Housing, LLC, a Texas limited liability company (“Red Door”), and WFI Funding, Inc., a Texas corporation (together with Red Door, the “Sellers”). The Houston 150 Sellers are not affiliated with the Company.

The contract purchase price for the 150 acquired properties was $11,691,832, exclusive of closing costs. The Company funded 100% of the purchase with cash, including the cash proceeds of a share issuance on October 29, 2013. The majority of the 150 homes purchased had not been leased during the entire periods covered by the audited and unaudited statements provided, as many of these homes were vacant, owner occupied or were in the process of being refurbished prior to the acquisition by Reven Housing REIT.

Reven Housing REIT is a Maryland corporation formed to invest in and manage a diverse portfolio of single family homes located throughout the United States.

2. BASIS OF PRESENTATION

The accompanying audited statement of revenues over certain operating expenses for the year ended December 31, 2012 has been prepared to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”).

Houston 150 Homes is not a legal entity and the accompanying statements of revenues over certain operating expenses are not representative of the actual operations for the periods presented, as certain revenues and expenses have been excluded on the basis that they may not be comparable to the revenues and expenses Reven Housing REIT expects to incur in the future operations of Houston 150 Homes. Excluded items include interest, depreciation and amortization, and general and administrative costs not directly comparable to the future operations of Houston 150 Homes.

The accompanying unaudited statement of revenues over certain operating expenses for the nine months ended September 30, 2013 has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information as contained within the Financial Accounting Standards Board Accounting Standards Codification and the rules and regulations of the SEC, including the instructions to Form 8-K and Article 3-14 of Regulation S-X. Accordingly, the unaudited statement of revenues over certain operating expenses does not include all of the information and footnotes required by GAAP for audited financial statements. In the opinion of management, the statement of revenues over certain operating expenses for the unaudited interim period presented includes all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the results for such period.

An audited statement of revenues over certain operating expenses for the year ended December 31, 2012 is being presented for the most recent fiscal year available instead of the two most recent years based on the following factors: (i) Houston 150 Homes was acquired from an unaffiliated party and (ii) based on due diligence of Houston 150 Homes by Reven Housing REIT, management is not aware of any material factors relating to Houston 150 Homes that would cause this financial information not to be indicative of future operating results.

3. SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Houston 150 Homes leases single family homes under operating leases generally with terms of one year or less. Rental revenue, net of concessions, is recognized on a straight-line basis over the terms of the leases.

HOUSTON 150 HOMES

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Nine Months ended September 30, 2013 (unaudited)
and the Year Ended December 31, 2012

3. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Use of Estimates

The preparation of financial statements, as described in Note 2 and in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

4. COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, Houston 150 Homes may become party to legal proceedings that arise in the ordinary course of its business. The Company is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on its financial condition or results of operations for the periods presented.

5. SUBSEQUENT EVENTS

Reven Housing REIT evaluates subsequent events up until the date the statements of revenues over certain operating expenses are issued. The accompanying statements of revenues over certain operating expenses were issued on May 7, 2015.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
Reven Housing REIT, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of Houston 18 Homes for the year ended December 31, 2013, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the statement of revenues over certain operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenues over certain operating expenses that is free of material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statement of revenues over certain operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues over certain operating expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement of revenues over certain operating expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement of revenues over certain operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of Houston 18 Homes for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Other Matters

As described in Note 2, the statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Form 8-K/A), and is not intended to be a complete presentation of the revenues and expenses of Houston 18 Homes. Our opinion is not modified with respect to this matter.

/s/ Squar Milner LLP

(formerly Squar, Milner, Peterson, Miranda & Williamson, LLP)

Newport Beach, California
May 11, 2015

HOUSTON 18 HOMES

STATEMENT OF REVENUES OVER CERTAIN OPERATING EXPENSES

Year Ended December 31, 2013
Rental income, net	$175,570
Operating expenses:
Property operating and maintenance	13,559
Real estate taxes	27,085
Total operating expenses	40,644
Revenues over certain operating expenses	$134,926

See accompanying notes to statements of revenues over certain operating expenses.

HOUSTON 18 HOMES

NOTES TO STATEMENT OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Year Ended December 31, 2013

1. DESCRIPTION OF REAL ESTATE PROPERTY

On January 31, 2014, Reven Housing REIT, Inc. (“Company”), through a wholly-owned subsidiary, closed on the acquisition of 18 single family homes located in the Houston, Texas metropolitan area, pursuant to that certain Single Family Homes Real Estate Purchase and Sale Agreement dated October 4, 2013, as amended on October 30, 2013 and as further amended on December 23, 2013 (the “Houston 18 Agreement”) with Red Door Housing, LLC, a Texas limited liability company (“Red Door”), and WFI Funding, Inc., a Texas corporation (together with Red Door, the “Houston 18 Sellers”). The Houston 18 Sellers are not affiliated with the Company.

The contract purchase price for the 18 acquired properties was $1,560,836, exclusive of closing costs. The Company funded 100% of the purchase with cash.

Reven Housing REIT is a Maryland corporation formed to invest in and manage a diverse portfolio of single family homes located throughout the United States.

2. BASIS OF PRESENTATION

The accompanying audited statement of revenues over certain operating expenses for the year ended December 31, 2013 has been prepared to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”).

Houston 18 Homes is not a legal entity and the accompanying statement of revenues over certain operating expenses are not representative of the actual operations for the period presented, as certain revenues and expenses have been excluded on the basis that they may not be comparable to the revenues and expenses Reven Housing REIT expects to incur in the future operations of Houston 18 Homes. Excluded items include interest, depreciation and amortization, and general and administrative costs not directly comparable to the future operations of Houston 18 Homes.

An audited statement of revenues over certain operating expenses for the year ended December 31, 2013 is being presented for the most recent fiscal year available instead of the two most recent years based on the following factors: (i) Houston 18 Homes was acquired from an unaffiliated party and (ii) based on due diligence of Houston 18 Homes by Reven Housing REIT, management is not aware of any material factors relating to Houston 18 Homes that would cause this financial information not to be indicative of future operating results.

3. SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Houston 18 Homes leases single family homes under operating leases generally with terms of one year or less. Rental revenue, net of concessions, is recognized on a straight-line basis over the terms of the leases.

Use of Estimates

The preparation of financial statements, as described in Note 2 and in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

HOUSTON 18 HOMES

NOTES TO STATEMENT OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Year Ended December 31, 2013

4. COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, Houston 18 Homes may become party to legal proceedings that arise in the ordinary course of its business. The Company is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on its financial condition or results of operations for the periods presented.

5. SUBSEQUENT EVENTS

Reven Housing REIT evaluates subsequent events up until the date the statements of revenues over certain operating expenses are issued. The accompanying statements of revenues over certain operating expenses were issued on May 11, 2015.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
Reven Housing REIT, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of Jacksonville 31 Homes for the year ended December 31, 2013, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the statement of revenues over certain operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenues over certain operating expenses that is free of material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statement of revenues over certain operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues over certain operating expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement of revenues over certain operating expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement of revenues over certain operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of Jacksonville 31 Homes for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Other Matters

As described in Note 2, the statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Form 8-K/A), and is not intended to be a complete presentation of the revenues and expenses of Jacksonville 31 Homes. Our opinion is not modified with respect to this matter.

/s/ Squar Milner LLP

(formerly Squar, Milner, Peterson, Miranda & Williamson, LLP)

Newport Beach, California
May 18, 2015

JACKSONVILLE 31 HOMES

STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
	(unaudited)
Rental income	$140,410	$119,596
Operating expenses:
Property operating and maintenance	33,190	31,680
Real estate taxes	36,753	28,837
Total operating expenses	69,943	60,517
Revenues over certain operating expenses	$70,467	$59,079

See accompanying notes to statements of revenues over certain operating expenses.

JACKSONVILLE 31 HOMES

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

For the Six Months Ended June 30, 2014 (unaudited)
and the Year Ended December 31, 2013

1. DESCRIPTION OF REAL ESTATE PROPERTY

On July 7, 2014, Reven Housing REIT, Inc. (“Company”), through a wholly-owned subsidiary, closed on the acquisition of 29 single family homes located in the Jacksonville, Florida metropolitan area, from CJJ Development II, LLC, (the “Jacksonville 31 Seller”), pursuant to that certain Single Family Homes Real Estate Purchase and Sale Agreement dated May 5, 2014, as amended on June 25, 2014, and as further amended on July 2, 2014 (collectively, the “Agreement”), with BGF Homes, LLC, a Florida limited liability company, CJJ Development II, LLC, a Florida limited liability company, DCCF Properties, LLC, a Florida limited liability company, NBJW Properties, LLC, a Florida limited liability company, North Jacksonville Rentals, LLC, a Florida limited liability company, Rams Real Estate Holdings, LLC, a Florida limited liability company, and Obadiah G. Dorsey, an individual. On October 31, 2014, the Company purchased an additional 2 properties from the Jacksonville 31 Seller pursuant to this same agreement. The acquired properties are part of a total of 49 single-family homes subject to the Agreement. However it has been determined that the other properties were owned by unrelated sellers, not acquired contingent to the other purchases, subject to separate closing agreements, and therefore were insignificant acquisitions.

The contract purchase price for the 31 acquired properties was $2,143,499 exclusive of closing costs. The Company funded 100% of the purchase with cash.

Reven Housing REIT is a Maryland corporation formed to invest in and manage a diverse portfolio of single family homes located throughout the United States.

2. BASIS OF PRESENTATION

The accompanying audited statement of revenues over certain operating expenses for the year ended December 31, 2013 has been prepared to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) for inclusion in Form 8-K/A.

Jacksonville 31 Homes is not a legal entity and the accompanying statements of revenues over certain operating expenses are not representative of the actual operations for the periods presented, as certain revenues and expenses have been excluded on the basis that they may not be comparable to the revenues and expenses Reven Housing REIT expects to incur in the future operations of Jacksonville 31 Homes. Excluded items include interest, depreciation and amortization, and general and administrative costs not directly comparable to the future operations of Jacksonville 31 Homes.

The accompanying unaudited statement of revenues over certain operating expenses for the six months ended June 30, 2014 has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information as contained within the Financial Accounting Standards Board Accounting Standards Codification and the rules and regulations of the SEC, including the instructions to Form 8-K and Article 3-14 of Regulation S-X. Accordingly, the unaudited statement of revenues over certain operating expenses does not include all of the information and footnotes required by GAAP for audited financial statements. In the opinion of management, the statement of revenues over certain operating expenses for the unaudited interim period presented includes all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the results for such period. Operating results for the six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

An audited statement of revenues over certain operating expenses for the year ended December 31, 2013 is being presented for the most recent fiscal year available instead of the two most recent years based on the following factors: (i) Jacksonville 31 Homes was acquired from an unaffiliated party and (ii) based on due diligence of Jacksonville 31 Homes by Reven Housing REIT, management is not aware of any material factors relating to Jacksonville 31 Homes that would cause this financial information not to be indicative of future operating results.

JACKSONVILLE 31 HOMES

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

For the Six Months Ended June 30, 2014 (unaudited)
and the Year Ended December 31, 2013

3. SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Jacksonville 31 Homes leases single family homes under operating leases generally with terms of one year or less. Rental revenue, net of concessions, is recognized on a straight-line basis over the terms of the leases.

Use of Estimates

The preparation of financial statements, as described in Note 2 and in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

4. COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, Jacksonville 31 Homes may become party to legal proceedings that arise in the ordinary course of its business. The Company is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on its financial condition or results of operations for the periods presented.

5. SUBSEQUENT EVENTS

Reven Housing REIT evaluates subsequent events up until the date the statements of revenues over certain operating expenses are issued. The accompanying statements of revenues over certain operating expenses were issued on May 18, 2015.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
Reven Housing REIT, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of Memphis 60 Homes for the year ended December 31, 2013, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the statement of revenues over certain operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenues over certain operating expenses that is free of material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statement of revenues over certain operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues over certain operating expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement of revenues over certain operating expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement of revenues over certain operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of Memphis 60 Homes for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Other Matters

As described in Note 2, the statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Form 8-K/A), and is not intended to be a complete presentation of the revenues and expenses of Memphis 60 Homes. Our opinion is not modified with respect to this matter.

/s/ Squar Milner LLP

(formerly Squar, Milner, Peterson, Miranda & Williamson, LLP)

Newport Beach, California
May 6, 2015

MEMPHIS 60 HOMES

STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
	(unaudited)
Rental income, net	$286,759	$555,874
Operating expenses:
Property operating and maintenance	45,949	111,047
Real estate taxes	54,505	73,863
Total operating expenses	100,454	184,910
Revenues over certain operating expenses	$186,305	$370,964

See accompanying notes to statements of revenues over certain operating expenses.

MEMPHIS 60 HOMES

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Six Months Ended June 30, 2014 (unaudited)
and the Year Ended December 31, 2013

1. DESCRIPTION OF REAL ESTATE PROPERTY

On July 28, 2014, Reven Housing REIT, Inc. (“Company”), through a wholly-owned subsidiary, Reven Housing Tennessee, LLC (“Buyer”), closed on the acquisition of 51 single family homes located in the Memphis, Tennessee metropolitan area, pursuant to that certain Single Family Homes Real Estate Purchase and Sale Agreement dated April 24, 2014, as amended (the “Memphis 60 Agreement”) between Buyer and H&J Properties, LLC, Memphis Cash Flow, GP, and Equity Trust Company Custodian FBO Hulet T. Gregory IRA Z108673 (collectively, the “Memphis 60 Sellers”). Between September 11, 2014 and December 24, 2014, the Buyer closed on the acquisition of an additional nine single family homes (together with the previously purchased 51 single family homes, the “Memphis 60 Homes”) from the Memphis 60 Sellers pursuant to the Memphis 60 Agreement. The Memphis 60 Sellers are not affiliated with the Company.

The contract purchase price for the 60 acquired properties was $4,725,800, exclusive of closing costs. The Company funded 100% of the purchase with cash.

Reven Housing REIT is a Maryland corporation formed to invest in and manage a diverse portfolio of single family homes located throughout the United States.

2. BASIS OF PRESENTATION

The accompanying audited statement of revenues over certain operating expenses for the year ended December 31, 2013 has been prepared to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”).

Memphis 60 Homes is not a legal entity and the accompanying statements of revenues over certain operating expenses are not representative of the actual operations for the periods presented, as certain revenues and expenses have been excluded on the basis that they may not be comparable to the revenues and expenses Reven Housing REIT expects to incur in the future operations of Memphis 60 Homes. Excluded items include interest, depreciation and amortization, and general and administrative costs not directly comparable to the future operations of Memphis 60 Homes.

The accompanying unaudited statement of revenues over certain operating expenses for the six months ended June 30, 2014 has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information as contained within the Financial Accounting Standards Board Accounting Standards Codification and the rules and regulations of the SEC, including the instructions to Form 8-K and Article 3-14 of Regulation S-X. Accordingly, the unaudited statement of revenues over certain operating expenses does not include all of the information and footnotes required by GAAP for audited financial statements. In the opinion of management, the statement of revenues over certain operating expenses for the unaudited interim period presented includes all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the results for such period. Operating results for the six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

An audited statement of revenues over certain operating expenses for the year ended December 31, 2013 is being presented for the most recent fiscal year available instead of the two most recent years based on the following factors: (i) Memphis 60 Homes was acquired from an unaffiliated party and (ii) based on due diligence of Memphis 60 Homes by Reven Housing REIT, management is not aware of any material factors relating to Memphis 60 Homes that would cause this financial information not to be indicative of future operating results.

MEMPHIS 60 HOMES

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Six Months Ended June 30, 2014 (unaudited)
and the Year Ended December 31, 2013

3. SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Memphis 60 Homes leases single family homes under operating leases generally with terms of one year or less. Rental revenue, net of concessions, is recognized on a straight-line basis over the terms of the leases.

Use of Estimates

The preparation of financial statements, as described in Note 2 and in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

4. COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, Memphis 60 Homes may become party to legal proceedings that arise in the ordinary course of its business. The Company is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on its financial condition or results of operations for the periods presented.

5. SUBSEQUENT EVENTS

Reven Housing REIT evaluates subsequent events up until the date the statements of revenues over certain operating expenses are issued. The accompanying statements of revenues over certain operating expenses were issued on May 6, 2015.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
Reven Housing REIT, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of Memphis 21 Homes for the year ended December 31, 2013, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the statement of revenues over certain operating expenses in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenues over certain operating expenses that is free of material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statement of revenues over certain operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues over certain operating expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement of revenues over certain operating expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement of revenues over certain operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of Memphis 21 Homes for the year ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

Other Matters

As described in Note 2, the statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the revenues and expenses of Memphis 21 Homes. Our opinion is not modified with respect to this matter.

/s/ Squar Milner LLP

(formerly Squar, Milner, Peterson, Miranda & Williamson, LLP)

Newport Beach, California
January 26, 2015

MEMPHIS 21 HOMES

STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

	Nine Months Ended September 30, 2014	Year Ended December 31, 2013
	(unaudited)
Rental income, net	$126,252	$51,050
Operating expenses:
Rental expenses, including real estate taxes	31,469	21,126
Revenues over certain operating expenses	$94,783	$29,924

See accompanying notes to the statements of revenues over certain operating expenses.

MEMPHIS 21 HOMES

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

For the Nine Months Ended September 30, 2014 (unaudited)
and the Year Ended December 31, 2013

1. DESCRIPTION OF REAL ESTATE PROPERTY

On November 7, 2014, Reven Housing REIT, Inc. (“Reven Housing REIT “or the “Company”), through a wholly owned subsidiary, Reven Housing Tennessee, LLC, closed on the acquisition of 21 properties (“Memphis 21 Homes”) located in the Memphis, Tennessee metropolitan area, pursuant to that certain Single Family Homes Real Estate Purchase and Sale Agreement dated September 9, 2014 with Gregory Griffin, an individual (the “Seller”). The Seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The contract purchase price for the 21 acquired properties was $1,724,909, exclusive of closing costs. The 21 acquired properties are mostly three-bedroom, two bath homes. Upon acquisition, all properties were leased on short term leases of primarily one year in duration. The majority of the 21 homes purchases had not been leased during the entire period covered by the audited and unaudited statement provided, as many of these homes were vacant, owner occupied or were in the process of being refurbished prior to the acquisition by Reven Housing REIT, Inc.

Reven Housing REIT is a Maryland corporation formed to invest in and manage a diverse portfolio of single family homes located throughout the United States.

Number of bedrooms and baths, and any other measures used to describe the real estate included in these notes to the statement of revenues over certain operating expenses are presented on an unaudited basis.

2. BASIS OF PRESENTATION

The accompanying audited statement of revenues over certain operating expenses has been prepared to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”).

Memphis 21 Homes is not a legal entity and the accompanying statements of revenues over certain operating expenses are not representative of the actual operations for the periods presented, as certain revenues and expenses have been excluded on the basis that they may not be comparable to the revenues and expenses Reven Housing REIT expects to incur in the future operations of Memphis 21 Homes. Excluded items include interest, depreciation and amortization, and general and administrative costs not directly comparable to the future operations of Memphis 21 Homes.

The accompanying unaudited statement of revenues over certain operating expenses for the nine months ended September 30, 2014 has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information as contained within the Financial Accounting Standards Board Accounting Standards Codification and the rules and regulations of the SEC, including the instructions to Form 8-K and Article 3-14 of Regulation S-X. Accordingly, the unaudited statement of revenues over certain operating expenses does not include all of the information and footnotes required by GAAP for audited financial statements. In the opinion of management, the statement of revenues over certain operating expenses for the unaudited interim period presented includes all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the results for such period. Operating results for the nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

An audited statement of revenues over certain operating expenses for the year ended December 31, 2013 is being presented for the most recent fiscal year available instead of the two most recent years based on the following factors: (i) Memphis 21 Homes was acquired from an unaffiliated party and (ii) based on due diligence of Memphis 21 Homes by Reven Housing REIT, management is not aware of any material factors relating to Memphis 21 Homes that would cause this financial information not to be indicative of future operating results.

MEMPHIS 21 HOMES

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

For the Nine Months Ended September 30, 2014 (unaudited)
and the Year Ended December 31, 2013

3. SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Memphis 21 Homes leases single family homes under operating leases generally with terms of one year or less. Rental revenue, net of concessions, is recognized on a straight-line basis over the terms of the leases.

Use of Estimates

The preparation of financial statements, as described in Note 2 and in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

4. COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, Memphis 21 Homes may become party to legal proceedings that arise in the ordinary course of its business. The Company is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on its financial condition or results of operations for the periods presented.

Environmental

The Company is not aware of any material environmental liabilities relating to Memphis 21 Homes that could have a material adverse effect on its financial condition or results of operations. However, changes in applicable environmental laws and regulations or other environmental conditions with respect to Memphis 21 Homes could result in future environmental liabilities.

5. SUBSEQUENT EVENTS

Reven Housing REIT evaluates subsequent events up until the date the statements of revenues over certain operating expenses are issued. The accompanying statements of revenues over certain operating expenses were issued on January 26, 2015.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
Reven Housing REIT, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of Jacksonville 53 Homes for the year ended December 31, 2014, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the statement of revenues over certain operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenues over certain operating expenses that is free of material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statement of revenues over certain operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues over certain operating expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement of revenues over certain operating expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement of revenues over certain operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the financial statement of Jacksonville 53 Homes for the year ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

Other Matters

As described in Note 2, the statement of revenues over certain operating expenses of Jacksonville 53 Homes was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Form 8-K/A), and is not intended to be a complete presentation of the revenues and expenses of Jacksonville 53 Homes. Our opinion is not modified with respect to this matter.

/s/ Squar Milner LLP

(formerly Squar, Milner, Peterson, Miranda & Williamson, LLP)

Newport Beach, California
May 12, 2015

JACKSONVILLE 53 HOMES

STATEMENT OF REVENUES OVER CERTAIN OPERATING EXPENSES

Year Ended December 31, 2014
Rental income, net	$434,145
Operating expenses:
Property operating and maintenance	146,504
Real estate taxes	55,286
Total operating expenses	201,790
Revenues over certain operating expenses	$232,355

See accompanying notes to statement of revenues over certain operating expenses.

JACKSONVILLE 53 HOMES

NOTES TO STATEMENT OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Year Ended December 31, 2014

1. DESCRIPTION OF REAL ESTATE PROPERTY

On March 13, 2015, Reven Housing REIT, Inc. (the “Company”), through a wholly-owned subsidiary, closed on the acquisition of 50 properties located in the Jacksonville, Florida metropolitan area, pursuant to that Single Family Homes Real Estate Purchase and Sale Agreement dated January 30, 2015 (the “Jacksonville 53 Agreement”) between the Company and ADCIP, LLC, a Delaware limited liability company, ADCIP II, LLC, a Delaware limited liability company, APICDA, LLC, a Delaware limited liability company, BPICDA, LLC, a Delaware limited liability company, CPICDA, LLC, a Delaware limited liability company, DPICDA, LLC, a Delaware limited liability company, EPICDA, LLC, a Delaware limited liability company, FPICDA, LLC, a Delaware limited liability company (collectively, the “Jacksonville 53 Sellers”). An additional 3 properties were purchased on April 8, 2015 from the same sellers under the same agreement. The 53 acquired properties are part of a portfolio of 62 single-family homes subject to the Jacksonville 53 Agreement, of which the Company decided to acquire only 53 properties. The Jacksonville 53 Sellers do not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The contract purchase price for the 53 acquired properties was approximately $3,534,263, exclusive of closing costs. The Company partially funded the purchase price by way of a loan from Silvergate Bank, of La Jolla, California, in the amount of $3,526,985.

Reven Housing REIT is a Maryland corporation formed to invest in and manage a diverse portfolio of single family homes located throughout the United States.

2. BASIS OF PRESENTATION

The accompanying audited statement of revenues over certain operating expenses for the year ended December 31, 2014 has been prepared to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) for inclusion in Form 8-K/A.

Jacksonville 53 Homes is not a legal entity and the accompanying statement of revenues over certain operating expenses is not representative of the actual operations for the period presented, as certain revenues and expenses have been excluded on the basis that they may not be comparable to the revenues and expenses Reven Housing REIT expects to incur in the future operations of Jacksonville 53 Homes. Excluded items include interest, depreciation and amortization, and general and administrative costs not directly comparable to the future operations of Jacksonville 53 Homes.

An audited statement of revenues over certain operating expenses for the year ended December 31, 2014 is being presented for the most recent fiscal year available instead of the two most recent years based on the following factors: (i) Jacksonville 53 Homes was acquired from an unaffiliated party and (ii) based on due diligence of Jacksonville 53 Homes by Reven Housing REIT, management is not aware of any material factors relating to Jacksonville 53 Homes that would cause this financial information not to be indicative of future operating results.

3. SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Jacksonville 53 Homes leases single family homes under operating leases generally with terms of one year or less. Rental revenue, net of concessions, is recognized on a straight-line basis over the terms of the leases.

Use of Estimates

The preparation of financial statements, as described in Note 2 and in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

JACKSONVILLE 53 HOMES

NOTES TO STATEMENT OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Year Ended December 31, 2014

4. COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, Jacksonville 53 Homes may become party to legal proceedings that arise in the ordinary course of its business. The Company is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on its financial condition or results of operations for the period presented.

5. SUBSEQUENT EVENTS

Reven Housing REIT evaluates subsequent events up until the date the statement of revenues over certain operating expenses is issued. The accompanying statement of revenues over certain operating expenses was issued on May 12, 2015.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
Reven Housing REIT, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of Jacksonville 140 Homes for the year ended December 31, 2014, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the statement of revenues over certain operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenues over certain operating expenses that is free of material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statement of revenues over certain operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues over certain operating expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement of revenues over certain operating expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement of revenues over certain operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of Jacksonville 140 Homes for the year ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

Other Matters

As described in Note 2, the statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the revenues and expenses of Jacksonville 140 Homes. Our opinion is not modified with respect to this matter.

/s/ Squar Milner LLP (formerly Squar, Milner, Peterson,
Miranda & Williamson, LLP)

Newport Beach, California
June 11, 2015

JACKSONVILLE 140 HOMES

STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
	(unaudited)
Rental income	$573,167	$1,102,690
Operating expenses:
Property operating and maintenance	252,852	440,960
Real estate taxes	77,915	154,649
Total operating expenses	330,768	595,609
Revenues over certain operating expenses	$242,399	$507,081

See accompanying notes to statements of revenues over certain operating expenses.

JACKSONVILLE 140 HOMES

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Six Months Ended June 30, 2015 (unaudited)
and the Year Ended December 31, 2014

1. DESCRIPTION OF REAL ESTATE PROPERTY

On February 27, 2015, Reven Housing REIT, Inc. (the “Company”), through a wholly-owned subsidiary, entered into a Single Family Homes Real Estate Purchase and Sale Agreement (the “Agreement”) with ADCIP, LLC, a Delaware limited liability company, and ADCIP II, LLC, a Delaware limited liability company (collectively the “Sellers”), to purchase a portfolio of up to 140 single-family rental homes located in the Jacksonville, Florida, metropolitan area from the Sellers. On August 13, 2015, the Company and Sellers entered into an amendment to the Agreement pursuant to which the parties amended the Agreement to extend the closing date and the Company’s due diligence period to September 30, 2015 for 59 of the homes and October 31, 2015 for the remainder of the homes.

The contract purchase price for the portfolio is $9,417,682, exclusive of closing costs. The Company expects to fund this purchase from the proceeds of its prospective common stock offering.

The Company is a Maryland corporation formed to invest in and manage a diverse Portfolio of single family homes located throughout the United States.

2. BASIS OF PRESENTATION

The accompanying audited statement of revenues over certain operating expenses for the year ended December 31, 2014 has been prepared to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) for inclusion in Form S-11.

Jacksonville 140 Homes is not a legal entity and the accompanying statements of revenues over certain operating expenses are not representative of the actual operations for the periods presented, as certain revenues and expenses have been excluded on the basis that they may not be comparable to the revenues and expenses Reven Housing REIT expects to incur in the future operations of Jacksonville 140 Homes. Excluded items include interest, depreciation and amortization, and general and administrative costs not directly comparable to the future operations of Jacksonville 140 Homes.

The accompanying unaudited statement of revenues over certain operating expenses for the six months ended June 30, 2015 has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information as contained within the Financial Accounting Standards Board Accounting Standards Codification and the rules and regulations of the SEC, including the instructions to Form 8-K and Article 3-14 of Regulation S-X. Accordingly, the unaudited statement of revenues over certain operating expenses does not include all of the information and footnotes required by GAAP for audited financial statements. In the opinion of management, the statement of revenues over certain operating expenses for the unaudited interim period presented includes all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the results for such period. Operating results for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015.

An audited statement of revenues over certain operating expenses for the year ended December 31, 2014 is being presented for the most recent fiscal year available instead of the two most recent years based on the following factors: (i) Jacksonville 140 Homes is expected to be acquired from an unaffiliated party and (ii) based on due diligence of Jacksonville 140 Homes by Reven Housing REIT, management is not aware of any material factors relating to Jacksonville 140 Homes that would cause this financial information not to be indicative of future operating results.

JACKSONVILLE 140 HOMES

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Six Months Ended June 30, 2015 (unaudited)
and the Year Ended December 31, 2014

3. SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Jacksonville 140 Homes leases single family homes under operating leases, generally with terms of one year or less. Rental revenue, net of concessions, is recognized on a straight-line basis over the terms of the leases.

Use of Estimates

The preparation of financial statements, as described in Note 2 and in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

4. COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, Jacksonville 140 Homes may become party to legal proceedings that arise in the ordinary course of its business. The Company is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on its financial condition or results from operations for the periods presented.

5. SUBSEQUENT EVENTS

Reven Housing REIT evaluates subsequent events up until the date the statements of revenues over certain operating expenses are issued.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
Reven Housing REIT, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of Houston 100 Homes for the year ended December 31, 2014, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the statement of revenues over certain operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenues over certain operating expenses that is free of material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statement of revenues over certain operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues over certain operating expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement of revenues over certain operating expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statement of revenues over certain operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of Houston 100 Homes for the year ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

Other Matters

As described in Note 2, the statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, and is not intended to be a complete presentation of the revenues and expenses of Houston 100 Homes. Our opinion is not modified with respect to this matter.

/s/ Squar Milner LLP (formerly Squar, Milner, Peterson,
Miranda & Williamson, LLP)

Newport Beach, California
June 11, 2015

HOUSTON 100 HOMES

STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
	(unaudited)
Rental income	$589,512	$1,010,862
Operating expenses:
Property operating and maintenance	85,514	143,712
Real estate taxes	92,886	126,258
Total operating expenses	178,399	269,970
Revenues over certain operating expenses	$411,113	$740,892

See accompanying notes to statements of revenues over certain operating expenses.

HOUSTON 100 HOMES

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Six Months Ended June 30, 2015 (unaudited)
and the Year Ended December 31, 2014

1. DESCRIPTION OF REAL ESTATE PROPERTY

On September 26, 2014, Reven Housing REIT, Inc. (the “Company”), through a wholly-owned subsidiary, entered into a Single Family Homes Real Estate Purchase and Sale Agreement (the “Agreement”) with Red Door Housing, LLC, a Texas limited liability company (the “Seller”), to purchase a portfolio of up to 100 single-family rental homes located in the Houston, Texas, metropolitan area from the Seller. On August 12, 2015, the Company and Seller entered into an amendment to the Agreement pursuant to which the parties amended the Agreement to extend the closing date and the Company’s due diligence period to October 31, 2015.

The contract purchase price for the portfolio is $8,700,000, exclusive of closing costs. The Company expects to fund this purchase from the proceeds of its prospective common stock offering.

The Company is a Maryland corporation formed to invest in and manage a diverse portfolio of single family homes located throughout the United States.

2. BASIS OF PRESENTATION

The accompanying audited statement of revenues over certain operating expenses for the year ended December 31, 2014 has been prepared to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) for inclusion in Form S-11.

Houston 100 Homes is not a legal entity and the accompanying statements of revenues over certain operating expenses are not representative of the actual operations for the periods presented, as certain revenues and expenses have been excluded on the basis that they may not be comparable to the revenues and expenses Reven Housing REIT expects to incur in the future operations of Houston 100 Homes. Excluded items include interest, depreciation and amortization, and general and administrative costs not directly comparable to the future operations of Houston 100 Homes.

The accompanying unaudited statement of revenues over certain operating expenses for the six months ended June 30, 2015 has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information as contained within the Financial Accounting Standards Board Accounting Standards Codification and the rules and regulations of the SEC, including the instructions to Form 8-K and Article 3-14 of Regulation S-X. Accordingly, the unaudited statement of revenues over certain operating expenses does not include all of the information and footnotes required by GAAP for audited financial statements. In the opinion of management, the statement of revenues over certain operating expenses for the unaudited interim period presented includes all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the results for such period. Operating results for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015.

An audited statement of revenues over certain operating expenses for the year ended December 31, 2014 is being presented for the most recent fiscal year available instead of the two most recent years based on the following factors: (i) Houston 100 Homes is expected to be acquired from an unaffiliated party and (ii) based on due diligence of Houston 100 Homes by Reven Housing REIT, management is not aware of any material factors relating to Houston 100 Homes that would cause this financial information not to be indicative of future operating results.

HOUSTON 100 HOMES

NOTES TO STATEMENTS OF REVENUES OVER CERTAIN OPERATING EXPENSES
For the Six Months Ended June 30, 2015 (unaudited)
and the Year Ended December 31, 2014

3. SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Houston 100 Homes leases single family homes under operating leases, generally with terms of one year or less. Rental revenue, net of concessions, is recognized on a straight-line basis over the terms of the leases.

Use of Estimates

The preparation of financial statements, as described in Note 2 and in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

4. COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, Houston 100 Homes may become party to legal proceedings that arise in the ordinary course of its business. The Company is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on its financial condition or results from operations for the periods presented.

5. SUBSEQUENT EVENTS

Reven Housing REIT evaluates subsequent events up until the date the statements of revenues over certain operating expenses are issued.

Until           , 2015 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

        Shares
Common Stock

PROSPECTUS

Maxim Group LLC

           , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered (excluding the underwriting discounts and commissions), all of which are being borne by us. All expenses, except the SEC registration fee and FINRA filing fee, are estimated.

SEC registration fee	$3,703
FINRA filing fee	4,813
NASDAQ Capital Market listing fee	50,000
Legal fees and expenses	325,000
Underwriter expenses	165,000
Accounting fees and expenses	100,000
Printing, engraving and postage expenses	80,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous	1,484
Total	$750,000

Item 32. Sales to Special Parties

None.

Item 33. Recent Sales of Unregistered Securities

On July 2, 2012, we issued convertible promissory notes to four accredited investors in the aggregate principal amount of $52,789 (the “July Notes”). Chad M. Carpenter, our current Chairman of the Board, President and Chief Executive Officer, is one of the investors in the July Notes. The maturity date of the July Notes was July 2, 2013, and the Notes bore interest at a rate of 10 percent per annum payable in full on the maturity date. Under the terms of the July Notes, if we consummated a financing in which we issued securities prior to the maturity date, the holders could exchange the July Notes for such our securities at the same price and on the same terms and conditions offered to the other investors in such financing, and the principal and accrued interest under the July Notes would be applied towards the purchase price of such security. We relied on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of the July Notes and our securities underlying the July Notes pursuant to Section 4(a)(2) of the Securities Act.

On October 18, 2012, we issued convertible promissory notes to certain accredited investors in the aggregate principal amount of $500,000 (the “October Notes”). Chad M. Carpenter, our current Chairman of the Board, President and Chief Executive Officer, is one of the investors in the October Notes. Additionally, the July Notes were cancelled and exchanged, along with the accrued interest due of $1,563, for new notes bearing terms identical to the October Notes for an aggregate principal balance of $554,352. The maturity date of the October Notes was the earlier of December 31, 2013, or the date on which we consummated an equity financing in which we sold shares of our capital stock with an aggregate sales price of at $5,000,000 or more (a “Qualified Equity Financing”), which occurred on September 27, 2013 (as discussed below). The October Notes bore interest at a rate of 10 percent per annum payable in full on the maturity date. In connection with the issuance of the October Notes, we also issued to the investors five-year warrants exercisable for shares of our capital stock (the “October Warrants”). The exercise price of the October Warrants was the same as the price per share of the equity securities sold to investors in a Qualified Equity Financing, and each Warrant provided for 100% warrant coverage on the principal amount of the related October Note. Because we consummated a Qualified Equity Financing prior to December 31, 2013, the holders of the October Notes at their option could convert the outstanding principal and accrued interest under the October Notes into shares of our capital stock issued in the Qualified Equity Financing at the same price and on the same terms as the investors in such financing, and the October Warrants could be exercised for such shares of capital stock at the same price and on the same terms as the investors in the Qualified Equity Financing. We relied on an exemption from the registration requirements of the Securities Act for the offer and sale of the October Notes, the October Warrants and the underlying securities pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On January 3, 2013, we issued convertible promissory notes to certain accredited investors in the aggregate principal amount of $500,000 (the “January Notes”).The maturity date of the January Notes was the earlier of December 31, 2013 or the date on which we consummated a Qualified Equity Financing. The January Notes bore interest at a rate of 10 percent per annum payable in full on the maturity date. In connection with the issuance of the January Notes, we also issued to the investors five-year warrants exercisable for shares of our capital stock issued in the Qualified Equity Financing (the “January Warrants”). Chad M. Carpenter, our current Chairman of the Board, President and Chief Executive Officer, is one of the investors in the January Notes and the January Warrants. The exercise price of the January Warrants was the same as the price per share of the equity securities sold to investors in the Qualified Equity Financing, and each Warrant provided for 100% warrant coverage on the principal amount of the related January Note. Because we consummated a Qualified Equity Financing prior to December 31, 2013, the holders of the January Notes at their option could convert the outstanding principal and accrued interest under the January Notes into shares of our capital stock issued in the Qualified Equity Financing at the same price and on the same terms as the investors in such financing, and the January Warrants could be exercised for such shares of capital stock at the same price and on the same terms as the investors in the Qualified Equity Financing. We relied on an exemption from the registration requirements of the Securities Act for the offer and sale of the January Notes, the January Warrants and the underlying securities pursuant to Section 4(a)(2) of the Securities Act and Rule 505 of Regulation D promulgated thereunder.

On September 27, 2013, we entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with King APEX Group Holdings II, Limited and King APEX Group Holdings III, Limited, which are funds managed by Allied Fortune (HK) Management Ltd (“Allied Fortune”), in connection with a private placement of up to 6,250,000 shares of our common stock at a price of $4.00 per share, for aggregate proceeds of up to $25 million. Xiaofan Bai, a member of our Board of Directors, is the Director of Allied Fortune and is also a beneficial owner of shares owned by King APEX Group Holdings II, Limited and King APEX Group Holdings III, Limited. There have been three closings pursuant to the Stock Purchase Agreement, described below. In connection with this private placement, we entered into a Convertible Promissory Note Conversion Agreement (the “Note Conversion Agreement”) on September 27, 2013 with certain holders of our outstanding 10% Convertible Promissory Notes (the “Bridge Notes”).

First Closing.  On September 27, 2013, we issued an aggregate of 2,750,000 shares of our common stock to the investors in the Stock Purchase Agreement for gross proceeds of $11,000,000. Also on September 27, 2013, we issued an aggregate of 225,544 shares of our common stock to the investors in the Note Conversion Agreement in exchange for cancellation of Bridge Notes in the aggregate principal amount of $902,176. These shares were issued in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities, and Rule 506 promulgated thereunder.

Second Closing.  On October 30, 2013, we issued an aggregate of 575,000 shares of our common stock to the investors in the Stock Purchase Agreement for gross proceeds of $2,300,000. These shares were issued in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act, and Rule 506 promulgated thereunder.

Third Closing.  On November 22, 2013, we issued an aggregate of 425,000 shares of our common stock to the investors in the Stock Purchase Agreement for gross proceeds of $1,700,000. These shares were issued in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act, and Rule 506 promulgated thereunder.

On April 4, 2014, we completed the closing of the first tranche of a follow-on private placement of our common stock at a purchase price of $4.00 per share with King APEX Group Holdings IV, Limited, a fund managed by Allied Fortune, for $2,700,000, and on May 16, 2014, we completed the closing of the second and final tranche for $5,900,000 with the same investor, for a total investment of $8,600,000. Xiaofan Bai, a member of our Board of Directors, is the Director of Allied Fortune and is also a beneficial owner of shares owned by King APEX Group Holdings IV, Limited. The shares were issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 34. Indemnification of Directors and Officers

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of our company who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered

None.

Item 36. Financial Statements and Exhibits

(a) Financial Statements.  See page F-1 for an index to the financial statements included in the registration statement.

(b) Exhibits.  The list of exhibits following the signature page of this registration statement is incorporated herein by reference.

Item 37. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement, as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on the 27th day of August, 2015.

REVEN HOUSING REIT, INC.

By:	/s/ Chad M. Carpenter Chad M. Carpenter Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints each of Chad M. Carpenter and Thad L. Meyer as his or her attorneys-in-fact and agents, with full power of substitution and re-substitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of common stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Chad M. Carpenter Chad M. Carpenter	President, Chief Executive Officer and Chairman of the Board (principal executive officer)	August 27, 2015
/s/ Thad L. Meyer Thad L. Meyer	Chief Financial Officer, Chief Operating Officer and Secretary (principal financial officer and principal accounting officer)	August 27, 2015
* Jon Haahr	Director	August 27, 2015
* Xiaofan Bai	Director	August 27, 2015
* Xiaohang Bai	Director	August 27, 2015
* Siyu Lan	Director	August 27, 2015
* Christopher Gann	Director	August 27, 2015
* Richard Xinghua Wang	Director	August 27, 2015
* William Yifeng Huang	Director	August 27, 2015
*By:	/s/ CHAD M. CARPENTER Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit
1.1***	Form of Underwriting Agreement
2.1**	Articles of Conversion of Reven Housing REIT, Inc.
3.1**	Articles of Incorporation of Reven Housing REIT, Inc.
3.2**	Bylaws of Reven Housing REIT, Inc.
3.3	Agreement of Limited Partnership of Reven Housing REIT OP, L.P.(40)
5.1***	Opinion of Venable LLP as to the legality of the securities being registered
8.1***	Opinion of Greenberg Traurig, LLP as to certain U.S. federal income tax matters
10.1	Form of Convertible Promissory Note issued on July 2, 2012(1)
10.2	Letter Agreement dated July 24, 2012(2)
10.3†	Amended and Restated 2012 Incentive Compensation Plan(3)
10.4	Form of Convertible Promissory Note issued on October 18, 2012(4)
10.5	Form of Warrant issued on October 18, 2012(4)
10.6	Single Family Homes Real Estate Purchase and Sale Agreement with WRI Capital Group II LLC (Atlanta, Georgia)(5)
10.7	First Amendment to Real Estate Purchase and Sale Agreement with WRI Capital Group II LLC (Atlanta, Georgia)(5)
10.8	Second Amendment to Real Estate Purchase and Sale Agreement with WRI Capital Group II LLC (Atlanta, Georgia)(5)
10.9	Form of Convertible Promissory Note issued on January 3, 2013(6)
10.10	Form of Warrant issued on January 3, 2013(6)
10.11	Third Amendment to Real Estate Purchase and Sale Agreement with WRI Capital Group II LLC (Atlanta, Georgia)(7)
10.12†	Employment Agreement between Reven Housing REIT, Inc. and Chad M. Carpenter dated March 4, 2013(8)
10.13†	Employment Agreement between Reven Housing REIT, Inc. and Thad Meyer dated April 17, 2014(9)
10.14	Stock Purchase Agreement by and among Reven Housing REIT, Inc. and the purchasers identified on the signature pages thereto, dated as of September 27, 2013 (the “Stock Purchase Agreement”)(10)
10.15	First Amendment to Stock Purchase Agreement, dated December 23, 2013(11)
10.16	Voting Agreement by and among Reven Housing REIT, Inc., Chad M. Carpenter and the purchasers identified on the signature pages thereto, dated as of September 27, 2013(10)
10.17	Convertible Promissory Note Conversion Agreement by and among Reven Housing REIT, Inc. and the Note holders identified on the signature pages thereto, dated as of September 27, 2013(10)
10.18	Single Family Homes Real Estate Purchase and Sale Agreement (Houston 170)(12)
10.19	First Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Houston 170)(13)
10.20	Second Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Houston 170)(11)
10.21	Single Family Homes Real Estate Purchase and Sale Agreement (Atlanta 173)(14)
10.22	First Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Atlanta 173)(15)

Exhibit Number	Exhibit
10.23	Form of Indemnification Agreement between Reven Housing REIT, Inc. and each of its officers and directors(16)
10.24	Single Family Homes Real Estate Purchase and Sale Agreement (Memphis 48)(17)
10.25	First Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Memphis 61)(18)
10.26	Second Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Memphis 61)(19)
10.27	Third Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Memphis 60)(20)
10.28	Fourth Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Memphis 60)(21)
10.29	Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 49)(22)
10.30	First Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 49)(23)
10.31	Second Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 49)(20)
10.32	Agreement of Limited Partnership of Reven Housing REIT OP, L.P. (filed as Exhibit 3.3)
10.33	Single Family Homes Purchase and Sale Agreement (Memphis 14)(24)
10.34	First Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Memphis 14)(21)
10.35	Promissory Note, dated as of June 12, 2014, by Reven Housing Texas, LLC for the benefit of Silvergate Bank, for the principal amount of $7,570,000(25)
10.36	Deeds of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of June 12, 2014, by Reven Housing Texas, LLC for the benefit of Silvergate Bank (recorded with Brazoria, Chambers, Fort Bend, Galveston and Harris Counties, Texas)(25)
10.37	Holdback Agreement, dated June 12, 2014, by and between Reven Housing Texas, LLC and Silvergate Bank(25)
10.38	Unsecured Environmental Indemnity Agreement, dated as of June 12, 2014, by Reven Housing Texas, LLC for the benefit of Silvergate Bank(25)
10.39	Subordination of Management Agreement, dated as of June 12, 2014, by and between Reven Housing Texas, LLC, Silvergate Bank and Red Door Housing, LLC, as property manager(25)
10.40	Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 50) dated September 9, 2014(26)
10.41	Single Family Homes Real Estate Purchase and Sale Agreement (Memphis 22) dated September 9, 2014(26)
10.42	Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 77) dated September 11, 2014(27)
10.43	Single Family Homes Real Estate Purchase and Sale Agreement (Houston 100) dated September 26, 2014(28)
10.44	Fifth Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Memphis 60)(29)
10.45	Second Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Memphis 14)(29)

Exhibit Number	Exhibit
10.46	First Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 50)(30)
10.47	Second Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 50) dated November 12, 2014(31)
10.48	Third Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 50) dated December 23, 2014(32)
10.49	First Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Houston 100) dated January 26, 2015(33)
10.50	Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 62) dated January 30, 2015(34)
10.51	Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 140) dated February 27, 2015(35)
10.52	Assignment and Assumption of Single Family Homes Real Estate Purchase and Sale Agreement dated March 13, 2015 by and between Reven Housing Florida, LLC and Reven Housing Florida 2, LLC(36)
10.53	First Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 140) dated March 17, 2015(37)
10.54†	Restricted Stock Agreement dated October 16, 2014 between Chad M. Carpenter and Reven Housing REIT, Inc.(38)
10.55†	Restricted Stock Agreement dated October 16, 2014 between Thad L. Meyer and Reven Housing REIT, Inc.(38)
10.56	Promissory Note, dated as of November 17, 2014, by Reven Housing Tennessee, LLC for the benefit of Silvergate Bank, for the principal amount of $3,952,140.00(38)
10.57	Deeds of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of November 17, 2014, by Reven Housing Tennessee, LLC for the benefit of Silvergate Bank (recorded with Brazoria, Chambers, Fort Bend, Galveston and Harris Counties, Texas)(38)
10.58	Unsecured Environmental Indemnity, dated November 17, 2014, by and between Reven Housing Tennessee, LLC and Silvergate Bank(38)
10.59	Subordination of Management Agreement, dated as of November 17, 2014, by and between Reven Housing Tennessee, LLC, Silvergate Bank and Marathon Management, LLC, as property manager(38)
10.60	Promissory Note, dated as of March 10, 2015, by Reven Housing Florida, LLC for the benefit of Silvergate Bank, for the principal amount of $3,526,985.00(38)
10.61	Deeds of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of March 10, 2015, by Reven Housing Florida, LLC for the benefit of Silvergate Bank(38)
10.62	Unsecured Environmental Indemnity, dated March 10, 2015, by and between Reven Housing Florida, LLC and Silvergate Bank(38)
10.63	Subordination of Management Agreement, dated as of March 10, 2015, by and between Reven Housing Florida, LLC, Silvergate Bank and Suncoast Property Management, LLC, as property manager(38)
10.64	Second Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 140) dated May 14, 2015(39)
10.65	Second Amendment to Single Family Homes Real Estate Purchase and Sale Agreement Houston 100) dated May 11, 2015(39)

Exhibit Number	Exhibit
10.66	Contribution Agreement dated June 1, 2015 among Reven Housing REIT, Inc., Reven Housing GP, LLC and Reven Housing REIT OP, L.P.(40)
10.67	Third Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Houston 100) dated August 12, 2015(41)
10.68	Third Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 140) dated August 13, 2015(42)
21.1**	List of Subsidiaries of Reven Housing REIT, Inc.
23.1*	Consent of PKF, Certified Public Accountants, A Professional Corporation
23.2***	Consent of Venable LLP (included in Exhibit 5.1)
23.3***	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1)
23.4*	Consent of The London Group Realty Advisors
23.5*	Consent of Squar Milner LLP (formerly Squar, Milner, Peterson, Miranda & Williamson, LLP)
24.1**	Power of Attorney (included on page II-5)
101.INS***	XBRL Instance Document
101.SCH***	XBRL Taxonomy Extension Schema Document
101.CAL***	XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB***	XBRL Taxonomy Extension Label Linkbase Document
101.PRE***	XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF***	XBRL Taxonomy Extension Definition Linkbase Document

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.
†	Indicates management compensatory plan, contract or arrangement.
(1)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on July 9, 2012.
(2)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on July 26, 2012.
(3)	Incorporated by reference from the Registrant’s Definitive Information Statement on Schedule 14C filed with the SEC on November 15, 2013.
(4)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on October 24, 2012.
(5)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on October 31, 2012.
(6)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on January 8, 2013.
(7)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on January 11, 2013.
(8)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on March 5, 2013.
(9)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on April 22, 2014.
(10)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on October 3, 2013.

(11)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on December 30, 2013.
(12)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on October 10, 2013.
(13)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on November 5, 2013.
(14)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on November 19, 2013.
(15)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on December 13, 2013.
(16)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on May 19, 2014.
(17)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on April 29, 2014.
(18)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on June 4, 2014.
(19)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on June 24, 2014.
(20)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on July 7, 2014.
(21)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on July 28, 2014.
(22)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on May 6, 2014.
(23)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on June 27, 2014.
(24)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on June 10, 2014.
(25)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on June 18, 2014.
(26)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on September 11, 2014.
(27)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on September 17, 2014.
(28)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on September 30, 2014.
(29)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on October 27, 2014.
(30)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on November 4, 2014.
(31)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on November 14, 2014.
(32)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on December 30, 2014.
(33)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on January 29, 2015.
(34)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on February 4, 2015.
(35)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on March 4, 2015.
(36)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on March 16, 2015.

(37)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on March 18, 2015.
(38)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed with the SEC on March 31, 2015.
(39)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on May 14, 2015.
(40)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on June 4, 2015.
(41)	Incorporated by reference from the Registrant’s Current Report on Form 8-K/A dated September 26, 2014 filed with the SEC on August 14, 2015.
(42)	Incorporated by reference from the Registrant’s Current Report on Form 8-K/A dated February 27, 2015 filed with the SEC on August 14, 2015.